As filed with the Securities and Exchange Commission on December 30, 2020
Registration No. 333-251529

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Opendoor Technologies Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	98-1515020 (I.R.S. Employer Identification Number)
1 Post Street, Floor 11
San Francisco, California 94104
(415) 896-6737
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Carrie Wheeler
Chief Financial Officer
Opendoor Technologies Inc.
1 Post Street, Floor 11
San Francisco, California 94104
(415) 896-6737
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Rachel W. Sheridan, Esq. Shagufa R. Hossain, Esq. Latham & Watkins LLP 885 Third Avenue New York, NY 10022 (212) 906-1200	Elizabeth Stevens Head of Legal Opendoor Technologies Inc. 1 Post Street, Floor 11 San Francisco, California 94104 (415) 896-6737
Approximate date of commencement of proposed sale of the securities to the public: From time to time after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per security	Proposed maximum aggregate offering price	Amount of registration fee
Common stock(2)(3)	381,533,178	$26.39(4)	$10,068,660,567.42 (4)	$1,098,490.87
Warrants(2)	6,133,333	$11.28(5)	$69,183,996.24(5)	$7,547.97
Common stock(2)(7)	19,933,333	$11.50(6)	$229,233,329.50(6)	$25,009.36
Total			$10,367,077,893.16	$1,131,048.20

(1)
Immediately prior to the consummation of the Merger described in the prospectus forming part of this registration statement (the “prospectus”), Social Capital Hedosophia Holdings Corp. II, a Cayman Islands exempted company (“SCH”), effected a deregistration under the Cayman Islands Companies Law (2020 Revision) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which SCH’s jurisdiction of incorporation was changed from the Cayman Islands to the State of Delaware (the “Domestication”), and was renamed “Opendoor Technologies Inc.” (“Opendoor Technologies”), as further described in the prospectus. All securities being registered were or will be issued by Opendoor Technologies.

(2)
Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)
The number of shares of common stock being registered represents the sum of (a) 249,243,110 shares of common stock issued in connection with the Merger described herein, (b) 60,005,000 shares of common stock issued to certain qualified institutional buyers and accredited investors in private placements consummated in connection with the Business Combination, (c) 22,675,669 shares of common stock reserved for issuance upon the exercise of options to purchase common stock and (d) 49,124,137 shares of common stock reserved for issuance upon the settlement of restricted stock units.

(4)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of SCH on the New York Stock Exchange (the “NYSE”) on December 16, 2020 (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(c) of the Securities Act.

(5)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the warrants of SCH on the NYSE on December 16, 2020 (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(c) of the Securities Act.

(6)
Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants.

(7)
Reflects the shares of common stock that may be issued upon exercise of outstanding warrants, with each warrant exercisable for one share of common stock, subject to adjustment, for an exercise price of $11.50 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED DECEMBER 30, 2020
PROSPECTUS FOR
381,533,178 SHARES OF COMMON STOCK
6,133,333 WARRANTS TO PURCHASE SHARES OF COMMON STOCK
AND
19,933,333 SHARES OF COMMON STOCK UNDERLYING WARRANTS
OF
OPENDOOR TECHNOLOGIES INC.
This prospectus relates to (i) the resale of 249,728,372 shares of common stock, par value $0.0001 per share (the “common stock”) issued in connection with the Merger (as defined below) by certain of the selling shareholders named in this prospectus (each a “Selling Shareholder” and, collectively, the “Selling Shareholders”), (ii) the resale of 60,005,000 shares of common stock issued in the PIPE Investment (as defined below) by certain of the Selling Shareholders, (iii) the issuance by us and resale of 22,675,669 shares of common stock reserved for issuance upon the exercise of options to purchase common stock and (iv) the issuance by us and resale of 49,124,137 shares of common stock reserved for issuance upon the settlement of restricted stock units. This prospectus also relates to the issuance by us of up to 19,933,333 shares of common stock upon the exercise of outstanding warrants.
On December 18, 2020, we consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of September 15, 2020 (the “Merger Agreement”), by and among Social Capital Hedosophia Holdings Corp. II, a Cayman Islands exempted company (“SCH”), Hestia Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of SCH (“Merger Sub”), and Opendoor Labs Inc., a Delaware corporation (“Opendoor”). As contemplated by the Merger Agreement, SCH was domesticated as a Delaware corporation and changed its name to “Opendoor Technologies Inc.” (the “Domestication”). Following the Domestication, Merger Sub merged with and into Opendoor, the separate corporate existence of Merger Sub ceased and Opendoor survived as a wholly owned subsidiary of Opendoor Technologies (the “Merger” and, together with the Domestication, the “Business Combination”).
We are registering the resale of shares of common stock and warrants as required by (i) an amended and restated registration rights agreement, dated as of December 18, 2020 (the “Registration Rights Agreement”), entered into by and among Opendoor Technologies, SCH Sponsor II LLC, certain former stockholders of Opendoor, Cipora Herman, David Spillane, ChaChaCha SPAC B, LLC, Hedosophia Group Limited and 010118 Management, L.P. and (ii) the subscription agreements entered into by and between SCH and certain qualified institutional buyers and accredited investors relating to the purchase of shares of common stock in private placements consummated in connection with the Business Combination.
We are also registering the (i) resale of other shares of common stock held by certain of our shareholders and (ii) the issuance and resale of shares of common stock reserved for issuance upon the exercise of options to purchase shares of common stock and the settlement of restricted stock units, in each case, held by certain of our current and former employees.
We will receive the proceeds from any exercise of the warrants for cash, but not from the resale of the shares of common stock or warrants by the Selling Shareholders.
We will bear all costs, expenses and fees in connection with the registration of the shares of common stock and warrants. The Selling Shareholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of common stock and warrants.
Trading of our common stock and warrants began on The Nasdaq Global Select Market (the “Nasdaq”) on December 21, 2020, under the new ticker symbol “OPEN” for the common stock and “OPENW” for the warrants. Prior to the Domestication and transfer to the Nasdaq, SCH’s Class A ordinary shares, par value $0.0001 per share (the “SCH Class A ordinary shares”) and warrants to purchase SCH Class A ordinary shares (the “SCH warrants”) traded under the ticker symbols “IPOB” and “IPOB.WS”, respectively, on the New York Stock Exchange (the “NYSE”). On December 29, 2020, the closing sale price of our common stock was $25.01 per share and the closing price of our warrants was $8.65 per warrant.
Investing in shares of our common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 6 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is      .

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

i

TRADEMARKS
This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

SELECTED DEFINITIONS
Unless otherwise stated in this prospectus or the context otherwise requires, references to:
•
“2020 Plan” are to the Opendoor Technologies Inc. 2020 Incentive Award Plan;

•
“Business Combination” are to the Domestication together with the Merger;

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“Bylaws” are to our bylaws dated as of December 18, 2020;

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“Certificate of Incorporation” are our certificate of incorporation dated December 18, 2020;

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“Closing” are to the closing of the Business Combination on December 18, 2020;

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“Company,” “we,” “us” and “our” are to SCH prior to its domestication as a corporation in the State of Delaware and to Opendoor Technologies after its domestication as a corporation incorporated in the State of Delaware, including after its change of name to Opendoor Technologies Inc.;

•
“common stock” are to shares of our common stock, par value $0.0001 per share;

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“Continental” are to Continental Stock Transfer & Trust Company;

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“DGCL” are to the General Corporation Law of the State of Delaware;

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“Domestication” are to the domestication of Social Capital Hedosophia Holdings Corp. II as a corporation incorporated in the State of Delaware;

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“ESPP” are to our 2020 Employee Stock Purchase Plan;

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“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•
“Exchange Ratio” are to the quotient obtained by dividing (i) 500,000,000 by (ii) the aggregate fully — diluted number of shares of Opendoor common stock issued and outstanding immediately prior to the Merger;

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“founder shares” are to the SCH Class B ordinary shares purchased by the Sponsor in a private placement prior to the initial public offering, and the SCH Class A ordinary shares that will be issued upon the conversion thereof;

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“GAAP” are to accounting principles generally accepted in the United States of America;

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“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

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“iBuyer” are to a company that uses technology to make cash offers on residential real estate;

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“IRS” are to the U.S. Internal Revenue Service;

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“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

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“Management Awards” are to equity awards under the 2020 Plan in the form of restricted stock units expected to be granted to certain of our employees within 90 days following the Closing;

•
“Merger” are to the merger of Merger Sub with and into Opendoor, with Opendoor surviving the merger as our wholly owned subsidiary;

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“MLS” are to multiple-listing services providers;

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“NAR” are to National Association of Realtors;

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“Nasdaq” are to the Nasdaq Global Select Market;

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“NPS” are to the Net Promoter Score;

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“Opendoor Awards” are to Opendoor Options, Opendoor Restricted Stock Awards and Opendoor RSUs;

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“Opendoor common stock” are to shares of Opendoor common stock, par value $0.00001 per share;

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“Opendoor Options” are to options to purchase shares of Opendoor common stock;

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“Opendoor PIPE Investor” are to a PIPE Investor that is a holder of shares of Opendoor capital stock or securities exercisable for or convertible into Opendoor capital stock as of the date of the Merger Agreement and not a Sponsor Related PIPE Investor;

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“Opendoor Restricted Stock Awards” are to restricted shares of Opendoor common stock;

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“Opendoor RSUs” are to restricted stock units based on shares of Opendoor common stock;

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“Opendoor Stockholders” are to the stockholders of Opendoor and holders of Opendoor Awards prior to the Business Combination;

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“Opendoor Technologies” are to SCH after the Domestication and its name change from Social Capital Hedosophia Corp. II;

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“Opendoor Technologies Options” are to options to purchase shares of our common stock;

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“Opendoor Technologies Restricted Stock” are to restricted shares of our common stock;

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“Opendoor Technologies RSUs” are to restricted stock units based on shares of our common stock;

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“ordinary shares” are to the SCH Class A ordinary shares and the SCH Class B ordinary shares, collectively;

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“OSN” are to OS National LLC;

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“Person” are to any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;

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“PIPE Investment” are to the purchase of shares of our common stock pursuant to the Subscription Agreements;

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“PIPE Investment Amount” are to the aggregate gross purchase price received by SCH prior to or substantially concurrently with Closing for the shares in the PIPE Investment;

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“PIPE Investors” are to those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements;

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“pro forma” are to giving pro forma effect to the Business Combination;

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“Organizational Documents” are to the Certificate of Incorporation and the Bylaws;

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“public shareholders” are to holders of public shares, whether acquired in SCH’s initial public offering or acquired in the secondary market;

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“public shares” are to the SCH Class A ordinary shares (including those that underlie the units) that were offered and sold by SCH in its initial public offering and registered pursuant to the IPO registration statement or the shares of our common stock issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;

•
“public warrants” are to the redeemable warrants (including those that underlie the units) that were offered and sold by SCH in its initial public offering and registered pursuant to the IPO registration statement or the redeemable warrants of Opendoor Technologies issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;

•
“real sellers” are to those that accept Opendoor’s offer or go on to list their home for sale on the MLS within 60 days of requesting an offer from Opendoor;

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“redemption” are to each redemption of public shares for cash pursuant to the Cayman Constitutional Documents and the Organizational Documents;

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“Registration Rights Agreement” are to the Registration Rights Agreement to be entered into at Closing, by and among Opendoor Technologies, the Sponsor, certain former stockholders of Opendoor, Cipora Herman, David Spillane, ChaChaCha SPAC B, LLC, Hedosophia Group Limited and 010118 Management, L.P.;

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“Sarbanes Oxley Act” are to the Sarbanes-Oxley Act of 2002;

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“SCH” are to Social Capital Hedosophia Holdings Corp. II prior to its domestication as a corporation in the State of Delaware;

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“SCH Class A ordinary shares” are to SCH’s Class A ordinary shares, par value $0.0001 per share;

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“SCH Class B ordinary shares” are to SCH’s Class B ordinary shares, par value $0.0001 per share;

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“SCH units” and “units” are to the units of SCH, each unit representing one SCH Class A ordinary share and one-third of one redeemable warrant to acquire one SCH Class A ordinary share, that were offered and sold by SCH in its initial public offering and registered pursuant to the IPO registration statement (less the number of units that have been separated into the underlying public shares and underlying warrants upon the request of the holder thereof);

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“SEC” are to the United States Securities and Exchange Commission;

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“Securities Act” are to the Securities Act of 1933, as amended;

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“Sponsor” are to SCH Sponsor II LLC, a Cayman Islands limited liability company;

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“Sponsor Related PIPE Investors” are to a PIPE Investor that is an affiliate of the Sponsor (together with their permitted transferees);

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“Sponsor Support Agreement” are to that certain Support Agreement, dated September 15, 2020, by and among the Sponsor, SCH, each officer and director of SCH and Opendoor, as amended and modified from time to time;

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“Subscription Agreements” are to the subscription agreements pursuant to which the PIPE Investment will be consummated;

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“Third-Party PIPE Investment” are to any PIPE Investment made by a Third-Party PIPE Investor;

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“Third-Party PIPE Investment Amount” are to the aggregate gross purchase price received by SCH prior to or substantially concurrently with Closing for the shares in the Third-Party PIPE Investment;

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“Third-Party PIPE Investor” are to any PIPE Investor who is not (i) a Sponsor Related PIPE Investor, (ii) the Sponsor, or (iii) an Opendoor PIPE Investor;

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“trust account” are to the trust account established at the consummation of SCH’s initial public offering at JP Morgan Chase Bank, N.A. and maintained by Continental, acting as trustee;

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“Trust Agreement” are to the Investment Management Trust Agreement, dated April 27, 2020, by and between SCH and Continental Stock Transfer & Trust Company, as trustee; and

•
“warrants” are to the public warrants.

Additionally, unless the context otherwise requires, references in this prospectus to the “Company,” “we,” “us” or “our” refer to the business of Opendoor, which became the business of Opendoor Technologies and its subsidiaries following the Closing.

v

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for our future operations. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
Forward-looking statements in this prospectus and in any document incorporated by reference in this prospectus may include, for example, statements about:
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our public securities’ potential liquidity and trading;

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our ability to raise financing in the future;

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our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

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the impact of the regulatory environment and complexities with compliance related to such environment;

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factors relating to our business, operations and financial performance, including:

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the impact of the COVID-19 pandemic;

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our ability to maintain an effective system of internal controls over financial reporting;

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our ability to grow market share in our existing markets or any new markets we may enter;

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our ability to respond to general economic conditions;

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the health of the U.S. residential real estate industry;

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risks associated with our real estate assets and increased competition in the U.S. residential real estate industry;

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our ability to manage our growth effectively;

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our ability to achieve and maintain profitability in the future;

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our ability to access sources of capital, including debt financing and securitization funding to finance our real estate inventories and other sources of capital to finance operations and growth;

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our ability to maintain and enhance our products and brand, and to attract customers;

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our ability to manage, develop and refine our technology platform, including our automated pricing and valuation technology;

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the success of our strategic relationships with third parties; and

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other factors detailed under the section entitled “ Risk Factors.”

These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

SUMMARY OF THE PROSPECTUS
This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See also the section entitled “Where You Can Find Additional Information.”
Unless context otherwise requires, references in this prospectus to the “Company,” “we,” “us” or “our” refer to the business of Opendoor, which became the business of Opendoor Technologies following the Closing.
Our Company
We are a leading digital platform for residential real estate. In 2014, we founded Opendoor to reinvent one of life’s most important transactions with a new, radically simple way to buy and sell a home with more convenience, control and cost savings than ever before. By leveraging software, data science, product design and operations, we have rebuilt the entire service model for real estate and have made buying and selling possible on a mobile device. We believe our digital, on demand experience will be the future of how people buy or sell a home.
Our goal is to redefine residential real estate, the largest undisrupted category in the United States. In 2019 alone, more than 5.3 million existing homes were sold, representing more than $1.6 trillion in transactions. Additionally, with 68% of Americans living in a home they own, housing is the single largest consumer expenditure in the United States, ahead of transportation, food, insurance, and healthcare. Yet, in a world with purchases increasingly migrating online, the real estate transaction has largely remained unchanged. Online penetration represents less than 1% of home transactions, based on iBuyer volumes in 2019.
We streamline the process of buying and selling a home into a seamless digital experience, eliminating uncertainty for sellers. Sellers can go to Opendoor.com, receive an offer, sign and close on the date of their choice. Buyers can simply download the Opendoor app, tour and visit homes in a few taps with self tours, shop for financing at competitive rates, and make an offer, all with just a mobile device. We have built a simple, on demand way to buy and sell a home.
Over the past five years, customers have shown their desire for our digital, on demand real estate solution. Since launch, we have bought and sold over 80,000 homes, making us one of the largest buyers and sellers of single family homes in the United States. We have achieved growth at scale, with revenue growth of over 100% in each of the last four fiscal years. In 2019, we sold almost 19,000 homes and generated $4.7 billion in revenue. In that year, more than 560,000 consumers requested an Opendoor offer on their home, averaging approximately one every minute, and our homes were visited over 1.6 million times, averaging over 4,500 visits per day.
More importantly, we have just scratched the surface and believe we are in the early stages of the digital transformation of real estate. Over the coming years, we plan on increasing our market share, launching dozens of cities, and expanding our products and services to become a digital, one-stop shop for buyers and sellers of residential real estate. Our goal is to build the largest, most trusted platform for residential real estate and empower millions of Americans with the freedom to move.
The Problem
The typical process of buying or selling a home is complex, uncertain, time consuming and primarily offline. A traditional home sale requires countless decisions, often brings unexpected costs, and takes approximately three months from start to finish. Ultimately, the consumer is left dissatisfied with a broken, stressful and disjointed experience. For the nearly 90% of sellers that list their home on the market using an agent, this is their typical experience:
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Find a listing agent.   Before the seller can list, they must find a qualified agent. 75% of sellers contact only one real estate agent before listing.

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Prepare the home for listing.   The seller often needs to get the home “sale ready” and this preparation requires time and money. Homeowners spend an average of $6,200 to prepare their home for sale just on paint, cleaning and staging and this spend can be significantly higher if upgrades are necessary to the kitchen, flooring or bathrooms.

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List the home.   A home needs to be listed for over 50 days on average before it goes into contract.

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Host open houses and home visits.   During the process, the seller will host dozens of strangers walking through their home, and deal with the hassle of cleaning up and clearing out, often on short notice and during inconvenient times.

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Receive an offer.   Once an offer is received, the seller has to negotiate the offer, negotiate the closing date, and deal with any contingencies the buyer may have.

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Negotiate repairs or fix issues identified by buyers.   After the offer is accepted, the buyer conducts an inspection, which often forces the seller to re-negotiate the offer or fix issues, increasing the homeowner’s costs and potentially delaying closing.

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Wait for closing.   Once the contract is signed, it still takes an average of 35 days to close. The seller is reliant on the home buyer and a disparate set of counterparties — such as their agent, mortgage broker and escrow officer — to coordinate and complete the closing process.

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Fall-through risk.   Finally, there is a 20% chance the contract falls through between signing and closing (based on average MLS contract fall through rates in our markets in 2019), forcing the home seller to start the entire process all over again.

Additionally, approximately two-thirds of our customers who are selling a home are also home buyers. These customers face an additional set of challenges to line up their home purchase with their sale:
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Contingencies.   Many Americans cannot purchase their next home until they sell their existing home. Few Americans can qualify for two mortgages and few have enough money for two down payments. These buyers often have to submit offers contingent on selling their current home, putting them at a disadvantage versus other buyers.

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The “double move”.   Alternatively, homeowners can sell their current home, move into a rental, and then buy a new home, forcing them to move twice and bear those costs.

Our Solution
Opendoor is an end-to-end real estate platform enabling consumers to buy and sell a home online. Today, our product and service offerings include:
•
A modern way to sell.   By selling to Opendoor, homeowners can avoid the stress of open houses, home repairs, overlapping mortgages and the uncertainty that can come with listing a home on the open market. Using our mobile app and website, sellers can receive a competitive cash offer online. Post offer, we conduct a virtual interior home assessment and a contact-free exterior assessment to verify the home data information. Sellers can then select their preferred closing date and close electronically (where permitted). We also recently launched “List with Opendoor” in select markets. This broadens our product suite for potential home sellers and gives them the choice between two superior sales options.

Customers have responded positively to this modern way of selling. As a result, we have achieved a real seller conversion rate of 34%. We define real sellers as homeowners who are intent on selling their home and either enter into a contract to sell their home to Opendoor or list their home on the MLS within 60 days after receiving an offer from us. At a 6% service charge, we have found that almost one in two real sellers choose to sell their home to Opendoor. Even with a higher service charge of 10%, approximately 20% of real sellers still choose to sell to Opendoor. More importantly, due to our focus on delighting the customer, we have a best-in-class Net Promoter Score of 70.
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A modern way to buy.   Opendoor has built an on-demand, seamless and digital home buying experience. Unlike the traditional process that is intermediated by agents, Opendoor home buyers can use our app or website to self-tour or virtually tour homes at their convenience, shop for financing, submit an offer and close on their timeline. In 2019, we also launched “Buy with Opendoor” in select markets, which is a seamless buying experience that taps into Opendoor’s capabilities such as cash offers, home operations, and digital, automated fulfillment for all homes listed on the market.
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A modern way to move.   For customers who are both selling and buying, we have built a trade-in product that enables customers to buy and sell in a coordinated transaction, eliminating resale contingencies, double moves and double mortgages.

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A digital one-stop shop.   A large number of services revolve around and are dependent on the home transaction. After we have earned our customers’ trust, we are able to introduce a range of services adjacent to the core real estate transaction in a highly convenient and integrated way, including title insurance and escrow services and Opendoor Home Loans, a tech-enabled mortgage platform for customers looking to buy or refinance a home.

Proprietary Data and Pricing Accuracy in Home Valuation
Since Opendoor’s founding, we have built world-class data science capabilities and systematized tooling to gather, aggregate and synthesize an expanding catalogue of proprietary, hyperlocal data in order to improve and automate pricing decisions. We have conducted over 150,000 home assessments during which we collect over 100 data points on each home and its surroundings. Utilizing this base of unique offline data, our algorithms use machine learning to drive pricing decisions through demand forecasting, outlier detection, risk pricing, and inventory management. Over time, we have significantly improved pricing accuracy and our number of fully automated home valuations.
Low Cost Transaction Platform
Each component of our real estate business and our customer experience has been custom built from the ground up, focused on creating a scalable and vertically-integrated transaction platform that will delight customers. We have also built world-class capabilities in pricing, home operations, fulfillment, capital markets and customer service. Instead of relying on the traditional, inefficient processes in place, we have intentionally developed our systems around technology, automation and centralization. This platform is the foundation of our lower cost structure which allows us to drive down our costs per unit as we scale and, ultimately deliver a lower cost service for customers.
We have established a network of hundreds of local service providers that use our proprietary technology to identify and complete home repairs and maintenance, which optimizes our system to reduce delays, eliminate waste and improve quality, while also capturing additional data. Lastly, due to our scale, we have also driven down the cost of materials employed in our home repair processes through volume discounts. In addition, we have designed our home inventory management processes and home access technology to ensure our homes are regularly cleaned, well-maintained and safe to enable our on-demand, self-tour experience.
Strategic Growth Priorities
Our growth strategy is to innovate and execute on the following key strategic priorities:
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Increase penetration in existing markets.   Approximately 1.1 million homes were sold in our existing markets in 2019. In 2019, our resales represented approximately 1.7% of all transactions in those markets, driving $4.7 billion in revenue. In the same year, we estimate that only 6% of sellers in our markets received an offer from Opendoor and either sold their home to us or subsequently listed their home on the MLS within 60 days. We are focused on driving penetration and growing market share in our existing markets as we increase awareness and more home sellers and buyers look to transact online.

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Expand to new markets. At 21 markets, we are just scratching the surface today. We believe we have a massive opportunity to expand our reach to the top 100 markets in the United States. Nearly 90% of existing homes in these markets fall into the price range of $100,000 to $750,000, which represents housing inventory that we are confident is in the addressable market for our products and services.

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Expand product and service offerings. In line with our focus on delivering a seamless experience, we are building a digital one-stop shop moving experience. In many of our markets, we already offer tech-enabled title insurance, escrow and mortgage services. We plan to add additional services over time to further simplify the transaction and delight customers, such as home insurance, home warranty, moving and storage, and home repair and maintenance.

Risk Factors
Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary, that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business. In particular, the following considerations, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of shares of our common stock or warrants and result in a loss of all or a portion of your investment:
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COVID-19 has adversely affected our business and may continue to adversely affect our business.

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Our business and operating results may be significantly impacted by general economic conditions, the health of the U.S. residential real estate industry and risks associated with our real estate assets.

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We have a history of losses, and we may not achieve or maintain profitability in the future.

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We operate in a competitive and fragmented industry, which could impair our ability to attract users of our products, which could harm our business, results of operations and financial condition.

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We have identified a material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain an effective system of internal control over financial reporting, which may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.

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Our business is dependent upon access to desirable inventory. Obstacles to acquiring attractive inventory, whether because of supply, competition, or other factors may have a material adverse effect on our business, sales and results of operations.

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We operate in a highly regulated industry and are subject to a wide range of federal, state and local laws, rules and regulations. Failure to comply with these laws, rules and regulations or to obtain and maintain required licenses, could adversely affect our business, financial condition and results of operations.

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Our growth depends in part on the success of our strategic relationships with third parties.

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We process, store and use personal information and other data, which subjects us to governmental regulation and other legal obligations related to privacy, and violation of these privacy obligations could result in a claim for damages, regulatory action, loss of business, or unfavorable publicity.

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We utilize a significant amount of indebtedness in the operation of our business, and so our cash flows and operating results could be adversely affected by required payments of debt or related interest and other risks of our debt financing.

Accounting Treatment
The Business Combination was accounted for as a reverse recapitalization, in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Under the guidance in ASC 805, Opendoor Technologies was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Opendoor issuing stock for the net assets of Opendoor Technologies, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Opendoor.
Corporate Information
We were incorporated under the name “Social Capital Hedosophia Holdings Corp. II” on October 18, 2019 as a Cayman Islands exempted company for purposes of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On December 18, 2020, we domesticated into a Delaware corporation and changed our name to “Opendoor Technologies Inc.” in connection with the Domestication.
Our principal executive office is located at 1 Post Street, Floor 11, San Francisco, CA 94104. Our telephone number is 415-896-6737. Our website address is www.opendoor.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.
In the course of conducting our business operations, we are exposed to a variety of risks. These risks are generally inherent to the U.S. residential real estate industry or otherwise generally impact iBuyers like us. Any of the risk factors we describe below have affected or could materially adversely affect our business, financial condition and results of operations. The market price of shares of our common stock could decline, possibly significantly or permanently, if one or more of these risks and uncertainties occurs. Certain statements in “Risk Factors” are forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”
Risks Related to Our Business and Industry
COVID-19 has adversely affected our business and may continue to adversely affect our business.
Our success depends on a high volume of residential real estate transactions throughout the markets in which we operate. This transaction volume affects all of the ways that we generate revenue, including our ability to acquire new homes and generate associated fees, our ability to sell homes that we own, the generation of commissions from our brokerage business, the number of loans our mortgage business originates and potentially resells, and the number of transactions our title and settlement business closes. The COVID-19 pandemic has significantly and adversely affected, and may continue to significantly and adversely affect, residential real estate transaction volume. For example, beginning in March 2020 through the second quarter of 2020 governmental authorities put in place limitations on in-person activities related to the sale of residential real estate. As a result, we decreased acquisitions of home inventory and decreased the volume of home inventory on our platform. We sold 7,832 homes in the first half of 2020, compared to 8,985 homes in the first half of 2019, representing a decrease of 13%, and decreased our inventory from $1,312 million as of December 31, 2019 to $264 million as of June 30, 2020. We cannot assure you of the long-term impact on the growth of our business of these responsive measures as a result of COVID-19.
We believe that COVID-19’s impact on our transaction volume depends in part on the impact of potential limitations imposed by governmental authorities on processes and procedures attendant to residential real estate transactions, such as in-home inspections and appraisals and in-person showings and county recordings, as well as COVID-19’s overall impacts on the U.S. economy. We believe that consumer spending on real estate transactions may be adversely affected by a number of macroeconomic factors related to COVID-19, including but not limited to:
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increased unemployment rates and stagnant or declining wages;

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decreased consumer confidence in the economy and recessionary conditions;

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volatility and declines in the stock market and lower yields on individuals’ investment portfolios; and

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more stringent mortgage financing conditions, including increased down payment requirements.

Our business and operating results may be significantly impacted by general economic conditions, the health of the U.S. residential real estate industry and risks associated with our real estate assets.
Our success depends, directly and indirectly, on general economic conditions, the health of the U.S. residential real estate industry, particularly the single family home resale market, and risks generally incident to the ownership of residential real estate, many of which are beyond our control. A number of factors could have a negative impact and harm our business, including the following:
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downturns in the U.S. residential real estate market — both seasonal and cyclical — which may be due to one or more factors, whether included in this list or not;

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the continuing and future impact of the COVID-19 pandemic on buying and selling trends in the residential real estate market;

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potential governmental or regulatory changes or requirements in response to the COVID-19 pandemic that may affect our business;

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changes in national, regional, or local economic, demographic or real estate market conditions;

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slow economic growth or recessionary or inflationary conditions;

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increased levels of unemployment or declining wages;

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declines in the value of residential real estate and/or the pace of home appreciation, or the lack thereof;

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illiquidity in residential real estate;

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overall conditions in the housing market, including macroeconomic shifts in demand, and increases in costs for homeowners such as property taxes, homeowners’ association fees and insurance costs;

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low levels of consumer confidence in the economy and/or the U.S. residential real estate industry;

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low home inventory levels or lack of affordably priced homes;

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increased mortgage interest rates or down payment requirements and/or restrictions on mortgage financing availability;

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changes in household debt levels;

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volatility and general declines in the stock market;

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federal, state, or local legislative or regulatory changes that would negatively impact owners or potential purchasers of single family homes or the residential real estate industry in general, such as the Tax Cuts and Jobs Act of 2017, which limited deductions of certain mortgage interest expenses and property taxes; or

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natural disasters, such as hurricanes, windstorms, tornadoes, earthquakes, wildfires, floods, hailstorms and other events that disrupt local, regional, or national real estate markets.

We have a history of losses, and we may not achieve or maintain profitability in the future.
We have incurred net losses on an annual basis since we were founded. We incurred net losses of $240 million and $339 million for the years ended December 31, 2018 and 2019, respectively, and a net loss of $199 million for the nine months ended September 30, 2020. We had an accumulated loss of $790 million and $989 million as of December 31, 2019 and September 30, 2020, respectively. We expect to continue to make future investments in developing and expanding our business, including technology, recruitment and training, marketing, and pursuing strategic opportunities. These investments may not result in increased revenue or growth in our business. Additionally, we may incur significant losses in the future for a number of reasons, including:
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our inability to grow market share in our existing markets or any new markets we may enter;

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our expansion into new markets, for which we typically incur more significant losses immediately following entry;

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increased competition in the U.S. residential real estate industry;

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changes in our fee structure or rates;

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our failure to realize anticipated efficiencies through our technology and business model;

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costs associated with enhancements of our products;

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failure to execute our growth strategies;

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declines in U.S. residential real estate transaction volumes;

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increased marketing costs;

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lack of access to housing market data that is used in our pricing models at reasonable cost;

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hiring additional personnel to support our overall growth;

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loss in value of real estate or potential impairments in the value of our assets due to changes in market conditions in the area in which real estate or assets are located;

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increases in costs associated with holding our real estate inventories, including financing costs;

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the availability of debt financing and securitization funding to finance our real estate inventories; and

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unforeseen expenses, difficulties, complications and delays, and other unknown factors.

Accordingly, we may not be able to achieve or maintain profitability and we may continue to incur significant losses in the future. Moreover, as we continue to invest in our business, we expect expenses to continue to increase in the near term. These investments may not result in increased revenue or growth in our business. If we fail to manage our losses or to grow our revenue sufficiently to keep pace with our investments and other expenses, our business will be harmed. In addition, as a public company, we will also incur significant legal, accounting and other expenses that we did not incur as a private company.
Because we incur substantial costs and expenses from our growth efforts before we receive any incremental revenues with respect thereto, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in an increase in revenues to offset these expenses, which would further increase our losses.
Our limited operating history makes it difficult to evaluate our current business and future prospects and the risk of your investment.
Our business model and technology is still nascent compared to the business models of the incumbents in the U.S. residential real estate industry. We launched our first market in 2014 and do not have a long history operating as a commercial company. Our operating results are not predictable and our historical results may not be indicative of our future results. Few peer companies exist and none have yet established long-term track records that might assist us in predicting whether our business model and strategy can be implemented and sustained over an extended period of time. It may be difficult for you to evaluate our potential future performance without the benefit of established long-term track records from companies implementing a similar business model. We may encounter unanticipated problems as we continue to refine our business model and may be forced to make significant changes to our anticipated sales and revenue models to compete with our competitors’ offerings, which may adversely affect our results of operations and profitability.
We operate in a competitive and fragmented industry, which could impair our ability to attract users of our products, which could harm our business, results of operations and financial condition.
We operate in a competitive and fragmented industry, and we expect competition to continue to increase. We believe that our ability to compete depends upon many factors both within and beyond our control, including the following:
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the financial competitiveness of our products for consumers;

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the volume of our customers;

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the timing and market acceptance of our products, including new products offered by us or our competitors;

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our selling and marketing efforts;

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our customer service and support efforts;

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our continued ability to develop and improve our technology to support our business model;

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customer adoption of our platform as an alternative to traditional methods of buying and selling residential real estate; and

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our brand strength relative to our competitors.

Our business model depends on our ability to continue to attract customers to our digital platform and the products we offer, and enhance their engagement with our products in a cost-effective manner. New entrants continue to join our market categories at a rapid pace. Our existing and potential competitors include companies that operate, or could develop, national and/or local real estate businesses offering services, including real estate brokerage services, mortgage, and title insurance and escrow services, to home buyers or sellers.
Many of our competitors have well-established national reputations and may market similar products and services. Several of these companies are larger than us and have significant competitive advantages, including better name recognition, higher financial ratings, greater resources, lower cost of funds and additional access to capital, and more types of offerings than we currently do. These companies may also have higher risk tolerances or different risk assessments than we do. In addition, these competitors could devote greater financial, technical and other resources than we have available to develop, grow or improve their businesses. If we are not able to continue to attract customers to our platform and products, our business, results of operations and financial condition will be harmed.
We have experienced rapid growth since inception which may not be indicative of our future growth and, if we continue to grow rapidly, we may not be able to manage our growth effectively.
We have experienced rapid growth and demand for our products since inception. We expect that, in the future, even if our revenue increases, our rate of growth may decline. In any event, we will not be able to grow as fast or at all if we do not, among other things:
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increase the number of customers using our platform;

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acquire sufficient inventory at an attractive cost and quality to meet the increasing demand for our homes;

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increase customer conversion;

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increase our market share within existing markets and expand into new markets;

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increase our brand awareness;

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retain adequate availability of financing sources;

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obtain necessary capital to meet our business objectives.

Furthermore, in order to preserve our market position, we may expand into new markets or launch new products or services in existing or new markets more quickly than we would if we did not operate in such a highly competitive industry. Expanding into new markets may prove to be challenging as some markets may have very different characteristics than the markets we currently operate in, some of which may be unanticipated or unknown to us. These differences may result in greater pricing inaccuracies, as well as higher capital requirements, hold times, repair costs and transaction costs that may result in those markets being less profitable for us than those that we currently operate in.
Prospective sellers and buyers of homes may choose not to transact online, which would prevent us from growing our business.
Our success depends, in part, on our ability to attract customers who have historically purchased homes through more traditional channels. The online market for homes is significantly less developed than the online market for other goods and services such as books, music, travel and other consumer products. If this market does not gain widespread acceptance, our business may suffer. Furthermore, we may have to incur significantly higher and more sustained advertising and promotional expenditures or offer more incentives than we currently anticipate in order to attract consumers to our platform and convert them into sellers or buyers. If the online market for residential real estate does not continue to develop and grow, our business will not grow and our business, financial condition and results of operations could be materially and adversely affected.

Our business is dependent upon our ability to accurately price and portfolio manage inventory and an ineffective pricing or portfolio management strategy may have a material adverse effect on our business, sales and results of operations.
We appraise and price the homes we buy and sell using data science and proprietary algorithms based on a number of factors, including our knowledge of the real estate markets in which we operate. This assessment includes estimates on time of possession, market conditions, renovation costs and holding costs, and anticipated resale proceeds. Conversion rates and customer satisfaction may be negatively impacted if valuations are too low and/or fees are too high. Additionally, following our acquisition of a home, we may need to decrease our anticipated resale price for that home if we discover defects or other conditions requiring remediation or impacting the value of the home that were unknown to us at the time of acquisition. We may be unable to acquire or sell inventory at attractive prices or to finance and manage inventory effectively, and accordingly our revenue, gross margins and results of operations would be affected, which could have a material adverse effect on our business, financial condition and results of operations.
Property values may decline during the time between when we make an offer to purchase a home and when the closing of the purchase actually occurs and may adversely affect our business.
The time between when we make an offer to purchase a property and when we close the purchase can vary from weeks to several months, depending on the needs of our customers. In the interim period, there can be adverse impacts on the value or liquidity profile of the home. We may not be able to or wish to renegotiate or cancel a contract because doing so would negatively impact customer satisfaction and our brand, and potentially subject us to loss of our earnest money deposit or litigation. In the event the value of such homes declines significantly, we could experience losses, which in the aggregate could be detrimental to our business and results of operations.
Our business is dependent upon our ability to expeditiously sell inventory. Failure to expeditiously sell our inventory could have an adverse effect on our business, sales and results of operations. Holding homes in inventory exposes us to risks, such as increased holding costs.
Our purchases of homes are based in large part on our estimates of projected demand. If actual sales are materially less than our forecasts, we would experience an over-supply of inventory. An over-supply of home inventory will generally cause downward pressure on our sales prices and margins and increase our average days to sale. Our inventory of homes purchased has typically represented a significant portion of total assets. Having such a large portion of our total assets in the form of non-income producing homes inventory for an extended period of time subjects us to significant holding costs, including financing expenses, maintenance and upkeep expenses, insurance expenses, property tax expenses, homeowners’ association fees, other expenses that accompany the ownership of residential real property and increased risk of depreciation of value. If we have excess inventory or our average days to sale increases, the results of our operations may be adversely effected because we may be unable to liquidate such inventory at prices that allow us to meet margin targets or to recover our costs.
We have identified a material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain an effective system of internal control over financial reporting, which may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.
We have identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness relates to our general information technology controls, including the design and implementation of access and change management controls. Additionally, key components of the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) framework have not been fully implemented, including control and monitoring activities relating to: (1) electing and developing general control activities over technology to support the achievement of objectives; and (2) electing, developing, and performing ongoing and/or separate evaluations to ascertain whether the components of internal control are present and functioning.

We are in the process of engaging a third party consultant, as well as in the process of designing and implementing measures to improve our internal control over financial reporting to remediate this material weakness. While we are designing and implementing measures to remediate the material weakness, we cannot predict the success of such measures or the outcome of our assessment of these measures at this time. We can give no assurance that these measures will remediate the deficiencies in internal control or that additional material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that may lead to a restatement of our financial statements or cause us to fail to meet our reporting obligations.
As a public company, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for future annual reports on Form 10-K to be filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. Our independent registered public accounting firm will also be required to attest to the effectiveness of our internal control over financial reporting in future annual reports report on Form 10-K to be filed with the SEC. We will be required to disclose changes made in our internal controls and procedures on a quarterly basis. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, the applicable stock exchange or other regulatory authorities, which would require additional financial and management resources. We have begun the process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404 in the future, but we may not be able to complete our evaluation, testing and any required remediation in a timely fashion.
We experience seasonality and our operating results are likely to fluctuate on a quarterly and annual basis, and, as a result, our historical performance may not be a meaningful indicator of future performance.
We expect our revenue and results of operations to vary significantly from period to period in the future, based in part on, among other things, consumers’ home buying patterns. The residential real estate market is seasonal, with greater demand from home buyers in the spring and summer, and typically weaker demand in late fall and winter, resulting in fluctuations in the quantity, speed and price of transactions on our platform. We expect our financial results and working capital requirements to reflect seasonal variations over time, although our growth and market expansion have obscured the impact of seasonality in our historical financials to date.
In addition, our operating results are tied to certain key business metrics that have fluctuated in the past and are likely to fluctuate in the future. As a result of such variability, our historical performance, including from recent quarters or years, may not be a meaningful indicator of future performance and period-to-period comparisons also may not be meaningful.
If we do not innovate or provide customers with an efficient and seamless transaction experience, our business could be harmed.
The industry for residential real estate transaction services, technology, information marketplaces and advertising is dynamic, and the expectations and behaviors of customers and professionals shift constantly and rapidly. Our success depends on our continued innovation to provide new, and improve upon existing, products that make real estate transactions faster, easier and less stressful for our customers. As a result, we must continually invest significant resources in research and development to improve the attractiveness and comprehensiveness of our products, enable smoother and more efficient real estate transactions, adapt to changes in technology and support new devices and operating systems. Changes or additions to our products may not attract or engage our customers, and may reduce confidence in our products, negatively impact the quality of our brands, upset other industry participants, expose us to increased market or legal risks, subject us to new laws and regulations or otherwise harm our business. Furthermore, if we are unable to successfully anticipate or keep pace with industry changes and provide products that our customers want to use, on the devices they prefer, then those customers may become dissatisfied and use competitors instead. If we are unable to continue offering high-quality, innovative products, we may be unable to attract additional customers and real estate partners or retain our current customers and real estate partners, which could harm our business, results of operations and financial condition.

Our business model and growth strategy depend on our marketing efforts and ability to attract buyers and sellers to our platform in a cost-effective manner.
Our long-term success depends in part on our ability to continue to attract more buyers and sellers to our platform in each of our markets. We believe that an important component of our growth will be the growth of potential customers to our website. Our marketing efforts may not succeed for a variety of reasons, including changes to search engine algorithms, ineffective campaigns across marketing channels, and limited experience in certain marketing channels like television. External factors beyond our control may also affect the success of our marketing initiatives, such as filtering of our targeted communications by email servers, buyers and sellers failing to respond to our marketing initiatives, and competition from third parties. Any of these factors could reduce the number of customers coming to our platform.
Our business model relies on our ability to scale rapidly and to decrease incremental customer acquisition costs as we grow. If we are unable to recover our marketing costs through increases in customer traffic and in the number of transactions by users of our platform, or if our broad marketing campaigns are not successful or are terminated, it could have a material adverse effect on our growth, results of operations and financial condition.
Our business depends on a strong brand, and if we are not able to maintain and enhance our brand, our ability to expand our customer base will be impaired.
We believe that the brand identity that we have developed has significantly contributed to the success of our business and maintaining and enhancing the “Opendoor” brand is critical to expanding our customer base and current and future partners. If we fail to promote and maintain the “Opendoor” brand, or if we incur excessive expenses in this effort, our business, operating results and financial condition could be adversely affected.
Our decision to expand existing product and service offerings into new markets or to launch new product or service offerings may consume significant financial and other resources and may not achieve the desired results.
We regularly evaluate expanding our products into new markets or launching new product offerings in existing or new markets. Any expansion or new offering requires significant expenses and the time of our key personnel, particularly at the outset of the process. We typically experience increased losses in new markets as we adjust to competitive environments with which we are unfamiliar and invest to build our brand presence within those markets. Our plans to expand and deepen our market share in our existing markets and possibly expand into additional markets is subject to a variety of risks and challenges. These risks and challenges include the varying economic and demographic conditions of each market, competition from local and regional residential brokerage firms, variations in transaction dynamics, and pricing pressures. We cannot assure you that we will be able to increase revenues and create business model efficiencies in new markets in the manner we have in our more mature existing markets.
Housing markets and housing stock in different areas can vary widely and certain markets may be more adaptable to our current business model than others. As we continue to expand, we may launch our product in markets that prove to be more challenging for our business model. As we expand from markets with a relatively new and homogeneous housing stock to markets with older and more diverse housing stock, we will have to adapt our business and operations to local conditions. The valuation technologies and systems that we currently use may not be as effective at accurately valuing homes in markets with older and more diverse housing stock. In addition, homes that we purchase in markets with relatively older housing stock may require more capital expenditures on improvements and repairs. We may also expand into markets with higher average home prices and fewer available homes within our target price range. If we are unable to adapt to these new markets and scale effectively, our business and results of operations may be adversely affected.
New markets and new product offerings may also subject us to new regulatory environments, which could increase our costs as we evaluate compliance with the new regulatory regime. Notwithstanding the expenses and time devoted to expanding an existing product offering into a new market or launching a new product offering, we may fail to achieve the financial and market share goals associated with the expansion.

If we cannot manage our expansion efforts efficiently, our market share gains could take longer than planned and our related costs could exceed our expectations. In addition, we could incur significant costs to seek to expand our market share, and still not succeed in attracting sufficient customers to offset such costs.
A significant portion of our costs and expenses are fixed, and we may not be able to adapt our cost structure to offset declines in our revenue.
A significant portion of our expenses are fixed and do not vary proportionately with fluctuations in revenues. We need to maintain and continue to increase our transaction volumes to benefit from operating efficiencies. When we operate at less than expected capacity, fixed costs are inflated and represent a larger percentage of overall cost basis and percentage of revenue. Certain services we use, subscriptions and fees have fixed costs and are necessary for operation of the business. The other portion of fixed costs are necessary in order to invest in future growth. Given the early stage of our business, we cannot assure you that we will be able to rationalize our fixed costs.
Our growth depends in part on the success of our strategic relationships with third parties.
In order to grow our business, we anticipate that we will continue to depend on relationships with third parties, such as settlement service providers, lenders, real estate agents, valuation companies, vendors we use to service and repair our homes, third party partners we rely on for referrals, such as homebuilders and online real estate websites or institutional buyers of our inventory, such as single family rental REITs. Identifying partners, and negotiating and documenting agreements with them, and establishing and maintaining good relationships requires significant time and resources.
In addition, we rely on our relationships with multiple-listing services providers (MLS) in all our markets both as key data sources for our pricing and for listing our inventory for resale. Many of our competitors and other real estate websites have similar access to MLSs and listing data and may be able to source real estate information faster or more efficiently than we can. If we lose existing relationships with MLSs and other listing providers, whether due to termination of agreements or otherwise, changes to our rights to use or timely access listing data, an inability to continue to add new listing providers or changes to the way real estate information is shared, our ability to price or list our inventory for resale could be impaired and our operating results may suffer.
If we are unsuccessful in establishing or maintaining successful relationships with third parties, our ability to compete in the marketplace or to grow our revenues could be impaired and our operating results may suffer. Even if we are successful, we cannot assure you that these relationships will result in increased customer usage of our product or increased revenues.
We rely on information supplied by prospective sellers in pricing homes and use technology to conduct physical inspections remotely.
We make offers based on our review of offer requests completed by the prospective seller. While we may seek to confirm or build on information provided in such an offer request through our own due diligence, we rely on the information supplied to us by prospective sellers to make offer decisions, and we cannot be certain that this information is accurate. If owner-supplied information is inaccurate, we may make poor or imperfect pricing decisions and our portfolio may contain more risk than we believe. We are also experimenting with conducting our pre-closing visual inspections of homes remotely through videos submitted to us by the sellers and this shift has been accelerated by health concerns associated with COVID-19, and this change may become permanent. It is possible that these video inspections may not be effective in identifying undisclosed issues, conditions or defects that an in-person inspection might otherwise reveal, which could result in us incurring unforeseen costs during the resale process.
Declining real estate valuations and impairment charges could result in recording impairment charges and may also adversely affect our financial condition and operating results.
There are risks inherent in owning properties and inventory risks are substantial for our business. Home prices can be volatile and the values of our inventory may fluctuate significantly and we may incur impairment charges due to changes in market conditions and/or economic sentiment. We periodically review the value of our properties to determine whether their value, based on market factors and generally accepted accounting principles, has permanently decreased such that it is necessary or appropriate to take an impairment loss in the relevant accounting period. Such a loss would cause an immediate reduction of net income in the applicable accounting period and would be reflected in a decrease in our balance sheet assets. Even if we do not determine that it is necessary or appropriate to record an impairment loss, a reduction in the intrinsic value of a property would become manifest over time through reduced income from the property and would therefore affect our earnings and financial condition.
Our business is concentrated in certain geographic markets. Exposure to local economies, regional downturns or severe weather or catastrophic occurrences or other disruptions or events may materially adversely affect our financial condition and results of operations.
Today, we are in 21 markets across the United States. For the nine months ended September 30, 2020, approximately 47% of our revenue was generated from our top four markets by revenue, which consisted of the metropolitan areas of Phoenix, Dallas, Atlanta and Raleigh. As a result of this concentration, local and regional conditions in these markets, including those arising from COVID-19’s impacts may differ significantly from prevailing conditions in the United States or other parts of the country. Any unforeseen events or circumstances that negatively affect these areas could materially adversely affect our revenues and profitability. These risks include, without limitation: possible declines in the value of real estate; risks related to general and local economic conditions; demographic and population shifts and migration; possible lack of availability of mortgage funds; overbuilding; extended vacancies of properties; increases in competition, property taxes and operating expenses; changes in zoning laws; increased labor costs; unemployment; costs resulting from the clean-up of, and liability to third parties for damages resulting from, environmental problems; casualty or condemnation losses; and uninsured damages from floods, hurricanes, earthquakes or other natural disasters.
In addition, our top markets are primarily larger metropolitan areas, where home prices and transaction volumes are generally higher than other markets in the United States. To the extent people migrate outside of these markets due to lower home prices or other factors, and this migration continues to take place over the long-term, then the relative percentage of residential housing transactions may shift away from our historical top markets where we have generated most of our revenue. If we are unable to effectively adapt to any shift, including failing to increase revenue from other markets, then our financial performance may be harmed.
Our business is dependent upon access to desirable inventory. Obstacles to acquiring attractive inventory, whether because of supply, competition, or other factors may have a material adverse effect on our business, sales and results of operations.
We primarily acquire homes directly from consumers and there can be no assurance of an adequate supply of such homes on terms that are attractive to us. There can be no assurance that the supply of desirable homes will be sufficient to meet our needs. A reduction in the availability of or access to inventory could have a material adverse effect on our business, sales and results of operations. Additionally, we evaluate thousands of potential homes daily using our proprietary pricing model. If we fail to adjust our pricing to stay in line with broader market trends, or fail to recognize those trends, it could adversely affect our ability to acquire inventory. We remain dependent on customers to sell us homes.
Our ongoing ability to acquire homes is critical to our business model. A lack of available homes that meet our purchase criteria may affect our ability to scale. Reductions in our acquisitions of homes may have adverse effects on our ability to reach our desired inventory levels, our desired portfolio diversification, and our results of operations. In response to the COVID-19 pandemic and the consequent health risks, we ceased purchasing additional homes in March 2020 to safeguard the health and safety of our customers and employees. We continued to sell down inventory at a healthy pace, leading to inventory of $264 million as of June 30, 2020 compared to inventory of $1,312 million as of December 31, 2019. As our revenues are dependent on inventory levels available for sale, we expect our near-term revenues to be impacted due to limited inventory. We resumed operations across all of our markets by the end of August 2020, but there are no assurances that we will be able to return to pre-COVID-19 inventory levels in the short term.

Increases in transaction costs to acquire properties, including costs of evaluating homes and making offers, title insurance and escrow service costs, changes in transfer taxes, and any other new or increased acquisition costs, would have an adverse impact on our home acquisitions and our business.
Reductions in the availability of mortgage financing provided by government agencies, changes in government financing programs, or an increase in mortgage interest rates could decrease our buyers’ ability or desire to obtain financing and adversely affect our business or financial results.
The secondary market for mortgage loans continues to primarily desire securities backed by Fannie Mae, Freddie Mac or Ginnie Mae, and we believe the liquidity these agencies provide to the mortgage industry is important to the housing market. Any significant change regarding the long-term structure and viability of Fannie Mae and Freddie Mac could result in adjustments to the size of their loan portfolios and to guidelines for their loan products. Additionally, a reduction in the availability of financing provided by these institutions could adversely affect interest rates, mortgage availability and sales of new homes and mortgage loans.
Mortgage interest rates are currently low as compared to most historical periods. However, they could increase in the future, particularly if the Federal Reserve Board raises its benchmark rate. When interest rates increase, the cost of owning a home increases, which will likely reduce the number of potential home buyers who can obtain mortgage financing and could result in a decline in the demand for our homes.
Increases in the rate of cancellations of home sale agreements could have an adverse effect on our business.
In some cases, a home buyer may cancel the agreement of sale and receive a complete or partial refund of the deposit for reasons such as state and local laws, the home buyer’s inability to obtain mortgage financing, their inability to sell their current home or our inability to complete the sale of the home within the specified time. If there is a downturn in the housing market, or if mortgage financing becomes less available than it currently is, more home buyers may cancel their agreements of sale with us, which would have an adverse effect on our business and results of operations.
We rely on third parties to renovate and repair homes before we resell the homes, and the cost or availability of third-party labor could adversely affect our holding period and investment return for homes.
We frequently need to renovate or repair homes prior to listing for resale. We rely on third-party contractors and sub-contractors to undertake these renovations and repairs. These third-party providers may not be able to complete the required renovations or repairs within our expected timeline or proposed budget. Furthermore, if the quality of a third-party provider’s work does not meet our expectations, then we may need to engage another third-party contractor or subcontractor, which may also adversely affect the timeline or budget for completing renovations or repairs.
A longer than expected period for completing renovations or repairs could negatively impact our ability to sell a home within our anticipated timeline. This prolonged timing exposes us to factors that adversely affect the home’s resale value and may result in selling the home for a lower price than anticipated or not being able to sell the home at all. Meanwhile, incurring more than budgeted costs would adversely affect our investment return on purchased homes. Additionally, any undetected issues with a third-party provider’s work may adversely affect our reputation as a home seller.
There are risks related to our ownership of vacant homes and the listing of those homes for resale that are not possible to fully eliminate.
The homes in our inventory generally are not occupied during the time we own them prior to resale. When a home is listed for resale, prospective buyers or their agents typically can access our homes through our proprietary technology without the need for an appointment or one of our representatives being present. In certain circumstances, we also allow sellers to continue to occupy a home after we have purchased the home for a short period of time. Having visitors or short-term occupants in our homes entails risks of damage to the homes, personal injury, unauthorized activities on the properties, theft, rental scams, squatters and trespasser and other situations that may have adverse impacts on us or the homes, including potential adverse reputational impacts. Additionally, all of these circumstances may involve significant costs to resolve that may not be fully covered by insurance, including legal costs associated with removing unauthorized visitors and occupants and additional holding and repair costs. If these increased costs are significant across our homes inventory, both in terms of costs per home and numbers of homes impacted, this could have an adverse impact on our results of operations that is material.
OS National LLC (“OSN”) could be subject to liability for errors in its issuance of title insurance policies on behalf of third parties.
In its position as a licensed title agent, OSN is responsible for ensuring that each title insurance policy it issues is underwritten in accordance with the guidelines prescribed by the title insurance underwriters it acts as agent for. OSN’s relationship with each title insurance underwriter is governed by an agency agreement defining how it issues title insurance policies on their behalf. The agency agreement also sets forth OSN’s liability to the underwriter for policy losses attributable to OSN’s errors. In the event that OSN’s processes, controls and procedures are not effective at preventing such errors and this results in significant claims under title insurance policies issued by OSN, this could result in material liabilities not covered by insurance, which could adversely affect our business and results of operations.
Our mortgage lending business could fail to achieve expected results and could cause harm to our financial results, operations, and reputation.
We operate our mortgage lending business through our wholly owned subsidiary Opendoor Home Loans LLC (“Opendoor Home Loans”). Opendoor Home Loans funds substantially all of its lending operations using warehouse and repurchase facilities, with the intention to sell all loans and corresponding servicing rights to third-party financial institutions after a holding period. Its borrowings are in turn generally repaid with the proceeds it receives from mortgage loan sales. To grow its mortgage business, Opendoor Home Loans depends, in part, on having sufficient borrowing capacity under its current facilities or obtaining additional borrowing capacity under new facilities. If Opendoor Home Loans is not able to maintain debt financing with sufficient capacity or flexibility and does not have sufficient cash on hand, it would not be able to fund new loans and its business would suffer. If Opendoor Home Loans is unable to form or retain relationships with third-party financial institutions to purchase its loans or to comply with any covenants in its agreements with these institutions, it may be unable to sell its loans on favorable terms or at all. If Opendoor Home Loans is unable to sell its loans or is required to repurchase the loans from third parties, it may be required to hold the loans for investment or sell them at a discount. All of the foregoing could cause harm to our financial results, operations, and reputation.
We may acquire other businesses which could require significant management attention, disrupt our business, dilute stockholder value and adversely affect our operating results.
As part of our business strategy, we may make investments in or acquire complementary companies, products or technologies. We may not realize benefits from any acquisition that we may make in the future. If we fail to integrate successfully such acquisitions, or the businesses and technologies associated with such acquisitions, into our company, the revenue and operating results of our company could be adversely affected. Any integration process will require significant time and resources, and we may not be able to manage the process successfully. We may not successfully evaluate or utilize the acquired business or technology and accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may have to pay cash, incur debt or issue equity securities to pay for any such acquisition, each of which could affect our financial condition or the value of our capital stock. The sale of equity or issuance to finance any such acquisitions could result in dilution to our stockholders. The incurrence of indebtedness in connection with an acquisition would result in increased fixed obligations and could also include covenants or other restrictions that may impede our ability to manage our operations.
The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.
Our success depends upon the continued service of our senior management team and successful transitions when management team members pursue other opportunities. In addition, our business depends on our ability to continue to attract, motivate and retain a large number of skilled employees across all of our product lines. Furthermore, much of our key technology and processes are custom-made for our business by our personnel. The loss of key personnel, including key members of management, as well as our engineering, product development, home operations, marketing, sales and support, finance and legal personnel could materially and adversely affect our ability to build on the efforts they have undertaken and to execute our business plan, and we may not be able to find adequate replacements. We undertook a workforce restructuring and realignment, resulting in a reduction in force of approximately 35% of our workforce in 2020, which may result in potential employees being concerned to work for us. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees in a cost-effective manner, our business could be harmed.
A health and safety incident relating to our operations could be costly in terms of potential liability and reputational damage.
Customers will visit homes on a regular basis through our mobile application or with a real estate agent. Due to the number of homes we own, the safety of our homes is critical to the success of our business. A failure to keep our homes safe that results in a major or significant health and safety incident could expose us to liability that could be costly. Such an incident could generate significant negative publicity and have a corresponding impact on our reputation, our relationships with relevant regulatory agencies or governmental authorities, and our ability to attract customers and employees, which in turn could have a material adverse effect on our financial results and liquidity.
Catastrophic events may disrupt our business.
Natural disasters or other catastrophic events may cause damage or disruption to our operations, real estate commerce, and the global economy, and thus could harm our business. In particular, the COVID-19 pandemic, including the reactions of governments, markets, and the general public to the COVID-19 pandemic, may result in a number of adverse consequences for our business and results of operations, the details of which would be difficult to predict. We have our headquarters and a large employee presence in San Francisco, California, a region that contains active earthquake zones. In addition, properties located in the markets in which we operate in Florida, portions of North Carolina or Texas are more susceptible to certain hazards (such as floods, hurricanes or hail) than properties in other parts of the country.
In the event of a major earthquake, hurricane, windstorm, tornado, flood or catastrophic event such as pandemic, fire, flood, power loss, telecommunications failure, cyber-attack, war, or terrorist attack, we may be unable to continue our operations and may endure reputational harm, delays in developing our platform and solutions, breaches of data security and loss of critical data, all of which could harm our business, results of operations and financial condition. Furthermore, these sorts of catastrophic events may cause disruption on both resale and acquisition side as we may not be able to transact on real estate. For example, homes that we own may be damaged and disruptions to infrastructure may mean our contractors are unable to perform the necessary home repairs in a timely manner. Closures of local recording offices or other governmental offices in charge of real property records, including tax or lien-related records, would adversely affect our ability to conduct operations in the affected geographies. Any of these delays will likely result in extended hold times, increased costs, value impairment. Also, the insurance we maintain would likely not be adequate to cover our losses resulting from disasters or other business interruptions.
As we grow our business, the need for business continuity planning and disaster recovery plans will grow in significance. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster, and successfully execute on those plans in the event of a disaster or emergency, our business and reputation would be harmed.
Environmentally hazardous conditions may adversely affect us.
Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Even if more than one person may have been responsible for the contamination, each person covered by applicable environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages based on personal injury, natural resources or property damage or other costs, including investigation and clean-up costs, resulting from the environmental contamination. The presence of hazardous or toxic substances on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination or otherwise adversely affect our ability to sell the property. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated. A property owner who violates environmental laws may be subject to sanctions which may be enforced by governmental agencies or, in certain circumstances, private parties. In connection with the acquisition and ownership of our properties, we may be exposed to such costs. The cost of defending against environmental claims, of compliance with environmental regulatory requirements or of remediating any contaminated property could materially and adversely affect us.
Compliance with new or more stringent environmental laws or regulations or stricter interpretation of existing laws may require material expenditures by us. We may be subject to environmental laws or regulations relating to our properties, such as those concerning lead-based paint, mold, asbestos, radon, pesticides, proximity to power lines or other issues. We cannot assure you that future laws, ordinances or regulations will not impose any material environmental liability or that the current environmental condition of our properties will not be affected by existing conditions of the land, operations in the vicinity of the properties or the activities of unrelated third parties. In addition, we may be required to comply with various local, state and federal fire, health, life-safety and similar regulations. Failure to comply with applicable laws and regulations could result in fines and/or damages, suspension of personnel, civil liability or other sanctions.
Some of our potential losses may not be covered by insurance. We may not be able to obtain or maintain adequate insurance coverage.
We maintain insurance to cover costs and losses from certain risk exposures in the ordinary course of our operations, but our insurance may not cover 100% of the costs and losses from all events. We are responsible for certain retentions and deductibles that vary by policy, and we may suffer losses that exceed our insurance coverage limits by a material amount. We may also incur costs or suffer losses arising from events against which we have no insurance coverage. In addition, large-scale market trends or the occurrence of adverse events in our business may raise our cost of procuring insurance or limit the amount or type of insurance we are able to secure. We may not be able to maintain our current coverage, or obtain new coverage in the future; on commercially reasonable terms or at all. Incurring uninsured or underinsured costs or losses could harm our business.
Risks Related to Our Intellectual Property and Technology
Any significant disruption in service in our computer systems and third-party networks and mobile infrastructure that we depend on could result in a loss of customers and we may be unable to maintain and scale the technology underlying our offerings.
Customers and potential customers access our products primarily through our website and mobile applications. Our ability to attract, retain and serve customers depends on the reliable performance and availability of our website, mobile application, and technology infrastructure. Furthermore, we depend on the reliable performance of third-party networks and mobile infrastructure to provide our technology offerings to our customers and potential customers. The proper operation of these networks and infrastructure is beyond our control, and service interruptions or website unavailability could impact our ability to service our customers in a timely manner, and may have an adverse effect on existing and potential customer relationships.
Our information systems and technology may not be able to continue to accommodate our growth and may be subject to security risks. The cost of maintaining such systems may increase. Such a failure to accommodate growth, or an increase in costs related to such information systems, could have a material adverse effect on our business and results of operations and could result in a loss of customers.
We process, store and use personal information and other data, which subjects us to governmental regulation and other legal obligations related to privacy, and violation of these privacy obligations could result in a claim for damages, regulatory action, loss of business, or unfavorable publicity.
We receive, store and process personal information and other customer information, or personal information. There are numerous federal and state laws, as well as regulations and industry guidelines,

regarding privacy and the storing, use, processing, and disclosure and protection of personal information, the scope of which are changing, subject to differing interpretations, and may be inconsistent among countries or conflict with other rules. Additionally, laws, regulations, and standards covering marketing and advertising activities conducted by telephone, email, mobile devices, and the internet, may be applicable to our business, such as the Telephone Consumer Protection Act, or the TCPA, (as implemented by the Telemarketing Sales Rule), the CAN-SPAM Act, and similar state consumer protection laws. We generally seek to comply with industry standards and are subject to the terms of our own privacy policies and privacy-related obligations to third parties. We strive to comply with all applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data protection to the extent possible. However, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or regulations, making enforcement, and thus compliance requirements, ambiguous, uncertain, and potentially inconsistent. Any failure or perceived failure by us to comply with our privacy policies, privacy-related obligations to customers or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized access to or unintended release of personally identifiable information or other customer data, may result in governmental enforcement actions, litigation, or public statements against us by consumer advocacy groups or others. Any of these events could cause us to incur significant costs in investigating and defending such claims and, if found liable, pay significant damages. Further, these proceedings and any subsequent adverse outcomes may cause our customers to lose trust in us, which could have an adverse effect on our reputation and business.
Any significant change to applicable laws, regulations or industry practices regarding the use or disclosure of personal information, or regarding the manner in which the express or implied consent of customers for the use and disclosure of personal information is obtained, could require us to modify our products and features, possibly in a material manner and subject to increased compliance costs, which may limit our ability to develop new products and features that make use of the personal information that our customers voluntarily share. For example, the California Consumer Privacy Act (the “CCPA”), which took effect on January 1, 2020, imposes obligations and restrictions on companies regarding their collection, use, and sharing of personal information and provides new and enhanced data privacy rights to California residents. The CCPA imposes a severe statutory damages framework. Several other states are actively considering privacy laws, which may impose substantial penalties for violations, impose significant costs for investigations and compliance, allow private class-action litigation and carry significant potential liability for our business.
Any of the foregoing could materially adversely affect our brand, reputation, business, results of operations, and financial condition.
Failure to protect our trade secrets, know-how, proprietary applications, business processes and other proprietary information, could adversely affect the value of our technology and products.
Our success and ability to compete depends in part on our intellectual property and our other proprietary business information. We seek to control access to our proprietary information by entering into a combination of confidentiality and proprietary rights agreements, invention assignment agreements and nondisclosure agreements with our employees, consultants and third parties with whom we have relationships. We have filed trademark and patent applications to protect certain aspects of our intellectual property. However, we cannot guarantee that patents will issue on our pending patent applications or that we will be successful in registering our trademarks. We may be unable to secure intellectual property protection for all of our technology and methodologies, or the steps we take to enforce our intellectual property rights may be inadequate. Furthermore, third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, and we may not be able to prevent infringement or misappropriation of our proprietary rights without incurring substantial expense. If our intellectual property rights are used or misappropriated by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our products and methods of operations. Any of these events would have a material adverse effect on our business, financial condition and results of operations.

In the future we may be party to intellectual property rights claims and other litigation which are expensive to support, and if resolved adversely, could have a significant impact on us.
Our success depends in part on us not infringing upon the intellectual property of others. Our competitors and other third parties may own or claim to own intellectual property relating to the real estate industry. In the future, third parties may claim that we are infringing on their intellectual property rights, and we may be found to be infringing such rights. Any claims or litigation could cause us to incur significant expenses. If such claims are successfully asserted against us, it would require additional damages or ongoing licensing payments, prevent us from offering our services or require us to comply with unfavorable terms. Even if we were to prevail, the time and resources necessary to resolve such disputes could costly, time-consuming, and divert the attention of management and key personnel from our business operations. We have been previously subject to trademark infringement claims. These claims allege, among other things, that aspects of our trademarks infringe upon the plaintiffs’ trademarks. If we are not successful in defending ourselves against these claims, we may be required to pay damages and may be subject to injunctions, each of which could harm our business, results of operations, financial condition and reputation.
Our services utilize third-party open source software components, which may pose particular risks to our proprietary software, technologies, products and services in a manner that could negatively affect our business.
We use open source software in our services and will continue to use open source software in the future. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. To the extent that our services depend upon the successful operation of open source software, any undetected errors or defects in this open source software could prevent the deployment or impair the functionality of our platform, delay new solutions introductions, result in a failure of our platform, and injure our reputation.
Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use, or grant other licenses to our intellectual property. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release or license the source code of our proprietary software to the public. From time to time, we may be subject to claims claiming ownership of, or demanding release of, the source code, the open source software and/or derivative works that were developed using such software, requiring us to provide attributions of any open source software incorporated into our distributed software, or otherwise seeking to enforce the terms of the applicable open source license. These claims could also result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to re-engineer our software or change our products or services, any of which would have a negative effect on our business and results of operations.
We rely on licenses to use the intellectual property rights of third parties which are incorporated into our products and services. Failure to renew or expand existing licenses may require us to modify, limit or discontinue certain offerings, which could materially affect our business, financial condition and results of operations.
We rely on products, technologies and intellectual property that we license from third parties for use in our services. We cannot assure that these third-party licenses, or support for such licensed products and technologies, will continue to be available to us on commercially reasonable terms, if at all. In the event that we cannot renew and/or expand existing licenses, we may be required to discontinue or limit our use of the products that include or incorporate the licensed intellectual property.
We cannot be certain that our licensors are not infringing the intellectual property rights of others or that our suppliers and licensors have sufficient rights to the technology in all jurisdictions in which we may operate. Some of our license agreements may be terminated by our licensors for convenience. If we are unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against our suppliers and licensors or against us, or if we are unable to continue to obtain the technology or enter into new agreements on commercially reasonable terms, our ability to develop our services containing that technology could be severely limited and our business could be harmed. Additionally, if we are unable to obtain necessary technology from third parties, we may be forced to acquire or develop alternate technology, which may require significant time and effort and may be of lower quality or performance standards. This would limit and delay our ability to provide new or competitive offerings and increase our costs. If alternate technology cannot be obtained or developed, we may not be able to offer certain functionality as part of our offerings, which could adversely affect our business, financial condition and results of operations.
Our software is highly complex and may contain undetected errors.
The software and code underlying our platform is highly interconnected and complex and may contain undetected errors, malicious code or vulnerabilities, some of which may only be discovered after the code has been released. We release or update software code regularly and this practice may result in the more frequent introduction of errors or vulnerabilities into the software underlying our platform, which can impact the customer experience on our platform. Additionally, due to the interconnected nature of the software underlying our platform, updates to certain parts of our code, including changes to our mobile app or website or third party application programming interfaces on which our mobile app or website rely, could have an unintended impact on other sections of our code, which may result in errors or vulnerabilities to our platform. Any errors or vulnerabilities discovered in our code after release could result in damage to our reputation, loss of our customers, loss of revenue or liability for damages, any of which could adversely affect our growth prospects and our business.
Furthermore, our development and testing processes may not detect errors and vulnerabilities in our technology offerings prior to their implementation. Any inefficiencies, errors, technical problems or vulnerabilities arising in our technology offerings after their release could reduce the quality of our products or interfere with our customers’ access to and use of our technology and offerings.
Cybersecurity incidents could disrupt our business or result in the loss of critical and confidential information.
The evolution of technology systems introduces ever more complex security risks that are difficult to predict and defend against. An increasing number of companies, including those with significant online operations, have recently disclosed breaches of their security, some of which involved sophisticated tactics and techniques allegedly attributable to criminal enterprises or nation-state actors. Successful breaches, employee malfeasance, or human or technological error could result in, for example, unauthorized access to, disclosure, modification, misuse, loss, or destruction of company, customer, or other third party data or systems; theft of sensitive, regulated, or confidential data including personal information and intellectual property; the loss of access to critical data or systems through ransomware, destructive attacks or other means; and business delays, service or system disruptions or denials of service. We experience cyber incidents and other security incidents of varying degrees from time to time, though none which individually or in the aggregate has led to costs or consequences which have materially impacted our operations or business. In response, we have implemented controls and taken other preventative actions to further strengthen our systems against future incidents. However, we cannot assure you that such measures will provide absolute security, that we will be able to react in a timely manner, or that our remediation efforts following a cybersecurity incident will be successful.
In addition, we do not know whether our current practices will be deemed sufficient under applicable laws or whether new regulatory requirements might make our current practices insufficient. If there is a breach of our computer systems and we know or suspect that certain personal information has been accessed, or used inappropriately, we may need to inform the affected individual and may be subject to significant fines and penalties. Further, under certain regulatory schemes, we may be liable for statutory damages on a per breached record basis, irrespective of any actual damages or harm to the individual. In the event of a breach we could face government scrutiny or consumer class actions alleging statutory damages amounting to hundreds of millions, and possibly billions of dollars.
The risk of cybersecurity incidents directed at us or our third-party vendors includes uncoordinated individual attempts to gain unauthorized access to information technology systems, as well as to sophisticated and targeted measures known as advanced persistent threats. In addition, we face the risk of confidential data inadvertently leaking through human or technological errors. Cybersecurity incidents are also constantly evolving, increasing the difficulty of detecting and successfully defending against them. In the ordinary course of our business, we and our third-party vendors collect and store personal information, as well as our proprietary business information and intellectual property and that of our customers and employees.

Additionally, we rely on third-parties and their security procedures for the secure storage, processing, maintenance, and transmission of information that is critical to our operations. Despite measures designed to prevent, detect, address, and mitigate cybersecurity incidents, such incidents may occur to us or our third-party providers and, depending on their nature and scope, could potentially result in the misappropriation, destruction, corruption or unavailability of critical data and confidential or proprietary information (our own or that of third parties, including personal information of our customers and employees) and the disruption of business operations. Any such compromises to our security, or that of our third-party vendors, could cause customers to lose trust and confidence in us and stop using our website and mobile applications. In addition, we may incur significant costs for remediation that may include liability for stolen assets or information, repair of system damage, and compensation to customers, employees, and business partners. We may also be subject to government enforcement proceedings and legal claims by private parties.
Any actual or alleged security breaches or alleged violations of federal or state laws or regulations relating to privacy and data security could result in mandated user notifications, litigation, government investigations, significant fines, and expenditures; divert management’s attention from operations; deter people from using our platform; damage our brand and reputation; and materially adversely affect our business, results of operations, and financial condition. Defending against claims or litigation based on any security breach or incident, regardless of their merit, will be costly and may cause reputation harm. The successful assertion of one or more large claims against us that exceed available insurance coverage, denial of coverage as to any specific claim, or any change or cessation in our insurance policies and coverages, including premium increases or the imposition of large deductible requirements, could have a material adverse effect on our business, results of operations, and financial condition.
Our fraud detection processes and information security systems may not successfully detect all fraudulent activity by third parties aimed at our employees or customers, which could adversely affect our reputation and business results.
Third-party actors have attempted in the past, and may attempt in the future, to conduct fraudulent activity by engaging with our customers, particularly in our title insurance and escrow business. We make a large number of wire transfers in connection with loan and real estate closings and process sensitive personal data in connection with these transactions. Though we have sophisticated fraud detection processes and have taken other measures to identify fraudulent activity on our mobile applications, websites and internal systems, we may not be able to detect and prevent all such activity. Similarly, the third parties we use to effectuate these transactions may fail to maintain adequate controls or systems to detect and prevent fraudulent activity. Persistent or pervasive fraudulent activity may cause customers and real estate partners to lose trust in us and decrease or terminate their usage of our products, or could result in financial loss, thereby harming our business and results of operations.
Risks Related to Regulatory Compliance and Legal Matters
We operate in a highly regulated industry and are subject to a wide range of federal, state and local laws, rules and regulations. Failure to comply with these laws, rules and regulations or to obtain and maintain required licenses, could adversely affect our business, financial condition and results of operations.
We operate in highly regulated businesses through a number of different channels across the United States. As a result, we are currently subject to a variety of, and may in the future become subject to additional, federal, state and local statutes and regulations in various jurisdictions (as well as judicial and administrative decisions and state common law), which are subject to change at any time, including laws regarding the real estate and mortgage industries, settlement services, insurance, mobile and internet based businesses and other businesses that rely on advertising, as well as data privacy and consumer protection laws, and employment laws. These laws are complex and sometimes ambiguous, and can be costly to comply with, require significant management time and effort, require a substantial investment in technology, and subject us to claims, government enforcement actions, civil and criminal liability or other remedies, including suspension of business operations.
We also originate mortgage loans, buy and sell homes, provide real estate brokerage services, title insurance and settlement services, and provide other product offerings, which results in us receiving or facilitating transmission of personally identifiable information. This information is increasingly subject to legislation and regulation in the United States. These laws and regulations are generally intended to protect the privacy and security of personal information, including borrower Social Security Numbers and credit card information that is collected, processed and transmitted. These laws also can restrict our use of this personal information for other commercial purposes. We could be adversely affected if government regulations require us to significantly change our business practices with respect to this type of information, if penetration of network security or misuse of personal information occurs, or if the third parties that we engage with to provide processing and screening services violate applicable laws and regulations, misuse information, or experience network security breaches.
In order to provide the broad range of products and services that we offer customers, certain of our subsidiaries maintain real estate brokerage services, title insurance and escrow, property and casualty insurance, and mortgage licenses in certain states in which we operate. These entities are subject to stringent state and federal laws and regulations and to the scrutiny of state and federal government agencies as licensed businesses.
Mortgage products are regulated at the state level by licensing authorities and administrative agencies, with additional oversight from the Consumer Financial Protection Bureau and other federal agencies. These laws generally regulate the manner in which lending and lending-related activities are marketed or made available to consumers, including, but not limited to, advertising, finding and qualifying applicants, the provision of consumer disclosures, payments for services, and record keeping requirements; these laws include, at the federal level, the Real Estate Settlement Procedures Act, the Fair Credit Reporting Act (as amended by the Fair and Accurate Credit Transactions Act), the Truth in Lending Act (including the Home Ownership and Equity Protection Act of 1994), the Equal Credit Opportunity Act, the Fair Housing Act, the Gramm-Leach-Bliley Act, the Electronic Fund Transfer Act, the Servicemembers Civil Relief Act, the Military Lending Act, the Homeowners Protection Act, the Home Mortgage Disclosure Act, the Secure and Fair Enforcement for Mortgage Licensing Act of 2008, the Federal Trade Commission Act, the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010, the Bank Secrecy Act (including the Office of Foreign Assets Control and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act), the Telephone Consumer Protection Act, the Mortgage Acts and Practices Advertising Rule (Regulation N), the Coronavirus Aid, Relief, and Economic Security Act, all implementing regulations, and various other federal laws. The Consumer Financial Protection Bureau also has broad authority to enforce prohibitions on practices that it deems to be unfair, deceptive or abusive. Additionally, state and local laws may restrict the amount and nature of interest and fees that may be charged by a lender or mortgage broker, impose more stringent privacy requirements and protections for servicemembers, and/or otherwise regulate the manner in which lenders or mortgage brokers operate or advertise.
As a buyer and seller of residential real estate through our business, we hold real estate brokerage licenses in multiple states and may apply for additional real estate brokerage licenses as our business grows. To maintain these licenses, we must comply with the requirements governing the licensing and conduct of real estate brokerage services and brokerage-related businesses in the markets where we operate. We may be subject to additional local, state and federal laws and regulations governing residential real estate transactions, including those administered by the U.S. Department of Housing and Urban Development, and the states and municipalities in which we transact. Further, due to the geographic scope of our operations and the nature of the products and services we provide, certain of our other subsidiaries maintain real estate brokerage, property and casualty, and title insurance and escrow licenses in certain states in which we operate. Each of these licenses subjects our subsidiaries to different federal, state, and local laws and the scrutiny of different licensing authorities, including state insurance departments. Each subsidiary must comply with different licensing statutes and regulations, as well as varied laws that govern the offering of compliant products and services.
For certain licenses, we are required to designate individual licensed brokers of record, qualified individuals and control persons. Certain licensed entities also are subject to routine examination and monitoring by the federal Consumer Financial Protection Bureau (for mortgage) and/or state licensing authorities. We cannot assure you that we, or our licensed personnel, are and will remain at all times, in full compliance with state and federal real estate, title insurance and escrow, property and casualty insurance, and mortgage licensing and consumer protection laws and regulations, and we may be subject to litigation, government investigations and enforcement actions, fines or other penalties in the event of any non-compliance. As a result of findings from examinations, we also may be required to take a number of corrective actions, including modifying business practices and making refunds of fees or money earned. In addition, adverse findings in one state may be relied on by another state to conduct investigations and impose remedies. If we apply for new licenses, we will become subject to additional licensing requirements, which we may not be in compliance with at all times. If in the future a state agency were to determine that we are required to obtain additional licenses in that state in order to operate our business, or if we lose or do not renew an existing license or are otherwise found to be in violation of a law or regulation, we may be subject to fines or legal penalties, lawsuits, enforcement actions, void contracts, or our business operations in that state may be suspended or prohibited. Our business reputation with consumers and third parties also could be damaged. Compliance with, and monitoring of, these laws and regulations is complicated and costly and may inhibit our ability to innovate or grow.
If we are unable to comply with these laws or regulations in a cost-effective manner, it may require us to modify certain products and services, which could require a substantial investment and result in a loss of revenue, or cease providing the impacted product or service altogether. Furthermore, laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our products and business.
We are from time to time involved in, or may in the future be subject to, claims, suits, government investigations, and other proceedings that may result in adverse outcomes.
We are from time to time involved in, or may in the future be subject to, claims, suits, government investigations, and proceedings arising from our business, including actions with respect to intellectual property, privacy, consumer protection, information security, mortgage lending, real estate, environmental, data protection or law enforcement matters, tax matters, labor and employment, and commercial claims, as well as actions involving content generated by our customers, shareholder derivative actions, purported class action lawsuits, and other matters. Such claims, suits, government investigations, and proceedings are inherently uncertain, and their results cannot be predicted with certainty. Regardless of the outcome, any such legal proceedings can have an adverse impact on us because of legal costs, diversion of management and other personnel, negative publicity and other factors. In addition, it is possible that a resolution of one or more such proceedings could result in reputational harm, liability, penalties, or sanctions, as well as judgments, consent decrees, or orders preventing us from offering certain features, functionalities, products, or services, or requiring a change in our business practices, products or technologies, which could in the future materially and adversely affect our business, operating results and financial condition.
The Company is currently seeking to resolve an FTC investigation through consent order negotiations with the FTC staff, and the terms of a consent order (if any) could have a materially adverse effect on the Company’s business.
In August 2019, the Federal Trade Commission (‘‘FTC”) sent a civil investigative demand (“CID”) to Opendoor seeking documents and information relating primarily to statements in Opendoor’s advertising and website comparing selling homes to Opendoor with selling homes in a traditional manner using an agent and relating to statements that Opendoor’s offers reflect or are based on market prices. Thereafter, Opendoor responded cooperatively to the CID and related follow-up requests from the FTC investigative staff. On December 23, 2020, the FTC staff notified the Company that they intend to recommend to the FTC Bureau of Consumer Protection Management and the FTC Commissioners that the agency pursue an enforcement action against the Company and certain of its officers, if FTC staff are unable to reach a negotiated settlement acceptable to all parties. The FTC staff have indicated that they believe certain of Opendoor’s advertising claims relating to the amount of its offers, the repair costs charged to home sellers, and the amount of net proceeds a seller may receive from selling to Opendoor versus selling in the traditional manner were inaccurate and/or inadequately substantiated. The Company intends to proceed with settlement negotiations with the FTC staff. There can be no assurances that the Company will be successful in negotiating a favorable settlement. Any settlement could result in material monetary remedies and/or compliance requirements that impose significant and material cost and resource burdens on the Company and/or limit or eliminate the Company’s ability to make certain claims in its advertising materials or on its website. Any of these remedies or compliance requirements could adversely affect the Company’s ability to operate its business and/or have a materially adverse impact on its financial results.
Failure to hedge effectively against interest rate changes may adversely affect our results of operations.
Borrowings under our senior credit facilities bear interest at variable rates and expose us to interest rate risk. If interest rates were to increase, our debt service obligations on the variable rate indebtedness would increase and our earnings and cash flows will correspondingly decrease. Increased interest costs could also reduce the amount of debt financing that our homes inventory can support. As of September 30, 2020 and December 31, 2019, we had interest rate caps on $100 million notional borrowing amount. Assuming no change in the outstanding borrowings on our credit facilities, we estimate that a one percentage point increase in LIBOR would increase our annual interest expense by approximately $10.1 million for the year ended December 31, 2019 and $3.8 million for the nine months ended September 30, 2020.
In connection with our floating rate debt, we may seek to obtain interest rate protection in the form of swap agreements, interest rate cap contracts or similar derivatives or instruments to hedge against the possible negative effects of interest rate increases. There is no assurance that we will be able to obtain any such interest rate hedging arrangements on attractive terms or at all. Even if we are successful in obtaining interest rate hedges, we cannot assure you that any hedging will adequately relieve the adverse effects of interest rate increases or that counterparties under these agreements will honor their obligations thereunder.
Our risk management efforts may not be effective.
We could incur substantial losses and our business operations could be disrupted if we are unable to effectively identify, manage, monitor, and mitigate financial risks, such as pricing risk, interest rate risk, liquidity risk, and other market-related risks, as well as operational and legal risks related to our business, assets, and liabilities. We also are subject to various laws, regulations and rules that are not industry specific, including employment laws related to employee hiring and termination practices, health and safety laws, environmental laws and other federal, state and local laws, regulations and rules in the jurisdictions in which we operate. Our risk management policies, procedures, and techniques may not be sufficient to identify all of the risks to which we are exposed, mitigate the risks we have identified, or identify additional risks to which we may become subject in the future. Expansion of our business activities may also result in our being exposed to risks to which we have not previously been exposed or may increase our exposure to certain types of risks, and we may not effectively identify, manage, monitor, and mitigate these risks as our business activities change or increase.
Risks Related to Our Financial Reporting
Our management has limited experience in operating a public company.
Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the post-combination company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the U.S. Our management will need to continually assess our staffing and training procedures to improve our internal control over financial reporting. Further, the development, implementation, documentation and assessment of appropriate processes, in addition to the need to remediate any potential deficiencies, will require substantial time and attention from management. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase its operating costs in future periods.

We rely on assumptions, estimates, and business data to calculate our key performance indicators and other business metrics, and real or perceived inaccuracies in these metrics may harm our reputation and negatively affect our business.
Certain of our performance metrics are calculated using third party applications or internal company data that have not been independently verified. While these numbers are based on what we believe to be reasonable calculations for the applicable period of measurement, there are inherent challenges in measuring such information. For example, our measurement of visits and unique users may be affected by applications that automatically contact our servers to access our mobile applications and websites with no user action involved, and this activity can cause our system to count the user associated with such a device as a unique user or as a visit on the day such contact occurs. In addition, our measure of certain metrics may differ from estimates published by third parties or from similarly-titled metrics of our competitors due to differences in methodology and as a result our results may not be comparable to our competitors.
Our results of operations and financial condition are subject to management’s accounting judgments and estimates, as well as changes in accounting policies.
The preparation of our financial statements requires us to make estimates and assumptions affecting the reported amounts of our assets, liabilities, revenues and expenses. If these estimates or assumptions are incorrect, it could have a material adverse effect on our results of operations or financial condition. Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the Securities and Exchange Commission, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.
Our management is required to evaluate the effectiveness of our internal control over financial reporting. If we are unable to maintain effective internal control over financial reporting, investors may lose confidence in the accuracy of our financial reports.
As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. Section 404 of the Sarbanes-Oxley Act requires that we evaluate and determine the effectiveness of our internal control over financial reporting. Additionally, beginning with our annual report for the fiscal year ended December 31, 2021, our auditor will be required to deliver an attestation report on the effectiveness of our disclosure controls and internal control over financial reporting. An adverse report may be issued in the event our auditor is not satisfied with the level at which our controls are documented, designed or operating.
When evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify any material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is ineffective, or if our auditor is unable to express an opinion as to the effectiveness of our internal control over financial reporting, we could fail to meet our reporting obligations or be required to restate our financial statements for prior periods.
In addition, our internal control over financial reporting will not prevent or detect all errors and fraud. Because of the inherent limitations in all control systems, no evaluation can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.
If there are material weaknesses or failures in our ability to meet any of the requirements related to the maintenance and reporting of our internal control, investors may lose confidence in the accuracy and completeness of our financial reports and that could cause the price of our common stock to decline. In addition, we could become subject to investigations by the applicable stock exchange, the SEC or other regulatory authorities, which could require additional management attention and which could adversely affect our business.

We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives. As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and the applicable stock exchange. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives and may not effectively or efficiently manage our transition into a public company. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will increase our net loss. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, its board committees or as executive officers.
We could be subject to additional tax liabilities and our ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the Business Combination or other ownership changes.
We are subject to federal and state income and non-income taxes in the United States. Tax laws, regulations, and administrative practices in various jurisdictions may be subject to significant change, with or without notice, due to economic, political, and other conditions, and significant judgment is required in evaluating and estimating these taxes. Our effective tax rates could be affected by numerous factors, such as entry into new businesses and geographies, changes to our existing business and operations, acquisitions and investments and how they are financed, changes in our stock price, changes in our deferred tax assets and liabilities and their valuation, and changes in the relevant tax, accounting, and other laws, regulations, administrative practices, principles and interpretations. We are required to take positions regarding the interpretation of complex statutory and regulatory tax rules and on valuation matters that are subject to uncertainty, and IRS or other tax authorities may challenge the positions that we take.
We have incurred losses during our history and do not expect to become profitable in the near future, and may never achieve profitability. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire, if at all. As of December 31, 2019, the Company had federal and state net operating loss (“NOL”) carryforwards of $630.4 million and $421.0 million, respectively. Under the Tax Act, as modified by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act.
In addition, our net operating loss carryforwards are subject to review and possible adjustment by the IRS, and state tax authorities. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), our federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in our ownership. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Our ability to utilize our net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the Business Combination or other transactions. Similar rules may apply under state tax laws.
We have not yet determined the amount of the cumulative change in our ownership resulting from the Business Combination or other transactions, or any resulting limitations on our ability to utilize our net operating loss carryforwards and other tax attributes. If we earn taxable income, such limitations could result in increased future income tax liability to us and our future cash flows could be adversely affected. We have recorded a full valuation allowance related to its net operating loss carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

Risks Related to Our Liquidity and Capital Resources
We may need additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, and we cannot be sure that additional financing will be available.
We may require additional capital and debt financing to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, including to increase our marketing expenditures to improve our brand awareness, build and maintain our inventory of homes, develop new products or services or further improve existing products and services (including mortgage lending), enhance our operating infrastructure and acquire complementary businesses and technologies. During past economic and housing downturns and more recently at the onset of COVID-19, credit markets constricted and reduced sources of liquidity.
If cash on hand and cash generated from operations is not sufficient to meet our cash and liquidity needs, we may need to seek additional capital and engage in equity or debt financings to secure funds. However, additional funds may not be available when we need them on terms that are acceptable to us, or at all. In addition, any financing that we secure in the future could involve restrictive covenants which may make it more difficult for us to obtain additional capital and to pursue business opportunities.
Our ability to obtain financing will depend, among other things, on our product development efforts, business plans, operating performance and condition of the capital markets and housing markets at the time we seek financing. Volatility in the credit markets may also have an adverse effect on our ability to obtain debt financing. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, or may require us to agree to unfavorable terms, and our existing stockholders may experience significant dilution.
If new financing sources are required, but are insufficient or unavailable, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, operating results, financial condition and prospects could be adversely affected.
We utilize a significant amount of indebtedness in the operation of our business, and so our cash flows and operating results could be adversely affected by required payments of debt or related interest and other risks of our debt financing.
As of September 30, 2020 we had approximately $277 million aggregate principal amount of indebtedness outstanding, including $264 million of non-recourse asset-backed loans. Our leverage could have meaningful consequences to us, including increasing our vulnerability to economic downturns, limiting our ability to withstand competitive pressures, or reducing our flexibility to respond to changing business and economic conditions. We are also subject to general risks associated with debt financing, including (1) our cash flow may not be sufficient to satisfy required payments of principal and interest; (2) we may not be able to refinance our existing indebtedness or refinancing terms may be less favorable to us than the terms of our existing debt; (3) debt service obligations or facility prepayments could reduce funds available for capital investment and general corporate purposes; (4) any default on our indebtedness could result in acceleration of the indebtedness and foreclosure on the homes collateralizing that indebtedness, with our attendant loss of any prospective income and equity value from such property; and (5) aged real estate may be ineligible for financing on our debt facilities potentially forcing the sale of aged real estate for prices that do not allow us to meet our margin targets or cover our costs to repay those facilities. Any of these risks could place strains on our cash flows, reduce our ability to grow and adversely affect our results of operations.
We rely on agreements with third parties to finance our business.
We have entered into debt agreements with a limited number of counterparties to provide capital for the growth and operation of our businesses, including to finance our purchase and renovation of homes. If we fail to maintain adequate relationships with potential financial sources or we elect to prepay or we are unable to renew, refinance or extend our existing debt arrangements on favorable terms or at all, we may be unable to maintain sufficient inventory, which would adversely affect our business and results of operations. In addition, some of our financing facilities are not fully committed, meaning the applicable lender may not be obligated to advance new loan funds if they choose not to do so. Obtaining new or replacement funding arrangements may be at higher interest rates or other less favorable terms.
Our financing sources are not required to extend the maturities of our financing arrangements and if a financing source is unable or unwilling to extend financing, and other financing sources are unable or unwilling to make or increase their financing commitments, then we will be required to repay the outstanding balance of the financing on the related maturity date. If we are unable to pay the outstanding balance of our debt obligations at maturity, the financing sources generally have the right to foreclose on the homes and other collateral securing that debt and to charge higher “default rates” of interest until the outstanding obligations are paid in full. In addition, each of our mezzanine term debt facilities is associated with and subordinated to one or more of our senior revolving credit facilities. Our mezzanine term debt facilities have initial terms that may be significantly longer than the related senior facilities and often contain terms that make it financially unattractive to prepay borrowings under those term debt facilities, including certain “make-whole” payments and other prepayment penalties. If we are unable to renew or extend the terms of our existing senior facilities, we may not be able to terminate or prepay the related mezzanine term debt facilities without incurring significant financial costs.
If realized, any of these financing risks could negatively impact our results of operations and financial condition.
We intend to rely on proceeds from the sale of financed homes to repay amounts owed under our property financing facilities, but such proceeds may not be available or may be insufficient to repay the amounts when they become due.
For our senior revolving credit facilities, we typically are required to repay amounts owed with respect to a financed home upon the sale of that home. There is no assurance such sale proceeds will fully cover the amounts owed. Our senior revolving credit facilities commonly have initial terms of two years or less. It may be the case that not all homes securing these arrangements will be sold on or before the maturity dates of such financing arrangements, which would mean that sale proceeds would not be available to pay the amounts due at maturity. We may also be required to repay amounts owed with respect to a financed home prior to the sale of that home and prior to maturity of the related financing facility, typically due to the home having been held in our inventory for an extended period of time or, less commonly, if other unforeseen issues with the home arise during our holding period. In these situations, we may use cash on hand to repay the amounts owed or contribute other homes as additional collateral. To the extent we do not have sufficient cash or substitute collateral or are unable to draw on other financing facilities to make the required repayments, which could occur if a significant amount of our debt were to become due suddenly and unexpectedly, we would be in default under the related facility.
Covenants in our debt agreements may restrict our borrowing capacity and/or operating activities and adversely affect our financial condition.
Our existing debt agreements contain, and future debt agreements may contain, various financial and collateral performance covenants. These covenants may limit our operational flexibility or restrict our ability to engage in transactions that we believe would otherwise be in the best interests of our shareholders. If we breach these covenants, our lenders may be entitled to apply any excess cash proceeds from the sale of our homes that would normally be available to us in the absence of the covenant breach to the prepayment of principal and other amounts due. In certain cases, we could be required to repay all of the relevant debt immediately, even in the absence of a payment default. The occurrence of these events would have an adverse impact on our financial condition and results of operations and such impact could be material.
The borrowers under the debt facilities we use to finance the purchase and renovation of homes are special purpose entity (“SPE”) subsidiaries of Opendoor. While our SPEs’ lenders’ recourse in most situations following an event of default is only to the applicable SPE or its assets, we have provided limited guarantees for certain of the SPEs’ obligations in situations involving “bad acts” by an Opendoor entity and certain other limited circumstances that are generally under our control. To the extent a guaranty obligation is triggered, we may become obligated to pay all or a portion of the amounts owed by our SPEs to their lenders.

Our debt facilities contain cross defaults and similar provisions that could cause us to be in default under multiple debt facilities or otherwise lose access to financing for new homes and excess proceeds from sales of homes in the event we default under a single facility.
If an event of default or similar event occurs under one of our senior revolving credit facilities, this may trigger an event of default under any related mezzanine term debt facility and/or result in us losing access to financing through the mezzanine term debt facility or to excess proceeds from sales of homes that would otherwise be available to us. Similarly, an event of default or similar event under a mezzanine term debt facility may trigger an event of default under the related senior facilities and/or result in us losing access to financing through those senior facilities or to excess proceeds from sales of homes that would otherwise be available to us. In addition, all of our senior and mezzanine term debt facilities currently contain cross defaults to indebtedness of Opendoor Labs Inc., if any, subject to varying minimum dollar thresholds. It is possible our debt facilities could include similar cross defaults to indebtedness of Opendoor Technologies in the future. The foregoing considerations, significantly increase the likelihood that a default or similar event under one or more of our debt facilities would result in adverse consequences for our other debt facilities.
We may use derivatives and other instruments to reduce our exposure to interest fluctuations and those derivatives and other instruments may not prove to be effective.
We may use derivatives or other instruments to reduce our exposure to adverse changes in interest rates. Hedging interest rate risk is a complex process, requiring sophisticated models and constant monitoring. Due to interest rate fluctuations, hedged assets and liabilities will appreciate or depreciate in market value. The effect of this unrealized appreciation or depreciation will generally be offset by income or loss on the derivative instruments that are linked to the hedged assets and liabilities. If we engage in derivative transactions, we will be exposed to credit and market risk. If the counterparty fails to perform, credit risk exists to the extent of the fair value gain in the derivative. Market risk exists to the extent that interest rates change in ways that are significantly different from what we expected when we entered into the derivative transaction. Our hedging activity, if any, may fail to provide adequate coverage for interest rate exposure due to market volatility, hedging instruments that do not directly correlate with the interest rate risk exposure being hedged or counterparty defaults on obligations.
When the London Inter-Bank Offered Rate (“LIBOR”) is discontinued, interest payments under our senior revolving credit facilities and our mortgage repurchase facility may be calculated using another reference rate.
In July 2017, the United Kingdom Financial Conduct Authority (“FCA”), which regulates LIBOR, announced that the FCA intends to phase out the use of LIBOR by the end of 2021. In response, the U.S. Federal Reserve, in conjunction with the Alternative Reference Rates Committee, has proposed replacing U.S. dollar LIBOR with the Secured Overnight Financing Rate (“SOFR”), which is a new index calculated by short-term repurchase agreements and backed by U.S. Treasury securities. The market transition away from LIBOR towards SOFR is expected to be complicated, and there is no guarantee that SOFR will become a widely accepted benchmark in place of LIBOR. LIBOR is used as a benchmark rate for our senior revolving credit facilities and our mortgage repurchase facility. Some of these agreements do not contain fulsome fallback language for circumstances in which LIBOR ceases to be published. The transition process may involve, among other things, increased volatility and illiquidity in markets for instruments that currently rely on LIBOR and may result in increased borrowing costs, uncertainty under our financing facilities, or difficult and costly processes to amend our financing agreements. There remains uncertainty regarding the future utilization of LIBOR and the nature of any replacement rate, and we are uncertain what impact a transition away from LIBOR may have on our business, financial results, and operations.
Failures at financial institutions at which we deposit funds could adversely affect us.
We deposit substantial funds in various financial institutions in excess of insured deposit limits. In the event that one or more of these financial institutions fail, there is no guarantee that we could recover the deposited funds in excess of federal deposit insurance. Under these circumstances, our losses could have a material adverse effect on our results of operations or financial condition.

Additional Risks Related to Ownership of Our Common Stock
The price of our common stock and warrants may be volatile.
The price of our common stock, as well as our warrants, may fluctuate due to a variety of factors, including:
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changes in the industries in which we and our customers operate;

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developments involving our competitors;

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changes in laws and regulations affecting our business;

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variations in our operating performance and the performance of our competitors in general;

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actual or anticipated fluctuations in our quarterly or annual operating results;

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publication of research reports by securities analysts about us or our competitors or our industry;

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the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

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actions by stockholders, including the sale by the Third Party PIPE Investors of any of their shares of our common stock;

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additions and departures of key personnel;

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commencement of, or involvement in, litigation involving our company;

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changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of shares of our common stock available for public sale; and

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general economic and political conditions, such as the effects of the COVID-19 outbreak, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

These market and industry factors may materially reduce the market price of our common stock and warrants regardless of our operating performance.
We do not intend to pay cash dividends for the foreseeable future.
We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as our board of directors deems relevant.
If analysts do not publish research about our business or if they publish inaccurate or unfavorable research, our stock price and trading volume could decline.
The trading market for our common stock depends in part on the research and reports that analysts publish about our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, the price of our common stock would likely decline. If few analysts cover us, demand for our common stock could decrease and our common stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering us in the future or fail to publish reports on us regularly.
We may be subject to securities litigation, which is expensive and could divert management attention.
The market price of our common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.
Future resales of common stock may cause the market price of our securities to drop significantly, even if our business is doing well.
Pursuant to the Registration Rights Agreement and the Bylaws, the Sponsor and the Opendoor Stockholders are contractually restricted from selling or transferring any of their shares of common stock (not including the shares of our common stock issued in the PIPE Investment pursuant to the terms of the Subscription Agreements) (the “Lock-up Shares”). Such restrictions end on the earlier of (i) the date that is 180 days after Closing and (ii) for 50% of the Lock-up Shares, the date on which the last reported sale price of our common stock equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period commencing at least 90 days from Closing.
However, following the expiration of such lockup, the Sponsor and the Opendoor Stockholders will not be restricted from selling shares of our common stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. Upon the Closing, the Sponsor and the Opendoor Stockholders collectively owned approximately 81.3% of our outstanding common stock which are subject to such lockup (excluding the shares of our common stock reserved in respect of Opendoor Awards).
The shares held by Sponsor and the Opendoor Stockholders may be sold after the expiration of the applicable lock-up period under the Registration Rights Agreement and Bylaws. As restrictions on resale end and registration statements (to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in our share price or the market price of our common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

USE OF PROCEEDS
All of the shares of common stock and warrants offered by the Selling Shareholders will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales.
The Selling Shareholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Shareholders in disposing of their shares of common stock and warrants, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.
We will receive any proceeds from the exercise of the warrants for cash, but not from the sale of the shares of common stock issuable upon such exercise.

MARKET PRICE OF OUR COMMON STOCK AND WARRANTS AND DIVIDEND INFORMATION
Market Price of Our Common Stock and Warrants
Trading of our common stock and warrants began on the Nasdaq on December 21, 2020, under the new ticker symbol “OPEN” for the common stock and “OPENW” for the warrants. Prior to the Domestication and transfer to the Nasdaq, the SCH Class A ordinary shares and SCH warrants traded under the ticker symbols “IPOB” and “IPOB.WS”, respectively, on the NYSE. On December 29, 2020, the closing sale price of our common stock was $25.01 per share and the closing price of our warrants was $8.65 per warrant.
Dividend Policy
We have not paid any cash dividends on our common stock to date and prior to the Business Combination, SCH had not paid any dividends on its ordinary shares. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors. Our ability to declare dividends may be limited by the terms of financing or other agreements entered into by us or our subsidiaries from time to time.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this registration statement on Form S-1 and, if not defined in the Form S-1. Unless the context otherwise requires, the “Company” refers to Opendoor Technologies, Inc. and its subsidiaries after the Closing, and Social Capital Hedosophia Holdings Corp. prior to the Closing.
Introduction
We are providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the recently completed Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
The unaudited pro forma condensed combined balance sheet as of September 30, 2020 combines the historical balance sheet of SCH and the historical balance sheet of Opendoor on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on September 30, 2020. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and the year ended December 31, 2019 combine the historical statements of operations of SCH and Opendoor for such periods on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2019, the beginning of the earliest period presented:
•
the merger of Merger Sub with and into Opendoor, with Opendoor surviving the merger as a wholly-owned subsidiary of SCH;

•
the issuance and sale of 60,005,000 shares of our common stock at $10.00 per share in the PIPE Investment; and

•
the conversion of all outstanding Opendoor shares, warrants, RSUs, Restricted Stock Awards and convertible debt, into Our common stock as well as shares underlying Opendoor Options that will roll over into the post-combination company totaling 500.0 million shares.

The pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The historical financial information of SCH was derived from the unaudited and audited financial statements of SCH as of and for the nine months ended September 30, 2020, and for the period from October 18, 2019 to December 31, 2019, respectively, which are incorporated by reference. The historical financial information of Opendoor was derived from the unaudited and audited consolidated financial statements of Opendoor as of and for the nine months ended September 30, 2020, and for the year ended December 31, 2019, respectively, which are incorporated by reference. This information should be read together with SCH’s and Opendoor’s unaudited and audited financial statements and related notes, the sections titled “SCH’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Opendoor’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information incorporated by reference.
The Business Combination was accounted for as a reverse recapitalization, in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Under the guidance in ASC 805, SCH was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of Opendoor issuing stock for the net assets of SCH, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination are those of Opendoor.
Opendoor was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•
Opendoor stockholders have the largest voting interest in the post-combination company;

•
The board of directors of the post-combination company has seven members, and Opendoor has the ability to nominate the majority of the members of the board of directors;

•
Opendoor management holds executive management roles (including Chief Executive Officer, Chief Financial Officer, and Chief Technology Officer, among others) for the post-combination company and is responsible for the day-to-day operations;

•
The Company assumed the Opendoor name after the Business Combination; and

•
The intended strategy of the Company will continue Opendoor’s current strategy of being a leader in the real estate industry.

Description of the Business Combination
The aggregate consideration for the Business Combination was $5.0 billion based on the pre-money enterprise value of Opendoor, paid in the form of shares of Opendoor Technologies common stock.
The following summarizes the consideration:
(in thousands, except for share and per share amounts)
Shares transferred at Closing(1)	500,000,000
Value per share(2)	10.00
Total Share Consideration	$5,000,000

(1)
Excludes 3,980,000 shares subscribed for by the Opendoor PIPE Investors.

(2)
Share Consideration is calculated using a $10.00 reference price. The closing share price on the date of the day prior to the consummation of the Business Combination was $29.44. As the Merger Transaction was accounted for as a reverse recapitalization, the value per share is disclosed for informational purposes only in order to indicate the fair value of shares transferred.

Holders of Opendoor common stock received shares of Opendoor Technologies common stock in an amount determined by application of the Exchange Ratio of 1.618, which was based on Opendoor’s implied price per share prior to the Business Combination.
The following assumes (i) (a) the vesting of all shares of Opendoor Technologies common stock received in respect of the Opendoor Technologies Restricted Shares, (b) the vesting and exercise of all Opendoor Technologies Options for shares of Opendoor Technologies common stock, (c) the vesting of all Opendoor Technologies RSU Awards and the issuance of shares of Opendoor Technologies common stock in respect thereof and (d) that Opendoor Technologies issues shares of Opendoor Technologies common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, which in the aggregate equals 500,000,000 shares of Opendoor Technologies common stock (assuming that all Opendoor Technologies Options are net-settled), and (ii) Opendoor Technologies issues 60,005,000 shares of Opendoor Technologies common stock to the PIPE Investors pursuant to the PIPE Investment.
	# New Entity Shares	%
Opendoor stockholders(1)	503,980,000	82.4%
SCH’s public shareholders	41,387,632	6.8%
Sponsor & related parties(2)	26,375,000	4.3%
Third Party PIPE Investors	40,000,000	6.5%
Pro Forma Common Stock at Closing	611,742,632	100.0%

(1)
Includes 409,534,718 shares issued to existing Opendoor common and preferred shareholders, 3,980,000 shares subscribed for by the Opendoor PIPE Investors, 21,460,400 shares issued to existing Opendoor Convertible Debt holders and 1,672,779 shares issued to Opendoor warrant holders. Also includes 67,332,103 shares of Opendoor common stock underlying options that are included as part of consideration. The shares underlying these options will not represent legally issued and outstanding shares of the Opendoor common stock and were not exercised and issued immediately upon the Closing. As such, the shares underlying these options will be excluded in the calculation of pro forma basic loss per share.
(2)
Includes 16,025,000 shares subscribed for by the Sponsor Related PIPE Investors and 200,000 shares held by the independent directors of SCH.

The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2020
(in thousands, except per share amounts)
	As of September 30, 2020							As of September 30, 2020
(in thousands)	Opendoor (Historical)	Social Capital (Historical)	Reclassification Adjustments (Note 2)	Conversion of Warrants		Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$469,365	$—	$250	—		$414,042	B	$1,440,444
						600,050	C	—
						(14,490)	D	—
						(28,539)	E	—
						(110)	F	—
						(124)	K	—
Cash	—	250	(250)	—		—		—
Restricted cash	174,194	—	—	—				174,194
Prepaid expenses	—	384	(384)	—		—		—
Marketable securities	82,131	—	—	—		—		82,131
Mortgage loans held for sale pledged under agreements to repurchase	13,984	—	—	—		—		13,984
Escrow receivable	2,641	—	—	—		—		2,641
Real estate inventory, net	151,512	—	—	—		—		151,512
Other current assets	29,632	—	384	—		(8,022)	E	21,994
Total current assets	923,459	634	—	—		962,807		1,886,900
Cash and Marketable securities held in Trust Account	—	414,042	—	—		(414,042)	B	—
Property and equipment — Net	29,434	—	—	—		—		29,434
Right of use assets	51,842	—	—	—		—		51,842
Goodwill	30,945	—	—	—		—		30,945
Intangibles — Net	9,266	—	—	—		—		9,266
Other assets	4,221	—	—	—		—		4,221
TOTAL ASSETS	1,049,167	414,676	—	—		548,765		2,012,608
LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Accounts payable and other accrued liabilities	37,998	—	4,361	(6,440)	A	(12,134)	E	23,675
						(110)	F	—
Accrued expenses	—	4,361	(4,361)	—		—		—
Current portion of credit facilities and other secured borrowings	121,909	—	—	—		—		121,909
Interest payable	1,846	—	—	—		—		1,846
Lease liabilities, current portion	17,248	—	—	—		—		17,248
Promissory note — related party	—	1,138	—	—		(1,138)	E	—
Total current liabilities	179,001	5,499	—	(6,440)		(13,382)		164,678
Deferred underwriting fee payable		14,490	—			(14,490)	D	—
Credit facilities — net of current portion	149,035	—	—	—		—		149,035
Lease liabilities — net of current portion	48,182	—	—	—		—		48,182
Other liabilities	97	—	—	—		—		97
Total liabilities	376,315	19,989	—	(6,440)		(27,872)		361,992

	As of September 30, 2020							As of September 30, 2020
(in thousands)	Opendoor (Historical)	Social Capital (Historical)	Reclassification Adjustments (Note 2)	Conversion of Warrants		Pro Forma Adjustments		Pro Forma Combined
TEMPORARY EQUITY:
Class A ordinary shares subject to possible redemption	—	389,686	—	—		(389,686)	G	—
Series A convertible preferred stock	9,763	—	—	—		(9,763)	H	—
Series B convertible preferred stock	20,049	—	—	—		(20,049)	H	—
Series C convertible preferred stock	80,519	—	—	—		(80,519)	H	—
Series D convertible preferred stock	257,951	—	—	—		(257,951)	H	—
Series E convertible preferred stock	1,013,220	—	—	—		(1,013,220)	H	—
Total temporary equity	1,381,502	389,686	—	—		(1,771,188)		—
Stockholders’ Equity (Deficit)
Preferred shares	—	—	—	—		—		—
Class A ordinary shares	—	—	—	—		—		—
Class B ordinary shares	—	1	—	—		(1)	I	—
Common Stock	—	—	—	—		6	C	61
						4	G	—
						1	I	—
						50	H	—
						—	K	—
Additional paid-in capital	280,657	11,342	—	6,440	A	600,044	C	2,639,862
						389,682	G	—
						(493)	J	—
						1,381,452	H	—
						(29,138)	E	—
						(124)	K	—
Accumulated other comprehensive income (loss)	144	—	—	—		—		144
Accumulated deficit	(989,451)	(6,342)	—	—		5,849	E	(989,451)
						493	J	—
Total stockholders’ equity (deficit)	(708,650)	5,001	—	6,440		2,347,825		1,650,616
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT	1,049,167	414,676	—	—		548,765		2,012,608

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2020
(in thousands, except per share amounts)
	For the Nine Months Ended September 30, 2020				For the Nine Months Ended September 30, 2020
(in thousands, except per share data)	Opendoor (Historical)	Social Capital (Historical)	Pro Forma Adjustments		Pro Forma Combined
Revenue	2,334,235	—	—		2,334,235
Cost of revenue	2,152,803	—	—		2,152,803
Gross profit	181,432	—	—		181,432
Operating costs and expenses:
Formation and operating costs	—	(6,363)	5,849	AA	(514)
Sales, marketing and operations	(156,290)	—	—		(156,290)
General and administrative	(99,074)	—	—		(99,074)
Technology and development	(45,809)	—	—		(45,809)
Total operating costs and expenses	(301,173)	(6,363)	5,849		(301,687)
Net operating loss	(119,741)	(6,363)	5,849		(120,255)
Derivative and warrant fair value adjustment	(25,219)	—	1,902	BB	—
			23,317	CC	—
Interest expense	(57,393)	—	7,837	DD	(49,556)
Interest income	—	42	(42)	EE	—
Other income, net	3,619	—	—		3,619
Loss before income taxes	(198,734)	(6,321)	38,863		(166,192)
Income tax expense	(234)	—	—	FF	(234)
Net loss	(198,968)	(6,321)	38,863		(166,426)
Less net income attributable noncontrolling interest	—	—	—		—
Net loss	(198,968)	(6,321)	38,863		(166,426)
Weighted average shares outstanding of common stock — basic	53,110	10,112			544,411
Weighted average shares outstanding of common stock — diluted	53,110	10,112			544,411
Basic net income (loss) per share	$(3.75)	$(0.63)			$(0.31)
Diluted net income (loss) per share	$(3.75)	$(0.63)			$(0.31)

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2019
(in thousands, except per share amounts)
	For the Year ended December 31, 2019				For the Year ended December 31, 2019
(in thousands, except per share data)	Opendoor (Historical)	Social Capital (Historical)	Pro Forma Adjustments		Pro Forma Combined
Revenue	4,740,583	—	—		4,740,583
Cost of revenue	4,439,333	—	—		4,439,333
Gross profit	301,250	—	—		301,250
Operating costs and expenses:
Formation and operating costs	—	(22)	—		(22)
Sales, marketing and operations	(384,416)	—	—		(384,416)
General and administrative	(113,446)	—	—		(113,446)
Technology and development	(51,222)	—	—		(51,222)
Total operating costs and expenses	(549,084)	(22)	—		(549,106)
Net operating loss	(247,834)	(22)	—		(247,856)
Derivative and warrant fair value adjustment	6,243	—	(6,243)	BB	—
Interest expense	(109,728)	—	4,123	DD	(105,605)
Interest income	—	—	—		—
Other income, net	12,401	—	—		12,401
Loss before income taxes	(338,918)	(22)	(2,120)		(341,060)
Income tax expense	(252)	—	—	FF	(252)
Net loss	(339,170)	(22)	(2,120)		(341,312)
Less net income attributable noncontrolling interest	1,847	—	—		1,847
Net loss	(341,017)	(22)	(2,120)		(343,159)
Weighted average shares outstanding of common stock — basic	49,444	1			544,411
Weighted average shares outstanding of common stock — diluted	49,444	1			544,411
Basic net income (loss) per share	$(6.90)	$(21,631)			$(0.63)
Diluted net income (loss) per share	$(7.06)	$(21,631)			$(0.63)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Basis of Presentation
The Business Combination was accounted for as a reverse recapitalization, in accordance with GAAP. Under the guidance in ASC 805, SCH was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of Opendoor issuing stock for the net assets of SCH, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination are those of Opendoor.
The unaudited pro forma condensed combined balance sheet as of September 30, 2020 assumes that the Business Combination occurred on September 30, 2020. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and the year ended December 31, 2019 reflects pro forma effect of the Business Combination as if it had been completed on January 1, 2019. These periods are presented on the basis of Opendoor as the accounting acquirer.
The unaudited pro forma condensed combined balance sheet as of September 30, 2020 has been prepared using, and should be read in conjunction with, the following:
•
SCH’s unaudited condensed balance sheet as of September 30, 2020 and the related notes for the period ended September 30, 2020, which is incorporated by reference;

•
Opendoor’s unaudited condensed consolidated balance sheet as of September 30, 2020 and the related notes for the period ended September 30, 2020, which is incorporated by reference.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 has been prepared using, and should be read in conjunction with, the following:
•
SCH’s unaudited condensed statement of operations for the nine months ended September 30, 2020 and the related notes, which is incorporated by reference; and

•
Opendoor’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2020 and the related notes, which is incorporated by reference.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using, and should be read in conjunction with, the following:
•
SCH’s audited statement of operations for the period between October 18, 2019 (inception) and December 31, 2019 and the related notes, which is incorporated by reference; and

•
Opendoor’s audited consolidated statement of operations for the year ended December 31, 2019 and the related notes, which is incorporated by reference.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.
The pro forma adjustments reflecting the Closing are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of SCH and Opendoor.
2.
Accounting Policies

Upon the Closing, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management had identified differences that would have an impact on the unaudited pro forma condensed combined financial information and recorded the necessary adjustments.
3.
Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.
The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Business Combination, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the post-combination company. Opendoor and SCH have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the post-combination company’s shares outstanding, assuming the Business Combination occurred on January 1, 2019.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2020 are as follows:
(A)
Represents the Opendoor Warrant Settlement immediately prior to the Closing. The warrants will be settled in exchange for shares of Opendoor Technologies common stock. To give effect to the Opendoor Warrant Settlement, the carrying amount of the Opendoor warrants of $6.4 million, all of which is classified as current on Opendoor’s historical balance sheet, was reclassified to shareholders equity.

(B)
Reflects the reclassification of $414.0 million of cash and cash equivalents held in the trust account at the balance sheet date that becomes available to fund expenses in connection with the Business Combination or future cash needs of post-combination company.

(C)
Represents the net proceeds from the private placement of 60,005,000 shares of our common stock at $10.00 per share pursuant to the PIPE Investment.

(D)
Reflects the payment of $14.5 million of deferred underwriters’ fees. The fees were paid at Closing out of the monies in the trust account.

(E)
Represents transaction costs totaling $29.1 million (all of which is expected to be classified as equity issuance costs). Classification of transaction costs is as follows:

(in thousands)	Amount
Costs related to issuance of equity
Opendoor
Amounts previously capitalized and paid	140
Amounts previously capitalized and not paid	7,882
Amounts expected as part of the Transaction	12,757
Subtotal	20,779
SCH
Amounts previously incurred and paid	459
Amounts previously incurred but not paid	5,390
Amounts expected as part of the Transaction	2,510
Subtotal	8,359
Grand Total	29,138

(F)
Reflects the settlement of SCH’s historical liabilities that were settled prior to the Closing and thus will not be part of the post-combination company.

(G)
Reflects the reclassification of approximately $389.7 million of SCH Class A ordinary shares subject to possible redemption to permanent equity.

(H)
Represents recapitalization of Opendoor equity and issuance of 500.0 million of Opendoor Technologies’s common stock to Opendoor equity holders as consideration for the reverse recapitalization.

(I)
Reflects the conversion of SCH Class B ordinary shares held by the initial stockholders to SCH Class A ordinary shares. Pursuant to the terms of the Cayman Constitutional Documents, all SCH Class B ordinary shares outstanding prior to the Domestication were converted into shares of SCH Class A ordinary shares at the Closing. All of the SCH Class B ordinary shares converted into SCH Class A ordinary shares are no longer outstanding and have ceased to exist, and each holder of such SCH Class B ordinary shares has ceased to have any rights with respect to such securities.

(J)
Reflects the reclassification of SCH’s historical retained earnings.

(K)
Reflects the redemption of 12,368 public shares for aggregate redemption payments of $0.1 million allocated to Class A Common Stock and additional paid-in capital using par value $0.0001 per share and at a redemption price of approximately $10.00 per share.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and year ended December 31, 2019 are as follows:
(AA)
Elimination of non-recurring transaction expenses incurred in connection with the Business Combination

(BB)
Elimination of the change in fair value of the warrant liability in the Opendoor warrants that converted immediately prior to the Closing.

(CC)
Elimination of the change in fair value of the Convertible Notes that converted into the right to receive common stock immediately prior to the Closing.

(DD)
Elimination of the interest expense associated with the Convertible Notes that converted into the right to receive common stock immediately prior to the Closing.

(EE)
Elimination of interest income on the trust account.

(FF)
Does not reflect an adjustment to income tax expense as a result of the pro forma adjustments as Opendoor has historically been in a net loss position and has therefore recorded no income tax expense.

4.
Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2019. As the Business Combination and transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. Holders of Opendoor common stock received shares of Opendoor Technologies common stock in an amount determined by application of the Exchange Ratio.
The unaudited pro forma condensed combined financial information has been prepared using actual redemptions by SCH’s public stockholders of shares of SCH Class A ordinary shares for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account for the nine months ended September 30, 2020 and for the year ended December 31, 2019:
(in thousands, except per share data)	For the Nine Months Ended September 30, 2020	For the Year ended December 31, 2019
Pro forma net loss	(166,426)	(343,159)
Weighted average shares outstanding of common stock(1)	544,411	544,411
Net loss per share (Basic and Diluted) attributable to common stockholders(1)(2)	$(0.31)	$(0.63)

(1)
Excludes approximately 67,332,103 shares of Opendoor common stock underlying options as of December 15, 2020 that are included as part of consideration. The shares underlying these options do not represent legally issued and outstanding shares of Opendoor common stock and were not exercised and issued immediately upon the Closing. As such, the shares underlying these and options will be excluded in the calculation of pro forma loss per share.

(2)
For the purposes of applying the treasury stock method for calculating diluted earnings per share, it was assumed that all outstanding warrants sold in the initial public offering and the private placement are exchanged to Class A common stock. However, since this results in anti-dilution, the effect of such exchange was not included in calculation of diluted loss per share.

BUSINESS
Mission
We are on a mission to empower everyone with the freedom to move. Our innovations in technology and operations will enable our customers to buy or sell a home with only a mobile device and with more convenience, control and cost savings than ever before. Opendoor will deliver an end-to-end home selling, buying and ownership experience that is self-service, delightful and low cost.
Our Company
We are a leading digital platform for residential real estate. In 2014, we founded Opendoor to reinvent one of life’s most important transactions with a new, radically simple way to buy and sell a home with more convenience, control and cost savings than ever before. By leveraging software, data science, product design and operations, we have rebuilt the entire service model for real estate and have made buying and selling possible on a mobile device. We believe our digital, on-demand experience will be the future of how people buy or sell a home.
Our goal is to redefine residential real estate, the largest undisrupted category in the United States. In 2019 alone, more than 5.3 million existing homes were sold, representing more than $1.6 trillion in transactions. Additionally, with 68% of Americans living in a home they own, housing is the single largest consumer expenditure in the United States, ahead of transportation, food, insurance, and healthcare.
Yet, in a world with purchases increasingly migrating online, the real estate transaction has largely remained unchanged. The typical process of buying or selling a home is complex, uncertain, time consuming and primarily offline. A traditional home sale requires countless decisions, often brings unexpected costs, and takes approximately three months from start to finish. Ultimately, the consumer is left dissatisfied with a broken, disjointed experience.
We streamline the process of buying and selling a home into a seamless digital experience, eliminating uncertainty for sellers. Sellers can go to Opendoor.com, receive an offer, sign and close on the date of their choice. Buyers can simply download the Opendoor app, tour and visit homes in a few taps with self-tours, shop for financing at competitive rates, and make an offer, all with just a mobile device. We have built a simple, on-demand way to buy and sell a home.
Over the past five years, customers have shown their desire for our digital, on-demand real estate solution. Since launch, we have bought and sold over 80,000 homes, making us one of the largest buyers and sellers of single family homes in the United States. We have achieved growth at scale, with revenue growth of over 100% in each of the last four fiscal years. In 2019, we sold almost 19,000 homes and generated $4.7 billion in revenue. In that year, more than 560,000 consumers requested an Opendoor offer on their home, averaging approximately one every minute, and our homes were visited over 1.6 million times, averaging over 4,500 visits per day. Importantly, we have been able to achieve this growth while focusing on delighting customers, as reflected in our Net Promoter Score of over 70.
Since our initial market launch in Phoenix in 2014, we have expanded across the United States and currently operate in 21 markets: Atlanta, Austin, Charlotte, Dallas-Fort Worth, Denver, Houston, Jacksonville, Las Vegas, Los Angeles, Minneapolis-St. Paul, Nashville, Orlando, Phoenix, Portland, Raleigh-Durham, Riverside, Sacramento, San Antonio, Salt Lake City, Tampa and Tucson.
More importantly, we have just scratched the surface and believe we are in the early stages of the digital transformation of real estate. Over the coming years, we plan on increasing our market share, launching dozens of cities, and expanding our products and services to become a digital, one-stop shop for buyers and sellers of residential real estate. Our goal is to build the largest, most trusted platform for residential real estate and empower millions of Americans with the freedom to move.

Market Overview
Residential real estate remains the largest undisrupted market in the United States:
Residential real estate is a massive offline market.   Approximately 68% of Americans are homeowners, and many more aspire to be. In 2019, there were approximately 5.3 million sales of existing homes, totaling approximately $1.6 trillion of transaction volume with a median home price of $271,900. Online penetration represents less than 1% of home transactions, based on iBuyer volumes in 2019.
The current landscape is highly fragmented.   Today, almost 90% of residential real estate transactions involve an agent. There are over two million licensed real estate agents in the United States, who on average complete less than six transactions per year and many of whom do not solely work in real estate. The result is an inconsistent and frustrating experience for consumers looking for guidance in what is typically the largest financial decision of their lives.
Real estate will migrate online.   Consumers are shifting their spend online and demanding digital-first experiences for greater efficiency, certainty and speed. They are increasingly comfortable with transacting online across retail, food and transportation, and now expect similar experiences in real estate. While the majority of home buyers browse for homes online, the transaction is still largely offline, requiring real estate agents to access homes and requiring physical closings. COVID-19 has increased the demand for digital-first experiences as consumers prioritize safety and convenience. This tailwind has been further heightened by 72 million digitally-native millennials who are jumpstarting their path to homeownership as they work from home, explore less densely populated areas, and pursue more space.
The Problem
The traditional process of buying or selling a home is a lengthy and stressful experience for both the seller and buyer. For the nearly 90% of sellers that list their home on the market using an agent, this is their typical experience:
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Find a listing agent.   Before the seller can list, they must find a qualified agent. 75% of sellers contact only one real estate agent before listing.

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Prepare the home for listing.   The seller often needs to get the home “sale ready” and this preparation requires time and money. Homeowners spend an average of $6,200 to prepare their home for sale just on paint, cleaning and staging and this spend can be significantly higher if upgrades are necessary to the kitchen, flooring or bathrooms.

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List the home.   A home needs to be listed for over 50 days on average before it goes into contract.

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Host open houses and home visits.   During the process, the seller will host dozens of strangers walking through their home, and deal with the hassle of cleaning up and clearing out, often on short notice and during inconvenient times.

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Receive an offer.   Once an offer is received, the seller has to negotiate the offer, negotiate the closing date, and deal with any contingencies the buyer may have.

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Negotiate repairs or fix issues identified by buyers.   After the offer is accepted, the buyer conducts an inspection, which often forces the seller to re-negotiate the offer or fix issues, increasing the homeowner’s costs and potentially delaying closing.

•
Wait for closing.   Once the contract is signed, it still takes an average of 35 days to close. The seller is reliant on the home buyer and a disparate set of counterparties — such as their agent, mortgage broker and escrow officer — to coordinate and complete the closing process.

•
Fall-through risk.   Finally, there is a 20% chance the contract falls through between signing and closing (based on average MLS contract fall through rates in our markets in 2019), forcing the home seller to start the entire process all over again.

Additionally, approximately two-thirds of our customers who are selling a home are also home buyers.
These customers face an additional set of challenges to line up their home purchase with their sale:

•
Contingencies.   Many Americans cannot purchase their next home until they sell their existing home. Few Americans can qualify for two mortgages and few have enough money for two down payments. These buyers often have to submit offers contingent on selling their current home, putting them at a disadvantage versus other buyers.

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The “double move”.   Alternatively, homeowners can sell their current home, move into a rental, and then buy a new home, forcing them to move twice and bear those costs.

Our Solution
Opendoor is an end-to-end real estate platform enabling consumers to buy and sell a home online. Today, our product and service offerings include:
A modern way to sell.   By selling to Opendoor, homeowners can avoid the stress of open houses, home repairs, overlapping mortgages and the uncertainty that can come with listing a home on the open market. Using our mobile app and website, sellers can receive a competitive cash offer online. Post offer, we conduct a virtual interior home assessment and a contact-free exterior assessment to verify the home data information. Sellers can then select their preferred closing date and close electronically (where permitted). We also recently launched “List with Opendoor” in select markets. This broadens our product suite for potential home sellers and gives them the choice between two superior sales options.
For customers who sell directly to us, we collect a service charge that covers the costs of buying, maintaining, marketing and selling the home. In 2019, our service charge was typically 6% to 9% and varied by market. Our final offer provides the homeowner with certainty and transparency as to their expected sale proceeds. This compares favorably to the traditional listing process, which typically includes an average broker fee of 5% to 6%, as well as a number of additional costs, such as resale concessions, inspection costs, double mortgage payments on two homes, and additional moving and storage costs. Many of these expenses may be unforeseen by the homeowner at the outset.
Customers have responded positively to this modern way of selling. As a result, we have achieved a real seller conversion rate of 34%. We define real sellers as homeowners who are intent on selling their home and either enter into a contract to sell their home to Opendoor or list their home on the MLS within 60 days after receiving an offer from us. At a 6% service charge, we have found that almost one in two real sellers choose to sell their home to Opendoor. Even with a higher service charge of 10%, approximately 20% of real sellers still choose to sell to Opendoor. More importantly, due to our focus on delighting the customer, we have a best-in-class Net Promoter Score of 70.
A modern way to buy.   Opendoor has built an on-demand, seamless and digital home buying experience. Unlike the traditional process that is intermediated by agents, Opendoor home buyers can use our app or website to self-tour or virtually tour homes at their convenience, shop for financing, submit an offer and close on their timeline. In 2019, we also launched “Buy with Opendoor” in select markets, which is a seamless buying experience that taps into Opendoor’s capabilities such as cash offers, home operations, and digital, automated fulfillment for all homes listed on the market.

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A modern way to move.   For customers who are both selling and buying, we have built a trade-in product that enables customers to buy and sell in a coordinated transaction, eliminating resale contingencies, double moves and double mortgages.

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A digital one-stop shop.   A large number of services revolve around and are dependent on the home transaction. After we have earned our customers’ trust, we are able to introduce a range of services adjacent to the core real estate transaction in a highly convenient and integrated way. Currently, we offer:
•
Title and escrow:   We offer customers seamless and integrated title insurance and escrow services through our affiliated companies. In the markets where our affiliates offer title insurance services, we provided title insurance services for 80% of Opendoor home transactions that closed during 2019.

•
Home Loans:   In late 2019, we launched Opendoor Home Loans, a tech-enabled mortgage platform for customers looking to buy or refinance a home. We have built this platform from the ground up and have combined savings, convenience and certainty into a simpler, more transparent mortgage process for customers.

Proprietary Data and Pricing Accuracy in Home Valuation
While the real estate industry lends itself to the use of a plethora of publicly sourceable data, much of this data lacks the quality and specificity essential to accurately price homes. Since Opendoor’s founding, we have built world-class data science capabilities and systematized tooling to gather, aggregate and synthesize an expanding catalogue of proprietary, hyperlocal data in order to improve and automate pricing decisions.
•
Proprietary offline data.   We have conducted over 150,000 home assessments during which we collect over 100 data points on each home and its surroundings. We have invested in building custom inspection and operator tooling to systematically source and translate home features into a robust data library. Once we have purchased a home, we can collect additional proprietary home-level data through visitor feedback, visitor traffic and duration of visits. These proprietary data points have led us to make over one billion annotations and corrections to Multiple Listing Services (“MLS”) and tax assessor data, as well as build out new, non-traditional geospatial data assets, such as power line proximity and road noise level. The additional home level data we collect from local vendors provides structured feedback on each home and further strengthens our data moat.

•
Pricing accuracy.   Our unique data works in concert with our pricing algorithms. These algorithms use machine learning to drive pricing decisions through demand forecasting, outlier detection, risk pricing, and inventory management. Over time, we have improved the pricing accuracy of our models as we add new data inputs and refine model logic, improvements that compound with experience and scale. As we have continued to demonstrate improving accuracy, we have also been able to increase our number of fully automated home valuations.

Advancements in model sophistication have accelerated our feedback loops, such that our systems can dynamically adjust to leading market indicators and react to real-time macro- and micro-economic conditions. Our pricing algorithms are designed to dynamically adjust to leading indicators and market conditions so that the business can react to real-time economic conditions. This responsiveness is critical to pricing accurately and maintaining margins, especially in periods of volatility.
Low Cost Transaction Platform
Each component of our real estate business and our customer experience has been custom built from the ground up, focused on creating a scalable and vertically-integrated transaction platform that will delight customers. We have built world-class capabilities in pricing, home operations, fulfillment, capital markets and customer service. Instead of relying on the traditional, inefficient processes in place, we have intentionally developed our systems around technology, automation and centralization. As a result, in 2019, we transacted an average of over 100 homes per day and our systems have the capacity to support substantially higher volumes. This platform is the foundation of our lower cost structure which allows us to drive down our costs per unit as we scale and, ultimately deliver a lower cost service for customers.
We have established a network of hundreds of local service providers that use our proprietary technology to identify and complete home repairs and maintenance, which optimizes our system to reduce delays, eliminate waste and improve quality, while also capturing additional data. Lastly, due to our scale, we have also driven down the cost of materials employed in our home repair processes through volume discounts. In addition, we have designed our home inventory management processes and home access technology to ensure our homes are regularly cleaned, well-maintained and safe to enable our on-demand, self-tour experience.
Strategic Growth Priorities
Our growth strategy is to innovate and execute on the following key strategic priorities:
Increase penetration in existing markets.   Approximately 1.1 million homes were sold in our existing markets in 2019. In 2019, our resales represented approximately 1.7% of all transactions in those markets, driving $4.7 billion in revenue. In the same year, we estimate that only 6% of sellers in our markets received an offer from Opendoor and either sold their home to us or subsequently listed their home on the MLS within 60 days. We are focused on driving penetration and growing market share in our existing markets as we increase awareness and more home sellers and buyers look to transact online.
Expand to new markets.   At 21 markets, we are just scratching the surface today. We believe we have a massive opportunity to expand our to reach the top 100 markets in the United States. Nearly 90% of existing homes in these markets fall into the price range of $100,000 to $750,000, which represents housing inventory that we are confident is in the addressable market for our products and services. Additionally, we select new markets by looking at drivers of supply, demand and affordability, housing stock, cost structure and expected pricing accuracy. We have centralized many of our core pricing, operations and customer service functions, enabling us to efficiently launch new markets and maintain lean teams within each of our markets. Decision making for each home is informed by centralized, robust, data-driven playbooks that allow us to drive consistency across our markets and reach profitability in new markets more quickly.
Expand product and service offerings.   In line with our focus on delivering a seamless experience, we are building a digital one-stop shop to move. In many of our markets, we already offer tech-enabled title insurance, escrow and mortgage services. We plan to add additional services over time to further simplify the transaction and delight customers, such as home insurance, home warranty, moving and storage, and home repair and maintenance.
Marketing
Our sales and marketing efforts utilize a multichannel approach, including paid advertising, earned media and partnerships, with a focus on efficiency and low-cost growth. As our market footprint has expanded, we have optimized our marketing strategy with advanced audience segmentation methodologies and improved targeting and attribution, and have recently added broad reach channels that allow us to responsibly scale brand awareness. Earned media and online real estate partnerships with leading industry brands diversify our media mix and reduce the cost of customer acquisition.
Competition
The U.S. housing market is highly competitive and fragmented, with over five million residential real estate transactions per year. We compete directly with traditional, offline real estate brokers and agents, other iBuyers, and a range of industry service providers, including mortgage originators, title and escrow companies, and home warranty and home insurance providers. We believe that our customer-focused values, vertically-integrated business model, and technology differentiate us from our competitors and provide a meaningful and sustainable competitive advantage.
Our Values and People
Our values.   Our values are crafted to reflect how we will deliver on our goal to build a once in a generation company and include a focus on the customer, a culture of frugality, continuous invention, and ruthless execution against results:
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Start and end with the customer.   We invent, build and execute to improve the lives of our customers. We put in the hard work to delight customers, even when no one is looking.

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Act from ownership.   When we see a problem, we roll up our sleeves and fix it. We hold ourselves accountable because it is our home and it is our responsibility to take care of it.

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Build openness.   We are open, honest and direct about problems and seek the truth. We assume good intentions and treat feedback as a gift.

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BPS for Breakfast.   We eat “BPS (or basis points) for breakfast” — meaning we are always looking for where we can take costs out of the transaction — so we can put more money in the pockets of our customers. We will win by building the lowest cost platform.

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1% Better Every Day.   We value a growth mindset and operate from a place of humility. We are energized by constantly improving.

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Startup mentality.   We move fast, operate with urgency, and have a bias towards action without sacrificing quality. We are relentlessly resourceful.

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One Team, One Dream.   Our superpower is a diverse community that combines technology, operational excellence, talent and respect. We work through teams and care for each other professionally and personally. We honor and respect our diverse workforce and actively work to ensure everyone feels represented.

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Results matter.   We focus on outputs and outcomes and hold ourselves accountable to hitting ambitious goals. We have a high quality bar and pay attention to the pixels, words, and results.

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Celebrate moments.   We work tirelessly for our customers and teammates so we take the time to celebrate moments large and small.

Employees.   As of September 30, 2020, we employed 1,035 individuals in the United States across our San Francisco headquarters and our offices across the United States. None of our employees are currently represented by a labor organization or a party to any collective bargaining.
Technology
Our business is driven by data and technology at all stages of the home buying and selling process. We have assembled a team of engineers, data scientists, designers and product managers whose expertise spans a broad range of technical areas to build our proprietary technology for pricing and home assessment, access and management. We use technological innovations where possible to increase efficiency and scale our business.
We currently use third-party cloud computing services to allow us to quickly and efficiently scale up our services without upfront infrastructure costs, allowing us to maintain our focus on building great products. We also use third party services to allow customers to digitally sign contracts, upload videos of their home and manage customer support services.
Facilities and Office Space
We lease 80,088 square feet of office space at our corporate headquarters in San Francisco, California. In September of 2019, we entered into a lease agreement for approximately 100,807 square feet of office space in Tempe, Arizona for our operations hub. We have additional leases in Phoenix, Arizona; Los Angeles, California; Dallas, Texas; Plano, Texas; Atlanta, Georgia; Duluth, Georgia; and smaller field offices in many of our markets.
Intellectual Property
We rely on trademarks, domain names, patents, copyrights, trade secrets, contractual provisions and restrictions on access and use to establish and protect our proprietary rights.
As of September 30, 2020, we have 20 trademark registrations and applications, including registrations for “Opendoor” and the Opendoor logo. As of September 30, 2020, we have 15 pending patent applications covering various technologies including our home management technology and our back office management technology.
We are the registered holder of a variety of domestic domain names, including “opendoor.com”.

In addition to the protection provided by our intellectual property rights, we enter into confidentiality and proprietary rights agreements with certain of our employees, consultants, contractors and business partners. Certain of our employees and contractors are also subject to invention assignment agreements. We further control the use of our proprietary technology and intellectual property through provisions in both our general and product-specific terms of use on our website.
Government Regulation
We operate in highly regulated businesses through a number of different channels across the United States. As a result, we are currently subject to a variety of, and may in the future become subject to additional, federal, state and local statutes and regulations in various jurisdictions (as well as judicial and administrative decisions and state common law), which are subject to change at any time, including laws regarding the real estate and mortgage industries, settlement services, insurance, mobile and internet based businesses and other businesses that rely on advertising, as well as data privacy and consumer protection laws, and employment laws.
In particular, the advertising, sale, and financing of homes is highly regulated by states in which we do business, as well as the U.S. federal government. Regulatory bodies include the Consumer Financial Protection Bureau (“CFPB”), the Federal Trade Commission (“FTC”), the Department of Justice (“DOJ”), the Department of Housing and Urban Development (“HUD”), and various state licensing authorities, various state consumer protection agencies, various state financial regulatory agencies and various state insurance agencies. We are subject to compliance audits of our operations by many of these authorities. For a discussion of the various risks we face from regulation and compliance matters, see “ Risk Factors — Risks Related to Regulatory and Legal Matters”.
Additionally, laws, regulations, and standards covering marketing and advertising activities conducted by telephone, email, mobile devices, and the internet, may be applicable to our business, such as the Telephone Consumer Protection Act (“TCPA”), the Telemarketing Sales Rule, the CAN-SPAM Act, and similar state consumer protection laws. Through our various subsidiaries, we also originate mortgage loans, buy and sell homes, provide real estate brokerage, title insurance and settlement services, and provide other product offerings, which results in us receiving or facilitating transmission of personally identifiable information. This information is increasingly subject to legislation and regulation in the United States. These laws and regulations are generally intended to protect the privacy and security of personal information, including customer Social Security Numbers and credit card information that is collected, processed and transmitted. These laws also can restrict our use of this personal information for other commercial purposes.
In order to provide the broad range of products and services that we offer customers, certain of our subsidiaries maintain real estate brokerage, title insurance and escrow, property and casualty insurance and mortgage licenses, and we may in the future apply for additional licenses as our business grows and develops. These entities are subject to stringent state and federal laws and regulations, including, but not limited to, the Real Estate Settlement Procedures Act (“RESPA”) and those administered by applicable state departments of real estate, banking, insurance and consumer services, and to the scrutiny of state and federal government agencies as licensed businesses as noted above. As of December 15, 2020:
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Opendoor Brokerage LLC, Opendoor Brokerage Inc. and Open Listings Co., hold real estate brokerage licenses in all our markets and certain other states.

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OS National LLC, and its subsidiaries, OSN Texas LLC and OSN Alabama LLC, are currently licensed as title agents in 28 states. In addition, OS National LLC is licensed as an escrow agent in six states.

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Opendoor Home Loans LLC holds mortgage banking/lending licenses in eight states.

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Digital Opendoor Insurance Services LLC holds insurance producer licenses for property and casualty lines in Arizona, California and Texas.

Mortgage products are regulated at the state level by licensing authorities and administrative agencies, with additional oversight from the CFPB and other federal agencies. These laws generally regulate the manner in which lending and lending-related activities are marketed or made available to consumers, including, but not limited to, advertising, finding and qualifying applicants, the provision of consumer disclosures, payments for services, and record keeping requirements; these laws include, at the federal level, the RESPA, the Fair Credit Reporting Act (as amended by the Fair and Accurate Credit Transactions Act), the Truth in Lending Act (including the Home Ownership and Equity Protection Act of 1994), the Equal Credit Opportunity Act, the Fair Housing Act, the Gramm-Leach-Bliley Act, the Electronic Fund Transfer Act, the Servicemembers Civil Relief Act, the Military Lending Act, the Homeowners Protection Act, the Home Mortgage Disclosure Act, the Secure and Fair Enforcement for Mortgage Licensing Act of 2008, the Federal Trade Commission Act, the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010, the Bank Secrecy Act (including the Office of Foreign Assets Control and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act), the TCPA, the Mortgage Acts and Practices Advertising Rule (Regulation N), the CARES Act, all implementing regulations, and various other federal, state and local laws. The CFPB also has broad authority to enforce prohibitions on practices that it deems to be unfair, deceptive or abusive. Additionally, state and local laws may restrict the amount and nature of interest and fees that may be charged by a lender or mortgage broker, impose more stringent privacy requirements and protections for servicemembers, and/or otherwise regulate the manner in which lenders or mortgage brokers operate or advertise.
For certain licenses, we are required to designate individual licensed brokers of record, qualified individuals and control persons.
Legal Proceedings
In August 2019, the FTC sent a civil investigative demand to Opendoor seeking documents and information relating primarily to statements in Opendoor’s advertising and website comparing selling homes to Opendoor with selling homes in a traditional manner using an agent and relating to statements that Opendoor’s offers reflect or are based on market prices. Thereafter, Opendoor responded cooperatively to the CID and related follow-up requests from the FTC investigative staff. On December 23, 2020, the FTC staff notified the Company that they intend to recommend to the FTC Bureau of Consumer Protection Management and the FTC Commissioners that the agency pursue an enforcement action against the Company and certain of its officers, if FTC staff are unable to reach a negotiated settlement acceptable to all parties. The FTC staff have indicated that they believe certain of Opendoor’s advertising claims relating to the amount of its offers, the repair costs charged to home sellers, and the amount of net proceeds a seller may receive from selling to Opendoor versus selling in the traditional manner were inaccurate and/or inadequately substantiated. The Company intends to proceed with settlement negotiations with the FTC staff. There can be no assurances that the Company will be successful in negotiating a favorable settlement.
In addition to the foregoing, we have in the past and may in the future be subject to legal proceedings and regulatory actions in the ordinary course of business. We do not anticipate that the ultimate liability, if any, arising out of any such matter will have a material effect on our financial condition, results of operations or cash flows.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF OPENDOOR
The selected historical consolidated statements of operations data of Opendoor for the years ended December 31, 2019, 2018, and 2017 and the historical consolidated balance sheet data as of December 31, 2019 and 2018 are derived from Opendoor’s audited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial data as of December 31, 2017, 2016 and 2015 and for the years ended December 31, 2016 and 2015 have been derived from Opendoor’s accounting records and have been prepared on the same basis as Opendoor’s audited consolidated financial statements included in this prospectus for the years ended December 31, 2019, 2018, and 2017. The selected historical consolidated statements of operations data of Opendoor for the nine months ended September 30, 2020 and 2019 and the consolidated balance sheet data as of September 30, 2020 are derived from Opendoor’s unaudited interim consolidated financial statements included elsewhere in this prospectus. In Opendoor management’s opinion, the unaudited interim consolidated financial statements include all adjustments necessary to state fairly Opendoor’s financial position as of September 30, 2020 and the results of operations for the nine months ended September 30, 2020 and 2019. Opendoor’s historical results are not necessarily indicative of the results that may be expected in the future and Opendoor’s results for the nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2020 or any other period. You should read the following selected historical consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Opendoor’s consolidated financial statements and related notes included elsewhere in this prospectus.
Statement of Operations Data	For The Nine Months Ended September 30, 2020	For The Nine Months Ended September 30, 2019	For The Year Ended December 31, 2019	For The Year Ended December 31, 2018	For The Year Ended December 31, 2017	For The Year Ended December 31, 2016	For The Year Ended December 31, 2015
Revenue:	2,334,235	3,484,929	4,740,583	1,838,066	711,066	338,742	53,479
Cost of revenue	2,152,803	3,257,640	4,439,333	1,704,638	644,719	321,934	53,214
Gross profit	181,432	227,289	301,250	133,428	66,347	16,808	265
Operating expenses	(301,173)	(409,371)	(549,084)	(297,100)	(127,989)	(50,214)	(10,951)
Net operating loss	(119,741)	(182,082)	(247,834)	(163,672)	(61,642)	(33,406)	(10,686)
Interest expense	(57,393)	(81,114)	(109,728)	(60,456)	(23,342)	(10,792)	(1,298)
Other income / (expense) – Net	(21,600)	16,088	18,644	(15,424)	217	(2,094)	(3,090)
Loss before income taxes	(198,734)	(247,108)	(338,918)	(239,552)	(84,767)	(46,292)	(15,074)
Income tax expense	(234)	(340)	(252)	(377)	—	—	—
Net loss	(198,968)	(247,448)	(339,170)	(239,929)	(84,767)	(46,292)	(15,074)
Less net income attributable to noncontrolling interests	—	1,847	1,847	1,362	62	—	—
Net loss attributable to Opendoor Labs, Inc	(198,968)	(249,295)	(341,017)	(241,291)	(84,829)	(46,292)	(15,074)
Weighted average shares outstanding basic	53,110	48,786	49,444	48,570	39,930	N/M(1)	N/M(1)
Weighted average shares outstanding diluted	53,110	48,786	49,444	48,570	39,930	N/M(1)	N/M(1)
Basic net loss per ordinary share	$(3.75)	$(5.11)	$(6.90)	$(5.12)	$(2.12)	N/M(1)	N/M(1)
Diluted net loss per ordinary share	$(3.75)	$(5.28)	$(7.06)	$(5.12)	$(2.12)	N/M(1)	N/M(1)
Net cash provided by (used in):
Operating activities	$1,037,354	$(312,779)	$(272,050)	$(1,179,637)	$(218,553)	$(197,359)	$(78,538)
Investing activities	(50,820)	(79,601)	(95,078)	(7,432)	(29,942)	(1,026)	(412)
Financing activities	(1,027,797)	642,355	646,179	1,496,494	161,177	334,255	119,712

Balance Sheet Data	September 30, 2020	September 30, 2019	December 31, 2019	December 31, 2018	December 31, 2017	December 31, 2016	December 31, 2015
Total assets	$1,049,167	N/A	$2,231,684	$1,842,295	514,406	423,249	118,607
Total current liabilities.	179,001	N/A	1,126,382	1,068,191	224,755	113,999	23,614
Total liabilities	376,315	N/A	1,583,285	1,191,797	330,960	164,368	28,250
Working capital	744,458	N/A	961,262	739,980	285,944	307,395	93,430
Total stockholders’ deficit	(708,650)	N/A	(733,103)	(413,366)	320,786	315,855	107,050
Total temporary Equity	1,381,502	N/A	1,381,502	1,063,864	(137,340)	(56,974)	(16,693)

(1)
Weighted average shares outstanding and earnings per share were not calculated for these historical periods. These calculations have not been performed for purposes of this filing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provides information that our management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. The discussion should be read together with the “Selected Historical Financial and Operating Data” section of this prospectus and the historical audited annual consolidated financial statements as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017, and unaudited interim consolidated financial statements as of September 30, 2020 and the nine-month periods ended September 30, 2020 and 2019, and the respective notes thereto, included elsewhere in this prospectus.
The discussion and analysis should also be read together with our unaudited pro forma financial information for the year ended December 31, 2019 and the nine months ended September 30, 2020. See “Unaudited Pro Forma Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus.
Overview
Opendoor’s mission is to empower everyone with the freedom to move. Since our inception in 2014, we have reimagined the residential real estate transaction with a consumer- and technology-first mindset. We believe the following are core advantages and differentiators for our business:
•
Consumer-first orientation.   We have a singular, unwavering focus on inventing products and services for the consumer. We are building direct relationships with home sellers and buyers through on-demand, digital, and self-service transactions. Our North Star is to deliver a world-class customer experience.

•
Vertically-integrated platform.   Instead of relying on the current, mostly offline, human-intensive process, we have created a scalable and integrated home transaction platform, utilizing technology to streamline the consumer experience and reduce costs. This platform encompasses consumer-facing software, internal tooling, customer fulfillment and capital markets operations. This foundation enables us to easily build and offer additional integrated products and services over time.

•
Pricing accuracy and automation.   We have invested significant engineering, data science, and operations resources in our pricing infrastructure. Our proprietary, machine learning-based pricing models are key to our ability to acquire and resell thousands of homes per month accurately, profitably, and with increasing levels of automation. Based on our historical results, we believe pricing performance will continue to improve with operating experience and scale.

Collectively, these underpin Opendoor’s digital suite of services, which brings simplicity, certainty and speed to the home selling and buying process. We believe that these products are resonating with consumers, with our revenues growing by more than 150% each of the last two years. In 2019, we sold almost 19,000 homes and generated $4.7 billion of revenue.
Despite this early traction, we are just beginning to scratch the surface of the market opportunity. Residential real estate represents a $1.6 trillion category that is fragmented and largely controlled by two million real estate agents. Consumers today are able to tap a button to book a flight, order food or even buy a car, yet the real estate market remains unchanged with less than 1% transacted online nationally (based on estimated iBuying volumes in 2019). Our mission is clear: lead the digital transformation of residential real estate. In 2019, we captured approximately 1.7% of all transactions across our 21 markets, with our highest market share city at 4%. We have significant opportunity for growth through both new market launches and deepening penetration in existing cities.

The traditional process of selling or buying a home is fraught with complexity and uncertainty. Sellers need to find an agent, perform repairs, list the home, hold multiple open houses and ultimately negotiate an offer. This process often takes 90 days or more and, despite all of the required time and effort, does not guarantee a successful transaction. We have invested heavily in developing our platform in order to remove the hassle and complexity from the home transaction process:
•
Home sellers can simply use our mobile app or website to request a competitive cash offer online. Opendoor eliminates the need for sellers to make required repairs during the sale process and allows for a flexible closing date. In addition to our core direct sale product, we recently launched “List with Opendoor” to help home sellers who prefer a differentiated listing service.

•
Home buyers can likewise utilize our app or website to self-tour or virtually tour homes at their convenience, shop for financing, submit an offer and close on their timeline. We introduced “Buy with Opendoor” in 2019 in select markets to bring this seamless, digital home buying experience to all homes on the market in addition to Opendoor inventory.

•
We are on the path to build a digital, one-stop shop that simplifies and streamlines the entire moving process. Today we offer title insurance, escrow and Opendoor Home Loans, with plans to add more services over time.

In order to expand our market share and achieve our growth objectives, we must consistently deliver a superior consumer experience and drive increased awareness for our offerings. We have enjoyed strong conversion historically, with 34% of real sellers choosing Opendoor when presented with our offer. These customers rate our service highly with Net Promoter Scores above 70. We plan to leverage organic word-of-mouth, partnerships and paid marketing to expand awareness for our products. In parallel, we aim to continuously lower our platform costs through automation and self service, which further enhances our value proposition to potential customers.
To achieve our long-term margin objectives, we must both maintain pricing accuracy as the business expands and increase customer adoption of our newer services, such as Opendoor Home Loans, Buy with Opendoor, and List with Opendoor. We also plan to achieve operating leverage by growing our revenue at a faster pace than our fixed cost base, which includes general and administrative as well as technology and development expenses. Given the size of the opportunity in front of us, we plan to invest aggressively in the near term and appropriately balance trade-offs between growth and margin as we scale.
The Business Combination
We entered into the Merger Agreement with SCH, a special purpose acquisition company, on September 15, 2020. Pursuant to the Merger Agreement, Merger Sub, a newly formed subsidiary of SCH, merged with and into Opendoor. Upon the recent consummation of the Closing, the separate corporate existence of Merger Sub ceased; Opendoor survived and became a wholly owned subsidiary of SCH, which was renamed Opendoor Technologies Inc.
The Business Combination was accounted for as a reverse recapitalization, in accordance with GAAP. Under the guidance in ASC 805, Opendoor Technologies was treated as the “acquired” company for financial reporting purposes. We were deemed the accounting predecessor of the combined business, and Opendoor Technologies, as the parent company of the combined business, was the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The Business Combination is expected to have a significant impact on our future reported financial position and results as a consequence of the reverse recapitalization. The most significant changes in Opendoor Technologies’ future reported financial position and results are expected to be a net increase in cash (as compared to our consolidated balance sheet at September 30, 2020) of approximately $971 million. The increase in cash includes approximately $600 million in proceeds from the private placement (“PIPE Investment”) consummated substantially simultaneously with the Business Combination, offset by additional transaction costs for the Business Combination. The transaction costs for the Business Combination are approximately $44 million, of which $14.5 million represents deferred underwriter fees related to SCH’s initial public offering. See “Unaudited Pro Forma Combined Financial Information.”
As a result of the Business Combination, we became an SEC-registered and Nasdaq-listed company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources. We estimate that these incremental costs will be approximately $15 million per year.
Business Impact of COVID-19
In December 2019, a novel strain of coronavirus (“COVID-19”) was reported and subsequently spread worldwide. On March 11, 2020, the World Health Organization declared COVID-19 a pandemic. In response to the COVID-19 pandemic and the consequent health risks, we substantially ceased purchasing additional homes in March 2020 to safeguard the health and safety of our customers and employees. After ensuring our ability to close transactions safely, seeing the lifting of shelter-in-place mandates, and retooling certain operational processes to enable “contactless” transactions, we resumed making offers to purchase homes in select markets in May 2020. We resumed operations across all of our markets by the end of August 2020.
Despite pausing new acquisitions in March, we continued to sell down inventory at a healthy pace, leading to home inventory of $152 million as of September 30, 2020 compared to inventory of $1,312 million as of December 31, 2019. As our revenues are dependent on inventory levels available for sale, we expect our near-term revenues to be pressured due to limited inventory. We experienced sequential, quarter-on-quarter declines in revenue in the second and third quarters of 2020 and expect a decline in fourth quarter 2020 revenue, before returning to sequential quarterly revenue growth in the first quarter of 2021. We plan to continue rebuilding our inventory throughout these periods and currently expect to return to 2019 revenue levels on a run-rate basis as we exit 2021. See “— Components of Our Results of Operations — Revenue.”
We also implemented a workforce restructuring and realignment in April 2020 to preserve operating flexibility, given that the duration and impact of COVID-19 on the housing market was highly uncertain during that period. We expect to benefit from a lower run-rate cost base as the business grows from current levels. Moving forward, we believe COVID-19 has accelerated the adoption of our digital services, as well as created additional tailwinds for housing as people work from home, explore less populated areas and pursue more space.
Our Business Model
Revenue model
Our vision is to reinvent the real estate transaction to be simple, fast and certain. We launched our first product in 2014 focused on home sellers and have since introduced additional products and services that address many parts of the moving journey. These include title and escrow services, Buy with Opendoor, List with Opendoor, and Opendoor Home Loans. We expect to continue to build out our product suite in order to deliver a simple, online one-stop shop to move.
We acquire homes directly from individual sellers and resell those homes to buyers, including both individual consumers and institutional investors. Upon acquiring a home, we typically make necessary renovations and repairs before listing it for sale on our website, our mobile app, Multiple Listing Services (“MLS”) and other online real estate portals. Our average hold period for homes purchased since January 2019, from acquisition to resale, ranged from 90 to 110 days and varied by market. Home sales comprise the vast majority of our revenues today, but we expect increasing contribution from adjacent services as our current offerings mature and we introduce additional services over time.
Offers
We generate demand for our services through organic awareness and word-of-mouth, paid media spend, and partnership channels such as our relationships with homebuilders and online portals. Home sellers can visit our website or mobile app and answer a few questions about their home’s condition, features and upgrades. For eligible homes, customers receive an initial home valuation range, which can be refreshed at any time through their personalized seller dashboard. The majority of our initial offers are algorithmically generated and do not require any human intervention.

In order to finalize our offer, we conduct a free assessment to confirm all of the home details and identify any repairs that may need to be performed. We have developed purpose-built software to guide home assessment workflows and collect over 100 unique data points regarding a home’s condition and quality, which we incorporate as structured data into our underlying pricing models. Once completed, we finalize our offer, taking into consideration any necessary repairs, and produce the purchase agreement for the seller. Our objective is to provide a competitive cash offer to sellers and we believe this approach builds trust with our potential customers. Our business model is designed to generate margins from our service charge to sellers and ancillary products and services associated with a transaction, and not from the spread between acquisition price and resale price.
We closely track the number of potential sellers who accept the Opendoor offer versus listing their home on the MLS, and this conversion rate is an important factor for our growth.
Home acquisition and renovation
Once a seller has received and accepted our final purchase offer, we enable the seller to close the transaction on a flexible timeline. This is a particularly important feature to sellers, as their home sale can accommodate other life events (including the purchase of their next home) and further differentiates our service from a traditional sale. Depending on the condition of the home, we leverage our vetted contractor network within each market to complete required repairs and upgrades. Our repair scopes are focused on high-return investments and ensuring the home is in market-ready condition. We continuously refine and adjust our repair strategies based on our operating experience in markets and reviewing neighborhood-level resale outcomes.
Home resale
Post-renovation, we market our homes across a wide variety of channels to generate buyer awareness and demand. These include the Opendoor website and mobile app, local MLS and syndication across real estate portals. We also generate buyer awareness through Opendoor signage for listed properties. Efficiently turning our inventory, inclusive of repairing, listing, and reselling the home, is important to our financial performance, as we bear holding costs (including utilities, property taxes and insurance) and financing costs during our ownership period.
As part of the listing and marketing process, we determine an appropriate pricing strategy for each home. Our proprietary pricing engine helps automate many of these steps, including relevant adjustments over time. We measure our inventory performance compared to local market trends, and our pricing models can incorporate granular, relative demand signals to optimize pricing and sell-through across the portfolio. Our resale models, in conjunction with our pricing team, aim to maximize resale margin while maintaining appropriate transaction velocity and overall inventory health.
When we receive an acceptable offer on a given home, we enter into a resale contract. Buyers will then typically conduct an inspection on the property, finalize their mortgage application process and ultimately take possession of the home upon closing of the transaction.
Factors Affecting our Business Performance
Market Penetration in Existing Markets
Residential real estate is one of the largest consumer markets, with approximately $1.6 trillion of home value transacted annually. In 2019, we estimate that we captured approximately 1.7% unit market share across our 21 markets. Given we operate in a highly fragmented industry and offer a differentiated value proposition to the incumbent agent-led transaction, we believe there is significant opportunity to expand our share in our existing cities. We have already demonstrated higher market share in a number of our more mature markets, providing a template for potential share gains as the rest of the portfolio matures.
By providing a consistent, high-quality and differentiated experience to our customers, we hope to continue to drive positive word-of-mouth, awareness and trust in our platform. We believe this creates a virtuous cycle, whereby more home sellers will request an offer from Opendoor, allowing us to deepen our market penetration.

Expansion into New Markets
Since our inception in 2014, we have expanded into 21 markets. The following table represents the number of markets as of the periods presented:
	Nine Months Ended September 30,		Year Ended December 31,
(in whole numbers)	2020	2019	2019	2018	2017
Number of markets (at period end)	21	20	21	18	6
Our markets today cover only approximately 1.1 million of the total 5.3 million existing home transactions that occur each year in the United States. As such, we believe there is a meaningful opportunity to grow our business by expanding our geographic coverage. Based on our 21 markets launched to date, we believe our business model and pricing capabilities allow us to service the majority of our total addressable market.
After launching 12 markets in 2018, we focused on centralizing our operations platform for long-term scalability in 2019. We launched three additional markets in 2019 and have not launched any markets in 2020, primarily due to COVID-19. We expect to resume additional market launches in 2021. We believe our centralized systems will allow for a higher velocity and lower cost market launch process in the future. We can now launch a market with only a small field team focused on home assessments and subcontractor oversight, with all other key functions managed centrally, including marketing, customer sales and support and pricing.
We view the first year of a market launch as an investment period during which we refine our pricing models, renovation strategies and cost structure. Historically, we have seen purchase cohort Contribution Margins for new markets reach positive, steady-state levels approximately one year after initial launch. The significant number of new market launches in 2018 contributed to our lower Contribution Margins in 2019; as those same markets matured, we were able to improve Contribution Margin performance in 2020.
Adjacent Products and Services
We believe home sellers and buyers value simplicity and convenience. To that end, we are building an online, integrated suite of home services that delivers a superior experience and aims to lower total costs to the customer. We expect that these additional services will also be accretive to our Contribution Margins. Our adjacent services currently include the following:
•
Title and escrow:   We offer customers seamless and integrated title insurance and escrow services through our affiliated companies. In the markets where our affiliates offer title insurance services, we provided title insurance services for 80% of Opendoor home transactions that closed during 2019, which helps validate our thesis that customers prefer an online, integrated experience.

•
Opendoor Home Loans:   Launched in mid-2019, we have built this service from the ground up as a technology-first mortgage platform for customers looking to buy or refinance a home. We serve as a correspondent lender in the transaction and sell originated loans to third-party investors.

•
List with Opendoor:   Launched in early 2020, this service broadens our product suite for potential home sellers, as we can now offer a differentiated listing service side-by-side with our original direct sale offering.

•
Buy with Opendoor:   Our Buyer product enables home buyers to tour homes on-demand, make an offer and shop for financing all from their mobile phone. Buy with Opendoor is currently available in select Opendoor markets and offers access to not only Opendoor-owned homes, but all homes listed on the market.

We will continue to evaluate new ways to improve our end-to-end solution and expect to invest in additional services over time.
Unit economics
We view Contribution Margin and Contribution Margin after Interest as key measures of unit economic performance. Our long-term financial performance depends, in part, on continuing to expand unit margins through the following initiatives:

•
Pricing engine optimization and enhancements, especially as we enter new markets and expand our reach in existing markets.

•
Lowering platform costs through process refinement, greater automation and self-service, and more efficient forms of financing.

•
Successful introduction of additional services that supplement the core transaction margin profile.

Seasonality
The residential real estate market is seasonal, with greater demand from home buyers in the spring and summer, and typically weaker demand in late fall and winter. We expect our financial results and working capital requirements to reflect seasonal variations over time, although our growth and market expansion have obscured the impact of seasonality in our historical financials. That said, we generally expect stronger sequential revenue growth in the first quarter of the year versus the third and fourth quarters.
Risk management
We have invested significant time and resources into our pricing engine and inventory management systems. Our engineering, data science and pricing teams collectively focus on pricing accuracy for both home acquisition and disposition, as well as managing our inventory health across markets.
While residential real estate markets are subject to fluctuations, as with any market, we believe we are well-positioned to manage our inventory risk exposure due to the following:
•
Our business model is based on transaction velocity and short-duration hold times, with our average days in possession typically ranging from 90 to 110 days for homes acquired since January 2019. We have historically concentrated our home purchases on the more liquid segments of the residential real estate market, thus limiting our duration risk. Moreover, residential real estate prices tend to move gradually relative to other asset classes, which meaningfully reduces our exposure to price fluctuations during our ownership period.

•
Our pricing models and inventory management systems are designed to recalibrate to market signals on a daily basis. Accordingly, changing market conditions will be immediately reflected in our pricing for new acquisitions, leaving only previously-acquired inventory at risk to potential market volatility.

•
At any moment in time, a significant portion of our inventory is under resale contract; this means we have already found buyers for those homes and are in the process of closing the resale transactions. This further limits our exposure to the remaining homes in inventory.

•
Our listed homes are not occupied and are in resale condition given the repairs and renovations we perform. We believe that this increases the salability and liquidity of our portfolio.

•
We operate in 21 distinct markets, affording us natural diversification across our inventory portfolio. While there are macro forces that may impact all markets, local real estate markets tend to be idiosyncratic in terms of their individual supply-demand dynamics.

We will continue to make substantial investments in our pricing systems and risk management functions.
Inventory Financing
Our business model is working capital intensive and inventory financing is a key enabler of our growth. We rely on our access to non-recourse asset-backed financing facilities, which consist of senior revolving credit facilities and asset-backed mezzanine term debt facilities, to finance our home acquisitions. See “—Liquidity and Capital Resources — Debt and Financing Arrangements.”
Non-GAAP Financial Measures
In addition to our results of operations below, we report certain financial measures that are not required by, or presented in accordance with, U.S. generally accepted accounting principles (“GAAP”).

These measures have limitations as analytical tools when assessing our operating performance and should not be considered in isolation or as a substitute for GAAP measures, including gross profit and net income. We may calculate or present our non-GAAP financial measures differently than other companies who report measures with similar titles and, as a result, the non-GAAP financial measures we report may not be comparable with those of companies in our industry or in other industries.
Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest
To provide investors with additional information regarding our margins and return on inventory acquired, we have included Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest, which are non-GAAP financial measures. We believe that Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest are useful financial measures for investors as they are supplemental measures used by management in evaluating unit level economics and our operating performance in our key markets. Each of these measures is intended to present the economics related to homes sold during a given period. We do so by including revenue generated from homes sold (and adjacent services) in the period and only the expenses that are directly attributable to such home sales, even if such expenses were recognized in prior periods, and excluding expenses related to homes that remain in inventory as of the end of the period. Contribution Profit provides investors a measure to assess Opendoor’s ability to generate returns on homes sold during a reporting period after considering home purchase costs, renovation and repair costs, holding costs and selling costs. Contribution Profit After Interest further impacts gross profit by including Interest costs attributable to homes sold during a reporting period. We believe these measures facilitate meaningful period over period comparisons and illustrate our ability to generate returns on assets sold after considering the costs directly related to the assets sold in a given period.
Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest are supplemental measures of our operating performance and have limitations as analytical tools. For example, these measures include costs that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, costs required to be recorded under GAAP in the same period. These measures also exclude the impact of certain restructuring costs that are required under GAAP. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is gross profit.
Adjusted Gross Profit / Margin
We calculate Adjusted Gross Profit as gross profit under GAAP adjusted for (1) net inventory impairment plus (2) restructuring in cost of revenue. Restructuring in cost of revenue reflects the costs associated with the reduction in our workforce in 2020, a portion of which were related to personnel included in cost of revenue. Net inventory impairment is calculated by adding back the inventory impairment charges recorded during the period on homes that remain in inventory at period end, and subtracting the inventory impairment charges recorded in prior periods on homes sold in the current period. We define Adjusted Gross Margin as Adjusted Gross Profit as a percentage of revenue.
We view this metric as an important measure of business performance, as it captures gross margin performance isolated to homes sold in a given period and provides comparability across reporting periods. Adjusted Gross Profit helps management assess service charges, pricing and renovation performance for a specific resale cohort.
Contribution Profit / Margin
We calculate Contribution Profit as Adjusted Gross Profit, minus (1) holding costs incurred in the current period on homes sold during the period, minus (2) holding costs incurred in prior periods on homes sold in the current period, and (3) direct selling costs incurred on homes sold during the current period. The composition of our holding costs is described in the footnotes to the reconciliation table below. Contribution Margin is Contribution Profit as a percentage of revenue.

We view this metric as an important measure of business performance as it captures the unit level performance isolated to homes sold in a given period and provides comparability across reporting periods. Contribution Profit helps management assess inflows and outflows directly associated with a specific resale cohort.
Contribution Profit / Margin After Interest
We define Contribution Profit After Interest as Contribution Profit, minus interest expense under our senior revolving credit facilities incurred on the homes sold during the period. This may include interest expense recorded in periods prior to the period in which the sale occurred. Our senior revolving credit facilities are secured by our homes in inventory and drawdowns are made on a per-home basis at the time of purchase and are required to be repaid at the time the homes are sold. See “— Liquidity and Capital Resources — Debt and Financing Arrangements.” We do not include interest expense associated with our mezzanine term debt facilities in this calculation as we do not view such facilities as reflective of our expected long term capital structure and cost of financing. Contribution Margin After Interest is Contribution Profit After Interest as a percentage of revenue.
We view this metric as an important measure of business performance. Contribution Profit After Interest helps management assess Contribution Margin performance, per above, when fully burdened with expected long-term costs of financing.
The following table presents a reconciliation of our Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest to our gross profit, which is the most directly comparable GAAP measure, for the periods indicated:
	Nine Months Ended September 30,		Year Ended December 31,
(in thousands, except percentages)	2020	2019	2019	2018	2017
Gross profit (GAAP)	$181,432	$227,289	$301,250	$133,428	$66,347
Gross Margin	7.8%	6.5%	6.4%	7.3%	9.3%
Adjustments:
Inventory impairment – Current Period(1)	252	13,327	10,363	15,103	2,343
Inventory impairment – Prior Periods(2)	(10,540)	(14,551)	(14,941)	(2,419)	(2,418)
Restructuring in cost of revenue(3)	1,902	—	—	—	—
Adjusted Gross Profit	173,046	226,065	296,672	146,112	66,272
Adjusted Gross Margin	7.4%	6.5%	6.3%	7.9%	9.3%
Adjustments:
Direct selling costs(4)	(67,685)	(110,907)	(149,221)	(62,396)	(25,879)
Holding costs on sales – Current Period(5)(6)	(15,276)	(28,676)	(42,837)	(15,881)	(7,215)
Holding costs on sales – Prior Periods(5)(7)	(11,419)	(12,652)	(12,561)	(3,192)	(1,946)
Contribution Profit	78,666	73,830	92,053	64,643	31,232
Contribution Margin	3.4%	2.1%	1.9%	3.5%	4.4%

	Nine Months Ended September 30,		Year Ended December 31,
(in thousands, except percentages)	2020	2019	2019	2018	2017
Adjustments:
Interest on homes sold – Current Period(8)(9)	(16,779)	(35,887)	(51,388)	(18,309)	(5,962)
Interest on homes sold – Prior Periods(8)(10)	(10,477)	(12,991)	(13,179)	(3,091)	(1,488)
Contribution Profit After Interest	51,410	24,952	27,486	43,243	23,782
Contribution Margin After Interest	2.2%	0.7%	0.6%	2.4%	3.3%

(1)
Inventory impairment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.

(2)
Inventory impairment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

(3)
Restructuring in cost of revenue consists mainly of severance and employee termination benefits that were recorded to cost of revenue. On April 15, 2020, we initiated a reduction in workforce following the outbreak of the COVID-19 pandemic.

(4)
Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes.

(5)
Holding costs include mainly property taxes, insurance, utilities, association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing, and operations on the Consolidated Statements of Operations.

(6)
Represents holding costs incurred in the period presented on homes sold in the period presented.

(7)
Represents holding costs incurred in prior periods on homes sold in the period presented.

(8)
This does not include interest on mezzanine term debt facilities or other indebtedness. See “— Liquidity and Capital Resources — Debt and Financing Arrangements.”

(9)
Represents the interest expense under our senior revolving credit facilities incurred on homes sold for the current period during the period.

(10)
Represents the interest expense under our senior revolving credit facilities incurred on homes sold for the current period during prior periods.

Adjusted Net Loss and Adjusted EBITDA
We also present Adjusted Net Loss and Adjusted EBITDA, which are non-GAAP financial measures that our management uses to assess our underlying financial performance. These measures are also commonly used by investors and analysts to compare the underlying performance of companies in our industry. We believe these measures provide investors with meaningful period over period comparisons of our underlying performance, adjusted for certain charges that are non-recurring, non-cash, not directly related to our revenue-generating operations or not aligned to related revenue.
Adjusted Net Loss and Adjusted EBITDA are supplemental measures of our operating performance and have important limitations. For example, these measures exclude the impact of certain costs required to be recorded under GAAP. These measures also include impairment costs that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, impairment costs required to be recorded under GAAP in the same period. These measures could differ substantially from similarly titled measures presented by other companies in our industry or companies in other industries. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is net loss.

Adjusted Net Loss
We calculate Adjusted Net Loss as GAAP net loss adjusted to exclude non-cash expenses of stock-based compensation, warrant expense and intangible amortization. It also excludes non-recurring restructuring charges and convertible note payment-in-kind (“PIK”) interest and issuance discount amortization. Adjusted Net Loss also aligns the timing of impairment charges recorded under GAAP to the period in which the related revenue is recorded in order to improve the comparability of this measure to our non-GAAP financial measures of unit economics, as described above. Our calculation of Adjusted Net Loss does not currently include the tax effects of the non-GAAP adjustments because our taxes and such tax effects have not been material to date.
Adjusted EBITDA
We calculated Adjusted EBITDA as Adjusted Net Loss adjusted for depreciation and amortization, property financing and other interest expense, and taxes. Adjusted EBITDA is a supplemental performance measure that our management uses to assess our operating performance and the operating leverage in our business.
The following table presents a reconciliation of our Adjusted Net Loss and Adjusted EBITDA to our net loss, which is the most directly comparable GAAP measure, for the periods indicated:
	Nine Months Ended September 30,		Year Ended December 31,
(in thousands, except percentages)	2020	2019	2019	2018	2017
Net loss (GAAP)	$(198,968)	$(247,448)	$(339,170)	$(239,929)	$(84,767)
Adjustments:
Stock-based compensation	9,162	9,990	13,196	14,966	3,761
Derivative and warrant fair value adjustment(1)	25,219	(6,644)	(6,243)	18,022	32
Intangibles amortization expense(2)	3,134	1,888	2,945	613	—
Inventory impairment – Current Period(3)	252	13,327	10,363	15,103	2,343
Inventory impairment — Prior Periods(4)	(10,540)	(14,551)	(14,941)	(2,419)	(2,418)
Restructuring(5)	30,541	2,183	3,428	—	—
Convertible note PIK interest, amortization and derivative fair value adjustment(6)	7,824	1,596	4,102	478	16
Other(7)	(367)	(556)	(498)	1,271	425
Adjusted Net Loss	(133,743)	(240,215)	(326,818)	(191,895)	(80,608)
Adjustments:
Depreciation and amortization, excluding intangibles amortization expense	17,011	10,449	15,043	4,572	1,160
Property financing(8)	32,010	63,836	84,314	47,725	15,988
Other interest expense(9)	17,559	15,682	21,312	12,253	7,338
Interest income(10)	(4,007)	(9,023)	(11,999)	(3,869)	(674)
Income tax expense	234	340	252	377	0
Adjusted EBITDA	(70,936)	(158,931)	(217,896)	(130,837)	(56,796)
Adjusted EBITDA Margin	(3.0)%	(4.6)%	(4.6)%	(7.1)%	(8.0)%

(1)
Represents the unrealized gains and losses on our derivative and warrant liabilities, which are marked to fair market value at the end of each period.

(2)
Represents amortization of intangibles acquired in the OSN and Open Listings Co acquisitions which contribute to revenue generation and are recorded as part of purchase accounting. The acquired intangible assets have useful lives ranging from 2 to 5 years and amortization is expected until the intangible assets are fully amortized.

(3)
Inventory impairment — Current Period is the inventory impairment charge recorded during the period presented associated with homes that remain in inventory at period end.

(4)
Inventory impairment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

(5)
Restructuring costs consist mainly of employee termination benefits, relocation packages and retention bonuses as well as costs related to the exiting of certain non-cancelable leases. In 2020, these costs related mainly to a reduction in workforce implemented in April 2020 as well as our exercise of the early termination option related to our San Francisco headquarters. In 2019, these costs related mainly to the centralization of our administrative and selling functions, including the relocation of local teams to Phoenix.

(6)
Includes non-cash payment-in-kind (“PIK”) interest, fair value adjustments, and amortization of the embedded derivative as discount on the convertible notes issued from July through November 2019. We exclude convertible note PIK interest, fair value adjustments, and amortization from Adjusted Net Loss since these are non-cash in nature and will be converted into equity.

(7)
Includes primarily gain or loss on disposal of fixed assets, gain or loss on interest rate lock commitments and gain or loss on the sale of marketable securities.

(8)
Includes interest expense on our senior revolving credit facilities and our asset-backed mezzanine term debt facilities.

(9)
Includes amortization of debt issuance costs and loan origination fees, commitment fees, unused fees, and other interest related costs on our senior revolving credit facilities and our mezzanine term debt facilities.

(10)
Consists mainly of income earned on marketable securities.

Components of Our Results of Operations
Revenue
We generate revenue primarily from the sale of homes that we previously acquired from homeowners. In addition, we generate revenue from additional services we provide to both home sellers and buyers, which consists primarily of title insurance and escrow services, Buy with Opendoor, List with Opendoor and Opendoor Home Loans.
Due to the pause in home purchases following the outbreak of the COVID-19 pandemic, our inventory levels have meaningfully declined since the start of the year. We experienced sequential, quarter-on-quarter declines in revenue in the second and third quarters of 2020 and expect a decline in fourth quarter 2020 revenue, before returning to sequential quarterly revenue growth in the first quarter of 2021. We plan to continue rebuilding our inventory throughout these periods and currently expect to return to 2019 revenue levels, on a run-rate basis, as we exit 2021.
Home sales revenue from selling residential real estate is recognized when title to and possession of the property has transferred to the buyer and we have no continuing involvement with the property, which is generally the close of escrow. The amount of revenue recognized for each home sale is equal to the sale price of the home net of any concessions.
Cost of Revenue
Cost of revenue includes the property purchase price, acquisition costs, direct costs to renovate or repair the home and real estate inventory valuation adjustments, if any. These costs are accumulated in real estate inventory during the property holding period and charged to cost of revenue under the specific identification method when the property is sold. Additionally, for our revenue other than home sales revenue, cost of revenue consists of any costs incurred in delivering the service, including associated headcount expenses such as salaries, benefits and stock-based compensation.
Other Operating Expenses
Sales, Marketing and Operations Expense
Sales, marketing and operations expense consists primarily of resale broker commissions (paid to the home buyers’ real estate agents, if applicable), resale closing costs, holding costs related to real estate inventory including utilities, property taxes and maintenance, and expenses associated with product marketing, promotions and brand-building. Sales, marketing and operations expense also includes any headcount expenses in support of sales, marketing, and real estate operations such as salaries, benefits and stock-based compensation.
General and Administrative Expense
General and administrative expense consists primarily of headcount expenses, including salaries, benefits and stock-based compensation for our executive, finance, human resources, legal and administrative personnel, third-party professional services fees and rent expense.
We expect our recurring general and administrative expense to increase following the Closing, as we begin to incur public company costs. See “— The Business Combination” above.
Technology and Development Expense
Technology and development expense consists primarily of headcount expenses, including salaries, benefits and stock-based compensation for employees in the design, development, testing, maintenance and operation of our mobile applications, websites, tools and applications that support our products. Technology and development expense also includes amortization of capitalized software development costs.
Derivative and Warrant Fair Value Adjustment
Warrant fair value adjustment consists of unrealized gains and losses as a result of marking our warrants and embedded derivatives related to the Convertible Notes to fair market value at the end of each reporting period.
Interest Expense
Interest expense consists primarily of interest paid or payable and the amortization of debt discounts and debt issuance costs. Interest expense varies period over period, primarily due to fluctuations in our inventory volumes and changes in LIBOR, which impact the interest incurred on our senior revolving credit facilities (see “— Liquidity and Capital Resources — Debt and Financing Arrangements”).
We expect our overall interest expense to increase as revenue increases. Subject to market interest rate drivers, we will evaluate opportunities to reduce our borrowing costs over the long-term, including through limiting our reliance on the higher cost mezzanine term debt facilities and exploring new sources of financing.
Other Income — Net
Other income-net consists primarily of interest income from our investment in marketable securities.
Income Tax Expense
We record income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial statement and income tax basis of existing assets and liabilities. These differences are measured using the enacted statutory tax rates that are expected to apply to taxable income for the years in which differences are expected to reverse. We recognize the effect on deferred income taxes of a change in tax rates in income in the period that includes the enactment date.

We record a valuation allowance to reduce our deferred tax assets and liabilities to the net amount that we believe is more likely than not to be realized. We consider all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing tax planning strategies in assessing the need for a valuation allowance.
Results of Operations
Nine Months Ended September 30, 2020 Compared to Nine Months Ended September 30, 2019
The following table sets forth our results of operations for the nine months ended September 30, 2020 and 2019:
	Nine Months Ended September 30,		Change in
(in thousands, except percentages)	2020	2019	$	%
Revenue	$2,334,235	$3,484,929	$(1,150,694)	(33)%
Cost of revenue	2,152,803	3,257,640	(1,104,837)	(34)%
Gross profit	181,432	227,289	(45,857)	(20)%
Operating expenses:
Sales, marketing and operations	156,290	291,375	(135,085)	(46)%
General and administrative	99,074	80,781	18,293	23%
Technology and development	45,809	37,215	8,594	23%
Total operating expenses	301,173	409,371	(108,198)	(26)%
Net operating loss	(119,741)	(182,082)	62,341	(34)%
Derivative and warrant fair value adjustment	(25,219)	6,644	(31,863)	(480)%
Interest expense	(57,393)	(81,114)	23,721	(29)%
Other income-net	3,619	9,444	(5,825)	(62)%
Loss before income taxes	(198,734)	(247,108)	48,374	(20)%
Income tax expense	(234)	(340)	106	(31)%
Net loss	(198,968)	(247,448)	48,480	(20)%
Less net income attributable to noncontrolling interest	—	1,847	(1,847)	(100)%
Net loss attributable to Opendoor Labs Inc.	$(198,968)	$(249,295)	$50,327	(20)%
Revenue
Revenue decreased by $1,150.7 million, or 33%, for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. The decrease in revenue was primarily attributable to lower sales volumes, reflecting the decline in our inventory levels in response to the COVID-19 pandemic. See “— Business Impact of COVID-19”. We sold 9,064 homes during the nine months ended September 30, 2020, compared to 13,786 homes during the nine months ended September 30, 2019, representing a decrease of 34%, while the average resale home price increased 1.2% between periods. We operated in 21 markets as of September 30, 2020, compared to 20 markets as of September 30, 2019.
Cost of Revenue and Gross Profit
Cost of revenue decreased by $1,104.8 million, or 34%, for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. This decrease in cost of revenue was primarily attributable to lower sales volumes.
Gross profit margins improved to 7.8% from 6.5% for the nine months ended September 30, 2020 and September 30, 2019, respectively. For the same periods, Adjusted Gross Margins improved to 7.4% from 6.5%. Gross margin improvement was primarily due to higher service charges and pricing improvements across markets.

Contribution Margin increased to 3.4% from 2.1% over the same period, due largely to higher Adjusted Gross Margins as well as improvements in direct selling and holding costs. See “— Non-GAAP Financial Measures.”
Other Operating Expenses
Sales, Marketing and Operations.   Sales, marketing and operations expenses decreased by $135.1 million, or 46%, for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. The decrease was primarily attributable to a $44.5 million decrease in advertising expense, as we largely suspended paid marketing spend in the second quarter of 2020 in response to COVID-19. In addition, property holding costs declined by $26.1 million due to lower inventory volumes and resale broker commissions and resale transaction costs declined by $32.7 million and $9.9 million, respectively, due to lower resale volumes. Personnel expenses decreased by $15.9 million due to headcount reductions, as a result of the April 2020 workforce reduction.
General and Administrative.   General and administrative expenses increased by $18.3 million, or 23%, for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. The increase was primarily attributable to $18.2 million of costs related to the exiting of certain non-cancelable leases with no future benefits to the Company.
Technology and Development.   Technology and development expenses increased by $8.6 million, or 23%, for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. The increase was primarily attributable to a $6.7 million increase in amortization of internally developed software and a $4.5 million decrease in the amount of direct costs capitalized in the development of internal use software. The increased expense related to internally developed software costs is offset by a $3.0 million reduction in personnel expenses due to headcount reductions as a result of the April 2020 workforce reduction.
Derivative and Warrant Fair Value Adjustment
Derivative and warrant fair value adjustment decreased by $31.9 million to a $25.2 million loss for the nine months ended September 30, 2020. The decrease was primarily attributable to an adjustment to the fair value of the embedded derivative liability related to the convertible notes. On September 14, 2020, the holders of the convertible notes exchanged all of the outstanding convertible notes for the right to receive 13.3 million shares of Opendoor common stock at the earlier of (i) immediately prior to the Closing and (ii) March 13, 2021. At the time of the exchange, the related derivative was marked-to-market, resulting in a $23.3 million expense. In addition, the fair value adjustment related to warrants changed by $8.5 million, from a $6.6 million gain during the nine months ended September 30, 2019 to a $1.9 million loss during the nine months ended September 30, 2020, primarily attributable to changes in the fair value of the Series D convertible preferred stock. These 13.3 million shares of Opendoor common stock were delivered in connection with Closing.
Interest Expense
Interest expense decreased by $23.7 million, or 29%, for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. The decrease was primarily attributable to a 39% decrease in the average outstanding balance of our non-recourse asset-backed financing facilities due to the reduction in inventory levels as a result of our initial response to the COVID-19 pandemic. This decrease was offset by interest expenses related to the $178.2 million in convertible notes issued in the second half of 2019.
Other Income — Net
Other income-net decreased by $5.8 million, or 62%, for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. The decrease was primarily attributable to lower interest income from cash, cash equivalents and marketable securities.

Income Tax Expense
Income tax expense decreased by a nominal amount for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019.
Year Ended December 31, 2019 Compared to Year Ended December 31, 2018
The following table sets forth our results of operations for the years ended December 31, 2019 and 2018:
	Year Ended December 31,		Change in
(in thousands, except percentages)	2019	2018	$	%
Revenue	$4,740,583	$1,838,066	$2,902,517	158%
Cost of revenue	4,439,333	1,704,638	2,734,695	160%
Gross profit	301,250	133,428	167,822	126%
Operating expenses:
Sales, marketing and operations	384,416	196,292	188,124	96%
General and administrative	113,446	72,350	41,096	57%
Technology and development	51,222	28,458	22,764	80%
Total operating expenses	549,084	297,100	251,984	85%
Net operating loss	(247,834)	(163,672)	(84,162)	(51)%
Warrant fair value adjustment	6,243	(18,022)	24,265	135%
Interest expense	(109,728)	(60,456)	(49,272)	82%
Other income-net	12,401	2,598	9,803	377%
Loss before income taxes	(338,918)	(239,552)	(99,366)	(41)%
Income tax expense	(252)	(377)	125	(33)%
Net loss	(339,170)	(239,929)	(99,241)	(41)%
Less net income attributable to noncontrolling interest	1,847	1,362	485	36%
Net loss attributable to Opendoor Labs Inc.	$(341,017)	$(241,291)	$(99,726)	(41)%
Revenue
Revenue increased by $2,902.5 million, or 158%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase in revenue was primarily attributable a 152% increase in volume of homes sold during the year as 2019 saw 18,799 homes sold compared to 7,470 in 2018. Growth in 2019 benefited from scaling of 12 new markets launched in 2018, as well as same-market growth in our first six markets launched prior to 2018. Average home price increased by 2% over the period.
Cost of Revenue and Gross Profit
Cost of revenue increased by $2,734.7 million, or 160%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This increase in cost of revenue was primarily attributable to higher volume of homes sold and is consistent with the increase in revenue.
Gross profit margins declined to 6.4% from 7.3% for the years ended December 31, 2019 and December 31, 2018, respectively. For the same periods, Adjusted Gross Margins declined to 6.3% from 7.9%. This decline is due in part to lower margins in newly launched markets in 2018, given the typical maturation period for new cities.
Contribution Margin declined to 1.9% from 3.5% over the same periods, in line with the change in Adjusted Gross Margins. See “— Non-GAAP Financial Measures.”

Other Operating Expenses
Sales, marketing and operations.   Sales, marketing and operations expenses increased by $188.1 million, or 95%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was primarily attributable to payment of broker commissions in connection with home sales, which saw a $72.4 million increase during the period due to higher sales volumes. In addition, advertising increased $35.7 million as we expanded into new markets and increased our footprint in existing markets. Personnel expenses increased by $27.9 million due to headcount expansion. Other drivers include an increase of $22.3 million in holding costs and $12.7 million in transaction costs attributable to higher sales volume.
General and administrative.   General and administrative expenses increased by $41.1 million, or 57%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was primarily attributable to a $16.1 million increase in personnel expenses due to headcount growth, an $8.0 million increase in rent expense and increased software expenses of $4.6 million.
Technology and development.   Technology and development expenses increased by $22.8 million, or 80%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was primarily attributable to a $17.6 million increase in personnel expenses due to headcount expansion. In addition, hosting and software expenses increased by $3.5 million.
Warrant Fair Value Adjustment
The warrant fair value adjustments for the years ended December 31, 2019 and 2018 were $6.2 million and $(18.0) million, respectively. The adjustments were primarily due to increases in our warrant liability related to the fair value measurement, specifically changes to the valuation of our common stock.
Interest Expense
Interest expense increased by $49.3 million, or 82%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was primarily attributable to property financing costs which increased $36.6 million due to higher inventory purchases. Further contributing to the increase was the issuance of the convertible notes between July and November 2019.
Other Income — Net
Other income-net increased by $9.8 million, or 377%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was primarily attributable to our increased investment in marketable securities during the period.
Income Tax Expense
Income tax expense decreased by a nominal amount for the year ended December 31, 2019 compared to the year ended December 31, 2018.

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017
The following table sets forth our results of operations for the years ended December 31, 2018 and 2017:
	Year Ended December 31,		Change in
(in thousands, except percentages)	2019	2018	$	%
Revenue	$1,838,066	$711,066	$1,127,000	158%
Cost of revenue	1,704,638	644,719	1,059,919	164%
Gross profit	133,428	66,347	67,081	101%
Operating expenses:
Sales, marketing and operations	196,292	74,938	121,354	162%
General and administrative	72,350	36,928	35,422	96%
Technology and development	28,458	16,123	12,335	77%
Total operating expenses	297,100	127,989	169,111	132%
Net operating loss	(163,672)	(61,642)	(102,030)	(166)%
Warrant fair value adjustment	(18,022)	(32)	(17,990)	(56,219)%
Interest expense	(60,456)	(23,342)	(37,114)	159%
Other income-net	2,598	249	2,349	943%
Loss before income taxes	(239,552)	(84,767)	(154,785)	(183)%
Income tax expense	(377)	—	(377)	100%
Net loss	(239,929)	(84,767)	(155,162)	(183)%
Less net income attributable to noncontrolling interest	1,362	62	1,300	2,097%
Net loss attributable to Opendoor Labs Inc.	$(241,291)	$(84,829)	$(156,462)	(184)%
Revenue
Revenue increased by $1,127.0 million, or 158%, for the year ended December 31, 2018 compared to the year ended December 31, 2017. The increase in revenue was primarily attributable to a 139% increase in volume of homes sold. We sold 7,470 homes in 2018 compared to 3,127 in 2017. The majority of the year-over-year growth was driven by deepening penetration in existing markets, supplemented by more modest contributions from the 12 markets launched in 2018. The average home price during the period increased 8%, driven primarily by higher average selling prices. Our adjacent service revenue increased by $10.2 million as we launched title services in the third quarter of 2017.
Cost of Revenue and Gross Profit
Cost of revenue increased by $1,059.9 million, or 164%, for the year ended December 31, 2018 compared to the year ended December 31, 2017. The increase in cost of revenue was primarily attributable to increased volume of homes sold and is in line with the increase in revenue.
Gross profit margins declined to 7.3% from 9.3% for the years ended December 31, 2018 and December 31, 2017, respectively. For the same periods, Adjusted Gross Margins declined to 7.9% from 9.3%. This decline was primarily due to proactively lowering service charges across our markets.
Contribution Margin declined to 2.4% from 3.3% over the same periods, as lower Adjusted Gross Margins were offset by improvements in holding costs and direct selling costs. See “— Non-GAAP Financial Measures.”
Other Operating Expenses
Sales, marketing and operations.   Sales, marketing and operations expenses increased by $121.4 million, or 162%, for the year ended December 31, 2018 compared to the year ended December 31, 2017. The increase in sales, marketing and operations expenses was primarily attributable to increases of $31.0 million in broker commissions, $24.1 million in holding costs and $6.0 million in transaction costs due to higher sales volume. In addition, advertising increased $26.6 million as we expanded into new markets during 2018 and personnel expenses increased $22.6 million due to headcount expansion.
General and administrative.   General and administrative expenses increased by $35.4 million, or 96%, for the year ended December 31, 2018 compared to the year ended December 31, 2017. The increase in general and administrative expenses was primarily attributable to a $16.0 million increase in personnel expense, including stock based compensation, due to headcount growth. In addition, outside services and rent expense increased by $5.3 million and $3.8 million, respectively.
Technology and development.   Technology and development expenses increased by $12.3 million, or 77%, for the year ended December 31, 2018 compared to the year ended December 31, 2017. The increase in technology and development expenses was primarily attributable to a $13.7 million increase in personnel expense due to headcount growth.
Warrant Fair Value Adjustment
The warrant fair value adjustments for the years ended December 31, 2018 and 2017 were $(18.0) million and $(32,000), respectively. The adjustment for the year ended December 31, 2019 was primarily related to a reduction in the remaining term of the warrants, which caused the call option value of the warrants to decrease. The adjustment for the year ended December 31, 2018 was primarily related to the initial recognition for the issuance of warrants as discussed in Note 15 (“Warrants”) of the accompanying Notes to Consolidated Financial Statements included elsewhere in this prospectus.
Interest Expense
Interest expense increased by $37.1 million, or 159%, for the year ended December 31, 2018 compared to the year ended December 31, 2017. The increase was primarily attributable to property financing costs which increased $31.7 million due to higher inventory purchases.
Other Income — Net
Other income-net increased by $2.3 million, or 943%, for the year ended December 31, 2018 compared to the year ended December 31, 2017. The increase was primarily attributable to our increased investment in marketable securities during the period.
Income Tax Expense
Income tax expense increased $0.4 million for the year ended December 31, 2018. We had no income tax expense for the year ended December 31, 2017.
Liquidity and Capital Resources
Overview
Our principal sources of liquidity have historically consisted of cash generated from our operations and from financing activities. As of September 30, 2020, we had cash and cash equivalents of $469 million, marketable securities of $82 million and total outstanding balances on our inventory financing facilities of $271 million. In addition, we had committed and undrawn borrowing capacity of $1,349 million under our senior revolving credit facilities and committed and undrawn borrowing capacity of $348 million under our mezzanine term debt facilities (as described further below). On a pro forma basis, upon consummation of the Business Combination, our cash, cash equivalents and marketable securities would have amounted to approximately $1,523 million at September 30, 2020 including $600 million in proceeds from the PIPE Investment.
We have incurred losses each year from inception through December 31, 2019 and expect to incur additional losses for the foreseeable future. Our ability to service our debt, fund working capital, capital expenditures and business development efforts will depend on our ability to generate cash from operating activities, which is subject to our future operating success, and obtain inventory acquisition financing on reasonable terms, which is subject to factors beyond our control, including general economic, political and financial market conditions.
We expect our working capital requirements to continue to increase in the immediate future, as we seek to increase our inventory and expand into more markets across the United States. We believe our cash on hand including the cash we obtained as a result of the Business Combination (including the proceeds of the PIPE Investment, as discussed above under “— The Business Combination”) together with cash we expect to generate from future operations and borrowings, will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this prospectus.
Debt and Financing Arrangements
Our financing activities include short-term borrowing under our asset-backed senior revolving credit facilities, the issuance of long-term asset-backed mezzanine term debt, borrowing under our mortgage repurchase financing, issuance of convertible notes and new issuances of equity. Historically, we have required access to external financing resources in order to fund growth, expansion into new markets and strategic initiatives and we expect this to continue in the future. Our access to capital markets can be impacted by factors outside our control, including economic conditions.
We primarily use non-recourse asset-backed financing facilities, consisting of asset-backed senior revolving credit facilities and asset-backed mezzanine term debt facilities to provide financing for our real estate inventory purchases and renovation. Our business is capital intensive and maintaining adequate liquidity and capital resources is needed as we continue to scale and accumulate additional inventory. While there can be no assurances that these trends will continue, we have observed increased availability and engagement for this lending product across a variety of financial institutions and we have seen improved terms and an increase in our borrowing capacity over the last two years. We actively manage our relationships with multiple financial institutions and seek to optimize duration, flexibility, efficiency, and cost of funds.
Our asset-backed facilities are each collateralized by a specified pool of assets, consisting of real estate inventory, restricted cash and equity interests in certain consolidated subsidiaries of Opendoor that directly or indirectly own our real estate inventory.
Our real estate-owning subsidiaries’ assets and credit generally are not available to satisfy the debts and other obligations of any other Opendoor entities except to the extent other Opendoor entities are also a party to the relevant financing arrangements. Our asset-backed financing facilities are non-recourse to Opendoor except for limited guarantees for certain obligations in situations involving “bad acts” by an Opendoor entity and certain other limited circumstances that are generally under our control.
Our asset-backed senior revolving credit facilities generally advance 80% to 90% of our cost basis in the underlying properties upon acquisition and our asset-backed mezzanine term debt facilities will finance up to 100% of our cost basis in the underlying properties upon acquisition. The maximum initial advance rates for a given financed property vary by facility and generally decrease on a fixed timeline that varies by facility based on the length of time the property has been financed and any other facility-specific adjustments.

Asset-backed Senior Revolving Credit Facilities
The table below summarizes our asset-backed senior revolving credit facilities as of September 30, 2020:
As of September 30, 2020 ($ in thousands)	Borrowing Capacity	Outstanding Amount	Weighted Average Interest Rate	End of Revolving Period	Final Maturity Date
Revolving Facility 2018-1	$250,000	$962	4.32%	February 10, 2021	May 10, 2021
Revolving Facility 2018-2	750,000	1,373	4.44%	September 23, 2022	December 23, 2022
Revolving Facility 2018-3	100,000	11,558	4.36%	June 1, 2023	June 1, 2023
Revolving Facility 2019-1	300,000	10,909	3.76%	March 4, 2022	March 4, 2022
Revolving Facility 2019-2	1,030,000	72,808	3.30%	July 8, 2021	July 7, 2022
Revolving Facility 2019-3	475,000	11,001	3.92%	August 22, 2022	August 21, 2023
Total	$2,905,000	$108,611
In some cases, the undrawn borrowing capacity amounts under the asset-backed senior revolving credit facilities as reflected in the table are not fully committed and any borrowings above those amounts are subject to the applicable lender’s discretion. As of September 30, 2020, the Company had fully committed borrowing capacity with respect to asset-backed senior revolving credit facilities of $1,458 million.
The revolving period end dates and final maturity dates reflected in the table above are inclusive of any extensions that are at the sole discretion of the Company. Certain of our asset-backed senior revolving credit facilities also have additional extension options that are subject to lender approval that are not reflected in the table above. Historically, we have had success in renewing these facilities on favorable terms and we anticipate renewal of these facilities prior to maturity.
Asset-Backed Mezzanine Term Debt Facilities
In addition to the asset-backed senior revolving credit facilities, we have issued asset-backed mezzanine term debt facilities which are subordinated to the related senior facilities. The table below summarizes our asset-backed mezzanine term debt facilities as of September 30, 2020:
As of September 30, 2020 ($ in thousands)	Borrowing Capacity	Outstanding Amount	Interest Rate	End of Draw Period	Final Maturity Date
Term Debt Facility 2016-M1	$149,000	$40,000	10.00%	October 31, 2022	April 30, 2024
Term Debt Facility 2019-M1	54,000	15,000	15.00%	August 15, 2023	February 15, 2025
Term Debt Facility 2020-M1	300,000	100,000	10.00%	January 23, 2023	January 23, 2026
Total	$503,000	$155,000
	Issuance Costs	(5,965)
	Carrying Value	$149,035
Undrawn amounts under the mezzanine term debt facilities of $348 million as reflected in the table above are fully committed and generally may be drawn at any time during the draw period.
See Note 7 (“Credit Facilities and Long-Term Debt”) of the Notes to Consolidated Financial Statements included elsewhere in this prospectus for additional information regarding our non-recourse asset-backed financing facilities.
Mortgage Financing
We primarily use debt financing to fund our mortgage loan originations. In 2019 we entered into a master repurchase agreement to finance substantially all of the mortgage loans that we originate. Once our mortgage business sells a loan in the secondary mortgage market, we use the sale proceeds to reduce the outstanding balance under the repurchase facility. See Note 7 (“Credit Facilities and Long-Term Debt”) of the Notes to Consolidated Financial Statements included elsewhere in this prospectus for additional information regarding our master repurchase agreement.
Cash Flows
The following table summarizes our cash flows for the nine months ended September 30, 2020 and 2019 and for the years ended December 31, 2019, 2018 and 2017:
	Nine Months Ended September 30,		Year Ended December 31,
(in thousands)	2020	2019	2019	2018	2017
Net cash provided by (used in) operating activities	$1,037,354	$(312,779)	$(272,050)	$(1,179,637)	$(218,553)
Net cash used in investing activities	$(50,820)	$(79,601)	$(95,078)	$(7,432)	$(29,942)
Net cash provided by (used in) financing activities	$(1,027,797)	$642,355	$646,179	$1,496,494	$161,177
Net increase (decrease) in cash and cash equivalents	$(41,263)	$249,975	$279,051	$309,425	$(87,318)
Net Cash Provided by (Used in) Operating Activities
Net cash provided by operating activities was $1,037.4 million for the nine months ended September 30, 2020, while net cash used in operating activities was $312.8 million for the nine months ended September 30, 2019. For the nine months ended September 30, 2020, net cash provided by operating activities was primarily driven by a $1,146.8 million decrease in inventory, as we temporarily paused home acquisitions following the outbreak of the COVID-19 pandemic. The impact of the change in operating working capital was partially offset by the impact of our net loss net of non-cash items ($112.6 million). For the nine months ended September 30, 2019, net cash used by operating activities primarily reflected the impact of our net loss net of non-cash items ($194.8 million) and a $99.5 million increase in inventory.
Net cash used in operating activities was $272.0 million, $1,179.6 million and $218.6 million for the years ended December 31, 2019, 2018 and 2017, respectively. In 2019, cash used in operating activities reflected primarily our net loss net of non-cash items ($260.6 million) and our change in operating working capital ($11.5 million). In 2018, cash used in operating activities was primarily driven by an increase in inventory reflecting our expansion into new markets. In 2017, cash used in operating activities primarily reflected our change in operating working capital and our net loss net of non-cash items ($68.9 million).
Net Cash Used in Investing Activities
Net cash used in investing activities was $50.8 million and $79.6 million for the nine months ended September 30, 2020 and 2019, respectively, and was primarily driven by the purchase of $38.8 million and $25.0 million of marketable securities, net of sales, maturities, redemptions and paydowns in each period, respectively. In addition, we used $12.1 million and $21.8 million for capital expenditures, including internally developed software, employee computers and leasehold improvements during the nine months ended September 30, 2020 and 2019, respectively. During the nine months ended September 30, 2019, we also used $32.8 million for the acquisition of OS National LLC.
Net cash used in investing activities was $95.1 million, $7.4 million and $29.9 million for the years ended December 31, 2019, 2018 and 2017, respectively. For the year ended December 31, 2019, investing cash flows primarily reflect the purchase, net of sales, of marketable securities in the amount of $34.3 million. In addition, we acquired OSN for $32.8 million and spent $28.0 million on capital expenditures, including internally developed software, employee computers and leasehold improvements. For the year ended December 31, 2018, investing cash flows primarily reflect $20.0 million for capital expenditures, including internally developed software, employee computers, and leasehold improvements, offset by the sale, net of purchases, of marketable securities in the amount of $17.5 million. For the year ended December 31, 2017, investing cash flows primarily reflect the purchase, net of sales, of marketable securities in the amount of $26.5 million.
Net Cash Provided by (Used in) Financing Activities
Net cash used in financing activities was $1,027.8 million for the nine months ended September 30, 2020, primarily driven by the net principal repayments on our asset-backed credit facilities as we sold down inventory throughout 2020 in response to COVID-19. Net cash provided by financing activities was $642.4 million for the nine months ended September 30, 2019, primarily driven by $282.6 million from the issuance of Series E-2 Preferred Stock, $160.0 million from the issuance of convertible notes and $212.9 million net principal draws on our asset-backed credit facilities.
Net cash provided by financing activities was $646.2 million, $1,496.5 million and $161.2 million for the years ended December 31, 2019, 2018 and 2017, respectively. Cash provided by financing activities in 2019 was driven by proceeds from the issuance of preferred stock and convertible notes, as well as net proceeds from the senior revolving credit facilities and mezzanine term debt facilities to acquire new inventory. Cash provided by financing activities in 2018 was driven mainly by proceeds from the issuance of preferred stock and net proceeds from our senior revolving credit facilities and mezzanine term debt facilities to acquire new inventory. Cash provided by financing activities in 2017 was driven by net proceeds of $160.5 million from our senior revolving credit facilities and mezzanine term debt facilities to acquire new inventory.
Contractual Obligations and Commitments
Contractual obligations are cash amounts that we are obligated to pay as part of certain contracts that we have entered into during the normal course of business. Below is a table that shows our contractual obligations as of December 31, 2019:
	Payment Due by Year
(in thousands)	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Senior revolving credit facilities(1)	$1,086,618	$1,086,618	$—	$—	$—
Mezzanine term debt facilities(2)	345,902	25,750	51,500	206,449	62,203
Convertible notes(3)	304,753	—	—	—	304,753
Mortgage financing(4)	2,025	2,025	—	—	—
Operating leases(5)	72,531	17,384	29,512	24,803	832
Other lease commitments(6)	67,292	2,901	17,100	13,427	33,864
Purchase commitments(7)	616,100	616,100	—	—	—
Total	$2,495,221	$1,750,778	$98,112	$244,679	$401,652

(1)
Represents the principal amounts outstanding as of December 31, 2019. Includes estimated interest payments, calculated using the variable rate in existence at period end over an assumed holding period of 90 days. Borrowings under the senior revolving credit facilities are payable as the related inventory is sold. The payment is expected to be within one year of December 31, 2019.

(2)
Represents the principal amounts outstanding as of December 31, 2019 and interest payments assuming the principal balances remain outstanding until maturity. The final maturity dates of the mezzanine term debt facilities vary between 4-5 years.

(3)
Represents $178.2 million in aggregate original principal as of December 31, 2019, plus fully accrued PIK interest due at final maturity, and the applicable discount factor applied in determining the maturity redemption price, assuming that the holders exercise their maturity put right. Interest accrues at 3% per annum, compounded semiannually.

(4)
Represents the principal amounts outstanding as of December 31, 2019. The facility provides short-term financing between the origination of a mortgage loan and when Opendoor Home Loans sells the loan to an investor. Included estimated interest payments, calculated using the variable rate in existence at period end over the Company’s average holding period for mortgage loans.
(5)
Represents future payments for long-term operating leases that have commenced as of December 31, 2019. Our San Francisco headquarters lease accounts for $51.6 million of future obligations for operating leases as reflected in the table above.

(6)
Represents commitments for leases not yet commenced as of December 31, 2020. Primarily composed of $52.8 million for the Tempe, Arizona office lease, which expires in December 2030.

(7)
As of December 31, 2019, we were under contract to purchase 2,639 homes for an aggregate purchase price of $616.1 million.

The table above does not reflect certain amendments to our debt instruments made in 2020 and a new asset-backed mezzanine term debt facility that we entered into in January 2020. See Note 20 (“Subsequent Events”) of the accompanying Notes to Consolidated Financial Statements included elsewhere in this prospectus. These included:
•
The Company executed amendments to several of our debt instruments and entered into a new asset-backed mezzanine term debt facility.

•
On September 14, 2020 the Company entered into a Convertible Notes Exchange Agreement with the Convertible Note holders.

•
On September 25, 2020, we exercised our early termination option to terminate the San Francisco headquarters lease, effective September 30, 2021.

Off-Balance Sheet Arrangements
We did not have any off-balance sheet arrangements as of September 30, 2020.
Critical Accounting Policies and Estimates
Discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and related disclosure of contingent assets and liabilities, revenue, and expenses at the date of the financial statements. Generally, we base our estimates on historical experience and on various other assumptions in accordance with GAAP that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.
We consider an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on the consolidated financial statements. Based on this definition, we have identified the critical accounting policies and estimates addressed below. In addition, we have other key accounting policies and estimates that are described in Note 2 to the Consolidated Financial Statements included elsewhere in this prospectus.
Real Estate Inventory
Real estate inventory is carried at the lower of cost or net realizable value. Real estate inventory cost includes but is not limited to the property purchase price, acquisition costs and direct costs to renovate or repair the home, less real estate inventory valuation adjustments, if any. Property purchase price is net of our service charge and represents the cash proceeds paid to the home seller. Real estate inventory is reviewed for impairment on a quarterly basis and as events or changes in circumstances indicate that the carrying value may not be recoverable. If the carrying amount is not expected to be recovered, a real estate inventory valuation adjustment is recorded to cost of revenue and the related assets are adjusted to their net realizable value. For homes under contract, if the carrying value exceeds the expected sale price less expected selling costs, the carrying value of these homes are adjusted to the expected sales price less expected selling costs. For all other homes, if the carrying value exceeds list price or internal projection price less expected selling costs, the carrying value of these homes are adjusted to list price or projection price less expected selling costs. Changes in our pricing assumptions may lead to a change in the outcome of our impairment analysis, and actual results may also differ from our assumptions.
Stock-Based Compensation
Our stock-based awards include stock options, restricted stock units (“RSUs”), and restricted common shares (“Restricted Shares”).
We recognize the cost of stock option awards granted to employees and directors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. We elected to recognize the effect of forfeitures in the period they occur. We determine the fair value of stock options using the Black-Scholes-Merton option pricing model, which is impacted by the following assumptions:
•
Expected Term.   We use the simplified method when calculating the expected term due to insufficient historical exercise data. Management elected to use the simplified method instead of historical experience due to a lack of relevant historical data resulting from changes in option vesting schedules and changes in the pool of employees receiving option grants.

•
Expected Volatility.   As our shares are not actively traded, the volatility is based on a benchmark of comparable companies within the automotive sales industry and certain real estate technology companies.

•
Expected Dividend Yield.   The dividend rate used is zero as we have never paid any cash dividends on our common stock and do not anticipate doing so in the foreseeable future.

•
Risk-Free Interest Rate.   The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

We evaluate the assumptions used to value our share-based awards on each grant date. The grant date fair value of our common stock was determined with the assistance of an independent third-party valuation specialist. The grant date fair value of our common stock was determined using valuation methodologies which utilizes certain assumptions, including probability weighting of events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability.
We determined that an Option Pricing Model (“OPM”) was the most appropriate method for allocating our enterprise value to determine the estimated fair value of our common stock. Application of the OPM involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events. Specifically, we have historically used the OPM back solve analysis in combination with the market comparables approach to estimate the fair value of our common stock. OPM back solve analysis derives the implied equity value for one type of equity security from a contemporaneous transaction involving another type of security; we utilized the OPM back solve analysis with respect to our convertible preferred stock to derive a value of our common stock. In certain periods where there is not a contemporaneous transaction, we utilized the market comparables approach to estimate an enterprise equity valuation which is then allocated using OPM to determine the common stock value.
The grant date fair value calculated using the methodology discussed above is also utilized with respect to RSUs and restricted shares. RSUs typically have a performance condition, based on a liquidity event, as well as a service condition to vest, no compensation expense is recognized until the performance condition has been satisfied. Subsequent to the liquidity event, compensation expense is recognized to the extent the requisite service period has been completed and compensation expense thereafter is recognized on a straight-line basis over the remaining requisite service period.
The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our share-based compensation expense could be materially different. Following Closing, the fair value of our stock has been determined based on the quoted market price on the Nasdaq. For more detailed information about our historical and outstanding grants and our valuation of our share-based compensation and awards, see Notes 12 and 14 (“Share-Based Awards”) to the audited consolidated financial statements included elsewhere in this prospectus.
Derivative Instruments
We account for our derivative instruments in accordance with ASC 815, Derivatives and Hedging. Our derivative instruments consist of interest rate caps, interest rate lock commitments, and embedded conversion options related to the convertible notes. Our derivative instruments are freestanding in nature and may be utilized as economic hedges and therefore, the changes in these derivative instruments are recorded as a gain or loss to operations.
We evaluate our convertible debt to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with Accounting Standards Codification, or ASC 815-15, “Derivatives and Hedging: Embedded Derivatives.” The result of this accounting treatment is that the fair value of the bifurcated derivative is marked-to-market each balance sheet date and recorded as a liability; the change in fair value is recorded in the Statement of Operations as a gain or loss. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.
The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities will be classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument is expected within 12 months of the balance sheet date.
The fair value of the embedded conversion options is estimated using a lattice model incorporating the probabilities of various liquidity events which constituted conversion triggering events within the convertible notes. Key assumption of the lattice model is the timing of possible liquidity events. Based on the structure of the convertible notes and our redemption option, which if exercised sufficiently in advance of such conversion events, would allow us to redeem such convertible notes; we valued the embedded conversion options with the assumption that we would preempt liquidity events by asserting its redemption option and thereby narrowing the valuation to terms of the redemption option. These assumptions require significant management judgment. In addition, changes in any of these variables during a period can result in material changes in the fair value and resultant gains or losses of this derivative instrument.
On September 14, 2020, the holders of the convertible notes exchanged all of the outstanding convertible notes for the right to receive 13.3 million shares of Opendoor common stock at the earlier of (i) immediately prior to the Closing and (ii) March 13, 2021. With the outcome of the convertible notes determined, management will no longer be required to apply judgement to these instruments prospectively.
Recent Accounting Pronouncements
For information on recent accounting standards, see Note 1 (“Description of Business”) of the accompanying Notes to Consolidated Financial Statements included elsewhere in this prospectus.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to market risks in the ordinary course of our business. These risks primarily consist of fluctuations in interest rates.
Interest Rate Risk
We are subject to market risk by way of changes in interest rates on borrowings under our inventory financing facilities and mortgage financing repurchase agreement. As of September 30, 2020 and December 31, 2019 we had outstanding borrowings of $276.9 million and $1,303 million, respectively, which bear interest at a floating rate based on a London Interbank Offered Rate (“LIBOR”) reference rate plus an applicable margin. Accordingly, fluctuations in market interest rates may increase or decrease our interest expense. We may use interest rate cap derivatives, interest rate swaps or other interest rate hedging instruments to economically hedge and manage interest rate risk with respect to our variable floating rate debt. Many of our floating rate debt facilities also have LIBOR floors. As of September 30, 2020 and December 31, 2019, we had interest rate caps on $100 million notional borrowing amount. Assuming no change in the outstanding borrowings on our credit facilities, we estimate that a one percentage point increase in LIBOR would increase our annual interest expense by approximately $10.1 million and $3.8 million for the year ended December 31, 2019 as well as the nine months ended September 30, 2020, respectively.
In July 2017 the U.K. Financial Conduct Authority announced its intention to phase out LIBOR rates by the end of 2021. It is not possible to predict the effect of any changes in the methods by which the LIBOR is determined, or any other reforms to LIBOR that may be enacted in the United States or elsewhere. Such developments may cause LIBOR to perform differently than in the past, including sudden or prolonged increases or decreases in LIBOR, or cease to exist, resulting in the application of a successor base rate under our senior revolving credit facilities, which in turn could have unpredictable effects on our interest payment obligations under our senior revolving credit facilities.
Inflation Risk
We do not believe that inflation has had a material effect on our business, results of operations or financial condition. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability to do so could harm our business, results of operations and financial condition.

MANAGEMENT
Name	Age	Position
Eric Wu	37	Director, Co-Founder and Chief Executive Officer
Carrie Wheeler	48	Chief Financial Officer
Andrew Low Ah Kee	40	President
Ian Wong	34	Chief Technology Officer
Julie Todaro	50	President of Homes & Services
Tom Willerer	42	Chief Product Officer
Elizabeth Stevens	41	Head of Legal
Adam Bain	47	Director
Cipora Herman	46	Director
Jonathan Jaffe	61	Director
Pueo Keffer	39	Director
Jason Kilar	49	Director
Glenn Solomon	51	Director
Executive Officers
Eric Wu.   Eric Wu co-founded Opendoor and has served as our Chief Executive Officer and as a member of our board of directors since December 2020. Mr. Wu has also served as Opendoor’s Chief Executive Officer and as a member of Opendoor’s board of directors from April 2014 to December 2020. Prior to Opendoor, Mr. Wu founded and served as the Chief Executive Officer of Movity.com, a geo-data analytics company acquired by Trulia in 2011. Mr. Wu previously co-founded RentAdvisor.com, an apartment search company specializing in lead generation, which was later acquired by Apartment List. Mr. Wu is a venture partner at Resolute Ventures, a venture capital firm, and an advisor for Watsi, a nonprofit healthcare crowdsourcing platform. Mr. Wu holds a B.S. in Economics from University of Arizona. We believe that Mr. Wu is qualified to serve as a member of our board of directors due to the perspective and experience he brings as our Chief Executive Officer and as a co-founder and his extensive experience in real estate and technology and managing companies.
Carrie Wheeler.   Carrie Wheeler has served as our Chief Financial Officer since December 2020. Ms. Wheeler has also served as Opendoor’s Chief Financial Officer since September 2020 and previously served as a member of Opendoor’s board of directors from October 2019 to September 2020. From 1996 to 2017, Ms. Wheeler was with TPG Global, a global private equity firm, including as a Partner and Head of Consumer / Retail Investing. Ms. Wheeler currently serves on the board of directors and audit committee of Dollar Tree, Inc. and on the board of directors, audit committee and compensation committee of APi Group Corporation. She has previously served on a number of other corporate boards, including Neiman Marcus Group, Inc. and Petco Animal Supplies, Inc. Ms. Wheeler holds a Bachelor of Commerce from Queen’s University.
Andrew Low Ah Kee.   Andrew Low Ah Kee has served as our President since December 2020 and as Opendoor’s President since November 2020. Mr. Low Ah Kee previously served in a range of executive positions at GoDaddy from 2014 to 2020, most recently as Chief Operating Officer. Prior to joining GoDaddy in 2014, Mr. Low Ah Kee was a Director at KKR Capstone where he worked closely with the Consumer, Technology and Media investment teams at KKR & Co. L.P. to evaluate investment opportunities and accelerate portfolio company growth. Before KKR, Mr. Low Ah Kee was a consultant with the Boston Consulting Group. Mr. Low Ah Kee holds a Bachelor of Applied Science from the University of Toronto and an MBA from Harvard Business School.
Ian Wong.   Ian Wong co-founded Opendoor and has served as our Chief Technology Officer since December 2020. Mr. Wong has also served as Opendoor’s Chief Technology Officer since April 2014. Mr. Wong previously held roles as a software engineer at Prismatic, Inc., a social news discovery company, and as an inference scientist at Square, Inc., a mobile payment company. Mr. Wong holds a B.S. and M.S. in Electrical Engineering and a M.S. in Statistics from Stanford University.
Julie Todaro.   Julie Todaro has served as our President of Homes and Services since December 2020 and as Opendoor’s President of Homes and Services since December 2019. From 2014 to October 2019, Ms. Todaro advised consumer-facing companies, including Airbnb, Inc., a vacation rental online marketplace company, Coupang, a Korean e-commerce company, and Callisto Media Inc., a media company. From May 2015 to October 2015, Ms. Todaro served as the Chief Operating Officer of Drop Technologies, Inc. (formerly Massdrop), an e-commerce company. Ms. Todaro previously served as Vice President, Consumer Electronics, Vice President, U.S. Books and Amazon.ca and Director of Finance at Amazon.com, Inc., a multinational technology company. Ms. Todaro sits on the board of directors and compensation committee of BuildDirect Technologies Inc., a home improvement technology platform company. Ms. Todaro holds a B.B.A. in Business Administration and Accounting from Texas A&M University and an M.B.A. from The Wharton School of the University of Pennsylvania.
Tom Willerer.   Tom Willerer has served as our Chief Product Officer since December 2020 and as Opendoor’s Chief Product Officer since September 2019. Mr. Willerer served as a partner at Venrock Ltd., a venture capital firm, from November 2017 to October 2019. Mr. Willerer served as Chief Product Officer at Coursera Inc., an e-learning company, from 2013 to November 2017. Prior to Coursera, Mr. Willerer served as Director of Product Management at Facebook, Inc., a social media company, and as Vice President of Product Management at Netflix, Inc., a leading streaming entertainment company. Mr. Willerer is a member of the board of directors of Make School, a computer science higher education company. Mr. Willerer holds a B.A. in Business from Kelley School of Business at Indiana University and a M.A. in New Media Studies from DePaul University.
Elizabeth Stevens.   Elizabeth Stevens has served as our Head of Legal since December 2020 and as Opendoor’s Head of Legal since December 2016 and as our Corporate Secretary since December 2019. Prior to joining Opendoor, Ms. Stevens served as the General Counsel of Earnest Inc., a consumer lending company. Ms. Stevens previously served as the General Counsel of Sidecar Technologies Inc., a ride-sharing company. Ms. Stevens holds a B.A. in Economics from Northwestern University, a J.D. from Northwestern University School of Law and an M.B.A. from The Kellogg School of Management at Northwestern University.
Directors
Adam Bain.   Adam Bain has served on our board since December 2020. Mr. Bain served as a director of IPOA from September 2017 until the consummation of its business combination with Virgin Galactic in October 2019, and continues to serve as a member of Virgin Galactic’s board of directors. Mr. Bain is a co-managing partner of 01 Advisors, a venture capital firm targeting high-growth technology companies that are making the transition from building a product to building a company, since co-founding the firm in January 2018. Since November 2016, Mr. Bain has also been an independent advisor and investor in select growth-stage companies. Previously, Mr. Bain was the Chief Operating Officer of Twitter from September 2015 until November 2016, and President of Global Revenue & Partnerships from 2010 to September 2015, where he was responsible for the business lines at the public company, building one of the fastest revenue ramps of a consumer internet business past $2 billion in history. Mr. Bain was the President of the Fox Audience Network at Newscorp, responsible for monetizing all of Fox’s digital assets. Mr. Bain earned his Bachelor of Arts in English Journalism from Miami University, in Ohio. Mr. Bain was selected to serve on the board of directors due to his significant operating and technology experience.
Cipora Herman.   Ms. Herman has served on our board since December 2020. Ms. Herman has served on the board of directors of ZipRecruiter since October 2018, where she is Chairperson of the audit committee and also is a member of the compensation committee. Since April 2015, she has served on the board of directors of memery, inc., a privately held, technology startup. She served as a member of the board of directors of Mindbody, Inc. from October 2016 until it was acquired by affiliates of Vista Equity Partners Management, LLC in February 2019. From February 2017 until June 2018, Ms. Herman served as chief financial officer of Ampersand Technologies, Inc., a social e-reader platform. Ms. Herman served as chief financial officer for the National Football League’s San Francisco 49ers for four seasons. Prior to joining the 49ers organization, Ms. Herman was the vice president of finance and treasurer at Facebook, where she worked from September 2007 to October 2012. In addition, from June 2003 to September 2007, Ms. Herman served in various finance positions at Yahoo! Inc., including most recently as vice president of finance and treasurer. She holds an A.B. in International Relations, an M.A. in International Development Policy, and an M.B.A., all from Stanford University.
Jonathan Jaffe.   Jonathan Jaffe has served on our board since December 2020 and has also served as a member of Opendoor’s board of directors from June 2018 until December 2020. Mr. Jaffe served as the President and director of Lennar Corporation, one of the nation’s largest homebuilders, since April 2018. Mr. Jaffe previously served as Chief Operating Officer of Lennar from 2004 to January 2019, and prior to that, Mr. Jaffe served as Vice President of Lennar and Regional President in Lennar’s Homebuilding operations. Mr. Jaffe holds a B.A. in Architecture. We believe that Mr. Jaffe is qualified to serve as a member of our board of directors because of his extensive knowledge of the housing industry and his deep operating experience.
Pueo Keffer.   Pueo Keffer has served on our board since December 2020 and previously served as a member of Opendoor’s board of directors from October 2015 until December 2020. Mr. Keffer has served as a Managing Director of Access Technology Ventures, the venture capital and growth technology investment arm of Access Industries, since April 2015. From 2009 to April 2015, Mr. Keffer was employed by Redpoint Ventures, most recently as a Partner. He currently serves on the board of directors of several private companies. Mr. Keffer holds a B.A. in Economics from Stanford University. We believe that Mr. Keffer is qualified to serve as a member of our board of directors because of his extensive experience advising technology companies as a venture capital investor and director of various companies.
Jason Kilar.   Jason Kilar has served on our board since December 2020 and has also served as a member of Opendoor’s board of directors from March 2019 until December 2020. Mr. Kilar has served as the Chief Executive Officer of Warner Media, LLC, a media and entertainment company, since May 2020. Mr. Kilar previously co-founded and served as the Chief Executive Officer of Vessel Group, Inc., a video platform company. Prior to Vessel, Mr. Kilar co-founded and served as the Chief Executive Officer of Hulu, LLC, a streaming service company. Mr. Kilar previously served in a variety of senior leadership roles with Amazon.com, Inc., including as Senior Vice President, Worldwide Application Software, and Vice President and General Manager of Amazon’s North American media businesses. Mr. Kilar holds a B.A. in Journalism and Business Administration from University of North Carolina at Chapel Hill and an M.B.A. from Harvard Business School. We believe that Mr. Kilar is qualified to serve as a member of our board of directors because of his extensive experience with technology, high-growth, consumer and digital companies, as highlighted by his experience at Amazon, Hulu, Vessel Group and Warner Media.
Glenn Solomon.   Glenn Solomon has served on our board since December 2020 and has also served as a member of Opendoor’s board of directors from February 2015 until December 2020. Since 2006, Mr. Solomon has been a managing partner of GGV Capital, a venture capital firm. He serves as a director of a number of privately held companies. Mr. Solomon holds a B.A. in Public Policy from Stanford University and an M.B.A. from Stanford University Graduate School of Business. We believe that Mr. Solomon is qualified to serve as a member of our board of directors because of his extensive experience advising technology companies as a venture capital investor and director of various companies.
Corporate Governance
Composition of the Board of Directors
When considering whether directors have the experience, qualifications, attributes and skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, our board of directors expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.
Director Independence
As a result of our common stock being listed on the Nasdaq, we must comply with the applicable rules of such exchange in determining whether a director is independent. We undertook a review of the independence of the individuals named above and have determined that each of Adam Bain, Pueo Keffer, Glenn Solomon, Jason Kilar, Jonathan Jaffe, and Cipora Herman qualifies as “independent” as defined under the applicable Nasdaq rules.
Committees of the Board of Directors
Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. We have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which operates under a written charter.
In addition, from time to time, special committees may be established under the direction of the board of directors when the board deems it necessary or advisable to address specific issues. Our current committee charters are posted on our website, www.opendoor.com/w/investors, as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this prospectus and does not form part of this prospectus.
Audit Committee
Our audit committee consists of Cipora Herman, Adam Bain and Pueo Keffer, with Cipora Herman serving as the chair of the committee. Our board of directors has determined that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. Each member of our audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.
Our board of directors has determined that Cipora Herman qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq rules. In making this determination, our board has considered Cipora Herman’s formal education and previous and current experience in financial and accounting roles. Both our independent registered public accounting firm and management periodically will meet privately with our audit committee.
The audit committee’s responsibilities include, among other things:
•
appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•
discussing with our independent registered public accounting firm their independence from management;

•
reviewing with our independent registered public accounting firm the scope and results of their audit;

•
pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•
overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that our files with the SEC;

•
reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•
establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee
Our compensation committee consists of Glenn Solomon and Adam Bain, with Glenn Solomon serving as the chair of the committee. Glenn Solomon and Adam Bain are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. Our board of directors has determined that Glenn Solomon and Adam Bain are “independent” as defined under the applicable Nasdaq listing standards, including the standards specific to members of a compensation committee. The compensation committee’s responsibilities include, among other things:
•
reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the performance of our Chief Executive Officer in light of these goals and objectives and setting or making recommendations to the Board regarding the compensation of our Chief Executive Officer;

•
reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;

•
making recommendations to our board of directors regarding the compensation of our directors;

•
reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans and arrangements; and

•
appointing and overseeing any compensation consultants.

We believe that the composition and functioning of our compensation committee meets the requirements for independence under the current Nasdaq listing standards.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Jason Kilar and Jonathan Jaffe, with Jason Kilar serving as the chair of the committee. Our board of directors has determined that each of these individuals is “independent” as defined under the applicable listing standards of Nasdaq and SEC rules and regulations.
The nominating and corporate governance committee’s responsibilities include, among other things:
•
identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•
recommending to our board of directors the nominees for election to our board of directors at annual meetings of our stockholders;

•
overseeing an evaluation of our board of directors and its committees; and

•
developing and recommending to our board of directors a set of corporate governance guidelines. We believe that the composition and functioning of our nominating and corporate governance committee meets the requirements for independence under the current Nasdaq listing standards.

Our board of directors may from time to time establish other committees.
Code of Ethics
We have a code of ethics that applies to all of our executive officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics is available on our website, http://opendoor.com/investors. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on our website rather than by filing a Current Report on Form 8-K.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity, other than Opendoor, that has one or more executive officers serving as a member of our board of directors.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes our compensation program in 2019 for our named executive officers, including elements of the program, material decisions made under the program for 2019 and material factors considered in making those decisions. Our named executive officers for 2019 are:
•
Eric Wu, our President and Chief Executive Officer;

•
Gautam Gupta, our former Chief Financial Officer; our former Chief Operating Officer(1);

•
Jason Child, our former Chief Financial Officer(2);

•
Julie Todaro, our President of Homes and Services;

•
Tom Willerer, our Chief Product Officer; and

•
Ian Wong, our Chief Technology Officer.

As of the date of this prospectus, Eric Wu serves as our Chief Executive Officer (“CEO”), Carrie Wheeler serves as our Chief Financial Officer (“CFO”), Julie Todaro serves as our President of Homes and Services, Tom Willerer serves as our Chief Product Officer and Ian Wong serves as our Chief Technology Officer. Gautam Gupta and Jason Child are no longer employees of the Company. In the first quarter of 2021, we expect Julie Todaro to transition to a strategic advisor role.
2019 Compensation
Compensation Philosophy, Objectives and Rewards
The key objectives of our compensation program are (i) to allow us to attract and retain highly qualified executives, and (ii) allow employees the opportunity to be owners in the Company. We believe that our ability to keep our senior executive team engaged and productive is tied to our compensation programs. Additionally, for us to be appropriately positioned to attract new talent, we must be prepared to be, and be perceived as, an employer that offers competitive compensation. Providing employees an opportunity to be owners in our business fosters their active engagement in our success and aligns their interests with those of our shareholders.
To achieve our compensation objectives, we historically have provided executives with a compensation package consisting of the following elements:
Compensation Element	Compensation Purpose
Base Salary	Recognize performance of job responsibilities and attract and retain individuals with superior talent
Long-Term Equity Compensation	Promote an employee ownership culture and the maximization of stockholder value by aligning the interests of employees and stockholders
In addition, from time to time, we have provided cash sign-on and retention bonus arrangements as part of an employment offer. The amount of compensation awarded in these circumstances is established through arm’s-length negotiation at the time the individual executive officer is hired based on the executive officer’s role and responsibilities, long-term potential, and our expectations as to the officer’s individual performance or Company performance.
Determination of Compensation
Role of Our Compensation Committee and Executive Officers
In 2019, our executive compensation program was administered by our Board of Directors (“Board”), based on recommendations from our Compensation Committee. The compensation of our named executive

(1)
Gautam Gupta, our Chief Operating Officer from July 2017 to December 2019, was appointed as our Chief Financial Officer in December 2019 and served in such capacity until September 2020, when Carrie Wheeler was appointed as our Chief Financial Officer and Gautam Gupta served as a strategic advisor to our business from September 2020 until his separation from us in November 2020.

(2)
Jason Child terminated his employment with us in May 2019.

officers was first reviewed by our Compensation Committee. Our Vice President, Head of Human Resources provided recommendations to our Compensation Committee and discussed with our Compensation Committee the compensation and performance of our named executive officers. His recommendations were based upon his review of the performance of our named executive officers, the Company’s overall performance and his assessment of each officer’s contributions to such performance, internal pay equity considerations and the competitiveness of the market for each officer’s services. Our Compensation Committee then generally evaluated any recommended compensation adjustments or awards to named executive officers and made recommendations to our Board, which ultimately determined executive compensation.
As of the date of this prospectus, our executive compensation program is administered primarily by our Compensation Committee. The compensation of our named executive officers will be reviewed at least annually by our Compensation Committee and will be informed by the recommendations of our CEO. Our Compensation Committee will then evaluate and determine any recommended compensation adjustments or awards to our named executive officers or make recommendations to our Board for final determination.
Compensation Consultant
To support our Compensation Committee in fulfilling its duties, we have retained a third-party compensation consultant from time to time to assist us with the design and evaluation of compensation for our executive officers and directors. Pursuant to its charter, our Compensation Committee has the sole authority to retain, and replace as needed, compensation consultants to provide independent advice to our Compensation Committee, as well as the sole authority to approve the consultants’ fees and other terms and conditions of retention.
We first retained Compensia, Inc. (“Compensia”) in May 2018, although we did not engage Compensia to provide executive and director compensation consulting services and recommendations for compensation on a regular basis until 2019. During 2019, our Compensation Committee received advice, data and recommendations from Compensia pertaining to the appropriate amount, mix and vesting and other terms for our executive compensation programs. In addition to the work Compensia performed for us in connection with our executive and director compensation practices, Compensia periodically receives requests for information from us or our Compensation Committee pertaining to individual promotions, equity incentive compensation, potential personnel recruitment and other such situations in which market compensation insight may benefit us.
During 2019, Compensia’s fees for services to us unrelated to executive and director compensation did not exceed $120,000.
Elements of Our Executive Compensation Program
For 2019, the primary elements of our named executive officers’ compensation were base salary and long-term equity incentive awards. In addition, certain of our named executive officers also received a sign-on or retention bonus payment in 2019.
Base Salaries
We provide a base salary as a fixed source of compensation for our named executive officers, allowing them a degree of certainty relative to the portion of their variable compensation, which consists of equity awards with values that are generally tied to the price of our common stock and which, prior to the Business Combination, did not provide any opportunity for the officers to achieve liquidity. Our Compensation Committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain highly qualified executive talent. However, our current practice is to not provide our executive officers with annual base salaries exceeding $350,000.
Initial base salaries of our executive officers are established through arm’s-length negotiation at the time the individual executive officer is hired, taking into account his or her qualifications, experience, comparable market data and prior salary level. Thereafter, our Compensation Committee generally has reviewed, and adjusted as necessary, base salaries for each of our executive officers, at a minimum annually. In setting base salary levels for 2019, our Compensation Committee considered a range of factors, including:

•
the individual’s anticipated responsibilities and experience;

•
our Compensation Committee members’ collective experience and knowledge in compensating similarly situated individuals at other companies; and

•
the value of the executive officer’s existing equity awards.

The table below sets forth the annual base salary rates during 2019 for each named executive officer.
Named Executive Officer	2019 Annual Base Salary Rate
Eric Wu	$275,000
Gautam Gupta	$350,000(1)
Jason Child	$400,000(2)
Julie Todaro	$350,000(3)
Tom Willerer	$350,000(4)
Ian Wong	$325,000

(1)
Mr. Gupta’s annual base salary rate increased from $337,500 to $350,000 effective July 1, 2019.

(2)
Mr. Child terminated his employment with the Company in May 2019.

(3)
Ms. Todaro commenced her employment with the Company in October 2019.

(4)
Mr. Willerer commenced his employment with the Company in September 2019.

In January 2020, our CEO entered into a new employment letter agreement, pursuant to which his base salary was increased from $275,000 to $325,000, effective January 1, 2020. Mr. Wu has donated his salary to a relief fund for Company employees affected by staff reductions in force for a portion of 2020. The base salary increase was approved by Opendoor’s board in order to provide Mr. Wu with a more competitive total annual cash compensation package that would align with those provided to similarly situated officers of peer companies.
Long-Term Equity Compensation
We believe that providing long-term incentives in the form of equity awards encourages our named executive officers to take a long-term outlook and provides them with an incentive to manage the Company from the perspective of an owner with an equity stake in the business. By providing opportunities for our employees, including our named executive officers, to benefit from future successes in the Company through the appreciation of the value of their equity awards, our Compensation Committee and Board believe that equity awards align employees’ interests and contributions with the long-term interests of the Company’s stockholders. In addition, our Compensation Committee and Board believe that offering meaningful equity ownership in the Company is helpful in retaining our named executive officers and other key employees.
At the time of hire, executive officers are generally granted stock options, restricted stock units (“RSUs”), or a mix of stock options and RSUs, the size and precise terms of which are determined at the time of hire of the individual executive officer, taking into account the anticipated role, his or her qualifications, experience, comparable market data and prior compensation level.
The table below sets forth the stock options and RSUs granted to our named executive officers during 2019. The size of the equity awards granted to these named executive officers was determined based on the factors described above. The number stock options and RSUs have been adjusted to reflect the impact of the Business Combination by multiplying the number of shares originally subject to the grants by the Exchange Ratio. The number stock options and RSUs have been adjusted to reflect the impact of the Business Combination by multiplying the number of shares originally subject to the grants by the Exchange Ratio.

Named Executive Officer	Stock Options Granted in 2019 (#)	RSUs Granted in 2019 (#)
Eric Wu	—	—
Gautam Gupta	—	—
Jason Child	—	—
Julie Todaro	949,261(1)	1,393,990(2)
Tom Willerer	647,016(1)	1,262,946(2)
Ian Wong	—	2,426,314(2)

(1)
The options are subject to a four-year vesting schedule, with 25% of the shares subject to each stock option vesting on the first anniversary of the executive officer’s employment start date and the remainder vesting in equal monthly installments thereafter, subject to continued employment through each vesting date. The stock options granted to certain of our named executive officers may be subject to accelerated vesting in certain circumstances, as described below in the sections entitled “— Gautam Gupta Offer Letter Agreement,” “— Julie Todaro Offer Letter Agreement” and “— Tom Willerer Offer Letter Agreement.”

(2)
The RSUs will vest only if both the Service-Based Condition and the Liquidity Event Condition (each as defined below) are satisfied. Except for 28,847 of Ms. Todaro’s RSUs for which the “Service-Based Condition” was fully satisfied as of the date of grant, the “Service-Based Condition” will be satisfied as to the RSUs on the following schedule, subject to continued employment through each such date: 25% of the total RSUs on the first anniversary of the RSU award’s vesting start date, and 1/16th of the total RSUs on a quarterly basis thereafter. The “Liquidity Event Condition” will be satisfied if either of the following events occur on or before the seventh anniversary of the date of grant: (i) a Change of Control (as defined in the Company’s 2014 Stock Plan (the “2014 Plan”)); or (ii) the effective date of a registration statement of the Company filed under the Securities Act, for the sale of the Company’s common stock. The RSUs granted to our named executive officers may be subject to accelerated vesting in certain circumstances, as described in the descriptions of each of our named executive officer’s offer letter agreements set forth below in the section entitled “Executive Compensation”.

Pursuant to the employment letter agreement entered into on January 6, 2020, the Company granted our CEO (i) 1,364,561 RSUs (the “Pre-Listing RSUs”) in January 2020, which vest as described more fully below in the section entitled “— Eric Wu Continued Employment Offer Letter Agreement” and (ii) 9,202,707 RSUs (the “Post-Listing RSUs”) on December 17, 2020, which have a term of seven years and vest upon (a) the occurrence of a “Listing Event” and (b) the satisfaction of performance-based vesting conditions. Under the letter agreement, as subsequently amended, a Listing Event is the occurrence of either (i) an initial public offering or direct listing of any class of common stock of the Company or (ii) a merger (or similar transaction) with a special purpose acquisition company, the result of which is that any class of common stock of the Company or the parent or successor entity of the Company is listed on the NYSE, Nasdaq or other securities exchange, in either case, before December 31, 2024. The closing of the Business Combination satisfied the “Listing Event” vesting condition. The Post-Listing RSUs will satisfy the performance-based vesting condition, subject to Mr. Wu’s continued employment with us through each applicable vesting date, as to 1/6th of the Post-Listing RSUs upon the achievement of each of six predetermined share price milestones based on the 60-day volume weighted average closing price of our publicly-traded class of common stock, or if earlier, based on the per share consideration received in connection with a Change of Control (as defined in Mr. Wu’s employment letter agreement). These milestones were $29.29, $38.07, $49.49, $64.34, $83.64 and $108.74, but have been adjusted to $18.11, $23.54, $30.60, $39.78, $51.71 and $67.23, respectively, to reflect the impact of the Business Combination, by dividing each milestone by the Exchange Ratio. The number of Pre-Listing RSUs and Post-Listing RSUs was also adjusted to 2,207,236 and 14,885,774, respectively, to reflect the Business Combination by multiplying the number of Pre-Listing RSUs and Post-Listing RSUs, in each case, by the Exchange Ratio.
Opendoor’s board of directors, based on the recommendations of Compensia, determined to grant the Pre-Listing RSUs in January 2020, prior to the contemplation of the Business Combination, to achieve the following objectives: (i) recognizing the unique market opportunity and extensive time horizon that the Company would need to achieve its ultimate vision, (ii) supporting enduring CEO engagement and commitment, (iii) motivating Mr. Wu to create significant long-term shareholder value, and (iv) being fair and aligned with market, recognizing that there is a broad set of company peers. In connection with negotiations regarding the Business Combination, it was agreed that the dilutive effect of the Post-Listing RSUs should be borne by Opendoor’s stockholders before the Closing. To achieve this goal, the Post-Listing RSUs were granted prior to the Closing on December 17, 2020. Providing that the Post-Listing RSU would vest only if certain price targets are met provides a retention element and strong alignment with Company stockholders. In September 2020, Opendoor’s board of directors subsequently reapproved the Post-Listing RSU grant to Mr. Wu based on the recommendations of Compensia.
During 2020, our Chief Technology Officer, Ian Wong, and Chief Product Officer, Tom Willerer, each entered into an amendment to his offer letter agreement which provided, among other things, that if his employment with us is terminated (i) by us without Cause or (ii) due to his resignation for Good Reason, in each case, within 12 months following a Change of Control (each such term as defined in his offer letter agreement), then 50% of all his then outstanding but unvested stock option and RSU awards, whether or not granted under his offer letter agreement, will automatically and immediately vest, subject to the timely execution and non-revocation of a general release of claims against us. Opendoor’s board of directors determined to enter into these offer letter agreement amendments prior to the contemplation of the Business Combination in order to assure the Company of the officers’ continued services in the context of a potential Change of Control event.
Opendoor Executive Officer RSU Grants
Within 90 days following the Closing, we expect to grant certain of Opendoor Technologies’ employees equity awards in the form of restricted stock units. We expect to grant Opendoor Technologies’ Chief Executive Officer, Eric Wu, restricted stock units covering a number of shares equal to 1/8th of the 2020 Plan’s aggregate share reserve on the Closing Date, and we expect to grant certain other of Opendoor Technologies’ employees restricted stock units covering a number of shares equal to, in the aggregate, 1/4th of the 2020 Plan’s aggregate share reserve on the Closing Date (together, the “Management Awards”).
Sign-On and Retention Bonuses
In order to attract top talent, we from time to time provide sign-on and retention compensation to external hires. In connection with the hire of Gautam Gupta in July 2017, we approved a cash sign-on and retention bonus in the aggregate amount of $550,000, $150,000 of which was paid within 30 days after his employment start date, $125,000 of which was paid within 30 days after the first anniversary of his employment start date, and the remaining $275,000 of which was paid within 30 days after the second anniversary of his employment start date. We believed that this sign-on and retention bonus arrangement was appropriate as an incentive to join us and to help retain Mr. Gupta through the second anniversary of his employment start date.
In connection with the hire of Julie Todaro in September 2019, we approved a cash sign-on and retention bonus in the aggregate amount of $150,000, $75,000 of which was paid within 30 days after her employment start date, and the remaining $75,000 of which is to be paid within 30 days after the first anniversary of her employment start date, subject to her continuous active employment with us through such anniversary date. We believed that this sign-on and retention bonus arrangement was appropriate as an incentive to join us and to help retain Ms. Todaro through the first anniversary of her employment start date.
In connection with the hire of Tom Willerer in July 2019, we approved a cash sign-on and retention bonus in the aggregate amount of $190,000, $95,000 of which was paid within 30 days after his employment start date, and the remaining $95,000 of which is to be paid within 30 days after the first anniversary of his employment start date, subject to his continuous active employment with us through such anniversary date. We believed that this sign-on and retention bonus arrangement was appropriate as an incentive to join us and to help retain Mr. Willerer through the first anniversary of his employment start date.

Retirement Plans and Other Employee Benefits
Our named executive officers are eligible to participate in our employee benefit plans and programs, including medical and dental benefits and life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans. We also sponsor a 401(k) defined contribution plan, or the 401(k) Plan, in which our named executive officers may participate, subject to limits imposed by the Internal Revenue Code of 1986 to the same extent as our other full-time employees. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) Plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies. We do not typically provide any perquisites or special personal benefits to our named executive officers that are not available to all employees generally.

EXECUTIVE COMPENSATION
2019 Summary Compensation Table
The table below shows compensation of our named executive officers for the year ended December 31, 2019.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Eric Wu	2019	275,000		—	—	—	275,000
President and Chief Executive Officer
Gautam Gupta	2019	337,500	275,000	—	—	—	612,500
Strategic Advisor and former Chief Financial Officer and Chief Operating Officer
Jason Child	2019	135,507		—	—	—	135,507
Former Chief Financial Officer
Julie Todaro	2019	87,500	75,000	5,980,857	1,970,949	234,667(2)	8,348,973
President of Homes and Services
Tom Willerer	2019	118,490	95,000	5,418,620	1,331,280	—	6,963,390
Chief Product Officer
Ian Wong	2019	325,000	—	10,230,000	—	—	10,555,000
Chief Technology Officer

(1)
Amounts listed represent the aggregate grant date fair value of awards granted during the year referenced, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For additional information about these awards, please see Note 12 to our audited consolidated financial statements attached to this prospectus. For additional information regarding the stock-based awards granted to our named executive officers in 2019, refer to the “2019 Grants of Plan-Based Awards” table below.

(2)
Amount listed represents payments to Ms. Todaro for her services to the Company as an independent consultant prior to her employment by the Company as its President of Homes and Services.

2019 Grants of Plan-Based Awards
The figures in the table below show equity grants made in 2019. The number of shares subject to the grants and the exercise prices for the options have been adjusted to reflect the impact of the Business Combination by multiplying the number of shares originally subject to the grants by the Exchange Ratio and by dividing the original exercise prices for the options by the Exchange Ratio.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair value of Stock and Option Awards ($)
Julie Todaro	11/03/2019	28,847	—	—	123,766
	12/18/2019	1,365,143	—	—	5,857,089
	12/18/2019	—	949,261	4.30	1,970,949
Tom Willerer	11/03/2019	1,262,946	—	—	5,418,620
	11/03/2019	—	647,016	4.30	1,331,280
Ian Wong	05/28/2019	2,426,314	—	—	10,230,000
Eric Wu Continued Employment Offer Letter Agreement
The employment letter agreement for Opendoor’s Chief Executive Officer was originally entered into in January of 2020 and has been subsequently amended and restated in August and September of 2020. The agreement provides for an unspecified term of employment and entitles Mr. Wu to an annual base salary as well as the award of Pre-Listing RSUs and Post-Listing RSUs described in the section entitled “— Long-Term Equity Compensation” above. Pursuant to this agreement, the Pre-Listing RSUs will vest only if both time-based and liquidity-based vesting conditions are satisfied. The time-based vesting condition will be satisfied in equal quarterly installments over four years, subject to Mr. Wu’s continued employment with us through each applicable vesting date. The liquidity-based vesting condition will be satisfied in full upon the first to occur of the following on or before the seventh anniversary of the date of grant: (i) a Change of Control (as defined in the 2014 Plan) or (ii) the effective date of a registration statement of the Company filed under the Securities Act for the sale of the Company’s common stock. The vesting schedule for the Post-Listing RSUs is described in “Compensation Discussion and Analysis”.
In the event Mr. Wu’s employment with us is terminated (i) by us without Cause (as defined below) or (ii) due to his resignation for Good Reason (as defined below), in each case, within 12 months following a Change of Control, then 100% of Mr. Wu’s Pre-Listing RSUs will become immediately vested. In addition, if the Post-Listing RSUs are granted and Mr. Wu’s employment is terminated (i) by us without Cause or (ii) due to his resignation for Good Reason, regardless of whether a Change of Control has occurred, the Post-Listing RSUs shall remain outstanding and eligible to vest upon achievement of the share price milestones for a period of 60 days following the date of termination. The acceleration of the Pre-Listing RSUs is subject to Mr. Wu’s continued compliance with our Confidential Information and Invention Assignment Agreement and his timely execution and non-revocation of a general release of claims against us. This agreement does not provide for any cash severance entitlements or benefit continuation.
For purposes of Mr. Wu’s employment letter agreement:
•
“Cause” is generally defined to mean, subject to certain notice requirements and cure rights, Mr. Wu’s: (i) material breach of the his employment agreement, the Confidential Information and Invention Assignment Agreement or any material written policy of the Company; (ii) intentional repeated willful misconduct or gross neglect of his duties; (iii) his willful repeated failure to follow reasonable and lawful instructions from our Board; (iv) his conviction of, or plea of guilty or nolo contendere to, any crime that results in, or is reasonably expected to result in, material harm to the business or reputation of the Company; (v) his commission of or participation in an act of fraud against the Company; or (vi) his intentional material damage to the Company’s business, property or reputation.

•
“Good Reason” is generally defined to mean, subject to certain notice requirements and cure rights: (i) a material reduction in his job responsibilities, duties, authority, or title (provided that a mere change in title to a position that is substantially similar to the prior position held shall not constitute a material reduction in job responsibilities); (ii) a material reduction in his level of base compensation or total compensation unless such reduction is in connection and proportional to reductions to the compensation reductions to the other members of the management team and such reduction does not exceed 20% of his total cash compensation; (iii) a material breach of his employment agreement or the Confidential Information and Invention Assignment Agreement by the Company; or (iv) a relocation of his principal place of employment that increases his one-way commute by more than 45 miles.
Gautam Gupta Offer Letter Agreement
Our offer letter agreement with Mr. Gupta (as amended, the “Gupta Agreement”) provides for an unspecified term of employment and entitles him to an annual base salary, a one-time signing and retention bonus (as described in the section entitled “— Sign-On and Retention Bonuses” above) and an award of stock options. The Gupta Agreement provides that Mr. Gupta’s stock option award will vest over four years following his employment start date with 25% vesting on the first anniversary of his start date and the remainder vesting in equal monthly installments thereafter, subject to his continued employment on each such vesting date. Mr. Gupta may early exercise his option award up to an aggregate exercise price of $1,500,000 with a 51% recourse promissory note (and pledge and security agreement) from the Company.
In the event that a Change of Control occurs during the term of Mr. Gupta’s employment, 50% of the unvested shares subject to his stock option award will vest as of immediately prior to the consummation of such Change of Control. Additionally, in the event Mr. Gupta’s employment with us is terminated (i) by us for Cause (as defined below) or (ii) due to his resignation for Good Reason (as defined below) (each, an “Involuntary Termination”) at any time following a Change of Control, 100% of the unvested shares subject to his option award under the Gupta Agreement will immediately vest upon the date of such termination. Additionally, if Mr. Gupta experiences an Involuntary Termination at any time following the two-year anniversary of his start date, he will be entitled to receive severance payments in the form of (i) six months of his then-current base salary continuation and (ii) six months of vesting acceleration of his option award, subject to the timely execution and non-revocation of a general release of claims against us.
For purposes of the Gupta Agreement:
•
“Cause” is generally defined to mean, subject to certain notice requirements and cure rights, Mr. Gupta’s: (i) material breach of any material written agreement between him and the Company; (ii) failure to comply with the Company’s material written policies or rules as they may be in effect from time to time; (iii) neglect or persistent unsatisfactory performance of his duties; (iv) repeated failure to follow reasonable and lawful instructions from our Board; (v) conviction of, or plea of guilty or nolo contendere to, any crime that results in, or is reasonably expected to result in, material harm to the business or reputation of the Company; (vi) commission of or participation in an act of fraud against the Company; (vii) intentional material damage to the Company’s business, property or reputation; or (viii) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom he owes an obligation of nondisclosure as a result of his relationship with the Company.

•
“Good Reason” is generally defined to mean, subject to certain notice requirements and cure rights: (i) a then-current base salary reduction of more than 10% (other than as part of an across-the-board salary reduction applicable to all other executives); (ii) a material reduction of title, duties, authority, responsibilities or reporting relationship, relative to duties, authority, responsibilities or reporting relationship as in effect immediately prior to such reduction; or (iii) the Company (or its successor) conditioning continued service on being transferred to a site of employment that would increase the one-way commute by more than 50 miles from his then-principal residence.

Julie Todaro Offer Letter Agreement
Our offer letter agreement with Ms. Todaro (as amended, the “Todaro Agreement”) provides for an unspecified term of employment and entitles Ms. Todaro to an annual base salary, a one-time signing and retention bonus (as described in the section entitled “— Sign-On and Retention Bonuses” above), an award of stock options and an award of RSUs. The Todaro Agreement provides that Ms. Todaro’s option award will vest over four years following her employment start date with 25% vesting on the first anniversary of her start date and the remainder vesting in equal monthly installments thereafter, subject to her continued employment on each such vesting date. The Todaro Agreement provides that Ms. Todaro’s RSU award will vest only if both the Service-Based Condition and the Liquidity Event Condition (each as defined below)

are satisfied. The “Service-Based Condition” will be satisfied, subject to Ms. Todaro’s continued employment through each such date, as to 25% of the total RSUs on the first anniversary of the RSU award’s vesting start date, and as to 1/16th of the total RSUs on a quarterly basis thereafter. The “Liquidity Event Condition” will be satisfied if either of the following events occur on or before the seventh anniversary of the date of grant: (i) a Change of Control or (ii) the effective date of a registration statement of the Company filed under the Securities Act for the sale of the Company’s common stock.
In the event Ms. Todaro’s employment with us is terminated (i) by us without Cause (as defined for purposes of the Gupta Agreement) or (ii) due to her resignation for Good Reason (as defined below), in each case, within 12 months following a Change of Control, then 50% of her then outstanding but unvested stock option and RSU awards granted under the Todaro Agreement will automatically and immediately vest, subject to the timely execution and non-revocation of a general release of claims against us. The Todaro Agreement does not provide for any cash severance entitlements or benefit continuation.
For purposes of the Todaro Agreement, “Good Reason” is generally defined to mean, subject to certain notice requirements and cure rights: (i) a material reduction in her job responsibilities, duties, authority, or title (provided that a mere change in title to a position that is substantially similar to the prior position held shall not constitute a material reduction in job responsibilities); (ii) a material reduction in her level of base compensation or total compensation unless such reduction is in connection and proportional to reductions to the compensation reductions to the other members of the management team and such reduction does not exceed 20% of her total cash compensation; or (iii) a relocation of her principal place of employment that increases her one-way commute by more than 45 miles.
Tom Willerer Offer Letter Agreement
Our offer letter agreement with Mr. Willerer (as amended, the “Willerer Agreement”) provides for an unspecified term of employment and entitles Mr. Willerer to an annual base salary, a one-time signing and retention bonus (as described in the section entitled “— Sign-On and Retention Bonuses” above), an award of stock options and an award of RSUs. The Willerer Agreement provides that Mr. Willerer’s option award will vest over four years following his employment start date with 25% vesting on the first anniversary of his start date and the remainder vesting in equal monthly installments thereafter, subject to his continued employment on each such vesting date. The Willerer Agreement provides that Mr. Willerer’s RSU award will vest only if both the Service-Based Condition and the Liquidity Event Condition (each as defined below) are satisfied. The “Service-Based Condition” will be satisfied, subject to continued employment through each such date, as to 25% of the total RSUs on the first anniversary of the RSU award’s vesting start date, and as to 1/16th of the total RSUs on a quarterly basis thereafter. The “Liquidity Event Condition” will be satisfied if either of the following events occur on or before the seventh anniversary of the date of grant: (i) a Change of Control or (ii) the effective date of a registration statement of the Company filed under the Securities Act for the sale of the Company’s common stock.
In the event Mr. Willerer’s employment with us is terminated (i) by us without Cause (as defined for purposes of the Gupta Agreement) or (ii) due to his resignation for Good Reason (as defined below), in each case, within 12 months following a Change of Control, then 50% of all his then outstanding but unvested stock option and RSU awards, whether or not granted under the Willerer Agreement, will automatically and immediately vest, subject to the timely execution and non-revocation of a general release of claims against us. The Willerer Agreement does not provide for any cash severance entitlements or benefit continuation.
For purposes of the Willerer Agreement, “Good Reason” is generally defined to mean, subject to certain notice requirements and cure rights: (i) a material reduction in his job responsibilities, duties, or authority (provided that a mere change in title to a position that is substantially similar to the prior position held shall not constitute a material reduction in your job responsibilities, duties, or authority); (ii) a material reduction in his base salary unless such reduction is in connection with and proportional to reductions to the base salary of other members of the management team and such reduction does not exceed 20% of his base salary; or (iii) the requirement by the Company that he transfer his place of employment to a location that is outside of the greater San Francisco Bay Area.

Ian Wong Offer Letter Agreement
Our offer letter agreement with Mr. Wong (as amended, the “Wong Agreement”) provides for an unspecified term of employment and entitles Mr. Wong to an annual base salary. The Wong Agreement granted Mr. Wong the right to purchase 2,527,473 shares of Opendoor common stock all of which he purchased on May 7, 2014.
In the event Mr. Wong’s employment with us is terminated (i) by us without Cause (as defined for purposes of the Gupta Agreement) or (ii) due to his resignation for Good Reason (as defined in the Willerer Agreement), in each case, within 12 months following a Change of Control, then 50% of all his then outstanding but unvested stock option and RSU awards, whether or not granted under the Wong Agreement, will automatically and immediately vest, subject to the timely execution and non-revocation of a general release of claims against us. The Wong Agreement does not provide for any cash severance entitlements or benefit continuation.
Carrie Wheeler Offer Letter Agreement
The material terms of our offer letter agreement with Carrie Wheeler are described in the section entitled “Certain Relationships and Related Person Transactions — Opendoor — Carrie Wheeler Employment Offer Letter Agreement” below.
Andrew Low Ah Kee Offer Letter Agreement
In October 2020, we entered into an offer letter agreement with Andrew Low Ah Kee pursuant to which he serves as our President (the “Low Ah Kee Agreement”). The Low Ah Kee Agreement provides for at-will employment, with no fixed term, and entitles Mr. Low Ah Kee to an annual base salary of $350,000 and a one-time signing bonus of $150,000. If Mr. Low Ah Kee resigns his employment with us without Good Reason (as defined below) or we terminate his employment for Cause (which is defined in the Low Ah Kee Agreement the same as it is for purposes of Mr. Wu’s employment letter agreement) prior to the first anniversary of his employment start date, Mr. Low Ah Kee must repay the signing bonus, less taxes. The Low Ah Kee Agreement also provides for a one-time retention bonus of $150,000 if Mr. Low Ah Kee remains employed with us through the first anniversary of his employment start date.
The Low Ah Kee Agreement also provides for an award of RSUs subject to time-based vesting conditions (“TRSUs”) and an award of RSUs subject to performance-based vesting conditions (“PRSUs”). These RSUs will be granted under the 2020 Plan after the Closing at the time of the effectiveness of the filing of a registration statement on Form S-8 permitting the grant of equity awards under the 2020 Plan. The number of TRSUs to be awarded shall be 4,642,348 TRSUs. The TRSUs will vest as to 25% of the total TRSUs on the first anniversary of Mr. Low Ah Kee’s employment start date and as to 1/16th of the total TRSUs on a quarterly basis thereafter, subject to his continued service to us on each such vesting date. The number of PRSUs to be awarded shall be 808,771 PRSUs. The PRSUs will vest, subject to Mr. Low Ah Kee’s continued service to us through each applicable vesting date, as to 1/5th of the total PRSUs upon the achievement of each of five predetermined share price milestones based on the 60-day volume weighted average closing price of Opendoor Technologies’ publicly-traded class of common stock, or, if earlier, based on the per share consideration received in connection with a Change of Control (as defined in the 2020 Plan and not including the Business Combination). These milestones were $38.07, $49.49, $64.34, $83.64 and $108.74, but have been adjusted to $23.54, $30.60, $39.78, $51.71 and $67.23, respectively, to reflect the impact of the Business Combination, by dividing each milestone by the Exchange Ratio.
If Mr. Low Ah Kee’s employment with us is terminated (i) by us without Cause or (ii) due to his resignation for Good Reason (each, a “Qualifying Termination”), the PRSUs will remain outstanding and eligible to vest for 60 days following the Qualifying Termination (at which point the PRSUs will expire). In the event of a Qualifying Termination or termination of Mr. Low Ah Kee’s employment due to his death or Disability (as defined in the Low Ah Kee Agreement) before the first anniversary of his employment start date, the time-based vesting requirements will be satisfied as to 25% of the TRSUs. In the event of a Qualifying Termination within 12 months following a Change in Control, 100% of Mr. Low Ah Kee’s unvested TRSUs will become fully vested, and his PRSUs will vest pursuant to the terms of the Low Ah Kee Agreement. The vesting acceleration described in this paragraph is conditioned upon Mr. Low Ah Kee’s timely execution and non-revocation of a general release of claims in our favor. The Low Ah Kee Agreement does not provide for any cash severance entitlements or benefit continuation.
For purposes of the Low Ah Kee Agreement, “Good Reason” is generally defined to mean, subject to certain notice requirements and cure rights: (i) a material reduction in his job responsibilities, duties, or authority (provided that a mere change in title to a position that is substantially similar to the prior position held shall not constitute a material reduction in his job responsibilities, duties, or authority); (ii) a change in his reporting requirements so that he no longer reports solely to the person serving as our chief executive officer and/or the Board (provided that a change in reporting structure such that he reports primarily to such chief executive officer and/or the Board following a Change in Control shall not constitute a change in his reporting requirements); (iii) a material reduction in his base salary unless such reduction is in connection with and proportional to reductions to the base salary of other members of the management team and such reduction does not exceed 20% of his base salary; (iv) the material breach of his employment or confidentiality agreement by the Company; or (v) the requirement by the Company that he transfer his place of employment to a location that is outside of the greater San Francisco Bay Area.
Daniel Morillo Offer Letter Agreement
In October 2020, we entered into an offer letter agreement with Daniel Morillo pursuant to which he will serve as our Chief Investment Officer when he joins our Company (the “Morillo Agreement”). We expect him to commence employment with us in January 2021. The Morillo Agreement provides for at-will employment, with no fixed term, and entitles Mr. Morillo to an annual base salary of $350,000 and a one-time signing bonus of $1,500,000. If Mr. Morillo resigns his employment with us without Good Reason (defined below) or we terminate his employment for Cause (which is defined in the Morillo Agreement the same as it is for purposes of Mr. Wu’s employment letter agreement) prior to the first anniversary of his employment start date, Mr. Morillo must repay the signing bonus, less taxes. The Morillo Agreement also provides for two one-time retention bonuses of $1,150,000 each to be paid on the first and second anniversaries of Mr. Morillo’s employment start date, subject to his continued employment with us through each such date. The Morillo Agreement also provides for an initial award of 1,050,000 RSUs subject to time-based vesting conditions (“Initial TRSUs”), an additional award of 250,000 RSUs subject to time-based vesting conditions (“Additional TRSUs”) and an award of 300,000 RSUs subject to performance-based vesting conditions (“PRSUs”). The number of Initial TRSUs, Additional RSUs and PRSUs were adjusted to 1,698,420, 404,385 and 485,262, respectively, to reflect the Business Combination by multiplying the number of Initial TRSUs, Additional RSUs and PRSUs, in each case, by the Exchange Ratio.
In connection with negotiations regarding the Business Combination, it was agreed that the dilutive effect of the Initial TRSUs, Additional TRSUs and PRSUs should be borne by Opendoor’s stockholders before the Closing. To achieve this goal, the Initial TRSUs, Additional TRSUs and PRSUs were granted prior to the Closing on December 17, 2020. The Closing was a “Listing Event” as defined in the Morillo Agreement and satisfied the liquidity-based vesting conditions applicable to the Initial TRSUs, Additional TRSUs and PRSUs. In addition to the liquidity-based vesting condition, the Initial TRSUs and Additional TRSUs will be subject to time-based vesting conditions. The time-based vesting condition for the Initial TRSUs will be satisfied as to 25% of the total Initial TRSUs on the first anniversary of Mr. Morillo’s employment start date and as to 1/16th of the total Initial TRSUs on a quarterly basis thereafter, subject to his continued service to us on each such vesting date. The time-based vesting condition for the Additional TRSUs will be satisfied as to 1/8th of the total Additional TRSUs on a quarterly basis beginning on the third anniversary of Mr. Morillo’s employment start date, subject to his continued service to us on each such vesting date. In addition to the liquidity-based vesting condition, the PRSUs will also be subject to a performance-based vesting condition. This performance-based vesting condition will be satisfied upon the first to occur, after Mr. Morillo’s employment start date and subject to his continued employment with us through each such vesting date, of the following: (i) the Company consummates a Listing Event before December 31, 2024 and thereafter certain volume-weighted average closing price thresholds are met (here, $16.48, which is $26.66 per share divided by the Exchange Ratio (the “Minimum Price”)), (ii) the Company consummates a Listing Event before December 31, 2024 and thereafter consummates a Change of Control (as defined in the Morillo Agreement) where the value paid for each share of each class of Company common stock in connection with the Change of Control is at least the Minimum Price or (iii) prior to a Listing

Event, the Company sells shares of convertible preferred stock with gross proceeds to the Company of at least $100,000,000 at a price per share of at least $26.66.
If Mr. Morillo’s employment with us is terminated (i) by us without Cause or (ii) due to his resignation for Good Reason (each, a “Qualifying Termination”), the PRSUs will remain outstanding and eligible to vest for 60 days following the Qualifying Termination (at which point the PRSUs will expire). In the event of a Qualifying Termination within 12 months following a Change in Control, 100% of Mr. Morillo’s unvested Initial TRSUs and Additional TRSUs will become fully vested. The vesting acceleration described in this paragraph is conditioned upon Mr. Morillo’s timely execution and non-revocation of a general release of claims in our favor. The Morillo Agreement does not provide for any cash severance entitlements or benefit continuation.
For purposes of the Morillo Agreement, “Good Reason” is generally defined to mean, subject to certain notice requirements and cure rights: (i) a material reduction in his job responsibilities, duties, or authority (provided that a mere change in title to a position that is substantially similar to the prior position held shall not constitute a material reduction in his job responsibilities, duties, or authority); (ii) a material reduction in his base salary unless such reduction is in connection with and proportional to reductions to the base salary of other members of the management team and such reduction does not exceed 20% of his base salary; (iii) the material breach of his employment or confidentiality agreement by the Company; or (iv) the requirement by the Company that he transfer his place of employment to a location that is outside of the greater San Francisco Bay Area.
Confidential Information Invention and Assignment Agreements
Pursuant to their offer letter agreements, each of our named executive officers has entered into our standard Confidential Information Invention and Assignment Agreement which contains, among other things, restrictive covenants pursuant to which such officers agree (i) to refrain from soliciting our customers during the term of their employment and (ii) to refrain from soliciting our employees during the term of their employment and for a period of 12 months thereafter. The Company’s standard Confidential Information Invention and Assignment Agreement does not contain any non-competition restrictive covenants.

Outstanding Equity Awards at 2019 Fiscal Year-End
The figures in the table below show outstanding equity awards as of December 31, 2019. The number of shares subject to the awards, and the exercise prices for the options, have been adjusted to reflect the impact of the Business Combination by multiplying the number of shares originally subject to the grants by the Exchange Ratio and by dividing the original exercise prices for the options by the Exchange Ratio.
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Gautam Gupta	09/29/2017(2)	2,887,906(3)	—	1.02	09/28/2027	—	—
Jason Child	09/29/2017(2)	1,280,553	—	1.02	03/13/2027	—	—
Julie Todaro	12/18/2019(2)	—	949,261	4.30	12/17/2029	—	—
	11/03/2019(4)	—	—	—	—	28,847	140,532
	12/18/2019(5)	—	—	—	—	1,365,143	6,650,413
Tom Willerer	11/03/2019(2)	—	93,228	4.30	11/02/2029	—	—
	11/03/2019(2)	—	553,788	4.30	11/02/2029	—	—
	11/03/2019(5)	—	—	—	—	1,262,946	6,152,554
Ian Wong	05/28/2019(5)	—	—	—	—	2,426,314	11,820,000

(1)
The amounts in this column were determined using a third-party valuation as of December 31, 2019.

(2)
The options are subject to a four-year vesting schedule, with 25% of the shares subject to each stock option vesting on the first anniversary of the executive officer’s employment start date and the remainder vesting in equal monthly installments thereafter, subject to continued employment through each vesting date. The stock options granted to our named executive officers may be subject to accelerated vesting in certain circumstances, as described in the summaries of their offer letter agreements above.

(3)
These stock options were fully exercisable as of December 31, 2019 as they may be early exercised prior to becoming fully vested on July 10, 2021. If Mr. Gupta exercises stock options prior to their vesting, he will receive shares of our restricted stock. In connection with Mr. Gupta’s transition to a consulting role with Opendoor, the vesting schedule applicable to his stock options changed so that from October 15, 2020 to December 31, 2020 his stock options vested at a monthly rate of 7/960 of the total shares subject to his stock options. Mr. Gupta’s stock options will expire on the date set forth in his option agreement.

(4)
The RSUs are 100% vested as to the Service-Based Condition as of the date of grant and will become fully vested upon the satisfaction of the Liquidity Event Condition (each, as defined in footnote (5) below). The RSUs were granted for consulting services rendered by Ms. Todaro prior to her becoming a full-time employee of the Company.

(5)
The RSUs will vest only if both the Service-Based Condition and the Liquidity Event Condition (each as defined below) are satisfied. The “Service-Based Condition” will be satisfied as to the RSUs on the following schedule, subject to continued employment through each such date: 25% of the total RSUs on the first anniversary of the RSU award’s vesting start date, and 1/16th of the total RSUs on a quarterly basis thereafter. The “Liquidity Event Condition” will be satisfied if either of the following events occur on or before the seventh anniversary of the date of grant: (i) a Change of Control (as defined in the 2014 Plan); or (ii) the effective date of a registration statement of the Company filed under the Securities Act for the sale of the Company’s common stock. The RSUs granted to our named executive officers may be subject to accelerated vesting in certain circumstances, as described in the summaries of their offer letter agreements above.

Option Exercises and Stock Vested in 2019
None of our named executive officers exercised stock options in 2019. No stock awards held by our named executive officers vested in 2019.
2019 Pension Benefits Table
None of our named executive officers participated in any defined benefit pension plans in 2019.
2019 Nonqualified Deferred Compensation Table
None of our named executive officers participated in any non-qualified deferred compensation plans in 2019.

Potential Payments Upon Termination or Change of Control
We maintain arrangements that provide payment of compensation to our named executive officers in the event of certain terminations of employment or a change of control of the Company. The table below quantifies certain compensation and benefits that would have become payable to each of our named executive officers (i) if his or her employment had terminated on December 31, 2019 without Cause or due to resignation for Good Reason, (ii) if a Change in Control had occurred on December 31, 2019, but there was no termination of the officer’s employment and (iii) if a Change in Control had occurred on December 31, 2019, immediately following which the officer’s employment was terminated without Cause or due to resignation for Good Reason.
Named Executive Officer	Termination Scenario	Severance ($)	Value of Accelerated Options ($)(1)	Value of Accelerated RSUs ($)(1)	Total ($)(1)
Eric Wu	Termination without Cause or Resignation for Good Reason	—	—	—	—
	Change of Control	—	—	—	—
	Termination without Cause or Resignation for Good Reason following a Change of Control	—	—	—	—
Gautam Gupta(2)	Termination without Cause or Resignation for Good Reason	175,000	2,106,000	—	2,281,000
	Change of Control	—	3,334,500	—	3,334,500
	Termination without Cause or Resignation for Good Reason following a Change of Control	175,000	6,669,000	—	6,844,000
Jason Child(3)	Termination without Cause or Resignation for Good Reason	—	—	—	—
	Change of Control	—	—	—	—
	Termination without Cause or Resignation for Good Reason following a Change of Control	—	—	—	—
Julie Todaro	Termination without Cause or Resignation for Good Reason	—	—	—	—
	Change of Control	—	—	—	—
	Termination without Cause or Resignation for Good Reason following a Change of Control	—	275,821	3,325,202	3,601,024
Tom Willerer	Termination without Cause or Resignation for Good Reason	—	—	—	—
	Change of Control	—	—	—	—
	Termination without Cause or Resignation for Good Reason following a Change of Control	—	—	—	—
Ian Wong	Termination without Cause or Resignation for Good Reason	—	—	—	—
	Change of Control	—	—	—	—
	Termination without Cause or Resignation for Good Reason following a Change of Control	—	—	—	—

(1)
The amounts in these columns were determined using a third-party valuation as of December 31, 2019.

(2)
Upon Mr. Gupta’s voluntary resignation (without Good Reason) in November 2020, Mr. Gupta did not receive severance payments nor did the vesting of his equity awards accelerate.

(3)
Upon Mr. Child’s voluntary resignation (without Good Reason) in May 2019, Mr. Child did not receive severance payments nor did the vesting of his equity awards accelerate.

2014 Plan
The Company currently sponsors the Opendoor Labs Inc. 2014 Stock Plan (as amended, the “2014 Plan”), which became effective upon its adoption by our board of directors. The purpose of the 2014 Plan has been to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees, consultants and directors to promote the success of our business. Certain principal features of the 2014 Plan are described in more detail below. The summary is qualified in its entirety by reference to the complete text of the 2014 Plan.
Effective upon the Business Combination, the 2014 Plan is no longer available for use for the grant of future awards. The 2014 Plan will continue to govern the terms of awards that had been granted under the 2014 Plan before, and that are still outstanding following, the Business Combination.
Eligibility and Administration
Our employees, consultants and directors, and employees and consultants of our subsidiaries, are eligible to receive awards under the 2014 Plan. The 2014 Plan provides that it will be administered by our board of directors, which may delegate its duties and responsibilities to one or more committees of its directors (referred to collectively as the “plan administrator”), subject to the limitations imposed under the 2014 Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. The 2014 Plan has been administered by our board of directors. The plan administrator has the authority to, among other things, make fair market value determinations; approve forms of award agreement used under the 2014 Plan; grant awards and set the terms and conditions of all awards under the 2014 Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the 2014 Plan; determine whether and when stock options may be settled in cash; implement a stock options exchange program; amend and approve addenda to the 2014 Plan; and interpret the 2014 Plan and award agreements. The 2014 Plan was amended prior to the Closing to provide that a stock option exchange program could no longer be implemented under the 2014 Plan after the Closing.
Shares Available for Awards
Effective upon Closing, no awards will be granted under our 2014 Plan. Any awards previously granted under the 2014 Plan that are forfeited will be canceled and will not be available for future awards under the 2014 Plan.
Awards
The 2014 Plan provides for the grant of stock options, including stock options which are intended to qualify as “incentive stock options” under Section 422 of the Code (“ISOs”) and nonqualified stock options (“NSOs”), the right to purchase or receive our common stock, including restricted stock, restricted stock units (“RSUs”) and dividend equivalents. Certain awards under the 2014 Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2014 Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations.
•
Stock Options.   Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years.
•
Restricted Stock.   Under the 2014 Plan, we have granted the right to purchase or receive nontransferable shares of our common stock that are subject to certain vesting conditions and other restrictions.

•
RSUs.   RSUs are contractual obligations to deliver shares of our common stock or cash in the future, which are subject to vesting and other restrictions. No shares of our common stock are issued at the time the RSU is granted, and holders of RSUs have no voting rights unless and until shares of common stock are delivered in settlement of the RSUs.

•
Dividends and Dividend Equivalents.   Awards of restricted stock may provide that dividends paid on restricted stock are subject to the same vesting and forfeiture restrictions as apply to the restricted stock. Dividend equivalents may be credited in respect of RSUs if determined by our plan administrator. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock. Dividend equivalents may be converted into additional RSUs in a manner determined by our plan administrator, and the additional RSUs would be subject to the same terms and conditions under the award agreement governing the RSUs to which they relate.

Certain Transactions
The plan administrator has broad discretion to take action under the 2014 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock splits, reverse stock splits, stock dividends, combinations, consolidations and reclassifications. In addition, in the event of certain non-reciprocal transactions, extraordinary dividends, recapitalizations, rights offerings, reorganizations, mergers, spin-offs, split-ups or similar changes in corporate structure, the plan administrator will make equitable adjustments to the 2014 Plan and outstanding awards.
Plan Amendment and Termination
Our Board may amend or terminate the 2014 Plan at any time; however, no amendment may materially and adversely affect the rights of any participant under an outstanding 2014 Plan award without the consent of the affected participant. The 2014 Plan will remain in effect until the tenth anniversary of the date our Board adopted the 2014 Plan, unless earlier terminated. No awards may be granted under the 2014 Plan after its termination.
Foreign Participants, Transferability and Participant Payments
The plan administrator may modify award terms, establish addenda and/or adjust other terms and conditions of awards, subject to the limits imposed under the 2014 Plan, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. Awards under the 2014 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2014 Plan, the plan administrator may, in its discretion, accept any consideration as it deems suitable, as permitted by applicable law. The plan administrator currently requires that all such obligations be satisfied by participants in cash.
Stock Options Granted Under the 2014 Plan
We have granted ISOs and NSOs under the Plan. We previously granted early exercise options pursuant to the 2014 Plan whereby optionees were allowed to exercise their options before vesting had occurred in exchange for shares of our restricted stock, which remain subject to vesting conditions.

Restricted Stock Units Granted Under the 2014 Plan
We have granted RSUs under the 2014 Plan, which will vest only if both a Service-Based Condition and a Liquidity Event Condition (each as defined below) are satisfied. The “Service-Based Condition” will be satisfied as to the RSUs based on continued service for us over a fixed schedule set forth in the RSU agreement. The “Liquidity Event Condition” will be satisfied if either of the following events occur on or before the deadline set forth in the 2014 RSU Agreement (typically the seventh anniversary of the grant date): (i) a Change of Control (as defined in the 2014 Plan); or (ii) the effective date of a registration statement of the Company filed under the Securities Act for the sale of its common stock.
If an RSU recipient’s continuous service with us is terminated (other than for Cause (as defined in the 2014 Plan)) before the Liquidity Event Condition has been satisfied, any RSUs which have satisfied the Service-Based Condition will remain outstanding and eligible to vest upon the occurrence of a Liquidity Event on or before the deadline set forth in the 2014 RSU Agreement. If an RSU recipient’s continuous service with us is terminated for Cause, all RSUs held by that recipient (including RSUs that have satisfied the Service-Based Condition) will be automatically forfeited without consideration. If no Liquidity Event occurs by the deadline set forth in the 2014 RSU Agreement, all RSUs will automatically expire and be forfeited without consideration.
2019 Director Compensation Table
None of our non-employee directors received any cash compensation for their services in 2019, nor did we make any equity awards to any of our non-employee directors in 2019. However, in connection with the Closing, we adopted the Opendoor Technologies Inc. Non-Employee Director Compensation Policy, which provides non-employee directors with fixed annual cash retainer fees as well as long-term equity compensation awards for their service on the Opendoor Technologies Inc. board of directors. Additional fixed annual cash retainer fees are paid to non-employee directors for committee membership and chairperson service. A copy of the Non-Employee Director Compensation Policy is included as Exhibit 10.23 to this registration statement and is incorporated herein by reference.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of our voting shares by:
•
each person who is known to be the beneficial owner of more than 5% of our voting shares;

•
each of our executive officers and directors; and

•
all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
Percentage ownership of our voting securities is based on 544,422,565 shares of our common stock issued and outstanding as of December 18, 2020.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.
Name and Address of Beneficial Owner(1)	Number of Shares	% of Ownership
5% Holders
SVF Excalibur (Cayman) Limited(2)	73,620,282	13.5%
Entities affiliated with Khosla Ventures(3)	46,120,934	8.5%
AI LiquidRE LLC(4)	34,639,442	6.4%
Entities affiliated with GGV Capital(5)	27,422,875	5.0%
Directors and Executive Officers
Eric Wu	32,407,840	6.0%
Carrie Wheeler	150,000	*
Ian Wong	6,417,294	1.2%
Julie Todaro(6)	316,418	*
Tom Willerer(7)	242,631	*
Andrew Low Ah Kee	—	—
Elizabeth Stevens(8)	298,570	*
Adam Bain	250,610	*
Cipora Herman	100,000	*
Pueo Keffer	—	—
Glenn Solomon(9)	—	—
Jason Kilar	—	—
Jonathan Jaffe	—	—
All directors and executive officers as a group (13 individuals)	40,183,363	7.4%

*
Less than one percent

(1)
Unless otherwise noted, the business address of each of those listed in the table above is 1 Post Street, Floor 11, San Francisco, California 94104.

(2)
The address of SVF Excalibur (Cayman) Limited is Walkers Corporate Limited Cayman Corporate Centre, 27 Hospital Road George Town, Grand Cayman OT KY1-9008, Cayman Islands.

(3)
Consists of (i) 2,769,348 shares of our common stock held of record by Khosla Venture IV (CF), LP (“KV IV (CF)”), (ii) 43,317,254 shares of our common stock held of record by Khosla Ventures IV, LP (“KV IV”), (iii) 1,843 shares held of record by Khosla Ventures Seed B (CF), LP (“KV B (CF)”), and (iv) 32,489 shares of our common stock held of record by Khosla Ventures Seed B, LP (“KV B”). The general partner of KV IV (CF) and KV IV is Khosla Ventures Associates IV, LLC (“KVA IV”). The general partner of KV B (CF) and KV B is Khosla Ventures Seed Associates B, LLC (“KV Seed”). VK Services, LLC (“VK Services”) is the sole manager of KVA IV and KV Seed. Vinod Khosla is the managing member of VK Services. Mr. Weiden is a member of each of KVA IV and KV Seed. Each of Mr. Khosla, Mr. Weiden, VK Services and KVA IV may be deemed to share voting and dispositive power over the shares held by KV IV (CF) and KV IV. Mr. Khosla, Mr. Weiden, VK Services and KVA IV disclaim beneficial ownership of the shares held by KV IV (CF) and KV IV, except to the extent of their respective pecuniary interests therein. Each of Mr. Khosla, Mr. Weiden, VK Services and KVA may be deemed to share voting and dispositive power over the shares held by KV B (CF) and KV B. Mr. Khosla, Mr. Weiden, VK Services and KV Seed disclaim beneficial ownership of such shares held by KV B (CF) and KV B, except to the extent of their respective pecuniary interests therein. The address for Mr. Khosla, Mr. Weiden and each of the foregoing entities is 2128 Sand Hill Road, Menlo Park, California 94025.
(4)
Each of Access Industries Management, LLC (“AIM”) and Mr. Len Blavatnik may be deemed to beneficially own, and share investment and voting power over, the shares held directly by AILR because (i) Mr. Blavatnik is the controlling person of AIM and a majority of the outstanding voting interests in AILR and (ii) AIM is the controlling entity of AILR. Each of AIM and Mr. Blavatnik disclaim beneficial ownership of the shares held directly by AILR, except to the extent of their actual pecuniary interest therein. The address of Mr. Blavatnik and each of the foregoing entities is 40 West 57th Street, 28th Floor, New York, NY 10019.

(5)
Consists of (i) 19,380,847 shares of our common stock held of record by GGV Capital V, L.P. (“GGCV”), (ii) 7,330,756 shares of our common stock held of record by GGV Capital Select L.P. (“GGCS”) and (iii) 711,272 shares of our common stock held of record by GGV Capital V Entrepreneurs Fund L.P. (“GGCVEF”). GGV Capital V L.L.C. (“GGCV LLC”) is the General Partner of GGCV and GGCVEF. GGV Select L.L.C. (“GGCS LLC”) is the General Partner of GGCS. There are five Managing Directors with shared voting and investment power in GGVV LLC and GGCS LLC. The address for each of the foregoing entities is 3000 Sand Hill Road, Suite 4-230, Menlo Park, CA 94025.

(6)
Includes 316,418 shares of Opendoor Technologies common stock issuable upon the exercise of options exercisable as of or within 60 days of December 18, 2020.

(7)
Includes 242,631 shares of Opendoor Technologies common stock issuable upon the exercise of options exercisable as of or within 60 days of December 18, 2020.

(8)
Includes 32,941 shares of Opendoor Technologies common stock and 265,629 shares of Opendoor Technologies common stock issuable upon the exercise of options exercisable as of or within 60 days of December 18, 2020.

(9)
Glenn Solomon is one of five Managing Directors with shared voting and investment power in GGCV LLC and GGCS LLC. Mr. Solomon disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein.

SELLING SHAREHOLDERS
This prospectus relates to (i) the resale of 249,728,372 shares of common stock issued in connection with the Merger by certain of the Selling Shareholders, (ii) the resale of 60,005,000 shares of common stock issued in the PIPE Investment by certain of the Selling Shareholders, (iii) the issuance by us and resale of 22,675,669 shares of common stock reserved for issuance upon the exercise of options to purchase common stock and (iv) the issuance by us and resale of 49,124,137 shares of common stock reserved for issuance upon the settlement of restricted stock units. This prospectus also relates to the issuance by us of up to 19,933,333 shares of common stock upon the exercise of outstanding warrants. The Selling Shareholders may from time to time offer and sell any or all of the shares of common stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Shareholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Shareholders' interest in the common stock or warrants other than through a public sale.
The following table sets forth, as of the date of this prospectus, the names of the Selling Shareholders, and the aggregate number of shares of common stock and warrants that the Selling Shareholders may offer pursuant to this prospectus. The table does not include (i) the issuance by us and resale of 22,675,669 shares of common stock reserved for issuance upon the exercise of options to purchase common stock (ii) the issuance by us and resale of 49,124,137 shares of common stock reserved for issuance upon the settlement of restricted stock units or (iii) the issuance by us of up to 19,933,333 shares of common stock upon the exercise of outstanding warrants, each of which is also covered by this prospectus.
	Before the Offering				After the Offering
Name of Selling Shareholder	Number of Shares of Common Stock	Number of Warrants	Number of Shares of Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Class A Common Stock	Percentage of Outstanding Shares of Common Stock	Number of Warrants
SVF Excalibur (Cayman) Limited)(1)	73,620,282	—	73,620,282	—	—	—	—
Khosla Ventures(2)	46,120,934	—	46,120,934	—	—	—	—
AI LiquidRE LLC(3)	34,639,442	—	34,639,442	—	—	—	—
GGV(4)	27,422,875	—	27,422,875	—	—	—	—
Eric Wu(5)	32,407,840	—	32,407,840	—	—	—	—
Carrie Wheeler(6)	150,000	—	150,000	—	—	—	—
Elizabeth Stevens(7)	32,941	—	32,941	—	—	—	—
Adam Bain(8)	250,610	—	250,610	—	—	—	—
Cipora Herman(9)	100,000	—	100,000	—	—	—	—
David Spillane(10)	100,000		100,000	—	—	—	—
Gautam Gupta(11)	1,499,459	—	1,499,459	—	—	—	—
Ian Wong(12)	6,397,294	—	6,397,294	—	—	—	—
Keith Rabois(13)	125,000	—	125,000	—	—	—	—
Rajiv Krishnarao(14)	101,075	—	101,075	—	—	—	—
Altimeter Partners Fund, L.P.(15)	4,000,000	—	4,000,000	—	—	—	—
Alyeska Master Fund, L.P.(16)	1,750,000	231,944	1,750,000	—	—	—	231,944
Baron Funds(17)	6,000,000	—	6,000,000	—	—	—	—
BlackRock, Inc.(18)	5,500,000	—	5,500,000	—	—	—	—
ChaChaCha SPAC B, LLC(19)	10,000,000		10,000,000	—
DK Funds(20)	1,000,000	—	1,000,000	—	—	—	—
Founders Fund(21)	125,000	—	125,000	—	—	—	—
Healthcare of Ontario Pension Plan Trust Fund(22)	4,000,000	—	4,000,000	—	—	—	—
Hedosophia entities(23)	5,800,000	—	5,800,000
Lennar(24)	20,690,620	—	20,690,620	—	—	—	—
Linden Capital L.P.(25)	500,000	793,956	500,000	—	—	—	793,956
Magnetar Financial Limited(26)	23,960,399	281,516	2,500,000	—	21,460,399	3.94%	281,516

	Before the Offering				After the Offering
Name of Selling Shareholder	Number of Shares of Common Stock	Number of Warrants	Number of Shares of Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Class A Common Stock	Percentage of Outstanding Shares of Common Stock	Number of Warrants
Millais Limited(27)	750,000	—	750,000	—	—	—	—
Millennium International Management(28)	2,086,292	227,866	1,750,000	—	336,292	0.06%	227,866
Moore Global Investments, LLC(29)	500,000	300,000	500,000	—	—	—	300,000
Park West Funds(30)	1,750,000	—	1,750,000	—	—	—	—
SCH Sponsor II LLC(31)	10,150,000	6,133,333	10,150,000	6,133,333	—	—	—
Schonfeld Strategic 460 Fund LLC(32)	500,000	—	500,000	—	—	—	—
Senator Global Opportunity Master Fund LP(33)	500,000	—	500,000	—	—	—	—
Suvretta Funds(34)	7,565,688	667,924	3,500,000	—	4,065,688	0.75%	667,924
T Rowe(35)	5,000,000	—	5,000,000	—	—	—	—
UBS O’Connor(36)	500,000	—	500,000	—	—	—	—

(1)
The address of SVF Excalibur (Cayman) Limited is Walkers Corporate Limited Cayman Corporate Centre, 27 Hospital Road George Town, Grand Cayman OT KY1-9008, Cayman Islands.

(2)
Includes (i) 2,769,348 shares of common stock held by Khosla Ventures IV (CF), LP, (ii) 43,317,254 shares of common stock held by Khosla Ventures IV, LP, (iii) 1,843 shares of common stock held by Khosla Ventures Seed B (CF), LP and (iv) 32,489 shares of common stock held by Khosla Ventures Seed B, LP. The address of Khosla Ventures is c/o 2128 Sand Hill Road, Menlo Park, CA 94025.

(3)
The address of AI LiquidRE LLC is 40 West 57th Street, 28th Floor, New York, NY 10019.

(4)
Includes (i) 7,330,756 shares of common stock held by GGV Capital Select L.P., (ii) 711,272 shares of common stock held by GGV Capital V Entrepreneurs Fund L.P. and (iii) 19,380,847 shares of common stock held by GGV Capital V, L.P. The address of GGV is 300 Sand Hill Road, Suite 4-230, Menlo Park, CA 94025.

(5)
Includes (i) 27,795,075 shares of common stock held by Eric Wu and (ii) 4,612,765 shares of common stock held by 2020 Wu Grantor Retained Annuity Trust. The address of Eric Wu is c/o Opendoor Technologies Inc. 1 Post Street, Floor 11, San Francisco, California 94104.

(6)
The address of Carrie Wheeler is c/o Opendoor Technologies Inc. 1 Post Street, Floor 11, San Francisco, California 94104.

(7)
The address of Elizabeth Stevens is c/o Opendoor Technologies Inc. 1 Post Street, Floor 11, San Francisco, California 94104.

(8)
Includes (i) 225,000 shares of common stock held by 010118 Management, L.P., and (ii) 25,610 shares of common stock held by Adam Bain. The address of Adam Bain is c/o Opendoor Technologies Inc. 1 Post Street, Floor 11, San Francisco, California 94104.

(9)
The address of Cipora Herman is c/o Opendoor Technologies Inc. 1 Post Street, Floor 11, San Francisco, California 94104.

(10)
The address of David Spillane is 317 University Ave, Suite 200, Palo Alto, CA 94301.

(11)
The address of Gautam Gupta is c/o Opendoor Technologies Inc. 1 Post Street, Floor 11, San Francisco, California 94104.

(12)
The address of Ian Wong is c/o Opendoor Technologies Inc. 1 Post Street, Floor 11, San Francisco, California 94104.

(13)
The address of Keith Rabois is c/o Founders Fund is One Letterman Drive, Building D, 5th Floor, SF CA 94129.

(14)
The address of Rajiv Krishnarao is c/o Opendoor Technologies Inc. 1 Post Street, Floor 11, San Francisco, California 94104.

(15)
The address of Altimeter Partners Fund, L.P. is One International Place, Suite 4610, Boston, MA 02110.

(16)
The address of Alyeska Master Fund, L.P. is 77 W. Wacker, Suite 700, Chicago, Illinois 60601.

(17)
Includes (i) 1,497,872 shares of common stock held by Baron Real Estate Fund, (ii) 9,428 shares of common stock held by Baron Atlas Fund LP, (iii) 1,497,230 shares of common stock held by Baron Opportunity Fund and (iv) 2,995,470 shares of common stock held by Barron Global Advantage Fund. The address of the Baron Funds is 767 Fifth Avenue, 48th Floor, New York, NY, 10153.

(18)
The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc.; BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc.; BlackRock Global Allocation Fund, Inc.; BlackRock Global Allocation Collective Fund; BlackRock Global Allocation Fund (Australia); BlackRock Global Long/Short Credit Fund of BlackRock Funds IV; BlackRock Strategic Income Opportunities of BlackRock Funds V and Master Total Return Portfolio of Master Bond LLC. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders or BlackRock, Inc.

(19)
The address of ChaChaCha SPAC B, LLC is 317 University Ave, Suite 200, Palo Alto, CA 94301.

(20)
Includes (i) 365,900 shares of common stock held by Davidson Kempner Institutional Partners, L.P., (ii) 434,000 shares of common stock held by Davidson Kempner International, Ltd., (iii) 171,800 shares of common stock held by Davidson Kempner Partners and (iv) 28,300 shares of common stock held by M.H. Davidson & Co. The address of the DK Funds is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, NY 10022.

(21)
Includes (i) 117,426 shares of common stock held by The Founders Fund Growth, LP and (ii) 7,574 shares of common stock held by The Founders Fund Growth Principals Fund, LP. The address of Founders Fund is One Letterman Drive, Building D, 5th Floor, SF CA 94129.

(22)
The address of Healthcare of Ontario Pension Plan Trust Fund is 1 York Street, Suite 1900, Toronto, Ontario MSJ 0B6.

(23)
Includes (i) 5,000,000 shares of common stock held by Hedosophia Public Investments Limited, (ii) 700,000 shares of common stock held by Hedosophia Group Limited, and (iii) 100,000 shares of common stock held by Longsutton Limited. The address of the Hedosophia entities is 317 University Ave, Suite 200, Palo Alto, CA 94301.

(24)
Includes (i) 8,929,481 shares of common stock held by LV Opendoor JV, LLC, (ii) 1,364,070 shares of common stock held by LEN X, LLC and (iii) 10,397,069 shares of common stock held by Fifth Wall Ventures SPV I, L.P. The address of Lennar is 700 NW 107th Ave, Miami, FL 33172.

(25)
The securities directly held by Linden Capital L.P. are indirectly held by Linden Advisors LP (the investment manager of Linden Capital L.P.), Linden GP LLC (the general partner of Linden Capital L.P.), and Mr. Siu Min (Joe) Wong (the principal owner and the controlling person of Linden Advisors LP and Linden GP LLC). Linden Capital L.P., Linden Advisors LP, Linden GP LLC and Mr. Wong share voting and dispositive power with respect to the securities held by Linden Capital L.P. The address of Linden Capital is c/o Linden Advisors LP, 590 Madison Avenue, 15th Floor, New York, New York 10022.

(26)
The registered holders of the referenced shares to be registered are the following funds and accounts that are managed by Magnetar Financial LLC (‘‘MFL”), which serves as investment manager of each Magnetar Capital Master Fund, Ltd, Magnetar Constellation Master Fund, Ltd, Magnetar Constellation Master Fund V Ltd, Magnetar Constellation Fund II, Ltd, Magnetar Longhorn Fund LP, Magnetar SC Fund Ltd, Purpose Alternative Credit Fund Ltd and Magnetar Xing He Master Fund Ltd. MFL is the manager of Magnetar Lake Credit Fund LLC and Purpose Alternative Credit Fund — T LLC. MFL is the general partner of Magnetar Structured Credit Fund, LP (together with all of the foregoing funds, the “Magnetar Funds”). In such capacities, MFL exercises voting and investment power over the securities listed above held for the accounts of the Magnetar Funds. MFL is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. Magnetar Capital Partners LP (“MCP”), is the sole member and parent holding company of MFL. Supernova Management LLC (“Supernova”), is the sole general partner of MCP. The manager of Supernova is Alec N. Litowitz, a citizen of the United States of America. Each of the Magnetar Funds, MFL, MCP, Supernova and Alec N. Litowitz disclaim beneficial ownership of these securities except to the extent of their pecuniary interest in the securities. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders described above or by other investment funds managed or advised by MFL.
(27)
The address of Millais Limited is 767 5th Ave., 9th Fl., New York, NY 10153.

(28)
Includes (i) 1,530,000 shares of common stock and 181,200 warrants held by Integrated Core Strategies (US) LLC, (ii) 340,452 shares of common stock and 46,666 warrants held by ICS Opportunities, Ltd. and (iii) 215,840 shares of common stock beneficially owned by Cognizant Holdings, Ltd. The address of Millennium International Management is c/o Millennium Management LLC, 666 Fifth Avenue, New York, New York 10103.

(29)
The address of Moore Global Investments, LLC is Eleven Times Square, 38th / Floor New York, NY 10036.

(30)
Includes (i) 1,591,700 shares of common stock held by Park West Investors Master Fund, Limited and (ii) 158,300 shares of common stock held by Park West Partners International, Limited. The address of the Park West Funds is c/o Park West Asset Management LLC, 900 Larkspur Landing Circle, Suite 165, Larkspur, CA 94939.

(31)
The address of SCH Sponsor II LLC is 317 University Ave, Suite 200, Palo Alto, CA 94301.

(32)
The address of Schonfeld Strategic 460 Fund LLC is 460 Park Ave., Fl. 19, New York, NY 10022.

(33)
The address of Senator Global Opportunity Master Fund LP is c/o Senator Investment Group LP, 510 Madison Ave, 28th Floor, New York, NY 10022.

(34)
Includes (i) 7,527,240 shares of common stock and 665,290 warrants held by Suvretta Master Fund, Ltd. and (ii) 38,448 shares of common stock and 2,634 warrants held by Suvretta Long Master Fund, Ltd. The address of the Suvretta Funds is 540 Madison Avenue, 7th Floor, New York, NY, 10022.

(35)
Includes (i) 2,172,397 shares of common stock held by T. Rowe Price Small-Cap Value Fund, Inc., (ii) 705,703 shares of common stock held by T. Rowe Price U.S. Small-Cap Value Equity Trust, (iii) 47,164 shares of common stock held by T. Rowe Price U.S. Equities Trust, (iv) 25,929 shares of common stock held by MassMutual Select Funds — MassMutual Select T. Rowe Price Small and Mid Cap Blend Fund, (v) 1,624,780 shares of common stock held by T. Rowe Price Global Technology Fund, Inc., (vi) 299,738 shares of common stock held by TD Mutual Funds — TD Science & Technology and (vii) 124,289 shares of common stock held by UniSuper (collectively, the “T. Rowe funds”). T. Rowe Price Associates, Inc. (“TRPA”) serves as investment adviser or subadviser with power to direct investments and/ sole power to vote the securities owned by the T. Rowe funds, as well as securities owned by certain other individual and institutional investors. For purposes of reporting requirements of the Securities Exchange Act of 1934, TRPA may be deemed to be the beneficial owner of all of the shares listed above; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities. TRPA is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. T. Rowe Price Investment Services, Inc. (“TRPIS”), a registered broker-dealer (and FINRA member), is a subsidiary of T. Rowe Price Associates, Inc., the investment adviser or subadviser, as applicable, to the T. Rowe funds. TRPIS was formed primarily for the limited purpose of acting as the principal underwriter of shares of the funds in the T. Rowe Price fund family. TRPIS does not engage in underwriting or market-making activities involving individual securities. T. Rowe Price provides brokerage services through TRPIS primarily to complement the other services provided to shareholders of the T. Rowe Price funds.

(36)
Includes (i) 250,000 shares of common stock held by Nineteen77 Global Multi-Strategy Alpha Master Limited and (ii) 250,000 shares of common stock held by Nineteen77 Global Merger Arbitrage Master Limited. The address of UBS O’Conner is One N. Wacker Drive, 31st Flr, Chicago, IL 60606.

Selling Shareholder information for each additional Selling Shareholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Shareholder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Shareholder and the number of shares of common stock or warrants registered on its behalf. A Selling Shareholder may sell or otherwise transfer all, some or none of such shares of common stock or warrants in this offering. See “Plan of Distribution.”
For information regarding transactions between us and the Selling Shareholders, see the section entitled “Certain Relationships and Related Person Transactions.”

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Carrie Wheeler Employment Offer Letter Agreement
Opendoor’s offer letter agreement with Ms. Wheeler (as amended, the “Wheeler Agreement”) provides for an unspecified term of employment and entitles her a sign on bonus of $100,000 and an annual base salary of $350,000. In addition, pursuant to her employment letter agreement with Opendoor, Ms. Wheeler, is entitled to receive a total of 2,710,000 RSUs (the “Wheeler RSUs”), all of which are subject to (i) a liquidity based vesting condition and (ii) either (a) a time based vesting condition or (b) a performance based vesting condition, in each case, subject to Ms. Wheeler’s continued employment with Opendoor through the applicable vesting date. In connection with negotiations regarding the Business Combination, it was agreed that the dilutive effective of the Wheeler RSUs should be borne by Opendoor’s stockholders before the Closing. The number of Wheeler RSUs was adjusted to 4,383,541 to reflect the Business Combination by multiplying the number of Wheeler RSUs by the Exchange Ratio. The liquidity-based vesting condition for all Ms. Wheeler’s RSUs will be satisfied if a Listing Event occurs prior to the seventh anniversary of the grant date of the applicable RSUs. The Closing was a Listing Event. 2,160,000 of the Wheeler RSUs (or, multiplied by the Exchange Ratio, 3,493,892 RSUs) were granted to Ms. Wheeler upon the start of her employment with Opendoor (the “Wheeler Start Date”) and are subject to, in addition to the liquidity-based vesting condition, a time-based vesting condition whereby 25% of such RSUs would vest on the first anniversary of her employment start date and 75% of such RSUs would vest in substantially equal quarterly installments over a three-year period thereafter. 250,000 of the Wheeler RSUs (or, multiplied by the Exchange Ratio, 404,385 RSUs) were granted prior to the Closing on December 17, 2020 and will begin vesting on the third anniversary of the Wheeler Start Date, subject to her continued employment with us on such date, and are subject to, in addition to the liquidity-based vesting condition, a time-based vesting condition whereby such RSUs vest in substantially equal quarterly installments over a two-year period following such anniversary. 300,000 of the Wheeler RSUs (or, multiplied by the Exchange Ratio, 485,262 RSUs) were granted to Ms. Wheeler on the Wheeler Start Date and are subject to, in addition to the liquidity-based vesting condition, a performance-based vesting condition whereby such RSUs would vest upon the first to occur of (i) both (a) a Listing Event and (b) the 60-day volume weighted average closing price of Opendoor Technologies’ publicly-traded class of common stock being at least $16.48 (as divided by the Exchange Ratio), (ii) both (a) a Listing Event and (b) the consummation of a Change of Control (as defined in Ms. Wheeler’s employment letter agreement) in which the per share consideration is at least $26.66 or (iii) prior to a Listing Event, the sale of shares of convertible preferred stock with gross proceeds to us of at least $100,000,000 at a price per share of at least $26.66. Following the Business Combination, the per share performance target was adjusted to $16.48 by dividing $26.66 by the Exchange Ratio.
In the event Ms. Wheeler’s employment with Opendoor is terminated (i) by Opendoor without Cause (as defined below) or (ii) due to her resignation for Good Reason (as defined below), in each case, within 12 months following a Change of Control, then 100% of Ms. Wheeler’s RSUs with time-based vesting will become immediately vested. In addition, if Ms. Wheeler’s employment with us is terminated (i) by us without Cause (as defined below) or (ii) due to her resignation for Good Reason (as defined below), in each case, prior to such time as the performance based vesting criteria for her RSUs subject to performance-based vesting are satisfied, such RSUs shall remaining outstanding and shall vest as to performance when the applicable performance-based vesting criteria are satisfied, provided they are satisfied within 60 days of such termination. In addition, if Ms. Wheeler’s employment with us is terminated (i) by us without Cause or (ii) due to her resignation for Good Reason, in each case, prior to the first anniversary of the Wheeler Start Date, then she will have been deemed to have satisfied the time-based vesting requirements with respect to 25% of the Wheeler RSUs with time-based vesting that were granted on the Wheeler Start Date. In addition, if Ms. Wheeler’s employment with us is terminated (i) by us without Cause or (ii) due to her resignation for Good Reason in connection with or within 12 months following a Change of Control (as defined in the Wheeler Agreement), then she will have been deemed to have satisfied the time-based vesting requirements with respect to 100% of the Wheeler RSUs with time-based vesting that were granted on the Wheeler Start Date. The Business Combination would not constitute a Change of Control. The acceleration of the Wheeler RSUs is subject to Ms. Wheeler’s continued compliance with our confidential information and invention assignment agreement and her timely execution and non-revocation of a general release of claims against us. The Wheeler Agreement does not provide for any cash severance entitlements or benefit continuation.

For purposes of the Wheeler Agreement:
•
“Cause” is generally defined to mean, subject to certain notice requirements and cure rights, Ms. Wheeler’s: (i) material breach of the Wheeler Agreement, the confidential information and invention assignment agreement or any material written policy of Opendoor; (ii) intentional repeated willful misconduct or gross neglect of her duties; (iii) her willful repeated failure to follow reasonable and lawful instructions from Opendoor’s board of directors; (iv) her conviction of, or plea of guilty or nolo contendere to, any crime that results in, or is reasonably expected to result in, material harm to the business or reputation of Opendoor; (v) her commission of or participation in an act of fraud against Opendoor; or (vi) her intentional material damage to Opendoor’s business, property or reputation.

•
“Good Reason” is generally defined to mean, subject to certain notice requirements and cure rights: (i) a material reduction in her job responsibilities, duties, authority, or title (provided that a mere change in title to a position that is substantially similar to the prior position held shall not constitute a material reduction in job responsibilities); (ii) a change in her reporting requirements so that she is no longer reporting solely to the person serving as the chief executive officer of Opendoor and/or Opendoor’s board of directors (provided that a change in reporting structure such that she reports primarily to such chief executive officer and/or board of directors of Opendoor following a Change of Control shall not constitute a change in her reporting requirements under this clause), (iii) a material reduction in her level of base compensation or total compensation unless such reduction is in connection and proportional to reductions to the compensation reductions to the other members of the management team and such reduction does not exceed 20% of her total cash compensation; (iv) a material breach of the Wheeler Agreement or the confidential information and invention assignment agreement by Opendoor; or (v) the requirement by Opendoor that she transfer her place of employment to a location that is outside of the greater San Francisco Bay Area.

Gautam Gupta Promissory Note
Opendoor granted Mr. Gupta the ability to exercise his option award up to an aggregate exercise price of $1.5 million with a 51% recourse promissory note (and pledge and security agreement) from Opendoor dated March 29, 2018, bearing interest at the rate of 2.31% per annum, compounding annually. On December 31, 2018 and December 31, 2019, the aggregate borrowings outstanding under the note, including interest, was $1.5 million and $1.6 million, respectively. In November 2020, Mr. Gupta ceased being an employee of Opendoor.
Warrants
On June 12, 2018, Opendoor entered into a warrant issuance agreement with Len X, LLC (formerly known as Lennar Ventures, LLC) (“Lennar”) in exchange for business and technical advisory services. Jon Jaffe, a member of Opendoor’s board of directors, is an affiliate of Lennar. Under the warrant issuance agreement, Opendoor was obligated to issue to Lennar or an affiliate certain warrants exercisable for shares of Opendoor’s Series E preferred stock (such warrants, the “Lennar Series E Warrants”). Opendoor issued two Lennar Series E Warrants pursuant to the warrant issuance agreement on June 30, 2019 and June 30, 2020 with respect to 75,025 and 150,051 shares of Series E preferred stock, respectively, at an exercise price of $9.58 per share. The Lennar Series E Warrants provided the holder of such warrants the right to purchase an aggregate of 225,076 shares of Opendoor’s Series E preferred stock in exchange for proceeds of $2.2 million. The warrant issuance agreement was terminated prior to Closing, and the Lennar Series E Warrants have been exercised in full or terminated without exercise.
Series E Preferred Stock Financing
From May 2018 through August 2018, Opendoor sold an aggregate of 55,867,611 shares of its Series E preferred stock to related persons at a purchase price of approximately $9.58 per share. The following table summarizes purchases of Series E preferred stock from Opendoor by such related persons:

Name	Shares of Series E Preferred Stock	Total Purchase Price
AI LiquidRE LLC(1)	5,220,296	$49,999,995.09
Khosla Ventures IV, LP and its affiliates(2)	10,440	$99,994.33
GGV Capital Select L.P.(3)	1,044,059	$9,999,997.11
SVF Excalibur (Cayman) Limited(4)	41,762,372	$399,999,999.03
LV Opendoor JV, LLC(5)	5,220,296	$49,999,995.09
Norwest Venture Partners XIV, LP(6)	2,610,148	$24,999,997.55
Total	55,867,611	$535,099,978.20

(1)
Pueo Keffer is a member of our board of directors and was a member of the Opendoor board of directors until December 2020 and an affiliate of AI LiquidRE LLC. AI LiquidRE LLC currently holds more than 5% of our capital stock.

(2)
David Weiden was a member of the Opendoor board of directors until December 2020 and an affiliate of Khosla Ventures IV, LP. Entities affiliated with Khosla Ventures IV, LP currently hold more than 5% of our capital stock.

(3)
Glenn Solomon is a member of our board of directors and was a member of the Opendoor board of directors until December 2020 and an affiliate of GGV Capital Select L.P. Entities affiliated with GGV Capital Select L.P. currently hold more than 5% of our capital stock.

(4)
Jeff Housenbold was a member of the Opendoor board of directors until December 2020 and is an affiliate of SVF Excalibur (Cayman) Limited. SVF Excalibur (Cayman) Limited currently holds more than 5% of our capital stock.

(5)
Jon Jaffe is a member of our board of directors and was a member of the Opendoor board of directors until December 2020 and is an affiliate of LV Opendoor JV, LLC.

(6)
Jeff Crowe was a member of the Opendoor board of directors until December 2020 and is an affiliate of Norwest Venture Partners, L.P.

Series E-2 Preferred Stock Financing
From February 2019 through May 2019, Opendoor sold an aggregate of 5,937,178 shares of its Series E-2 preferred stock to related persons at a purchase price of approximately $13.33 per share. The following table summarizes purchases of Series E-2 preferred stock from Opendoor by such related persons:
Name	Shares of Series E-2 Preferred Stock	Total Purchase Price
AI LiquidRE LLC(1)	1,623,213	$21,635,481.44
Khosla Ventures IV, LP and its affiliates(2)	37,512	$499,989.96
GGV Capital Select L.P.(3)	75,025	$999,993.22
SVF Excalibur (Cayman) Limited(4)	3,751,275	$49,999,994.22
LV Opendoor JV, LLC(5)	300,102	$3,999,999.54
Norwest Venture Partners XIV, LP(6)	150,051	$1,999,999.77
Total	5,937,178	$79,135,458.15

(1)
Pueo Keffer is a member of our board of directors and was a member of the Opendoor board of directors until December 2020 and an affiliate of AI LiquidRE LLC. AI LiquidRE LLC currently holds more than 5% of our capital stock.

(2)
David Weiden was a member of the Opendoor board of directors until December 2020 and an affiliate of Khosla Ventures IV, LP. Entities affiliated with Khosla Ventures IV, LP currently hold more than 5% of our capital stock.

(3)
Glenn Solomon is a member of our board of directors and was a member of the Opendoor board of directors until December 2020 and an affiliate of GGV Capital Select L.P. Entities affiliated with GGV Capital Select L.P. currently hold more than 5% of our capital stock.

(4)
Jeff Housenbold was a member of the Opendoor board of directors until December 2020 and is an affiliate of SVF Excalibur (Cayman) Limited. SVF Excalibur (Cayman) Limited currently holds more than 5% of our capital stock.

(5)
Jon Jaffe is a member of our board of directors and was a member of the Opendoor board of directors until December 2020 and is an affiliate of LV Opendoor JV, LLC.

(6)
Jeff Crowe was a member of the Opendoor board of directors until December 2020 and is an affiliate of Norwest Venture Partners, L.P.

Investors’ Rights Agreement
Opendoor was party to the Sixth Amended and Restated Investors’ Rights Agreement, dated as of February 8, 2019, which granted registration rights and information rights, among other things, to certain holders of its capital stock, including (i) entities affiliated with AILiquidRE LLC, Khosla Ventures IV, LP, GGV Capital Select L.P. and SVF Excalibur (Cayman) Limited, each of which currently hold more than 5% of our capital stock, (ii) LV Opendoor JV, LLC, which is affiliated with our director, Jon Jaffe, and (iii) Norwest Venture Partners, L.P., which is affiliated with Jeff Crowe who was a member of Opendoor’s board of directors until December 2020. Pueo Keffer and Glenn Solomon, each of whom is a member of our board of directors and was a director of Opendoor until December 2020, are affiliated with AILiquidRE LLC and GGV Capital Select L.P., respectively. David Weiden and Jeff Housenbold, each of whom was a director of Opendoor until December 2020, are affiliated with Khosla Ventures IV, LP and SVF Excalibur (Cayman) Limited, respectively. This agreement was terminated at Closing.
Right of First Refusal
Pursuant to the 2014 Plan and certain agreements with its stockholders, including the Sixth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of February 8, 2019 (the “ROFR Agreement”), Opendoor or its assignees had the right to purchase shares of Opendoor capital stock which certain stockholders proposed to sell to other parties. Certain holders of Opendoor capital stock, including (i) entities affiliated with AILiquidRE LLC, Khosla Ventures IV, LP, GGV Capital Select L.P. and SVF Excalibur (Cayman) Limited, each of which currently hold more than 5% of our capital stock, (ii) LV Opendoor JV, LLC, which is affiliated with Jon Jaffe, who is a member of our board of directors and was a member of Opendoor’s board of directors until December 2020, and (iii) Norwest Venture Partners, L.P., which is affiliated with Jeff Crowe, who was a member of Opendoor’s board of directors until December 2020, have rights of first refusal and co-sale under the ROFR Agreement. Pueo Keffer and Glenn Solomon, each of whom is a member of our board of directors and was a director of Opendoor until December 2020, are affiliated with AILiquidRE LLC and GGV Capital Select L.P., respectively. David Weiden and Jeff Housenbold, each of whom was a director of Opendoor until December 2020, are affiliated with Khosla Ventures IV, LP and SVF Excalibur (Cayman) Limited, respectively. These rights were terminated at Closing.
Voting Agreement
Opendoor was a party to the Sixth Amended and Restated Voting Agreement, dated as of February 8, 2019, pursuant to which certain holders of its capital stock, including (i) entities affiliated with AILiquidRE LLC, Khosla Ventures IV, LP, GGV Capital Select, L.P. and SVF Excalibur (Cayman) Limited, each of which currently hold more than 5% of our capital stock, (ii) LV Opendoor JV, LLC, which is affiliated with Jon Jaffe, who is a member of our board of directors and was a member of Opendoor’s board of directors until December 2020, and (iii) Norwest Venture Partners, L.P., which is affiliated with Jeff Crowe, who was a member of Opendoor’s board of directors until December 2020, have agreed to vote their shares of our capital stock on certain matters, including with respect to the election of directors. Pueo Keffer and Glenn Solomon, each of whom is a member of our board of directors and was a director of Opendoor until

December 2020, are affiliated with AILiquidRE LLC and GGV Capital Select L.P., respectively. David Weiden and Jeff Housenbold, each of whom was a director of Opendoor until December 2020, are affiliated with Khosla Ventures IV, LP and SVF Excalibur (Cayman) Limited, respectively. This agreement was terminated at Closing.
Director and Officer Indemnification
Opendoor Technologies’ Certificate of Incorporation and Bylaws provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. We have entered into indemnification agreements with each of our directors and officers. For additional information, see “Description of Opendoor Technologies Securities — Limitations on Liability and Indemnification of Officers and Directors.”
PIPE Investment
Opendoor PIPE Investors entered into Subscription Agreements with SCH, pursuant to which the Opendoor PIPE Investors subscribed for shares of common stock in connection with the PIPE Investment. Opendoor PIPE Investors that participated in the PIPE Investment included (i) Eric Wu (25,000 shares), Carrie Wheeler (150,000 shares), Ian Wong (20,000 shares) and Gautam Gupta (20,000 shares), Opendoor’s CEO, CFO, CTO and former CFO, respectively, (ii) AI LiquidRE LLC (2,500,000 shares), which currently holds more than 5% of Opendoor’s capital stock and (iii) Len X, LLC (1,000,000 shares), an entity affiliated with Jon Jaffe, who was a member of Opendoor’s board of directors until December 2020.
Policies and Procedures for Related Person Transactions
Effective upon the Closing, our Board adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which the post-combination company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:
•
any person who is, or at any time during the applicable period was, one of Opendoor Technologies’ executive officers or directors;

•
any person who is known by the post-combination company to be the beneficial owner of more than 5% of Opendoor Technologies’ voting stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of Opendoor Technologies’ voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of Opendoor Technologies’ voting stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

Opendoor Technologies has policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee has the responsibility to review related party transactions.
SCH Relationships
Founder Shares
In January 2020, the Sponsor purchased 8,625,000 of then-outstanding SCH Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.003 per share (after a subsequent share capitalization on April 27, 2020) (the “founder shares”). In March 2020, the Sponsor transferred 100,000 founder shares to each of David Spillane and Cipora Herman (two of SCH’s independent directors) at their original per-share purchase price. On April 27, 2020, SCH effected a pro rata share capitalization resulting in an increase in the total number of founder shares outstanding from 8,625,000 to 10,350,000 in order to maintain the ownership of founder shares at 20% of the issued and outstanding ordinary shares of SCH upon consummation of its initial public offering. The Sponsor received 1,725,000 founder shares in the share capitalization as a result of our independent directors waiving their right to receive shares in the share capitalization.
In connection with the Business Combination, upon the Domestication, 10,350,000 founder shares were converted automatically, on a one-for-one basis, into a share of our common stock.
Private Placement Warrants
Simultaneously with the consummation of the initial public offering of SCH, the Sponsor purchased 6,133,333 warrants to purchase one SCH Class A ordinary share at an exercise price of $11.50 (the “private placement warrants”) at a price of $1.50 per warrant, or $9.2 million in the aggregate, in a private placement. Each private placement warrant entitles the holder to purchase one SCH Class A ordinary share for $11.50 per share. In connection with the Business Combination, upon the Domestication, each of the 6,133,333 private placement warrants converted automatically into a warrant to acquire one share of our common stock.
Subscription Agreements
Concurrently with the execution of the Merger Agreement, we entered into Subscription Agreements with the Sponsor Related PIPE Investors, pursuant to which the Sponsor Related PIPE Investors have subscribed for shares of our common stock in connection with the PIPE Investment. The Sponsor Related PIPE Investors have funded $160,250,000 of the PIPE Investment, for which they have received 16,025,000 shares of our common stock. Specifically, (i) ChaChaCha SPAC B, LLC, an entity affiliated with SCH Chairman and Chief Executive Officer Chamath Palihapitiya, subscribed for 10,000,000 shares of our common stock, (ii) Hedosophia Group Limited and certain of its affiliates, each of which being affiliated with our President and director Ian Osborne, subscribed for 5,800,000 shares of our common stock and (iii) 010118 Management, L.P., an entity affiliated our director Adam Bain, subscribed for 225,000 shares of our common stock. In addition, the Opendoor PIPE Investors participating in the PIPE Investment include Eric Wu (25,000 shares), Ian Wong (20,000 shares) and Carrie Wheeler (150,000 shares) who are our officers and Gautam Gupta (20,000 shares) who is our former CFO. The PIPE Investors also include AI LiquidRE LLC (2,500,000 shares), which held more than 5% of Opendoor’s pre-Business Combination capital stock and (iii) Len X, LLC (1,000,000 shares), an entity affiliated with Opendoor director, Jon Jaffe.
We consummated the PIPE Investment concurrently with the Closing.
Related Party Note and Advances
The Sponsor advanced SCH an aggregate of $21,631 to cover expenses related to the initial public offering. The advances were noninterest bearing and due on demand. Advances in the aggregate amount of $21,631 were repaid in February 2020.
On January 21, 2020, SCH issued an unsecured promissory note to the Sponsor, pursuant to which SCH borrowed an aggregate principal amount of $300,000. The note was non-interest bearing and payable on the earlier of (i) June 30, 2020 and (ii) the completion of the initial public offering. The borrowings outstanding under the note in the amount of $300,000 were repaid upon the consummation of the initial public offering on April 30, 2020.
On September 30, 2020, SCH issued a promissory note, pursuant to which SCH may borrow up to an aggregate principal amount of $4,000,000. The promissory note is non-interest bearing and payable on the earlier of (i) April 30, 2022 and (ii) the completion of our initial business combination. At September 30, 2020, there was $1,138,497 outstanding under the promissory note.
Prior to the Business Combination SCH’s audit committee reviewed on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There was no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on SCH’s behalf, although no such reimbursements were made from the proceeds of SCH’s initial public offering held in the trust account prior to the completion of the Business Combination.
Administrative Services Agreement
SCH entered into an agreement whereby, commencing on April 27, 2020 through the earlier of the consummation of a business combination or SCH’s liquidation, SCH will pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, administrative and support services. For the three and nine months ended September 30, 2020, the Company incurred $30,000 and $50,000 of such fees. As of September 30, 2020, $50,000 is included in accrued expenses in the accompanying condensed balance sheets. This agreement was terminated at Closing.
Financial Advisor Fees Related to Public Offering
In connection with SCH’s initial public offering, the underwriters of SCH’s initial public offering agreed to reimburse SCH for amounts paid by SCH to Connaught (UK) Limited for financial advisory services in an amount equal to 10% of the discount paid to the underwriters, of which $720,000 was paid at the closing of SCH’s initial public offering and up to $1,449,000 will be payable at the time of the closing of SCH’s initial business combination. Connaught (UK) Limited is an affiliate of SCH, the Sponsor and certain of SCH’s directors and officers.

DESCRIPTION OF OUR SECURITIES
Authorized Capitalization
General
The total amount of Opendoor Technologies’ authorized capital stock consists of 3,000,000,000 shares of our common stock, par value $0.0001 per share, and 100,000,000 shares of our preferred stock, par value $0.0001 per share. We have approximately 544 million shares of our common stock outstanding, excluding contingent shares.
The following summary describes all material provisions our capital stock. We urge you to read our Certificate of Incorporation and our Bylaws.
Preferred Stock
Our Board has authority to issue shares of our preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of our preferred stock could have the effect of decreasing the trading price of our common stock, restricting dividends on our capital stock, diluting the voting power of our common stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control of Opendoor Technologies.
Common Stock
Our common stock is not entitled to preemptive or other similar subscription rights to purchase any of Opendoor Technologies’ securities. Our common stock is neither convertible nor redeemable. Unless our Board determines otherwise, we will issue all of our capital stock in uncertificated form.
Voting Rights
Each holder of our common stock is entitled to one vote per share on each matter submitted to a vote of stockholders, as provided by our Certificate of Incorporation. The Bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Bylaws or the Certificate of Incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.
Dividend Rights
Each holder of shares of our capital stock is entitled to the payment of dividends and other distributions as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of our preferred stock, if any, and any contractual limitations on our ability to declare and pay dividends.
Other Rights
Each holder of our common stock is subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock that we may designate and issue in the future.
Liquidation Rights
If we are involved in voluntary or involuntary liquidation, dissolution or winding up of our affairs, or a similar event, each holder of our common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of our preferred stock, if any, then outstanding.

Anti-takeover Effects of the Certificate of Incorporation and the Bylaws
The Certificate of Incorporation and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of Opendoor Technologies. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Opendoor Technologies to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage mergers that some stockholders may favor.
Special Meetings of Stockholders
The Certificate of Incorporation provides that a special meeting of stockholders may be called by the (a) the Chairperson of our board of directors, (b) our board of directors, (c) our Chief Executive Officer or (d) our President, provided that such special meeting may be postponed, rescheduled or cancelled by our board of directors or other person calling the meeting.
Action by Written Consent
The Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting.
Removal of Directors
Our board of directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of our voting stock entitled to vote at an election of directors.
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (1) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under the Certificate of Incorporation, Opendoor Technologies opted out of Section 203 of the DGCL, but will provide other similar restrictions regarding takeovers by interested stockholders.
Limitations on Liability and Indemnification of Officers and Directors
The Certificate of Incorporation provides that we will indemnify our directors to the fullest extent authorized or permitted by applicable law. We have entered into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the Bylaws, we are required to indemnify each of our directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer of or was serving at our request as a director, officer, employee or agent for another entity. We must indemnify our officers and directors against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Bylaws also require us to advance expenses (including attorneys’

fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person will repay any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Exclusive Jurisdiction of Certain Actions
The Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in the name of Opendoor Technologies, actions against directors, officers and employees for breach of fiduciary duty, any provision of the DGCL, our Certificate of Incorporation, our Bylaws and other similar actions may be brought only in the Court of Chancery in the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the exclusive jurisdiction provisions of our Certificate of Incorporation and (b) service of process on such stockholder’s counsel. Notwithstanding the foregoing, our Certificate of Incorporation will provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
Transfer Agent and Warrant Agent
The transfer agent and warrant agent for our common stock and warrants, respectively, is Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF OUR SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted our common stock or our warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been our affiliate at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Opendoor Technologies was required to file reports) preceding the sale.
Persons who have beneficially owned restricted our common stock shares or our warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of our common stock then outstanding; or

•
the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after SCH has completed SCH’s initial business combination.
Following the recent consummation of the Business Combination, Opendoor Technologies is no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

PLAN OF DISTRIBUTION
The Selling Shareholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our common stock or warrants or interests in our common stock or warrants received after the date of this prospectus from the Selling Shareholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of common stock or warrants or interests in our common stock or warrants on any stock exchange, market or trading facility on which shares of our common stock or warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Shareholders may use any one or more of the following methods when disposing of their shares of common stock or warrants or interests therein:
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
one or more underwritten offerings;

•
block trades in which the broker-dealer will attempt to sell the shares of common stock or warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
distributions to their members, partners or shareholders;

•
short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•
directly to one or more purchasers;

•
through agents;

•
broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares of common stock or warrants at a stipulated price per share or warrant; and

•
a combination of any such methods of sale.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some shares of our common stock or warrants owned by them and, if a Selling Shareholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of common stock or warrants, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Shareholders to include the pledgee, transferee or other successors in interest as the Selling Shareholders under this prospectus. The Selling Shareholders also may transfer shares of our common stock or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of shares of our common stock or warrants or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock or warrants in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of our common stock or warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our common stock or warrants to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our common stock or warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Selling Shareholders from the sale of shares of our common stock or warrants offered by them will be the purchase price of such shares of our common stock or warrants less discounts or commissions, if any. The Selling Shareholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our common stock or warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Shareholders.
The Selling Shareholders also may in the future resell a portion of our common stock or warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.
The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our common stock or warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our common stock or warrants may be underwriting discounts and commissions under the Securities Act. If any Selling Shareholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Shareholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Shareholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
To the extent required, our common stock or warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
To facilitate the offering of shares of our common stock and warrants offered by the Selling Shareholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock or warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of common stock or warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock or warrants by bidding for or purchasing shares of common stock or warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of common stock or warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock or warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
Under the Registration Rights Agreement, we have agreed to indemnify the Selling Shareholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Shareholders may be required to make with respect thereto. In addition, we and the Selling Shareholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.
We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Shareholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering.
Selling Shareholders may use this prospectus in connection with resales of shares of our common stock and warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Shareholders, the terms of our common stock or warrants and any material relationships between us and the Selling Shareholders. Selling Shareholders may be deemed to be underwriters under the Securities Act in connection with shares of our common stock or warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Shareholders will receive all the net proceeds from the resale of shares of our common stock or warrants.
A Selling Shareholder that is an entity may elect to make an in-kind distribution of common stock or warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of common stock or warrants pursuant to the distribution through a registration statement.
We are required to pay all fees and expenses incident to the registration of shares of our common stock and warrants to be offered and sold pursuant to this prospectus, which we expect to be approximately $1.5 million

LEGAL MATTERS
Latham & Watkins LLP, New York, New York has passed upon the validity of the securities of Opendoor Technologies offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS
The financial statements of Social Capital Hedosophia Holdings Corp. II as of December 31, 2019, and for the period from October 18, 2019 (inception) through December 31, 2019, included in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The financial statements of Opendoor Labs Inc. as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investor Information” at www.opendoor.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets
Cash	$250,461	$—
Prepaid expenses	383,761	—
Total Current Assets	634,222	—
Deferred offering costs	—	52,673
Cash and Marketable securities held in Trust Account	414,042,207	—
TOTAL ASSETS	$414,676,429	$52,673
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accrued expenses	$4,362,316	$—
Accrued offering costs	—	52,673
Advance from related party	—	21,631
Promissory note – related party	1,138,497	—
Total Current Liabilities	5,500,813	74,304
Deferred underwriting fee payable	14,490,000	—
TOTAL LIABILITIES	19,990,813	74,304
Commitments
Class A ordinary shares subject to possible redemption, 38,964,589 and no shares at redemption value at September 30, 2020 and December 31, 2019, respectively	389,685,614	—
Shareholders’ Equity (Deficit)
Preferred shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 2,435,411 and none issued and outstanding (excluding 38,964,589 and no shares subject to possible redemption) at September 30, 2020 and December 31, 2019, respectively	244	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 10,350,000 and one shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	1,035	—
Additional paid-in capital	11,341,549	—
Accumulated deficit	(6,342,826)	(21,631)
Total Shareholders’ Equity (Deficit)	5,000,002	(21,631)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$414,676,429	$52,673
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2020
Formation and operating costs	$6,059,583	$6,363,402
Loss from operations	(6,059,583)	(6,363,402)
Other income:
Interest income	16,290	42,207
Net Loss	$(6,043,293)	$(6,321,195)
Weighted average shares outstanding, basic and diluted(1)	12,179,587	10,111,790
Basic and diluted net loss per ordinary share(2)	$(0.50)	$(0.63)

(1)
Excludes an aggregate of 38,964,589 shares subject to possible redemption.

(2)
Net loss per ordinary share — basic and diluted excludes income attributable to ordinary shares subject to possible redemption of $15,332 and $39,725 for the three and nine months ended September 30, 2020, respectively (see Note 2).

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
(DEFICIT) THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020
(Unaudited)
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2020	—	$—	1	$—	$—	$(21,631)	$(21,631)
Cancellation of Class B ordinary share	—	—	(1)	—	—	—	—
Issuance of Class B ordinary shares to Sponsor (1)	—	—	10,350,000	1,035	23,965	—	25,000
Net loss	—	—	—	—	—	—	—
Balance – March 31, 2020	—	—	10,350,000	1,035	23,965	(21,631)	3,369
Sale of 41,400,000 Units, net of underwriting discount and offering expenses	41,400,000	4,140	—	—	391,799,302	—	391,803,442
Sale of 6,133,333 Private Placement Warrants	—	—	—	—	9,200,000	—	9,200,000
Ordinary shares subject to redemption	(39,570,413)	(3,957)	—	—	(395,724,945)	—	(395,728,902)
Net loss	—	—	—	—	—	(277,902)	(277,902)
Balance – June 30, 2020	1,829,587	183	10,350,000	1,035	5,298,322	(299,533)	5,000,007
Change in value of ordinary shares subject to redemption	605,824	61	—	—	6,043,227	—	6,043,288
Net loss	—	—	—	—	—	(6,043,293)	(6,043,293)
Balance – September 30, 2020	2,435,411	$244	10,350,000	$1,035	$11,341,549	$(6,342,826)	$5,000,002

(1)
Included an aggregate of up to 1,350,000 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full (see Note 7).

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2020
(Unaudited)
Cash Flows from Operating Activities:
Net loss	$(6,321,195)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(42,207)
Changes in operating assets and liabilities:
Prepaid expenses	(383,761)
Accrued expenses	4,362,316
Net cash used in operating activities	(2,384,847)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(414,000,000)
Net cash used in investing activities	(414,000,000)
Cash Flows from Financing Activities:
Proceeds from issuance of Class B ordinary shares to Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts paid	406,800,000
Proceeds from sale of Private Placement Warrants	9,200,000
Repayment of advances from related parties	(21,631)
Proceeds from promissory note – related party	1,438,497
Repayment of promissory note – related party	(300,000)
Payment of offering costs	(506,558)
Net cash provided by financing activities	416,635,308
Net Change in Cash	250,461
Cash – Beginning	—
Cash – Ending	$250,461
Non-cash investing and financing activities:
Initial classification of ordinary shares subject to possible redemption	$396,006,810
Change in value of ordinary shares subject to possible redemption	$(6,321,196)
Deferred underwriting fee	$14,490,000
Offering costs included in accrued offering costs	$264,285
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Social Capital Hedosophia Holdings Corp. II (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on October 18, 2019. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
The Company has one subsidiary, Hestia Merger Sub Inc., a wholly owned subsidiary of the Company incorporated in Delaware on September 9, 2020 (“Merger Sub”).
As of September 30, 2020, the Company had not commenced any operations. All activity for the period from October 18, 2019 (inception) through September 30, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and the search for a Business Combination, including activities in connection with the proposed acquisition of Opendoor Labs Inc., a Delaware corporation (“Opendoor”). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statements for the Company’s Initial Public Offering became effective on April 27, 2020. On April 30, 2020, the Company consummated the Initial Public Offering of 41,400,000 units (the “Units” and, with respect to the shares of Class A ordinary shares included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 5,400,000 Units, at $10.00 per Unit, generating gross proceeds of $414,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,133,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to SCH Sponsor II LLC (the “Sponsor”), generating gross proceeds of $9,200,000, which is described in Note 4.
Transaction costs amounted to $22,196,558 consisting of $7,200,000 of underwriting fees, $14,490,000 of deferred underwriting fees and $506,558 of other offering costs. In addition, at September 30, 2020, cash of $250,461 was held outside of the Trust Account (as defined below) and is available for working capital purposes.
Following the closing of the Initial Public Offering on April 30, 2020, an amount of $414,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company will provide the holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination, either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)
The Public Shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account, calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. The per-share amount to be distributed to the Public Shareholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets, after payment of the deferred underwriting commission, of at least $5,000,001 upon such completion of a Business Combination and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote and a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination and to waive its redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination or seek to sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, subject to the immediately succeeding paragraph, each public shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) will be restricted from redeeming its shares with respect to more than 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination (and not seek to sell its shares to the Company in any tender offer the Company undertakes in connection with its initial Business Combination) and (b) not to propose an amendment to the Amended and Restated Memorandum of Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company will have until April 30, 2022 (the “Combination Period”) to consummate a Business Combination. However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidation

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)
distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of a liquidation, the Public Shareholders will be entitled to receive a full pro rata interest in the Trust Account ($10.00 per share, plus any pro rata interest earned on the Trust Fund not previously released to the Company and less up to $100,000 of interest to pay dissolution expenses). There will be no redemption rights or liquidating distributions with respect to the Founder Shares or the Private Placement Warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Going Concern
As of September 30, 2020, the Company had $250,461 in its operating bank accounts, $414,042,207 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith and working capital deficit of $4,866,591. As of September 30, 2020, approximately $42,000 of the amount on deposit in the Trust Account represented interest income.
Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.
On September 30, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $4,000,000. At September 30, 2020, there was $1,138,497 outstanding under the Promissory Note (see Note 5).
The Company may need to raise additional capital through loans or additional investments from its Sponsor, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to (other than pursuant to the Promissory Note), loan the Company additional funds, from time to time or at any time, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)
acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months following the date from when the financial statements are issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on April 29, 2020, as well as the Company’s Current Reports on Form 8-K, as filed with the SEC on April 30, 2020 and May 6, 2020. The interim results for the three and nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any future periods.
Principles of Consolidation
The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)
when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2020 and December 31, 2019.
Cash and Marketable Securities Held in Trust Account
At September 30, 2020, the assets held in the Trust Account were invested in U.S. Treasury securities and money market funds.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s condensed consolidated balance sheets.
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOLs”) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions. The Company does not believe that the CARES Act will have a significant impact on Company’s financial position or statement of operations.
Net Loss per Ordinary Share
Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption at September 30, 2020, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per ordinary share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 19,933,333 ordinary shares in the calculation of diluted loss per share, since the exercise of the warrants into ordinary shares is contingent upon the occurrence of future events. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.
Reconciliation of Net Loss Per Ordinary Share
The Company’s net loss is adjusted for the portion of income that is attributable to ordinary shares subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per ordinary share is calculated as follows:
	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2020
Net loss	$(6,043,293)	$(6,321,195)
Less: Income attributable to ordinary shares subject to possible redemption	(15,332)	(39,725)
Adjusted net loss	$(6,058,625)	$(6,360,920)
Weighted average shares outstanding, basic and diluted	12,179,587	10,111,790
Basic and diluted net loss per ordinary share	$(0.50)	$(0.63)

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying condensed consolidated financial statements.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 41,400,000 Units, which includes the full exercise by the underwriter of its option to purchase an additional 5,400,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,133,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $9,200,000. Each Private Placement Warrant is exercisable for one Class A Share at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
In October 2019, the Company issued one ordinary share to the Sponsor for no consideration. On January 21, 2020, the Company cancelled the one share issued in October 2019 and the Sponsor purchased

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)
8,625,000 Founder Shares for an aggregate purchase price of $25,000. On April 27, 2020, the Company effected a share capitalization, resulting in 10,350,000 Founder Shares issued and outstanding as of such date. All share and per-share amounts have been retroactively restated to reflect the share capitalization. The Founder Shares will automatically convert into Class A ordinary shares on the first business day following the completion of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to certain adjustments, as described in Note 7.
The Founder Shares included an aggregate of up to 1,350,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Class B ordinary shares or Class A ordinary shares received upon conversion thereof  (together, “Founder Shares”) until the earlier of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Advances — Related Party
The Sponsor advanced the Company an aggregate of $21,631 to cover expenses related to the Initial Public Offering. The advances were non-interest bearing and due on demand. Advances in the aggregate amount of $21,631 were repaid in February 2020.
Promissory Note  —  Related Party
On January 21, 2020, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company borrowed an aggregate principal amount of $300,000. The note was non-interest bearing and payable on the earlier of (i) June 30, 2020 and (ii) the completion of the Initial Public Offering. The borrowings outstanding under the note in the amount of $300,000 were repaid upon the consummation of the Initial Public Offering on April 30, 2020.
On September 30, 2020, the Company issued the Promissory Note, pursuant to which the Company may borrow up to an aggregate principal amount of $4,000,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) April 30, 2022 and (ii) the completion of the Business Combination. At September 30, 2020, there was $1,138,497 outstanding under the Promissory Note.
Administrative Support Agreement
The Company entered into an agreement whereby, commencing on April 27, 2020, the Company will pay an affiliate of the Sponsor up to $10,000 per month for office space, administrative and support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the three and nine months ended September 30, 2020, the Company incurred $30,000 and $50,000 of such fees. As of September 30, 2020, $50,000 is included in accrued expenses in the accompanying condensed consolidated balance sheets.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to (other than pursuant to the Promissory Note), loan the Company additional funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.50 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
NOTE 6. COMMITMENTS
Registration Rights
Pursuant to a registration rights agreement entered into on April 27, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Company’s Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $14,490,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Financial Advisory Fee
The underwriters agreed to reimburse the Company for an amount equal to 10% of the discount paid to the underwriters for financial advisory services provided by Connaught (UK) Limited in connection with the Initial Public Offering, of which $720,000 was paid at the closing of the Initial Public Offering and up to $1,449,000 will be payable at the time of the closing of a Business Combination.
Merger Agreement
On September 15, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Merger Sub and Opendoor.
Pursuant to the transactions contemplated by the terms of the Merger Agreement (the “Closing”), and subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)
into Opendoor, with Opendoor surviving the merger in accordance with the Delaware General Corporation Law (the “DGCL”) and as a wholly owned subsidiary of the Company (the “Merger”) (the transactions contemplated by the Merger Agreement and the related ancillary agreements, the “Opendoor Business Combination”).
As a result of the Merger, among other things, all outstanding shares of common stock of Opendoor will be cancelled in exchange for the right to receive, or reservation of, in the aggregate, a number of shares of the Company’s Common Stock (as defined below) equal to the quotient obtained by dividing (x) $5,000,000,000 by (y) $10.00.
Prior to the Closing, subject to the approval of the Company’s shareholders, and in accordance with the DGCL, Cayman Islands Companies Law (2020 Revision) (the “CICL”) and the Company’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”), the Company will effect a deregistration under the CICL and a domestication under Section 388 of the DGCL (by means of filing a certificate of domestication (the “Certificate of Domestication”) with the Secretary of State of Delaware), pursuant to which the Company’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”).
In connection with the Domestication, (i) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of the Company (the “Class A Ordinary Shares”), will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001, per share of the Company (after its Domestication) (the “Common Stock”), (ii) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of the Company (the “Class B Ordinary Shares”), will convert automatically, on a one-for-one basis, into a share of Common Stock, (iii) each then issued and outstanding warrant of the Company will convert automatically into a warrant to acquire one share of Common Stock (“Domesticated Warrant”), and (iv) each of the then issued and outstanding units of the Company that have not been previously separated into the underlying Class A Ordinary Shares and underlying warrants upon the request of the holder thereof (the “Cayman Units”), will be cancelled and will entitle the holder thereof to one share of Common Stock and one-third of one Domesticated Warrant.
The consummation of the Opendoor Business Combination is subject to certain conditions as further described in the Merger Agreement.
NOTE 7. SHAREHOLDERS’ EQUITY
Preferred Shares  —  The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001. The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. At September 30, 2020 and December 31, 2019, there were no preferred shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At September 30, 2020 and December 31, 2019, there were 2,435,411 and no Class A ordinary shares issued or outstanding, excluding 38,964,589 and no Class A ordinary shares subject to possible redemption, respectively.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At September 30, 2020 and December 31, 2019, there were 10,350,000 and one Class B ordinary shares issued and outstanding, respectively.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)
Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders except as otherwise required by law.
The Class B Shares will automatically convert into Class A ordinary shares on the first business day following the completion of the Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Founder Shares will convert into Class A ordinary shares will be adjusted (subject to waiver by holders of a majority of the Class B ordinary shares) so that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the ordinary shares issued and outstanding upon completion of the Initial Public Offering plus the number of Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (net of redemptions), excluding any Class A ordinary shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use it commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a Public Warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.   Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per Public Warrant;

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)
•
upon not less than 30 days’ prior written notice of redemption to each warrant holder and

•
if, and only if, the reported last sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like).

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.   Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Class A ordinary shares;

•
if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like); and

•
if the Reference Value is less than $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if  (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger prices described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable as described above so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 8. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	September 30, 2020
Assets:
Cash and Marketable securities held in Trust Account	1	$414,042,207
NOTE 9. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholder and the Board of Directors of
Social Capital Hedosophia Holdings Corp. II
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Social Capital Hedosophia Holdings Corp. II (the “Company”) as of December 31, 2019 and the related statements of operations, changes in shareholder’s deficit and cash flows for the period from October 18, 2019 (inception) through December 31, 2019 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and the results of its operations and its cash flows for the period from October 18, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of financing, and the Company’s cash and working capital as of December 31, 2019 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Notes 1 and 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2020.
New York, NY
January 31, 2020, except for Note 8 as to which the date is April 29, 2020

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
BALANCE SHEET
DECEMBER 31, 2019
ASSETS
Current asset – cash	$—
Deferred offering costs	52,673
Total Assets	$52,673
LIABILITIES AND SHAREHOLDER’S DEFICIT
Current Liabilities
Accrued offering costs	$52,673
Advance from related party	21,631
Promissory note – related party	—
Total Current Liabilities	74,304
Commitments
Shareholder’s Deficit
Preferred shares, $0.0001 par value; 5,000,000 shares authorized; none outstanding as of December 31, 2019	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none outstanding as of December 31, 2019	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 1 share issued and outstanding as of December 31, 2019	—
Additional paid in capital	—
Accumulated deficit	(21,631)
Total Shareholder’s Deficit	(21,631)
TOTAL LIABILITIES AND SHAREHOLDER’S DEFICIT	$52,673
The accompanying notes are an integral part of these financial statements.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
STATEMENT OF OPERATIONS
For the Period from October 18, 2019
(Inception) Through December 31, 2019
Formation costs	$21,631
Net Loss	$(21,631)
Weighted average shares outstanding, basic and diluted	1
Basic and diluted net loss per ordinary share	$(21,631)
The accompanying notes are an integral part of these financial statements.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
STATEMENT OF CHANGES IN SHAREHOLDER’S DEFICIT
For the Period from October 18, 2019
(Inception) Through December 31, 2019
	Class B Ordinary Shares		Additional Paid in Capital	Accumulated Deficit	Total Shareholder’s Deficit
	Shares	Amount
Balance – October 18, 2019 (inception)	—	$—	$—	$—	$—
Issuance of Class B ordinary share	1	—	—	—	—
Net loss	—	—	—	(21,631)	(21,631)
Balance – December 31, 2019	1	—	—	(21,631)	(21,631)
The accompanying notes are an integral part of these financial statements.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
STATEMENT OF CASH FLOWS
For the Period from October 18, 2019
(Inception) Through December 31, 2019
Cash Flows from Operating Activities:
Net loss	$(21,631)
Net cash used in operating activities	(21,631)
Cash Flows from Financing Activities:
Proceeds from sale of Class B ordinary shares to Sponsor	—
Advances from related party	21,631
Proceeds from promissory note	—
Net cash provided by financing activities	21,631
Net Change in Cash	—
Cash – Beginning of period	—
Cash – End of period	$—
Non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$52,673
The accompanying notes are an integral part of these financial statements.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO FINANCIAL STATEMENTS
Note 1 — Organization and Plan of Business Operations
Social Capital Hedosophia Holdings Corp. II (the “Company”) is a newly incorporated blank check company incorporated as a Cayman Islands exempted company on October 18, 2019. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).
Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus on businesses in the technology industries primarily located in the United States. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2019, the Company had not commenced any operations. All activity for the period from October 18, 2019 (inception) through December 31, 2019 relates to the Company’s formation and the proposed initial public offering (“Proposed Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Proposed Public Offering.
The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a Proposed Public Offering of 36,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per unit (or 41,400,000 Units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3 and the sale of 6,133,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Company’s sponsor, SCH Sponsor II LLC (f/k/a SCH Sponsor Corp. II), a Cayman Islands limited liability company (the “Sponsor”), that will close simultaneously with the Proposed Public Offering.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The New York Stock Exchange rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Proposed Public Offering, management has agreed that $10.00 per Unit sold in the Proposed Public Offering, including proceeds of the sale of the Private Placement Warrants, will be held in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO FINANCIAL STATEMENTS
Trust Account (initially $10.00 per share) as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. The per-share amount to be distributed to the Public Shareholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Class A ordinary shares will be recorded at redemption value and classified as temporary equity upon the completion of the Proposed Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination only if the Company has net tangible assets, after payment of the deferred underwriting commission, of at least $5,000,001 upon such completion of a Business Combination and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote and a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Proposed Public Offering in favor of approving a Business Combination and to waive its redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination or seek to sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, subject to the immediately succeeding paragraph, each public shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to 15% or more of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination (and not seek to sell its shares to the Company in any tender offer the Company undertakes in connection with its initial business combination) and (b) not to propose an amendment to the Amended and Restated Memorandum of Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within Combination Period or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company will have until 24 months from the closing of the Proposed Public Offering to consummate a Business Combination. However, if the Company has not completed a Business Combination within 24 months of the closing of the Proposed Public Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidation distributions, if any),

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO FINANCIAL STATEMENTS
subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of a liquidation, the Public Shareholders will be entitled to receive a full pro rata interest in the Trust Account (initially anticipated to be approximately $10.00 per share, plus any pro rata interest earned on the Trust Fund not previously released to the Company and less up to $100,000 of interest to pay dissolution expenses). There will be no redemption rights or liquidating distributions with respect to the Founder Shares or the Private Placement Warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern Consideration
At December 31, 2019, the Company had $0 in cash and a working capital deficit of $74,304. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. Management plans to address this uncertainty through a Proposed Public Offering as discussed in Note 3. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful or successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 2 — Significant Accounting Policies
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.
Emerging growth company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO FINANCIAL STATEMENTS
auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and cash equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2019.
Deferred offering costs
Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to shareholder’s equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses incurred, will be charged to operations.
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO FINANCIAL STATEMENTS
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.
Net loss per share
Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. At December 31, 2019, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.
Concentration of credit risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Fair value of financial instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.
Note 3 — Proposed Public Offering
Pursuant to the Proposed Public Offering, the Company will offer for sale up to 36,000,000 Units (or 41,400,000 Units if the underwriters’ over-allotment option is exercised in full) at a purchase price of $10.00 per Unit. Each Unit will consist of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).
Note 4 — Private Placement
The Sponsor has committed to purchase an aggregate of 6,133,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant ($9,200,000 in the aggregate ) from the Company in a private placement that will occur simultaneously with the closing of the Proposed Public Offering. The proceeds from the sale of the Private Placement Warrants will be added to the net proceeds from the Proposed Public Offering held in the Trust Account. Each Private Placement Warrant is exercisable for one Class A Share at

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO FINANCIAL STATEMENTS
a price of $11.50 per share, subject to adjustment (see Note 7). If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
Note 5 — Related Party Transactions
Founder Shares
In October 2019, the Company issued one ordinary share to the Sponsor for no consideration.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Class B ordinary shares or Class A ordinary shares received upon conversion thereof (together, “Founder Shares”) until the earlier of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Advances — Related Party
The Sponsor advanced the Company an aggregate of $21,631 to cover expenses related to the Initial Public Offering. The advances are non-interest bearing and due on demand. At December 31, 2019, advances of $21,631 were outstanding.
Administrative Services Agreement
The Company will enter into an agreement pursuant to which it will pay an affiliate of the Sponsor up to $10,000 per month for office space, administrative and support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.50 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
Note 6 — Commitments
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued on conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Propose Public Offering requiring the Company

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO FINANCIAL STATEMENTS
to register such securities for resale (in the case of the Founder Shares, only after conversion to the Company’s Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company will grant the underwriters a 45-day option to purchase up to 5,400,000 additional Units to cover over-allotments at the Proposed Public Offering price, less the underwriting discounts and commissions.
The underwriters will be entitled to a cash underwriting discount of $7,200,000 in the aggregate, payable upon the closing of the Proposed Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit, or $12,600,000 in the aggregate (or $14,490,000 in the aggregate if the underwriters’ over-allotment option is exercised in full). The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Financial Advisory Fee
The Company intends to engage Connaught (UK) Limited (“Connaught”) to provide financial advisory services in connection with the Proposed Public Offering. The Company will pay Connaught a fee in an amount equal to 10% of the underwriting commission payable to the underwriters. The fee to Connaught will be paid in part at the closing of the Proposed Public Offering and in part at the closing of the Business Combination, in the same proportion as the non-deferred and deferred underwriting commission payable to the underwriters. The underwriters have agreed to reimburse the Company for the fee to Connaught as it becomes payable out of the underwriting commission.
Note 7 — Shareholder’s Equity
Preferred Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001. The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. At December 31, 2019, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2019, there were no Class A ordinary shares issued or outstanding.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2019, there was one Class B ordinary share issued and outstanding.
Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders except as otherwise required by law.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO FINANCIAL STATEMENTS
The Class B Shares will automatically convert into Class A ordinary shares on the first business day following the completion of the Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Proposed Public Offering and related to the closing of a Business Combination, the ratio at which Founder Shares will convert into Class A ordinary shares will be adjusted (subject to waiver by holders of a majority of the Class B ordinary shares) so that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the ordinary shares issued and outstanding upon completion of the Proposed Public Offering plus the number of Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (net of redemptions), excluding any Class A ordinary shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Proposed Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use it commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a Public Warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.   Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per Public Warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder and

•
if, and only if, the reported last sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO FINANCIAL STATEMENTS
$18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like).
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.   Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Class A ordinary shares;

•
if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like); and

•
if the Reference Value is less than $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger prices described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Proposed Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable as

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. II
NOTES TO FINANCIAL STATEMENTS
described above so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Note 8 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to January 31, 2020, the date that the financial statements were available to be issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
Founder Shares
On January 21, 2020, the Company cancelled the one share issued in October 2019 and the Sponsor purchased 8,625,000 Founder Shares for an aggregate purchase price of $25,000. On April 27, 2020, the Company effected a share capitalization, resulting in 10,350,000 Founder Shares issued and outstanding as of such date. The Founder Shares will automatically convert into Class A ordinary shares on the first business day following the completion of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 7.
The Founder Shares include an aggregate of up to 1,350,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of Founder Shares will collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Proposed Public Offering.
Promissory Note — Related Party
On January 21, 2020, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000, of which $300,000 was outstanding under the Promissory Note as of January 21, 2020. The note is non-interest bearing and payable on the earlier of (i) June 30, 2020 and (ii) the completion of the Proposed Public Offering.
As a result of the execution of the underwriting agreement on April 27, 2020, the financial statements have been modified to reflect the final terms of the agreement.

OPENDOOR LABS INC.
INDEX TO FINANCIAL STATEMENTS
Unaudited Consolidated Financial Statements Opendoor Labs Inc.:

OPENDOOR LABS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data, unaudited)
		September 30, 2020	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents		$469,365	$405,080
Restricted cash		174,194	279,742
Marketable securities		82,131	43,576
Mortgage loans held for sale pledged under agreements to repurchase	(3)	13,984	2,116
Escrow receivable		2,641	13,882
Real estate inventory, net		151,512	1,312,369
Other current assets ($848 and $100 carried at fair value)	(3)	29,632	30,879
Total current assets		923,459	2,087,644
PROPERTY AND EQUIPMENT – Net		29,434	34,606
RIGHT OF USE ASSETS		51,842	60,681
GOODWILL		30,945	30,945
INTANGIBLES – Net		9,266	12,414
OTHER ASSETS		4,221	5,394
TOTAL ASSETS	(1)	$1,049,167	$2,231,684
LIABILITIES, TEMPORARY EQUITY, AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable and other accrued liabilities ($6,440 and $0 carried at fair value)		$37,998	$32,977
Current portion of credit facilities and other secured borrowings		121,909	1,074,125
Interest payable		1,846	5,808
Lease liabilities, current portion		17,248	13,472
Total current liabilities		179,001	1,126,382
CREDIT FACILITIES – Net of current portion		149,035	221,929
CONVERTIBLE NOTES		—	140,096
DERIVATIVE AND WARRANT LIABILITIES		—	46,235
LEASE LIABILITIES – Net of current portion		48,182	48,435
OTHER LIABILITIES		97	208
Total liabilities	(2)	376,315	1,583,285
COMMITMENTS AND CONTINGENCIES (See Note 18)
TEMPORARY EQUITY:
Series A convertible preferred stock, 24,784,202 shares authorized, issued, and outstanding as of September 30, 2020 and December 31, 2019; liquidation preference of $9,807 as of September 30, 2020 and December 31, 2019		9,763	9,763
Series B convertible preferred stock, 14,738,907 shares authorized, issued, and outstanding as of September 30, 2020 and December 31, 2019; liquidation preference of $20,182 as of September 30, 2020 and December 31, 2019		20,049	20,049
Series C convertible preferred stock, 17,972,134 shares authorized, issued, and outstanding as of September 30, 2020 and December 31, 2019; liquidation preference of $77,160 as of September 30, 2020 and December 31, 2019		80,519	80,519
Series D convertible preferred stock, 39,539,070 shares authorized as of September 30, 2020 and December 31, 2019; 39,239,070 shares issued and outstanding as of September 30, 2020 and December 31, 2019; liquidation preference of $248,333 as of September 30, 2020 and December 31, 2019		257,951	257,951
Series E convertible preferred stock, 102,588,689 shares authorized as of September 30, 2020 and December 31, 2019; 97,649,658 shares issued and outstanding as of September 30, 2020 and December 31, 2019; liquidation preference of $1,011,319 as of September 30, 2020 and December 31, 2019		1,013,220	1,013,220
Total temporary equity		1,381,502	1,381,502
SHAREHOLDERS’ DEFICIT:
Common stock, $0.00001 par value, 300,000,000 shares authorized as of September 30, 2020 and December 31, 2019; 52,847,343 and 51,775,096 shares issued and outstanding as of September 30, 2020 and December 31, 2019		—	—
Additional paid-in capital		280,657	57,362
Accumulated deficit		(989,451)	(790,483)
Accumulated other comprehensive income		144	18
Total shareholders’ deficit		(708,650)	(733,103)
TOTAL LIABILITIES, TEMPORARY EQUITY, AND SHAREHOLDERS’ DEFICIT		$1,049,167	$2,231,684

(1)
Our consolidated assets at September 30, 2020 and December 31, 2019 include the following assets of certain variable interest entities (VIEs) that can only be used to settle the liabilities of those VIEs; Cash and cash equivalents, $15,370 and $86,526; Restricted cash, $161,624 and $268,368; Real estate inventory, net, $148,205 and $1,312,194; Escrow receivables, $2,374 and $13,798; Other current assets, $3,674 and $11,995; and Total assets of $331,247 and $1,692,881, respectively.

(2)
Our consolidated liabilities at September 30, 2020 and December 31, 2019 include the following liabilities for which the VIE creditors do not have recourse to Opendoor; Accounts payable and other accrued liabilities, $1,632 and $9,199; Interest payable, $1,812 and $5,784; Current portion of credit facilities and other secured borrowings, $108,612 and $1,042,984; Credit facilities, net of current portion, $149,035 and $221,929; and Total liabilities, $261,091 and $1,279,896, respectively.

(3)
Prior period amounts have been reclassified to conform to the current period presentation. See Note 1 for additional information.

See accompanying notes to consolidated financial statements

OPENDOOR LABS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, unaudited)
	Nine Months Ended September 30,
	2020	2019
REVENUE:	$2,334,235	$3,484,929
COST OF REVENUE	2,152,803	3,257,640
GROSS PROFIT	181,432	227,289
OPERATING EXPENSES:
Sales, marketing and operations	156,290	291,375
General and administrative	99,074	80,781
Technology and development	45,809	37,215
Total operating expenses	301,173	409,371
LOSS FROM OPERATIONS	(119,741)	(182,082)
DERIVATIVE AND WARRANT FAIR VALUE ADJUSTMENT	(25,219)	6,644
INTEREST EXPENSE	(57,393)	(81,114)
OTHER INCOME – Net	3,619	9,444
LOSS BEFORE INCOME TAXES	(198,734)	(247,108)
INCOME TAX EXPENSE	(234)	(340)
NET LOSS	(198,968)	(247,448)
LESS NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	1,847
NET LOSS ATTRIBUTABLE TO OPENDOOR LABS INC.	$(198,968)	$(249,295)
Net loss per share attributable to common shareholders:
Basic	$(3.75)	$(5.11)
Diluted	$(3.75)	$(5.28)
Weighted-average shares outstanding:
Basic	53,110	48,786
Diluted	53,110	48,786
See accompanying notes to consolidated financial statements

OPENDOOR LABS INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands, unaudited)
	Nine Months Ended September 30,
	2020	2019
NET LOSS	$(198,968)	$(247,448)
OTHER COMPREHENSIVE INCOME:
Unrealized gains on marketable securities	126	39
COMPREHENSIVE LOSS	(198,842)	(247,409)
LESS COMPREHENSIVE INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	1,847
COMPREHENSIVE LOSS ATTRIBUTABLE TO
OPENDOOR LABS INC.	$(198,842)	$(249,256)
See accompanying notes to consolidated financial statements

OPENDOOR LABS INC.
CONSOLIDATED STATEMENTS OF CHANGES IN TEMPORARY EQUITY AND SHAREHOLDERS’ DEFICIT
(In thousands, except number of shares, unaudited)
	Temporary Equity										Shareholders’ Deficit
	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Convertible Preferred Stock		Series E Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Non- controlling interests	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE – December 31, 2018	24,784,202	$9,763	14,738,907	$20,049	17,972,134	$80,519	33,919,032	$222,951	76,426,829	$730,582	48,137,116	—	$31,201	$(446,056)	$(2)	$1,491	$(413,366)
Issuance of Series E-2 preferred stock	—	—	—	—	—	—	—	—	21,222,829	282,638	—	—	—	—	—	—	—
Issuance of common stock in Connection with OSN acquisition	—	—	—	—	—	—	—	—	—	—	958,280	—	6,650	—	—	—	6,650
Vesting of restricted stock	—	—	—	—	—	—	—	—	—	—	1,003,493	—	737	—	—	—	737
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	1,390,239	—	2,523	—	—	—	2,523
Repurchase of common stock	—	—	—	—	—	—	—	—	—	—	(500,000)	—	(590)	(3,410)	—	—	(4,000)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	9,990	—	—	—	9,990
Purchase of non-controlling interest	—	—	—	—	—	—	—	—	—	—	—	—	(4,847)	—	—	(62)	(4,909)
Capital distribution of non-controlling interests	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(3,276)	(3,276)
Other comprehensive income income – net	—	—	—	—	—	—	—	—	—	—	—	—	—	—	39	—	39
Net income (loss)	—	—	—	—	—	—	—	—	—	—	—	—	—	(249,296)	—	1,847	(247,449)
BALANCE – September 30, 2019	24,784,202	$9,763	14,738,907	$20,049	17,972,134	$80,519	33,919,032	$222,951	97,649,658	$1,013,220	50,989,128	—	$45,664	$(698,762)	$37	$—	$(653,061)
BALANCE – December 31,2019	24,784,202	$9,763	14,738,907	$20,049	17,972,134	$80,519	39,239,070	$257,951	97,649,658	$1,013,220	51,775,096	—	$57,362	$(790,483)	$18	$—	$(733,103)
Issuance of issuer stock rights in extinguishment of convertible notes	—	—	—	—	—	—	—	—	—	—	—	—	212,940	—	—	—	212,940
Vesting of restricted stock	—	—	—	—	—	—	—	—	—	—	694,387	—	95	—	—	—	95
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	377,860	—	1,098	—	—	—	1,098
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	9,162	—	—	—	9,162
Other comprehensive income – net	—	—	—	—	—	—	—	—	—	—	—	—	—	—	126	—	126
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(198,968)	—	—	(198,968)
BALANCE – September 30, 2020	24,784,202	$9,763	14,738,907	$20,049	17,972,134	$80,519	39,239,070	$257,951	97,649,658	$1,013,220	52,847,343	—	$280,657	$(989,451)	$144	$—	$(708,650)
See accompanying notes to consolidated financial statements

OPENDOOR LABS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)
	Nine Months Ended September 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(198,968)	$(247,448)
Adjustments to reconcile net loss to cash, cash equivalents, and restricted cash provided by (used in) operating activities:
Depreciation and amortization – net of accretion	31,114	18,543
Amortization of right of use assets	22,008	7,792
Stock-based compensation	9,162	9,400
Warrant fair value adjustment	1,901	(6,644)
Inventory valuation adjustment	7,517	23,900
Changes in fair value of derivative instruments	22,568	918
Payment-in-kind interest	3,910	800
Net fair value adjustments and gain (loss) on sale of mortgage loans held for sale	(2,131)	(157)
Origination of mortgage loans held for sale	(88,098)	(7,749)
Proceeds from sale and principal collection of mortgage loans held for sale	78,360	5,837
Changes in operating assets and liabilities:
Escrow receivable	11,241	(9,712)
Real estate inventories	1,146,798	(99,533)
Other assets	793	(6,705)
Accounts payable and other accrued liabilities	3,355	5,470
Interest payable	(2,530)	89
Lease liabilities	(9,646)	(7,580)
Net cash provided by (used in) operating activities	1,037,354	(312,779)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(12,068)	(21,761)
Purchase of marketable securities	(174,530)	(57,026)
Proceeds from sales, maturities, redemptions and paydowns of marketable securities	135,778	31,998
Acquisitions, net of cash acquired	—	(32,812)
Net cash used in investing activities	(50,820)	(79,601)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Series E-2 preferred stock	—	282,875
Issuance cost of Series E-2 preferred stock	—	(236)
Proceeds from issuance of convertible notes	—	160,000
Proceeds from exercise of stock options	1,078	2,389
Proceeds from credit facilities and other secured borrowings	998,078	2,770,179
Principal payments on credit facilities and other secured borrowings	(2,023,885)	(2,557,244)
Payment of loan origination fees and debt issuance costs	(3,068)	(12,198)
Repurchase of common stock at fair value	—	(3,410)
Net cash provided by (used in) financing activities	(1,027,797)	642,355
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(41,263)	249,975
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – Beginning of year	684,822	405,771
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period	$643,559	$655,746
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION – Cash paid during the period for interest	$47,977	$71,122
DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Issuance of issuer stock rights in extinguishment of convertible notes.	$212,940	$—
RECONCILIATION TO CONSOLIDATED BALANCE SHEETS:
Cash and cash equivalents	$469,365	$454,982
Restricted cash	174,194	200,764
Cash, cash equivalents, and restricted cash	$643,559	$655,746
See accompanying notes to consolidated financial statements

OPEN DOOR LABS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
1.
DESCRIPTION OF BUSINESS AND ACCOUNTING POLICIES

Description of Business
Opendoor Labs Inc. (the “Company”, “we”, “our”, and “Opendoor”) including its consolidated subsidiaries and certain variable interest entities (“VIEs”), is a leading digital platform for buying and selling homes. Opendoor streamlines the home selling and buying transaction and creates an end-to-end experience online. Since 2014, we have completed over 80,000 home transactions and currently operate in 21 markets in the United States. We are headquartered in San Francisco, California with operations in the United States and were incorporated in Delaware on December 30, 2013.
Basis of Presentation and Principles of Consolidation
The accompanying unaudited consolidated financial statements have been prepared pursuant to generally accepted accounting principles in the United States of America (“GAAP”) and reflect all adjustments which are, in the opinion of management, necessary to a fair presentation of the results of the interim periods presented.
The consolidated financial statements as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019, respectively, are unaudited. The consolidated balance sheet as of December 31, 2019, included herein was derived from the audited consolidated financial statements as of that date, but does not include all of the information and notes to the financial statements to be considered complete financial statements under GAAP. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been or omitted pursuant to such rules and regulations. As such, the information included herein should be read in conjunction with the consolidated financial statements and accompanying notes included in the consolidated audited financial statements as of and for the year ended December 31, 2019, included elsewhere in this filing.
The consolidated financial statements include the accounts of Opendoor, its wholly owned subsidiaries and VIEs where we are the primary beneficiary. All significant intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results may differ materially from such estimates. Significant estimates, assumptions and judgments made by management include, among others, the determination of the fair value of common stock, share-based awards, warrants, derivatives, convertible notes, mortgage loans held for sale pledged under agreements to repurchase (“MLHFS”), interest rate lock commitments (“IRLCs”), and inventory impairment (“real estate inventory valuation adjustment”). Management believes that the estimates and judgments upon which they rely are reasonable based upon information available to them at the time that these estimates and judgments are made. To the extent that there are material differences between these estimates and actual results, our consolidated financial statements will be affected. The COVID-19 pandemic introduced significant additional uncertainties with respect to estimates, judgments and assumptions, which may materially impact these estimates.
Reclassifications
In Q2 2020, the Company changed its presentation of mortgage loans held for sale pledged under agreements to repurchase on the Consolidated Balance Sheets, as of December 31, 2019, by reclassifying the $2.1 million balance from Other current assets to Mortgage loans held for sale pledged under agreements to repurchase (“MLHFS”). These changes had no effect on previously reported total assets and total

OPEN DOOR LABS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
liabilities, net loss or to the classifications of cash flow activities. The Company has modified its disclosures, including comparative disclosures, for MLHFS and related mortgage activity.
Significant Risks and Uncertainties
We operate in a dynamic industry and, accordingly, can be affected by a variety of factors. For example, we believe that changes in any of the following areas could have a significant negative effect on us in terms of our future financial position, results of operations or cash flows: public health crises, like the COVID-19 pandemic; rates of revenue growth; our ability to manage advertising inventory or pricing; engagement and usage of our products; effectiveness of our investment of resources to pursue strategies; competition in our market; the stability of the residential real estate market; impact of interest rate changes on demand and our costs; changes in technology, products, markets or services by us or our competitors; addition or loss of significant customers; our ability to maintain or establish relationships with listings and data providers; our ability to obtain or maintain licenses and permits to support our current and future businesses; actual or anticipated changes to our products and services; changes in government regulation affecting our business; outcomes of legal proceedings; natural disasters and catastrophic events; scaling and adaptation of existing technology and network infrastructure; management of our growth; our ability to attract and retain qualified employees and key personnel; our ability to successfully integrate and realize the benefits of our past or future strategic acquisitions or investments; protection of customers’ information and other privacy concerns; protection of our brand and intellectual property; and intellectual property infringement and other claims, among other things.
On March 11, 2020, the World Health Organization characterized the outbreak of a novel strain of coronavirus (COVID-19) as a pandemic. Since that time, this outbreak has spread throughout the United States inclusive of the states in which we operate. In response to the developments of COVID-19, we significantly reduced our acquisition of property inventory and paused making new offers to purchase homes from customers We relaunched offers to purchase homes in select markets in May and continued to relaunch other markets in the subsequent weeks and months. We resumed operations across all of our markets by the end of August 2020. We believe COVID-19 will continue to have a negative impact with respect to volumes during the duration of the outbreak and we are monitoring its effects on us, our industry, and customer behavior. See Note 19 — Restructuring for further discussion.
Concentrations of Credit Risk
Financial instruments, which potentially subject us to concentrations of credit risk, consist primarily of cash and cash equivalents, investments in marketable securities, and mortgage loans held for sale. We place cash and cash equivalents and investments with major financial institutions, which Management assesses to be of high credit quality, in order to limit exposure of our investments.
Similarly, our credit risk on mortgage loans held for sale is mitigated due to a large number of customers. Further, our credit risk on mortgage loans held for sale is mitigated by the fact that we typically sell mortgages on the secondary market within a relatively short period of time after which the Company’s exposure is limited to borrower defaults within the initial few months of the mortgage.
Mortgage Loans Held for Sale Pledged under Agreements to Repurchase
MLHFS pledged under agreements to repurchase include residential mortgages originated for sale in the secondary markets on a best effort basis. We have elected the fair value option for all MLHFS (see Note 8 — Fair Value Disclosures). This option allows for the Company to better offset changes in the fair value of MLHFS with derivatives used to economically hedge them when the Company moves away from selling on a best effort basis, without applying hedge accounting. MLHFS are recorded at fair value based on sales commitments. MLHFS are transferred from the Company to the counterparty pursuant to a master

OPEN DOOR LABS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
repurchase agreement, which is treated as a secured borrowing; this treatment requires that the assets transferred remain on the Company’s balance sheet and measured as if the transfer did not take place.
Gains and losses on MLHFS, including the change in fair value associated with MLHFS, are recorded in Other revenue, net of direct loan origination costs and fees. Interest income on MLHFS is calculated based upon the note rate of the loan and recorded in Interest income.
Derivative Instruments
Our derivative instruments are comprised of interest rate caps, IRLCs, and embedded conversion options related to the convertible notes. Our derivative instruments are freestanding in nature and some are utilized as economic hedges. These derivative instruments are recorded at fair value with changes recognized as a gain or loss to operations. See Note 5 — Derivative Instruments for further discussion.
Revenue Recognition
We generate revenue through home sales, along with other revenue from real estate services. Other revenue represents an insignificant portion of our total revenue.
We recognize revenue when we satisfy our performance obligations by transferring control of promised goods or services to our customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services.
Home sales revenue consists of selling residential real estate to customers. Revenue is recognized when title to and possession of the property has transferred to the customer and we have no continuing involvement with the property, which is generally upon close of escrow. The amount of revenue recognized for each home sale is equal to the sale price of the home net of any concessions. The Company generally provides a 90- day guarantee on home sales, subject to terms and conditions. Returns on home sales have been limited in our experience and we do not estimate for returns in recognizing revenue.
Other revenue consists primarily of title insurance facilitation revenue, closing and escrow services, real estate broker commissions, and gain (loss) on sale of mortgage loans. These real estate services are provided in conjunction with home sales, and revenue is recognized consistent with home sales revenue, generally upon close of escrow.
Recently Issued Accounting Standards
Recently Adopted Accounting Standards
In September 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which amends guidance on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities. The FASB also issued subsequent amendments to the initial guidance, ASU 2019-04, ASU 2019-05, ASU 2019-11, and ASU 2020-03 (collectively, “Topic 326”). The effective date and transition methodology for the amendments in Topic 326 are the same as in ASU 2016-13. For assets held at amortized cost basis, Topic 326 eliminates the probable initial recognition threshold in current GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net amount expected to be collected. For available-for-sale debt securities, credit losses should be measured in a manner similar to current GAAP, however Topic 326 requires that credit losses be presented as an allowance rather than as a write-down. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. We adopted this ASU as of January 1, 2020 and the adoption of this ASU did not have a material impact to our consolidated financial statements.

OPEN DOOR LABS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
In August 2018, the FASB issued ASU 2018-15 Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40). ASU 2018-15 amends a customer’s accounting for implementation costs incurred in hosting arrangements. The guidance aligns the requirements for capitalizing implementation costs incurred in cloud computing arrangements with the requirements for capitalizing costs to develop or obtain internal-use software. This ASU is effective for annual reporting periods beginning after December 15, 2019 and early adoption is permitted. The Company adopted this ASU as of January 1, 2020 and the adoption of this ASU did not have a material impact to our consolidated financial statements under the prospective transition method.
Recently Issued Accounting Standards Not Yet Adopted
In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). ASU 2019-12 eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. This guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the effect that the new guidance will have on its consolidated financial statements and disclosures
In March 2020, the FASB issued ASU 2020-04 which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions that reference the London Inter- Bank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. This guidance is optional for a limited period of time to ease the potential burden in accounting for, or recognizing the effects of, reference rate reform on financial reporting. This guidance is effective from March 12, 2020 through December 31, 2022. Entities may elect to adopt the amendments for contract modifications as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively from a date within an interim period that includes or is subsequent to March 12, 2020, up to the date that the financial statements are available to be issued. We may elect to take advantage of this optional guidance in its transition away from LIBOR within certain debt contracts. While the goal of the reference rate reform transition is for it to be economically neutral to entities, we have not yet adopted this standard nor have we determined the impact the adoption of this guidance will have on our financial position, results of operations or cash flows.
2.
BUSINESS COMBINATION

OSN acquisition
On September 4, 2019, we acquired 100% of the outstanding equity of OS National LLC, including its consolidated subsidiaries (“OSN”). Refer to Note 2 — Business Combination in the accompanying notes to the consolidated audited financial statements as of and for the year ended December 31, 2019 for further information on the OSN acquisition. The results of operations for OSN that have been included in our consolidated financial statements from the September 4, 2019 acquisition date through September 30, 2020.
The following unaudited pro forma results of operations have been prepared as though the OSN acquisition was completed on January 1, 2019. Pro forma amounts are based on the purchase price allocation of the acquisition and are not necessarily indicative of results that may be reported in the future. Non-recurring pro forma adjustments including acquisition-related costs directly attributable to the acquisition of OSN are included within the reported pro forma revenue and net loss (in thousands).
(unaudited)	For the nine months ended September 30, 2019
Revenue	$3,508,062
Net loss	$(248,945)

OPEN DOOR LABS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
3.
REAL ESTATE INVENTORY

The following table presents the components of inventory, net of applicable real estate inventory valuation adjustments, as of the dates presented (in thousands):
	September 30, 2020	December 31, 2019
Work-in-process	$33,233	$179,419
Finished goods	118,279	1,132,950
Total real estate inventory	$151,512	$1,312,369

4.
CASH, CASH EQUIVALENTS, AND MARKETABLE SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of cash, cash equivalents, and marketable securities as of September 30, 2020 and December 31, 2019, are as follows (in thousands):
	September 30, 2020
	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value	Cash and Cash Equivalents	Marketable Securities
Cash	$405,312		—	$405,312	$405,312	—
Money market funds	13,707		—	13,707	13,707	—
Commercial paper	49,189	2	(1)	49,190	48,340	850
Corporate debt securities	40,813	97	(2)	40,908	2,006	38,902
Asset-backed securities	17,954	50	(6)	17,998	—	17,998
U.S. agency securities	16,980	4	—	16,984	—	16,984
U.S. Treasury securities	6,697	—	—	6,697	—	6,697
Non-U.S. securities	700	—	—	700	—	700
Total	$551,352	$153	$(9)	$551,496	$469,365	$82,131

	December 31, 2019
	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value	Cash and Cash Equivalents	Marketable Securities
Cash	$366,358	$—	$—	$366,358	$366,358	$—
Money market funds	30,935	—	—	30,935	30,935	—
Commercial paper	19,997	1	(4)	19,994	7,038	12,956
Corporate debt securities	16,417	12	(1)	16,428	—	16,428
U.S. agency securities	749	—	—	749	749	—
U.S. Treasury securities	1,000	—	—	1,000	—	1,000
Asset-backed securities	12,482	12	(2)	12,492	—	12,492
Non-U.S. securities	700	—	—	700	—	700
Total	$448,638	$25	$(7)	$448,656	$405,080	$43,576

OPEN DOOR LABS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
A summary of debt securities with unrealized losses aggregated by period of continuous unrealized loss is as follows (in thousands):
September 30, 2020	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Commercial paper	$14,797	$(1)	$—	$—	$14,797	$(1)
Corporate debt securities	8,212	(2)	—	—	8,212	(2)
Asset-backed securities	2,940	(6)	—	—	2,940	(6)
U.S. Treasury securities	1,699	—	—	—	1,699	—
Total	$27,648	$(9)	$—	$—	$27,648	$(9)

December 31, 2019	Less than 12 months		12 Months or Greater		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Commercial paper	$15,059	$(4)	$—	$—	$15,059	$(4)
Corporate-debt securities	3,166	(1)	—	—	3,166	(1)
Asset-backed securities	4,258	(2)	—	—	4,258	(2)
Non-U.S. securities	700	—	—	—	700	—
Total	$23,183	$(7)	$—	$—	$23,183	$(7)
The scheduled contractual maturities of debt securities as of September 30, 2020 are as follows (in thousands):
	Fair Value	Within 1 Year
Commercial paper	$49,190	$49,190
Corporate-debt securities	40,908	40,908
Asset-backed securities	17,998	17,998
U.S. agency securities	16,984	16,984
U.S. Treasury securities	6,697	6,697
Non-U.S. securities	700	700
Total	$132,477	$132,477

5.
DERIVATIVE INSTRUMENTS

We use certain types of derivative instruments in the normal course of business and our use of derivatives includes interest rate caps to manage interest rate risk, IRLCs with respect to our MLHFS, and embedded conversion options with respect to our convertible notes. Derivative transactions can be measured in terms of notional amount, but this amount is not recorded on the balance sheet and is not, when viewed in isolation, a meaningful measure of the risk profile of the instruments. The notional amount is generally not exchanged but is used only as the basis on which interest and other payments are determined.
Interest Rate Caps
We use free-standing derivative instruments in the normal course of business as economic hedges to manage interest rate risks with respect to our variable senior revolving credit facilities. The interest rate caps are carried at fair value in Other current assets with changes in fair value included in Other income.
Interest Rate Lock Commitments
In originating mortgage loans, we enter into IRLCs with prospective borrowers which are freestanding derivative instruments. IRLCs are a commitment that binds us, subject to loan underwriting and approval

OPEN DOOR LABS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
process, to fund the loan at a specified interest rate, regardless of fluctuations in the market interest rates between commitment date and funding date. The interest rate risk associated with the fluctuations in market interest rates between commitment date and funding date with respect to IRLCs is mitigated as we operate under the best effort basis whereby at the time of commitment, we enter into a sales commitment with a third-party for the same prospective loan. The fair value of interest rate lock commitments is presented in Other current assets. The change in fair value on IRLCs is a component of Other revenue.
Embedded Conversion Options
In connection with our issuance of convertible notes in 2019 (the “Convertible Notes”), we bifurcated the embedded conversion features associated with the Convertible Notes. The Convertible Notes and the related bifurcated embedded conversion options were extinguished in September 2020 as discussed in Note 7 — Credit Facilities and Long-Term Debt. Prior to extinguishment, the embedded conversion options were measured at fair value in accordance with the methodology described in Note 8 — Fair Value Disclosures and were presented in Derivative and warrant liabilities. The change in fair value of the embedded conversion options is a component of Derivative and warrant fair value adjustment.
The following table presents the total notional amounts and fair values for our derivatives (in thousands):
As of September 30, 2020	Notional Amount	Fair Value Derivatives
		Asset	Liability
Interest rate caps	$100,000	$—	$—
Interest rate lock commitments	24,884	(848)	—
As of December 31, 2019	Notional Amount	Fair Value Derivatives
		Asset	Liability
Interest rate caps	$100,000	$4	$—
Interest rate lock commitments	3,429	95	—
Embedded conversion options	180,252	—	41,697
The following table presents the net gains and losses recognized on derivatives within the respective line items in the statements of operations for the periods indicated (in thousands):
	Nine Months Ended September 30,
	2020	2019
Net gains (losses) recognized on economic hedges:
Revenue	$753	$135
Derivative and warrant fair value adjustment	$(23,317)	$—
Other income-net	$(4)	$(729)

6.
VARIABLE INTEREST ENTITIES

We utilize VIEs in the normal course of business to support our financing needs (“Credit Facility Vehicles”). We determine whether we are the primary beneficiary of a VIE at the time we become involved with the VIE and reconsider that conclusion on an on-going basis.
Credit Facility Vehicles
We established certain special purpose entities (“SPEs”) for the purpose of financing our purchase and renovation of real estate inventory through the issuance of senior revolving credit facility debt and mezzanine term debt. We are the primary beneficiary of the various VIEs within the credit facility structure and consolidate these VIEs. We are determined to be the primary beneficiary based on our power to direct the

OPEN DOOR LABS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
activities that most significantly impact the economic outcomes of the entities through our role in designing the entities and managing the real estate inventory purchased and sold by the entities. We have a potentially significant variable interest in the entities based upon the equity interest we hold in the VIEs.
The following table summarizes the assets and liabilities related to the VIEs consolidated by us from our Credit Facility Vehicles as of September 30, 2020 and December 31, 2019 (in thousands):
	September 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$15,370	$86,526
Restricted cash	161,624	268,368
Real estate inventory	148,205	1,312,194
Other(a)	6,048	25,793
Total assets	$331,247	$1,692,881
Liabilities
Credit facilities	$257,647	$1,264,913
Other(b)	3,444	14,983
Total liabilities	$261,091	$1,279,896

(a)
Includes escrow receivable and other current assets.

(b)
Includes accounts payable and other accrued liabilities and interest payable.

The creditors of the VIEs generally do not have recourse to Opendoor Labs Inc.’s general credit solely by virtue of being creditors of the VIEs with the exception of limited guarantees for credit facilities. See Note 7 — Credit Facilities and Long-Term Debt for further discussion of the recourse obligations with respect to the credit facility vehicles.
7.
CREDIT FACILITIES AND LONG-TERM DEBT

Non-Recourse Asset-backed Financing Facilities
We utilize limited recourse inventory financing facilities consisting of asset-backed senior revolving credit facilities and asset-backed mezzanine term debt facilities to provide financing for our real estate inventory purchases and renovation. Each SPE is a consolidated subsidiary of Opendoor and a separate legal entity. Neither the assets nor credit of any such SPE are generally available to satisfy the debts and other obligations of any other Opendoor entities, except to the extent other Opendoor entities are also a party to the financing arrangements. The credit facilities are secured by the assets and equity of one or more SPEs. Except for certain limited circumstances, these facilities are non-recourse to Opendoor. These SPEs are variable interest entities and Opendoor is determined to be the primary beneficiary based on its power to direct the activities that most significantly impact the economic outcomes of the entities through its role in designing the entities and managing the real estate inventory purchased and sold by the entities. The Company has potentially significant variable interest in the entities based upon the equity interest the Company holds in the VIEs.
Asset-backed Senior Revolving Credit Facilities
We classify the senior revolving credit facilities as current liabilities on the Company’s consolidated balance sheets as amounts drawn to acquire and renovate homes are required to be repaid as the related real estate inventory is sold, which we expect to be within 12 months. The following table summarizes certain details related to our credit facilities outstanding as of September 30, 2020 and December 31, 2019 (in thousands, except interest rates):

OPEN DOOR LABS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
As of September 30, 2020	Borrowing Capacity	Outstanding Amount	Weighted Average Interest Rate	End of Revolving Period	Final Maturity Date
Revolving Facility 2018-1	$250,000	$962	4.32%	February 10, 2021	May 10, 2021
Revolving Facility 2018-2	750,000	1,373	4.44%	September 23, 2022	December 23, 2022
Revolving Facility 2018-3	100,000	11,558	4.36%	June 1, 2023	June 1, 2023
Revolving Facility 2019-1	300,000	10,909	3.76%	March 4, 2022	March 4, 2022
Revolving Facility 2019-2	1,030,000	72,808	3.30%	July 8, 2021	July 7, 2022
Revolving Facility 2019-3	475,000	11,001	3.92%	August 22, 2022	August 21, 2023
Total	$2,905,000	$108,611

As of December 31, 2019	Outstanding Amount	Weighted Average Interest Rate
Revolving Facility 2016-1	$39,346	6.17%
Revolving Facility 2017-1	25,758	7.00%
Revolving Facility 2018-1	126,450	5.62%
Revolving Facility 2018-2	194,293	6.00%
Revolving Facility 2018-3	111,411	4.65%
Revolving Facility 2019-1	206,399	3.81%
Revolving Facility 2019-2	327,226	3.41%
Revolving Facility 2019-3	42,812	3.02%
Total	$1,073,695
As of September 30, 2020, we had multiple senior revolving credit facilities with various financial institutions with a total borrowing capacity of $2,905 million. Undrawn borrowing capacity amounts under the senior revolving credit facilities as reflected in the table above are in some cases not fully committed and any borrowings above the fully committed amounts are subject to the applicable lender’s discretion. As of September 30, 2020, the Company had fully committed borrowing capacity with respect to our senior revolving credit facilities of $1,458 million.
These facilities are typically structured with an initial 24 month revolving period during which time amounts can be borrowed, repaid and borrowed again. The borrowing capacity is generally available until the end of the applicable revolving period as reflected in the table above. Outstanding amounts drawn under each senior revolving credit facility are required to be repaid on the facility maturity date or earlier if accelerated due to an event of default or other mandatory repayment event. The final maturity dates and revolving period end dates reflected in the table above are inclusive of any extensions that are at the sole discretion of the Company. Our senior revolving credit facilities also have extensions that may also be subject to lender discretion that are not reflected in the table above.
Borrowings accrue interest at a rate based on a LIBOR reference rate plus a margin that varies by facility and we may also pay fees on certain unused portions of the committed borrowing capacity as defined in the respective credit agreements. Our senior revolving credit facility arrangements typically include upfront fees that may be paid at execution of the applicable agreements or be earned at execution and payable over time. These facilities are generally fully prepayable at any time without penalty other than customary LIBOR breakage costs.
These borrowings are collateralized by cash, equity in the real estate owning SPEs, and the real estate inventory funded by the relevant revolving credit facility. The lenders have legal recourse only to the real

OPEN DOOR LABS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
estate owning SPE borrowers, certain SPE guarantors, and the assets securing the debt, and do not have general recourse to Opendoor Labs Inc. with limited exceptions.
The senior revolving credit facilities have aggregated borrowing bases, which increase or decrease based on the cost and value of the properties financed under a given facility and time that those properties are in our possession. When we resell a home, the proceeds are used to reduce the outstanding balance under the related revolving senior credit facility. The borrowing base for a given facility may be reduced as properties age beyond certain thresholds and any borrowing base deficiencies may be satisfied through contributions of additional properties or partial repayment of the facility.
Asset-backed Mezzanine Term Debt Facilities
We classify our mezzanine term debt facilities as long-term liabilities on the Company’s consolidated balance sheets because our borrowings under these facilities are generally not required to be repaid until the applicable final maturity date. These facilities are structurally and contractually subordinated to the related senior revolving credit facilities. The following table summarizes certain details related to our mezzanine term debt facilities as of September 30, 2020 (in thousands, except interest rates):
As of September 30, 2020	Borrowing Capacity	Outstanding Amount	Interest Rate	End of Draw Period	Final Maturity Date
Term Debt Facility 2016-M1	$149,000	$40,000	10.00%	October 31, 2022	April 30, 2024
Term Debt Facility 2019-M1	54,000	15,000	15.00%	August 15, 2023	February 15, 2025
Term Debt Facility 2020-M1	300,000	100,000	10.00%	January 23, 2023	January 23, 2026
Total	$503,000	$155,000
	Issuance Costs	(5,965)
	Carrying Value	$149,035
As of September 30, 2020, we had $155 million in total principal outstanding under multiple mezzanine term debt facilities with various financial institutions. Undrawn amounts under the mezzanine term debt facilities of $348 million as reflected in the table above are fully committed and generally may be drawn at any time during the draw period; however, any amounts repaid reduce total borrowing capacity as repaid amounts are not available to be reborrowed. The final maturity dates as reflected in the table above are inclusive of any extensions at the sole discretion of the Company.
Borrowings under a given term debt facility accrue interest at a fixed rate. Our mezzanine term debt facility arrangements may include upfront issuance costs that are capitalized as part of the facilities’ respective carrying values. These facilities are fully prepayable at any time but may be subject to certain prepayment penalties.
These borrowings are collateralized by cash and equity in certain holding companies that own our real estate owning SPEs. The lenders have legal recourse only to the applicable borrowers of the debt and their assets securing the debt and, with limited exceptions, do not have recourse to Opendoor Labs Inc.
The facilities have aggregated property borrowing bases, which increase or decrease based on the cost and the value of the properties financed under a given facility and time in our possession of those properties and the amount of cash collateral pledged by the relevant SPE borrower. The borrowing base for a given facility may be reduced as properties age beyond certain thresholds and any borrowing base deficiencies may be satisfied through contributions of additional properties or cash or through partial repayment of the facility.
Covenants
Our inventory financing facilities include customary representations and warranties, covenants and events of default. Financed properties are subject to customary eligibility criteria and concentration limits.

OPEN DOOR LABS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
The terms of these facilities and related financing documents require Opendoor to comply with a number of customary financial and other covenants, such as maintaining certain levels of liquidity, tangible net worth or leverage (ratio of debt to equity). As of September 30, 2020, Opendoor was in compliance with all financial covenants and no event of default had occurred.
Convertible Notes
In July through November 2019, we issued Convertible Notes at par for a total of $178.2 million in proceeds, net of $0.5 million in debt issuance costs. The Convertible Notes have an initial maturity date of July 2026, which we can elect to extend by one year if a material financial market disruption (as defined in the notes) exists at initial maturity. The Convertible Notes accrue interest at a rate of 3% per annum, which is compounded semi-annually and payable by increasing the principal amounts of the Convertible Notes. The Convertible Notes are a hybrid instrument with several features that could accelerate the settlement of the Convertible Notes in such a way that the holder would receive a substantial premium on accrued principal and interest owed. We determined these features should be bifurcated and separately accounted for as a derivative and recorded its initial fair value of $41.7 million as a discount on the Convertible Notes’ face amount. Refer to Note 5 — Derivative Instruments for further information on the embedded conversion options and Note 8 — Fair Value Disclosures for the fair value methodology.
The debt discount is amortized to interest expense at an effective interest rate of 3.8%. We amortize the discount over the period until the initial maturity date of the respective note. The Convertible Notes are carried on the consolidated balance sheets at their original issuance value in addition to paid-in kind interest, net of unamortized debt discount and issuance costs.
On September 14, 2020, the Company entered into a Convertible Notes Exchange Agreement (the “Exchange Agreement”) with the Convertible Note holders. Under the terms of the Exchange Agreement, the Convertible Note holders received rights to 13.3 million shares of the Company’s common stock (“Issuer Stock Rights”) upon the earlier of (i) immediately prior to the consummation of the Merger and (ii) March 13, 2021. The Issuer Stock Rights were received in full satisfaction of the outstanding principal and accrued interest on the Convertible Notes and such notes were cancelled and of no further force or effect. “The Merger” referenced in the Exchange Agreement is the business combination transaction as stipulated in the Agreement and Plan of Merger (the “Merger Agreement”) that the Company entered into with Social Capital Hedosophia Corp. II (“SCH”) and Hestia Merger Sub Inc., a direct wholly owned subsidiary of SCH on September 15, 2020. With the issuance of the Issuer Stock Rights, which the Company has assessed to be an equity classified instrument with a fair value of $212.9 million, the convertible notes, including the the unamortized debt discount and debt issuance costs, and the related bifurcated embedded conversion options were extinguished.
Mortgage Financing
The following tables summarize certain details related to our mortgage financing (in thousands, except interest rates):
As of September 30, 2020	Borrowing Capacity	Outstanding Amount	Weighted Average Interest Rate	End of Revolving Period	Final Maturity Date
Repo Facility 2019-R1	$50,000	$13,297	1.90%	April 29, 2021	April 29, 2021
As of December 31, 2019	Outstanding Amount	Weighted Average Interest Rate
Repo Facility 2019-R1	$2,021	3.98%

OPEN DOOR LABS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
To provide capital for Opendoor Home Loans, we utilize a master repurchase agreement (the “Repurchase Agreement”) which is classified as a current liability in our balance sheets. In March 2019, we entered into the Repurchase Agreement with a lender to provide short-term funding for mortgage loans originated by Opendoor Home Loans. The facility provides short-term financing between the issuance of a mortgage loan and when Opendoor Home Loans sells the loan to an investor. In accordance with the Repurchase Agreement, the lender agrees to pay Opendoor Home Loans a negotiated purchase price for eligible loans and Opendoor Home Loans simultaneously agrees to repurchase such loans from the lender within a specified timeframe and at an agreed upon price that includes interest. Opendoor Labs Inc. is the guarantor with respect to the Repurchase Agreement and the obligation to repurchase loans previously transferred under the arrangement for the benefit of the lender.
As of September 30, 2020, the Repurchase Agreement has a borrowing capacity of $50 million, of which $20 million is fully committed. The Repurchase Agreement includes customary representations and warranties, covenants and provisions regarding events of default. As of September 30, 2020, $14.0 million in mortgage loans were financed under the facility, and Opendoor was in compliance with all financial covenants and no event of default had occurred.
Transactions under the Repurchase Agreement bear interest at a rate based on one-month LIBOR plus an applicable margin, as defined in the Repurchase Agreement, and are secured by residential mortgage loans available for sale. The Repurchase Agreement contains margin call provisions that provide the lender with certain rights in the event of a decline in the market value of the assets purchased under the Repurchase Agreement. The Repurchase Agreement is recourse to Opendoor.
8.
FAIR VALUE DISCLOSURES

We use fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures.
Following is a discussion of the fair value hierarchy and the valuation methodologies used for assets and liabilities recorded at fair value on a recurring and nonrecurring basis and for estimating fair value for financial instruments not recorded at fair value.
Fair Value Hierarchy
Fair value measurements of assets and liabilities are categorized based on the following hierarchy:
Level 1 — Fair value determined based on quoted prices in active markets for identical assets or liabilities.
Level 2 — Fair value determined using significant observable inputs, such as quoted prices for similar assets or liabilities or quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, or inputs that are derived principally from or corroborated by observable market data, by correlation or other means.
Level 3 — Fair value determined using significant unobservable inputs, such as pricing models, discounted cash flows, or similar techniques.
Estimation of Fair Value
The following table summarizes the fair value measurement methodologies, including significant inputs and assumptions, and classification of our assets and liabilities.
Asset/Liability Class	Valuation Methodology, Inputs and Assumptions	Classification
Cash and cash equivalents	Carrying value is a reasonable estimate of fair value based on short-term nature of the instruments.	Estimated fair value classified as Level 1

OPEN DOOR LABS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
Asset/Liability Class	Valuation Methodology, Inputs and Assumptions	Classification
Restricted cash	Carrying value is a reasonable estimate of fair value based on short-term nature of the instruments.	Estimated fair value classified as Level 1
Marketable securities	Prices obtained from third-party vendors that compile prices from various sources and often apply matrix pricing for similar securities when no price is observable.	Level 2 recurring fair value measurement
Other current assets
Interest rate caps	Prices obtained from derivative broker that compiles prices for identical or similar instruments, when available.	Level 2 recurring fair value measurement
Mortgage loans held for sale pledged under agreements to repurchase	Fair value is estimated based on observable market data including quoted market prices, deal price quotes, and sale commitments.	Level 2 recurring fair value measurement
Interest rate lock commitments	Fair value of the underlying loan based on quoted market prices in the secondary market and sale commitments.	Level 2 recurring fair value measurement
Credit facilities and other secured borrowings
Credit facilities	Fair value is estimated using discounted cash flows based on current lending rates for similar credit facilities with similar terms and remaining time to maturity.	Carried at amortized cost. Estimated fair value classified as Level 2.
Loans sold under agreements to repurchase	Fair value is estimated using discounted cash flows based on current lending rates for similar asset-backed financing facilities with similar terms and remaining time to maturity.	Carried at amortized cost. Estimated fair value classified as Level 2.
Convertible notes	Fair value is estimated using discounted cash flows based on current lending rates for term notes with similar remaining time to maturity.	Carried at amortized cost. Estimated fair value classified as Level 2

OPEN DOOR LABS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
Asset/Liability Class	Valuation Methodology, Inputs and Assumptions	Classification
Derivative and warrant liabilities
Warrant liabilities	Fair value is estimated using the Black-Scholes-Merton option pricing model with inputs and assumptions including the Company’s equity valuation, expected volatility, expected duration of the warrants, and associated risk-free rate.	Level 3 recurring fair value measurement
Embedded conversion options	Fair value is estimated using a lattice model incorporating the probabilities of various conversion scenarios with respect to timing and conversion features under the terms of the convertible notes.	Level 3 recurring fair value measurement
Assets and Liabilities Recorded at Fair Value on a Recurring Basis
The following tables present the levels of the fair value hierarchy for our assets measured at fair value on a recurring basis (in thousands).
	Fair Value as of September 30, 2020	Level 1	Level 2	Level 3
Marketable securities:
Corporate debt securities	$38,902	$—	$38,902	$—
Asset-backed securities	17,998	—	17,998	—
U.S. agency securities	16,984	—	16,984	—
U.S. Treasury securities	6,697	—	6,697	—
Commercial paper	850	—	850	—
Non-U.S. securities	700	—	700	—
Mortgage loans held for sale pledged under agreements to repurchase	13,984	—	13,984	—
Other current assets:
Interest rate lock commitments.	848	—	848	—
Total assets	$96,963	$—	$96,963	$—
Accounts payable and other accrued liabilities:
Warrants liabilities – current	$6,440	$—	$—	$6,440
Total liabilities	$6,440	$—	$—	$6,440

OPEN DOOR LABS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
	Fair Value as of December 31, 2019	Level 1	Level 2	Level 3
Marketable securities:
Corporate debt securities	$16,428	$—	$16,428	$—
Asset-backed securities	12,492	—	12,492	—
Commercial paper	12,956	—	12,956	—
Non-U.S. securities	700	—	700	—
U.S. Treasury securities	1,000	—	1,000	—
Mortgage loans held for sale pledged under agreements to repurchase	2,116	—	2,116	—
Other current assets:
Interest rate caps	4	—	4	—
Interest rate lock commitments	95		95
Total assets	$45,791	$—	$45,791	$—
Derivative and warrant liabilities:
Warrants	$4,538	$—	$—	$4,538
Embedded conversion options	41,697	—	—	41,697
Total liabilities	$46,235	$—	$—	$46,235
Fair Value of Financial Instruments
The following presents the carrying value, estimated fair value and the levels of the fair value hierarchy for our financial instruments other than assets and liabilities measured at fair value on a recurring basis (in thousands).
	As of September 30, 2020
	Carrying Value	Fair Value	Level 1	Level 2
Assets:
Cash and cash equivalents	$469,365	$469,365	$469,365	$—
Restricted cash	174,194	174,194	174,194	—
Liabilities:
Credit facilities and other secured borrowings	$270,944	$270,944	$—	$270,944
	As of December 31, 2019
	Carrying Value	Fair Value	Level 1	Level 2
Assets:
Cash and cash equivalents	$405,080	$405,080	$405,080	$—
Restricted cash	279,742	279,742	279,742	—
Liabilities:
Credit facilities and other secured borrowings	$1,296,054	$1,296,054	$—	$1,296,054
Convertible notes	140,096	180,252	—	180,252

OPEN DOOR LABS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
The following table shows a reconciliation from the opening balances to the closing balances for Level 3 Fair values (in thousands):
	Warrants	Embedded Conversion Option
Balance at January 1, 2019	$18,022	$—
Net change in fair value	(7,413)	—
Issuances	1,170	41,697
Exercise of warrants	(7,241)	—
Balance as of December 31, 2019	4,538	41,697
Net change in fair value	1,902	23,317
Settlement of convertible notes	—	(65,014)
Balance as of September 30, 2020	$6,440	$—

Warrant Liabilities
The Company has two different instruments within warrant liabilities, as discussed further in Note 14 — Warrants, the series D preferred warrants and a commitment to issue warrants. As of September 30, 2020, and December 31, 2019, the unexercised series D preferred warrants comprised of warrants with an exercise price of $0.01 per share. As these series D preferred warrants are deep in the money, such that the intrinsic value approximates the option value, the key input in valuing these warrants with respect to the Black-Scholes-Merton model is the Company’s equity valuation.
One of the key inputs in valuing the Company’s commitment to issue warrants is timing to a qualifying liquidity event or change in control; this is because the warrant commitment arrangement is stipulated such that the Company no longer has an obligation to issue warrants in periods subsequent to a qualifying liquidity event or change in control. The Company believes that the consummation of the Merger would qualify as a change in control event with respect to our warrant commitment arrangement. Another key input in valuing the Company’s commitment to issue warrants is the number of warrants to be issued, which can vary based on the range prescribed in the agreement. The valuation of the commitment to issue warrants can vary significantly based on the timing to a qualifying liquidity event and the number of warrants issued. With the Company entering into the Merger Agreement, we have updated the expected timing to a change in control and reduced the expected term of outstanding warrants to be consistent with the expected timing of consummation of the Merger. Any Opendoor warrants not exercised or exercisable at closing of the Merger will be cancelled.
Embedded conversion options
Embedded conversion options, which are bifurcated embedded derivatives, originate from the convertible notes issued by the Company during 2019. See Note 7 — Credit Facilities and Long-Term Debt for further information. The fair value of the embedded conversion options is estimated using a lattice model incorporating the probabilities of various liquidity events which constituted conversion triggering events within the convertible notes. The key input to the valuation model is timing of possible liquidity events. Based on the structure of the convertible notes and that the Company has a redemption option, that if exercised sufficiently in advance of such conversion events, would allow the Company to redeem such notes, the Company valued the embedded conversion options with the assumption that the Company would preempt liquidity events by asserting its redemption option and thereby narrowing the valuation to terms of the redemption option. In addition to the 3% payment-in-kind interest, the redemption value of the convertible notes accretes with the passage of time. Between the end of the first year to the end of the seven year note

OPEN DOOR LABS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
term, accretion ranges from 5.9% to 79.6%. As such, the embedded conversion options are highly sensitive to the timing of liquidity events. As discussed in Note 7 — Credit facilities and long-term debt, the convertible notes and related bifurcated embedded conversion options have been extinguished with the Exchange Agreement on September 14, 2020 and the Company remeasured the embedded conversion options immediately prior to extinguishment based upon the fair value of the Issuer Stock Rights exchanged.
9.
PROPERTY AND EQUIPMENT

Property and equipment as of September 30, 2020 and December 31, 2019, consisted of the following (in thousands):
	September 30, 2020	December 31, 2019
Internally developed software	$44,209	$33,765
Software implementation costs	1,604	1,214
Computers	5,383	7,777
Security systems	559	4,927
Furniture and fixtures	3,007	2,843
Leasehold improvements	2,444	2,748
Office equipment	1,910	1,794
Total	59,116	55,068
Accumulated depreciation and amortization	(29,682)	(20,462)
Property and equipment – net	$29,434	$34,606
Depreciation and amortization expense of $17.0 million and $10.5 million was recorded for the nine months ended September 30, 2020 and 2019, respectively.
10.
GOODWILL AND INTANGIBLE ASSETS

For the year ended December 31, 2019, the carrying amount of goodwill increased by $21.5 million due to the acquisition of OSN (See Note 2 — Business Combination). There were no additions to goodwill for the nine months ended September 30, 2020. No impairment of goodwill was identified for the year ended December 31, 2019 and the nine months ended September 30, 2020.
Intangible assets subject to amortization consisted of the following as of September 30, 2020 (in thousands, except years):
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Useful Life (Years)
Developed technology	$2,921	$(2,921)	$—	2
Customer relationships	7,400	(2,295)	5,105	5
Trademarks	5,400	(1,396)	4,004	5
Non-competition agreements	100	(100)	—	2
Intangible assets – net	$15,821	$(6,712)	$9,109
We also have domain name intangible assets, which are not subject to amortization, with a carrying amount of $0.2 million as of both September 30, 2020 and December 31, 2019.
Amortization expense for intangible assets was $3.1 million and $1.9 million for the nine months ended September 30, 2020 and 2019, respectively. For the expected amortization of intangible assets for each of

OPEN DOOR LABS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
the fiscal years succeeding September 30, 2020, see Note 10 — Goodwill and Intangible Assets in the accompanying notes to the consolidated audited financial statements as of and for the year ended December 31, 2019
11.
ACCOUNTS PAYABLE AND OTHER ACCRUED LIABILITIES

Accounts payable and accrued liabilities as of September 30, 2020 and December 31, 2019, consist of the following (in thousands):
	September 30, 2020	December 31, 2019
Accrued expenses due to vendors	$19,434	$16,342
Accounts payable due to vendors	3,212	6,453
Accrued property and franchise taxes	1,243	5,739
Accrued payroll and other employee related expenses	5,198	3,328
Other	8,911	1,115
Total accounts payable and other accrued liabilities	$37,998	$32,977

12.
TEMPORARY EQUITY AND SHAREHOLDERS’ DEFICIT

On September 14, 2020, the Company adopted the tenth amended and restated certification of incorporation (“Tenth Amended and Restated Company Charter”). As a result of the Tenth Amended and Restated Company Charter, the consummation of the Merger, which is a liquidation transaction, will result in the automatic conversion of Preferred Stock into Common Stock. See Note 13 — Temporary Equity and Shareholders’ Deficit in the accompanying notes to the consolidated audited financial statements as of and for the year ended December 31, 2019 for the significant terms of the Preferred Stock.
13.
SHARE-BASED AWARDS

Stock Plan
Our 2014 Stock Plan (the “Plan”), as amended and approved by the board of directors on February 6, 2020, allows us to grant options to purchase or directly issue 65,729,703 shares of Common Stock to employees, directors, and non-employees. We grant non statutory stock options, incentive stock options, restricted stock, and restricted stock units (“RSUs”).
Option awards are generally granted with an exercise price equal to the fair value of our common stock at the date of grant. Options granted are exercisable over a maximum term of 10 years from the date of grant and generally vest over a period of four years. Incentive stock options granted to a 10% shareholder are exercisable over a maximum term of 5 years from the date of grant.
A summary of the stock option activity for the nine months ended September 30, 2020, is as follows:
	Number of Options (in thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Balance – December 31, 2019	22,633	3.00	6.9	110,481
Exercised	(378)	2.85
Forfeited	(2,734)	3.67
Expired	(796)	3.65
Balance – September 30, 2020	18,725	2.88	6.0	93,646
Exercisable – September 30, 2020	13,096	2.37	5.3	72,214

OPEN DOOR LABS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
RSUs typically vest upon both a service-based requirement, generally over a four year period, and a performance condition. The performance condition is met by the completion of a Company liquidity event, which is defined as a change of control or the effective date of a registration statement of the Company filed under the securities act for the sale of the Company’s common stock. A merger transaction with a publicly traded special purpose acquisition company does not meet the definition of a liquidity event. If a participant terminates service, any portion of an RSU unit that has met the service-based requirement will remain outstanding and remain eligible to vest when the performance condition has been satisfied. The vesting requirements of the RSUs typically must be met before the seventh anniversary of the grant date before the units expire. The Company’s Board of Directors has the authority to amend the vesting terms of any outstanding RSU award.
A summary of the RSU activity for the nine months ended September 30, 2020, is as follows:
	Number of RSUs (in thousands)	Weighted- Average Grant-Date Fair Value
Unvested and outstanding – December 31, 2019	14,070	$6.80
Granted	8,592	7.60
Forfeited	(3,000)	6.99
Unvested and outstanding – September 30, 2020	19,662	7.12
Vested and outstanding – September 30, 2020	—	—
Restricted Shares
We have granted Restricted Shares to certain continuing employees, primarily in connection with acquisitions. The Restricted Shares vest upon satisfaction of a service condition, which generally ranges from three to four years.
A summary of the Restricted Shares activity for the nine months ended September 30, 2020 is as follows:
	Number of Restricted Shares (Thousands)	Weighted- Average Grant-Date Fair Value
Unvested – December 31, 2019	2,156	$5.98
Vested	(636)	$5.90
Unvested – September 30, 2020	1,520	$6.01
Stock-based compensation expense
We recognized stock-based compensation expense in the statements of operations for the nine months ended September 30, 2020 and 2019, as follows (in thousands):
	Nine months Ended September 30,
	2020	2019
Stock options	5,411	7,085
Excess of the repurchase price over the fair value of common stock awards repurchased	—	590
Vesting of restricted shares	3,751	2,315
Total stock-based compensation expense	9,162	9,990

OPEN DOOR LABS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
The range of assumptions used in the Black-Scholes Model for options for the nine months ended September 30, 2019 are as follows:
2019 Range
Fair value	$6.82
Volatility	32%
Risk-free rate	1.80% – 2.34%
Expected life (in years)	5 – 7
Expected dividend	$—

14.
WARRANTS

Warrants to purchase Series D Preferred Stock
On September 12, 2018, we issued warrants to purchase 300,000 at a price of $0.01 (“Penny Warrants”). The Penny Warrants are exercisable, in whole or in part, upon issuance with exercise taking the form of payment of the full purchase price.
As of September 30, 2020, the outstanding Penny Warrants provide the holder of the warrant the right to purchase 300,000 shares of Series D in exchange for proceeds of $3.0 thousand.
Commitment to Issue Warrants
In September 2018, we entered into a commitment to issue warrants (“Warrant Commitment.”). The Warrant Commitment obligates us to issue warrants on an annual basis until 2025 (“Issuance Date”). The number of warrants issued is calculated by dividing the Warrant Coverage Amount by the Warrant Coverage Price. On each Issuance Date, we determine the Warrant Coverage Amount.
Prior to an initial public offering, we will issue warrants for Series E stock. As of September 30, 2020, the Warrant Coverage Amount can range from $11.0 million to $32.0 million, in total, for all future Issuance Dates. The Warrant Coverage Price is the higher of the Series E original issuance price of $9.58 and the cash price paid per share for our preferred stock issued in the most recent qualified financing event prior to the corresponding Issuance Date.
If we participate in an initial public offering, we will issue warrants for the class of shares of common stock sold by the Company in its initial public offering. As of September 30, 2020, the Warrant Coverage Amount can range from $0.0 to $32.0 million, in total, for all future remaining Issuance Dates. The Warrant Coverage Price is the higher of the Warrant Coverage Price as determined prior to an initial public offering and the Issuance Date closing price of our stock on the securities exchange in which it is traded. See Note 8 — Fair value disclosures for further discussion of the impact of the Merger on our warrant commitment arrangement.
On each Warrant Commitment Issuance date in September 2019 and September 2020, we issued warrants to purchase 75,025 shares and 150,051 shares, respectively, of Series E at a price of $9.58 per share (“Series E Warrants”). The Series E Warrants are exercisable, in whole or in part, upon issuance with exercise taking the form of payment of the full purchase price. As of September 30, 2020, the outstanding Series E Warrants provide the holder of the warrant the right to purchase 225,076 shares of Series E in exchange for proceeds of $2.2 million.
The Penny Warrants, the Series D Warrants, the Warrant Commitment, and the Series E Warrants have been determined to be liabilities under ASC 480 as the underlying preferred shares have certain liquidation preferences in the event of a deemed liquidation. The outstanding Penny Warrants, the

OPEN DOOR LABS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
outstanding Series E Warrants, and the Warrant Commitment have a fair value measured in accordance with the methodology described in Note 8 — Fair Value Disclosures of $4.8 million, $1.5 million, and $0.0 million, respectively as of September 30, 2020. Changes in the fair value of our Series D or Series E would have no impact if the Penny Warrants or Series E Warrants, respectively, are settled through full payment. We recorded an increase to the warrant fair value adjustments of $1.9 million and a decrease to the warrant fair value adjustments of negative $6.6 million for the nine months ended September 30, 2020 and 2019, respectively.
15.
INCOME TAXES

The Company’s quarterly tax provision is based upon an estimated annual effective tax rate. The Company’s provision for income taxes has not been historically significant to the business as the Company has incurred operating losses to date. The provision for income taxes consists primarily of state taxes in jurisdictions in which the Company conducts business.
The Company’s provision for income taxes was $0.2 million and $0.2 million for the nine months ended September 30, 2020 and 2019, respectively, with an effective tax rate of (0.1)% and (0.1)%, respectively. The effective tax rate differs from the U.S. statutory tax rate primarily due to the valuation allowances on the Company’s deferred tax assets as it is more likely than not that some or all of the Company’s deferred tax assets will not be realized.
16.
RELATED PARTIES

One of the preferred stock investors holds more than 10% interest in our Company and has one seat as a member of the board of directors and another seat as an observer of the board of directors.
In 2018, an executive early exercised their option to purchase 914,634 shares of unvested common stock at a price per share of $1.64 by issuing a promissory note to the Company for a total price of $1.5 million with an interest rate of 2.31% per annum.
The Warrant Commitment and the subsequent Series E Warrants were issued to a counterparty that has an equity interest in the Company and a seat on the Company’s board of directors. The board member has significant influence with respect to the counterparty to the Warrant Commitment. The issuance of the Warrant Commitment and Series E Warrants was in exchange for on-going advisory services that the entity provided to the Company. See Note 14 — Warrants for further information.
During 2019, we acquired OSN. See Note 2 — Business Combination for further information on the acquisition and the pro forma results of operations, reflecting OSN as if it had been acquired January 1, 2019. Prior to the acquisition, OSN conducted business with us as the noncontrolling member of our Title Companies. We paid the member title and due diligence fees in the member’s capacity as a title and escrow agent. Additionally, we paid the member management and administrative service fees, rent, and purchases of fixed assets in the member’s capacity as management and administrative service provider and lessor to the subsidiaries of OD Title Holdings and OD Title Sidecar.
17.
NET LOSS PER SHARE

We use the two-class method to calculate net loss per share and apply the more dilutive of the two-class method, treasury stock method or if-converted method to calculate diluted net loss per share. No dividends were declared or paid for the nine months ended September 30, 2020 and 2019. Undistributed earnings for each period are allocated to participating securities, including the convertible preferred stock, based on the contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. As there is no contractual obligation for the convertible preferred stock to share in losses, our basic net loss per share is computed by dividing the net loss attributable to common shareholders by the weighted-average shares of common stock outstanding during periods with undistributed losses.

OPEN DOOR LABS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
The following table sets forth the computation of our basic and diluted net loss per share attributable to common shareholders for the nine months ended September 30, 2020 and 2019 (in thousands):
	For the Nine Months Ended September 30,
	2020	2019
Basic net loss per share:
Numerator:
Net Loss	$(198,968)	$(247,448)
Minus: Net income attributed to noncontrolling interests	—	1,847
Net loss attributable to common shareholders – basic	$(198,968)	$(249,295)
Denominator:
Weighted average shares outstanding – basic and diluted	53,110	48,786
Basic net loss per share	$(3.75)	$(5.11)
Diluted net loss per share:
Numerator:
Net Loss	$(198,968)	$(247,448)
Minus: Net income attributed to noncontrolling interests	—	1,847
Minus: Gain on liability-classified warrants	—	8,402
Net loss attributable to common shareholders – diluted	$(198,968)	$(257,697)
Denominator:
Weighted average shares outstanding – basic and diluted	53,110	48,786
Diluted net loss per share	$(3.75)	$(5.28)
There were no preferred dividends declared or accumulated for the period. In determining weighted average shares outstanding for the nine months ended September 30, 2020 for both basic and diluted EPS, the Company included the shares underlying the Issuer Stock Rights issued in extinguishment of the Company’s convertible notes as discussed in Note 7 — Credit facilities and long-term debt, as the shares are issuable with no cash consideration. In determining diluted EPS for the nine months ended September 30, 2019, the Company adjusted the numerator for fair value adjustments related to its Series D Preferred Warrants; however, the exercise of the warrants results in additional participating securities being issued and the Company assumed such participating securities did not convert into additional common stock as that is the most dilutive settlement assumption.
The Company has presented the Series E Warrants issued-to-date under the Warrant Commitment in the table below. Refer to Note 14 — Warrants for further information on the Warrant Commitment and Series E Warrants. The following securities were not included in the computation of diluted shares outstanding

OPEN DOOR LABS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
because the effect would be anti-dilutive for the periods presented, or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period (in thousands):
	For the Nine Months Ended September 30,
	2020	2019
Common Stock Warrants	2,084	2,081
Series D Preferred Stock Warrants	300	—
Series E Preferred Stock Warrants	225	75
RSUs	19,662	8,736
Options	18,725	22,760
Unvested Shares from Early Exercise	46	220
Restricted Shares	1,520	2,288
Redeemable convertible preferred stock	194,384	189,064
Total anti-dilutive securities	236,946	225,224

18.
COMMITMENTS AND CONTINGENCIES

Interest Rate Lock Commitments
We entered into interest rate lock commitments with prospective borrowers whereby we commit to lend a certain loan amount under specific terms and interest rate to the borrower. These commitments are treated as derivatives and are carried at fair value. See Note 5 — Derivative Instruments for more information.
Purchase Commitments
As of September 30, 2020, we were in contract to purchase 716 homes for an aggregate purchase price of $181.5 million.
Legal Matters
From time to time, we may be subject to potential liability relating to the ownership and operations of our properties. Accruals are recorded when the outcome is probable and can be reasonably estimated.
There are various claims and lawsuits arising in the normal course of business pending against us, some of which seek damages and other relief which, if granted, may require future cash expenditures. Management does not believe that it is reasonably possible that the resolution of these matters would result in any liability that would materially affect our consolidated results of operations or financial condition. From time to time we receive inquiries and audit requests from various government agencies and fully cooperate with these requests. We do not have any material pending investigations or enforcement actions.
Leases
During the nine months ended September 30, 2020, we did not enter into any material new leases, lease renewals, or lease modifications. Certain long-term real estate leases entered into prior to 2020 commenced in the nine months ended September 30, 2020, for which we recognized right of use assets obtained in exchange for new operating lease liabilities of $40.1 million. On September 25, 2020, we exercised an option to early terminate the San Francisco headquarters lease, effective September 30, 2021. In exercising our early termination option, we incurred and paid $5.2 million in early termination fees and are contractually obligated to pay rent through the remaining amended lease term in the amount of $12.9 million. We do not anticipate a return to the space during the remaining lease term and therefore the lease does not have future benefits to the Company. As such, we accelerated $12.5 million of amortization associated with the

OPEN DOOR LABS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
right of use asset and reduced the lease liability and right of use asset by $28.1 million. For additional information regarding our lease portfolio, see Note 10 — Leases in the accompanying notes to the consolidated audited financial statements as of and for the year ended December 31, 2019
19.
RESTRUCTURING

On April 15, 2020, we initiated a reduction in workforce of 600 employees to achieve a more resilient cost structure in response to the uncertainties caused by COVID-19. As a result, for the nine months ended September 30, 2020, we recorded $11.3 million of restructuring charges for employee termination benefits.
Additionally, we incurred $18.3 million of costs related to the exiting of certain non-cancelable leases with no future benefits to the Company. This includes the Company’s exercise of the early termination option related to our San Francisco headquarters as discussed in Note 18 — Commitments and contingencies as well as the termination of other real estate leases.
Of the restructuring charges with respect to employee termination benefits and lease modifications, we presented $1.9 million in Cost of revenue, $5.1 million in Sales, marketing and operations expense, $2.1 million in Technology and development and $20.5 million in General and administrative in our consolidated statement of operations. All restructuring costs were paid prior to September 30, 2020 with the exception of $12.9 million in rent due through the remaining amended lease term of our San Francisco headquarters.
20.
SUBSEQUENT EVENTS

On December 23, 2020, the Federal Trade Commission (“FTC”) staff notified the Company that they intend to recommend to the FTC Bureau of Consumer Protection Management and the FTC Commissioners that the agency pursue an enforcement action against the Company and certain of its officers, if FTC staff are unable to reach a negotiated settlement acceptable to all parties. This notice from the FTC staff is related to an initial FTC civil investigative demand sent to the Company in August 2019 seeking documents and information relating primarily to statements in Opendoor’s advertising and website comparing selling homes to Opendoor with selling homes in a traditional manner using an agent and relating to statements that Opendoor’s offers reflect or are based on market prices. The Company intends to proceed with settlement negotiations with the FTC staff. Any settlement could result in material monetary remedies and/or compliance requirements that could have a materially adverse impact on its financial results. The Company cannot make an estimate of the possible loss or range of loss, if any, resulting from negotiations with the FTC staff at this time.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders and the Board of Directors of Opendoor Labs Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Opendoor Labs Inc. and subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, temporary equity and shareholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
San Francisco, California
October 2, 2020
We have served as the Company’s auditor since 2015.

Opendoor Labs Inc.
Consolidated Balance Sheets
(In thousands, except share data)
		As of December 31,
		2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents		$405,080	$262,368
Restricted cash		279,742	143,403
Marketable securities		43,576	9,004
Escrow receivable		13,882	10,772
Real estate inventory, net		1,312,369	1,361,796
Other current assets		32,995	20,828
Total current assets		2,087,644	1,808,171
PROPERTY AND EQUIPMENT – Net		34,606	17,976
RIGHT OF USE ASSETS		60,681	—
GOODWILL		30,945	9,400
INTANGIBLES – Net		12,414	3,743
OTHER ASSETS		5,394	3,005
TOTAL ASSETS	(1)	$2,231,684	$1,842,295
LIABILITIES, TEMPORARY EQUITY, AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable and other accrued liabilities		$32,977	$30,265
Current portion of credit facilities and other secured borrowings		1,074,125	1,032,593
Interest payable		5,808	5,333
Lease liabilities, current portion		13,472	—
Total current liabilities		1,126,382	1,068,191
CREDIT FACILITIES – Net of current portion		221,929	100,502
CONVERTIBLE NOTES		140,096	—
DERIVATIVE AND WARRANT LIABILITIES		46,235	18,022
LEASE LIABILITIES – Net of current portion		48,435	—
OTHER LIABILITIES		208	5,082
Total liabilities	(2)	1,583,285	1,191,797
COMMITMENTS AND CONTINGENCIES (See Note 19)
TEMPORARY EQUITY:
Series A convertible preferred stock, 24,784,202 and 25,477,056 shares authorized as of December 31, 2019 and 2018; 24,784,202 shares issued and outstanding as of December 31, 2019 and 2018; liquidation preference of $9,807 as of December 31, 2019 and 2018		9,763	9,763
Series B convertible preferred stock, 14,738,907 and 15,029,846 shares authorized as of December 31, 2019 and 2018; 14,738,907 shares issued and outstanding as of December 31, 2019 and 2018; liquidation preference of $20,182 as of December 31, 2019 and 2018		20,049	20,049
See accompanying notes to consolidated financial statements.

Opendoor Labs Inc.
Consolidated Balance Sheets (continued)
(In thousands, except share data)
	As of December 31,
	2019	2018
Series C convertible preferred stock, 17,972,134 shares authorized as of December 31, 2019 and 2018; 17,972,134 shares issued and outstanding as of December 31, 2019 and 2018; liquidation preference of $77,160 as of December 31, 2019 and 2018	80,519	80,519
Series D convertible preferred stock, 39,539,070 and 39,557,594 shares authorized as of December 31, 2019 and 2018; 39,239,070 and 33,919,032 shares issued and outstanding as of December 31, 2019 and 2018; liquidation preference of $248,333 and $213,333 as of December 31, 2019 and 2018	257,951	222,951
Series E convertible preferred stock, 102,588,689 and 78,441,874 shares authorized as of December 31, 2019 and 2018; 97,649,658 and 76,426,829 shares issued and outstanding as of December 31, 2019 and 2018; liquidation preference of $1,011,319 and $728,444 as of December 31, 2019 and 2018	1,013,220	730,582
Total temporary equity	1,381,502	1,063,864
SHAREHOLDERS’ DEFICIT
Common stock, $0.00001 par value, 300,000,000 and 274,000,000 shares authorized as of December 31, 2019 and 2018; 51,775,096 and 48,137,116 shares issued and outstanding as of December 31, 2019 and 2018	—	—
Additional paid-in capital	57,362	31,201
Accumulated deficit	(790,483)	(446,056)
Accumulated other comprehensive income (loss)	18	(2)
Total shareholders’ deficit of Opendoor Labs Inc.	(733,103)	(414,857)
Non-controlling interests	—	1,491
Total shareholders’ deficit	(733,103)	(413,366)
TOTAL LIABILITIES, TEMPORARY EQUITY, AND SHAREHOLDERS’ DEFICIT	$2,231,684	$1,842,295

(1)
Our consolidated assets at December 31, 2019 and 2018 include the following assets of certain variable interest entities (“VIEs”) that can only be used to settle the liabilities of those VIEs: Cash and cash equivalents, $86,526 and $79; Restricted cash, $268,368 and $134,535; Real estate inventory, net, $1,312,194 and $1,360,236; Escrow receivable, $13,798 and $10,772; Other current assets, $11,995 and $9,835; Property and equipment, $0 and $115; Other assets, $0 and $77; Total assets of $1,692,881 and $1,515,649, respectively.

(2)
Our consolidated liabilities at December 31, 2019 and 2018 include the following liabilities for which the VIE creditors do not have recourse to Opendoor: Accounts payable and other accrued liabilities, $9,199 and $1,511; Interest payable, $5,784 and $5,333; Current portion of credit facilities and other secured borrowings, $1,042,984 and $1,032,593; Credit facilities, net of current portion, $221,929 and $100,502; Total liabilities, $1,279,896 and $1,139,939, respectively.

See accompanying notes to consolidated financial statements.

Opendoor Labs Inc.
Consolidated Statements of Operations
(In thousands)
	For the years ended December 31,
	2019	2018	2017
REVENUE	$4,740,583	$1,838,066	$711,066
COST OF REVENUE	4,439,333	1,704,638	644,719
GROSS PROFIT	301,250	133,428	66,347
OPERATING EXPENSES:
Sales, marketing and operations	384,416	196,292	74,938
General and administrative	113,446	72,350	36,928
Technology and development	51,222	28,458	16,123
Total operating expenses	549,084	297,100	127,989
LOSS FROM OPERATIONS	(247,834)	(163,672)	(61,642)
WARRANT FAIR VALUE ADJUSTMENT	6,243	(18,022)	(32)
INTEREST EXPENSE	(109,728)	(60,456)	(23,342)
OTHER INCOME – Net	12,401	2,598	249
LOSS BEFORE INCOME TAXES	(338,918)	(239,552)	(84,767)
INCOME TAX EXPENSE	(252)	(377)	—
NET LOSS	(339,170)	(239,929)	(84,767)
LESS NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	1,847	1,362	62
NET LOSS ATTRIBUTABLE TO OPENDOOR LABS INC.	$(341,017)	$(241,291)	$(84,829)
Net loss per share attributable to common shareholders:
Basic	$(6.90)	$(5.12)	$(2.12)
Diluted	$(7.06)	$(5.12)	$(2.12)
Weighted-average shares outstanding:
Basic	49,444	48,570	39,930
Diluted	49,444	48,570	39,930
See accompanying notes to consolidated financial statements.

Opendoor Labs Inc.
Consolidated Statements of Comprehensive Loss
(In thousands)
	For the years ended December 31,
	2019	2018	2017
NET LOSS	$(339,170)	$(239,929)	$(84,767)
OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized gains (losses) on marketable securities	20	25	(27)
COMPREHENSIVE LOSS	(339,150)	(239,904)	(84,794)
LESS COMPREHENSIVE INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	1,847	1,362	62
COMPREHENSIVE LOSS ATTRIBUTABLE TO
OPENDOOR LABS INC.	$(340,997)	$(241,266)	$(84,856)
See accompanying notes to consolidated financial statements.

Opendoor Labs Inc.
Consolidated Statements of Changes in Temporary
Equity and Shareholders’ Deficit
(In thousands, except number of shares)
	Temporary Equity										Shareholders’ Deficit
	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Convertible Preferred Stock		Series E Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Non- controlling Interests	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE – December 31, 2016	25,477,056	$10,037	15,029,846	$20,448	17,972,134	$80,519	33,184,364	$218,141	—	$—	35,011,962	$—	$6,341	$(76,605)	—	—	$(70,264)
Issuance of Series D preferred stock	—	—	—	—	—	—	753,192	4,931	—	—	—	—	—	—	—	—	—
Issuance of warrants for services	—	—	—	—	—	—	—	—	—	—	—	—	32	—	—	—	32
Issuance of common stock in connection with acquisition	—	—	—	—	—	—	—	—	—	—	45,596	—	75	—	—	—	75
Vesting of restricted stock	—	—	—	—	—	—	—	—	—	—	8,520,424	—	12	—	—	—	12
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	1,116,084	—	481	—	—	—	481
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	3,761	—	—	—	3,761
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(27)	—	(27)
Capital contributions from non-controlling interests	—	—	—	—	—	—	—	—	—	—	—	—	—	—		67	67
Net income (loss)	—	—	—	—	—	—	—	—	—	—	—	—	—	(84,829)	—	62	(84,767)
BALANCE – December 31, 2017	25,477,056	$10,037	15,029,846	$20,448	17,972,134	$80,519	33,937,556	$223,072	—	—	44,694,066	$—	$10,702	$(161,434)	$(27)	$129	(150,630)
Issuance of Series E preferred stock	—	—	—	—	—	—	—	—	73,940,269	706,766	—	—	—	—	—	—	—
Issuance of Series E-1 preferred stock	—	—	—	—	—	—	—	—	2,486,560	23,816	—	—	—	—	—	—	—
Issuance of common stock in stock in connection with acquisition	—	—	—	—	—	—	—	—	—	—	1,648,679	—	7,922	—	—	—	7,922
Vesting of restricted stock	—	—	—	—	—	—	—	—	—	—	2,555,208	—	2,388	—	—	—	2,388
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	5,172,343	—	5,201	—	—	—	5,201
Repurchase of common Stock	—	—	—	—	—	—	—	—	—	—	(5,933,180)	—	(9,986)	(36,106)	—	—	(46,092)
Repurchase of Series A preferred stock	(692,854)	(274)	—	—	—	—	—	—	—	—	—	—	—	(5,269)	—	—	(5,269)
Repurchase of Series B preferred stock	—	—	(290,939)	(399)	—	—	—	—	—	—	—	—	—	(1,930)	—	—	(1,930)
Repurchase of Series D preferred stock	—	—	—	—	—	—	(18,524)	(121)	—	—	—	—	—	(26)	—	—	(26)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	14,974	—	—	—	14,974
See accompanying notes to consolidated financial statements.

Opendoor Labs Inc.
Consolidated Statements of Changes in Temporary
Equity and Shareholders’ Deficit (continued)
(In thousands, except number of shares)
	Temporary Equity										Shareholders’ Deficit
	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Convertible Preferred Stock		Series E Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Non- controlling Interests	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	25	—	25
Net income (loss)	—	—	—	—	—	—	—	—	—	—	—	—	—	(241,291)	—	1,362	(239,929)
BALANCE – December 31, 2018	24,784,202	$9,763	14,738,907	$20,049	17,972,134	$80,519	33,919,032	$222,951	76,426,829	$730,582	48,137,116	—	$31,201	$(446,056)	$(2)	$1,491	$(413,366)
Issuance of Series E-2 preferred stock	—	—	—	—	—	—	—	—	21,222,829	282,638	—	—	—	—	—	—	—
Issuance of Series D preferred stock	—	—	—	—	—	—	5,320,038	35,000	—	—	—	—	7,241	—	—	—	7,241
Issuance of common stock in stock in connection with acquisition	—	—	—	—	—	—	—	—	—	—	958,280	—	6,650	—	—	—	6,650
Vesting of restricted stock	—	—	—	—	—	—	—	—	—	—	1,302,065	—	1,061	—	—	—	1,061
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	1,877,635	—	3,450	—	—	—	3,450
Repurchase of common stock	—	—	—	—	—	—	—	—	—	—	(500,000)	—	(590)	(3,410)	—	—	(4,000)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	13,196	—	—	—	13,196
Purchase of non- controlling interests	—	—	—	—	—	—	—	—	—	—	—	—	(4,847)	—	—	(62)	(4,909)
Capital distribution of non-controlling interests interests	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(3,276)	(3,276)
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	20	—	20
Net income (loss)	—	—	—	—	—	—	—	—	—	—	—	—	—	(341,017)	—	1,847	(339,170)
BALANCE – December 31, 2019	24,784,202	$9,763	14,738,907	$20,049	17,972,134	$80,519	39,239,070	$257,951	97,649,658	$1,013,220	51,775,096	$—	$57,362	$(790,483)	$18	$—	$(733,103)

See accompanying notes to consolidated financial statements.

Opendoor Labs Inc.
Consolidated Statements of Cash Flows
(In thousands)
	For the years ended December 31,
	2019	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(339,170)	$(239,929)	$(84,767)
Adjustments to reconcile net loss to cash, cash equivalents, and restricted cash provided by (used in) operating activities:
Depreciation and amortization – net of accretion	27,372	12,781	7,441
Amortization of right of use asset	11,940	—	—
Stock-based compensation	12,606	8,422	3,761
Warrant fair value adjustment	(6,243)	18,022	32
Inventory valuation adjustment	31,885	20,523	4,231
Loss on disposal of property and equipment	—	—	517
Changes in fair value of derivative instruments	1,102	2,996	(134)
Payment-in-kind interest	2,052	—	—
Net fair value adjustments and gain (loss) on sale of mortgage loans held for sale	(447)	—	—
Origination of mortgage loans held for sale	(23,194)	—	—
Proceeds from sale and principal collections of mortgage loans held for sale	21,525	—	—
Changes in operating assets and liabilities:
Escrow receivable	(3,110)	4,474	3,964
Real estate inventories	16,951	(1,015,207)	(152,390)
Other assets	(7,518)	(11,723)	(3,016)
Accounts payable and other accrued liabilities	(4,331)	16,375	760
Interest payable	475	3,629	1,048
Lease liabilities	(13,945)	—	—
Net cash used in operating activities	(272,050)	(1,179,637)	(218,553)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(27,972)	(20,022)	(2,869)
Purchase of derivative instruments	—	(16)	(615)
Purchase of marketable securities	(79,319)	(22,910)	(57,063)
Proceeds from sales, maturities, redemptions and paydowns of marketable securities	45,025	40,373	30,605
Acquisitions, net of cash acquired	(32,812)	(4,857)	—
Net cash used in investing activities	(95,078)	(7,432)	(29,942)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Series D preferred stock	35,000	—	4,955
Issuance cost of Series D preferred stock	—	—	(24)
Proceeds from issuance of Series E preferred stock	—	708,200	—
Issuance cost of Series E preferred stock	—	(1,434)	—
See accompanying notes to consolidated financial statements.

Opendoor Labs Inc.
Consolidated Statements of Cash Flows (continued)
(In thousands)
	For the years ended December 31,
	2019	2018	2017
Proceeds from issuance of Series E-2 preferred stock	282,875	—	—
Issuance cost of Series E-2 preferred stock	(237)	—	—
Proceeds from issuance of convertible notes	178,200	20,000	—
Proceeds from exercise of stock options	3,358	6,888	2,129
Capital distributions of non-controlling interest	(3,276)	—	67
Proceeds from credit facilities and other secured borrowings	3,664,217	1,994,088	490,281
Principal payments on credit facilities and other secured borrowings	(3,495,411)	(1,176,541)	(329,824)
Payment of loan origination fees and debt issuance costs	(15,137)	(8,911)	(6,407)
Repurchase of common stock at fair value	(3,410)	(37,777)	—
Repurchase of Series A preferred stock	—	(5,543)	—
Repurchase of Series B preferred stock	—	(2,329)	—
Repurchase of Series D preferred stock	—	(147)	—
Net cash provided by financing activities	646,179	1,496,494	161,177
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	279,051	309,425	(87,318)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – Beginning of year	405,771	96,346	183,664
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of year	$684,822	$405,771	$96,346
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION – Cash paid during the period for interest	$85,910	$44,574	$14,955
DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Vesting of early exercised stock options	$1,060	$2,388	$254
Conversion of convertible notes to Series E-1 preferred stock	—	23,816	—
Noncash financing, issuance of common stock for acquisition	6,650	(6,152)	—
RECONCILIATION TO CONSOLIDATED BALANCE SHEETS:
Cash and cash equivalents	$405,080	$262,368	$33,919
Restricted cash	279,742	143,403	62,427
Cash, cash equivalents, and restricted cash	$684,822	$405,771	$96,346

See accompanying notes to consolidated financial statements.

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
1.
DESCRIPTION OF BUSINESS AND ACCOUNTING POLICIES

Description of Business
Opendoor Labs Inc. (the “Company”, “we”, “our”, and “Opendoor”) including its consolidated subsidiaries and certain variable interest entities (“VIEs”), is a leading digital platform for buying and selling your home. Opendoor streamlines the home selling and buying transaction and creates an end-to-end experience online. Since 2014, we have completed over 80,000 home transactions and currently operate in 21 markets in the United States. We are headquartered in San Francisco, California with operations in the United States and were incorporated in Delaware on December 30, 2013.
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements have been prepared pursuant to generally accepted accounting principles in the United States of America (“GAAP”). The consolidated financial statements as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017 include the accounts of Opendoor, its wholly owned subsidiaries and VIEs where we are the primary beneficiary. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements herein.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ materially from such estimates. Significant estimates, assumptions and judgments made by management include, among others, the determination of the fair value of common stock, share-based awards, warrants, derivatives, convertible notes, and the impairment loss (“real estate inventory valuation adjustment”). Management believes that the estimates and judgments upon which they rely are reasonable based upon information available to them at the time that these estimates and judgments are made. To the extent that there are material differences between these estimates and actual results, our financial statements will be affected.
Significant Risks and Uncertainties
We operate in a dynamic industry and, accordingly, can be affected by a variety of factors. For example, we believe that changes in any of the following areas could have a significant negative effect on us in terms of our future financial position, results of operations or cash flows: rates of revenue growth; our ability to manage advertising inventory or pricing; engagement and usage of our products; effectiveness of our investment of resources to pursue strategies; competition in our market; the stability of the residential real estate market; impact of interest rate changes on demand and our costs; changes in technology, products, markets or services by us or our competitors; addition or loss of significant customers; our ability to maintain or establish relationships with listings and data providers; our ability to obtain or maintain licenses and permits to support our current and future businesses; actual or anticipated changes to our products and services; changes in government regulation affecting our business; outcomes of legal proceedings; natural disasters and catastrophic events; scaling and adaptation of existing technology and network infrastructure; management of our growth; our ability to attract and retain qualified employees and key personnel; our ability to successfully integrate and realize the benefits of our past or future strategic acquisitions or investments; protection of customers’ information and other privacy concerns; protection of our brand and intellectual property; and intellectual property infringement and other claims, among other things.
Concentrations of Credit Risk
Financial instruments, which potentially subject us to concentrations of credit risk, consist primarily of cash and cash equivalents, investments in marketable securities, and mortgage loans held for sale. We place

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
cash and cash equivalents and investments with major financial institutions, which Management assesses to be of high credit quality, in order to limit exposure of our investments.
Similarly, our credit risk on mortgage loans held for sale is mitigated due to a large number of customers. Further, our credit risk on mortgage loans held for sale is mitigated by the fact that we typically sell mortgages on the secondary market within a relatively short period of time after which the Company’s exposure is limited to borrower defaults within the initial few months of the mortgage.
Reclassifications
In 2019, we changed the presentation of warrant liabilities on the Consolidated Balance Sheets by reclassifying the $18.0 million balance as of December 31, 2018 from other liabilities to derivative and warrant liabilities. This reclassification had no effect on previously reported total assets and total liabilities, net loss or to the classifications of cash flow activities.
Segment Reporting
For the years ended December 31, 2019, 2018, and 2017, we were managed as a single operating segment on a consolidated basis. Furthermore, we determined that the Co-Founder and Chief Executive Officer is the Chief Operating Decision Maker (“CODM”) as he is responsible for making decisions regarding the allocation of resources and assessing performance, as well as for strategic operational decisions and managing the organization at a consolidated level.
Cash and Cash Equivalents
Cash includes demand deposits with financial institutions and cash items in transit. Cash equivalents include only investments with initial maturities of three months or less that are highly liquid and readily convertible to known amounts of cash. We maintain portions of our cash in bank deposit accounts, which, at times, may exceed federally insured limits. Management believes that we are not exposed to any significant credit risk related to cash deposits.
Restricted Cash
Restricted cash consists primarily of funds held in operating, collection, disbursement and reserve accounts related to our credit facilities and entities established for such credit facilities. The restricted cash balance related to our credit facilities are constrained by contract to purchasing real estate inventory and certain related activities. In addition, we are required to maintain letters of credit and a time deposit account for certain of our office leases. See Note 7 — Credit Facilities and Long-Term Debt for further discussion.
Marketable Securities
Our investments in marketable securities consist of debt securities classified as available-for-sale and measured at fair value with unrealized gains and losses included in accumulated other comprehensive income (loss) in shareholders’ equity and realized gains and losses included in earnings. None of our investments in marketable securities were impaired for the years ended December 31, 2019, 2018 and 2017. See Note 4 — Cash, Cash Equivalents, and Marketable Securities for further discussion.
Real Estate Inventory
Real estate inventory is carried at the lower of cost or net realizable value. Real estate inventory cost includes but is not limited to the property purchase price, acquisition costs and direct costs to renovate or repair the home, less real estate inventory valuation adjustments, if any. Work-in-progress inventory includes homes undergoing updates and finished goods inventory includes homes ready for resale. Real estate inventory is reviewed for impairment at least quarterly and as events or changes in circumstances indicate

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
that the carrying value may not be recoverable. If the carrying amount or basis is not expected to be recovered, a real estate inventory valuation adjustment is recorded to cost of revenue and the related assets are adjusted to their net realizable value.
Derivative Instruments
Our derivative instruments are comprised of interest rate caps and embedded conversion options related to the convertible notes. Our derivative instruments are freestanding in nature and some are utilized as economic hedges. These derivative instruments are recorded at fair value with changes recognized as a gain or loss to operations. See Note 5 — Derivative Instruments for further discussion.
Escrow Receivable
Escrow receivable consists of proceeds from home resale held in escrow prior to such proceeds being remitted to us. We review the need for an allowance for doubtful accounts quarterly based on historical collections experience, among other factors. At December 31, 2019 and 2018, we did not have any material write-offs and did not record an allowance for doubtful accounts.
No customers accounted for 10% or more of our Escrow Receivable as of December 31, 2019 or 2018, respectively.
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. Property and equipment are capitalized and depreciated. Depreciation is calculated using the straight-line method over the estimated useful lives of assets. Maintenance and repair costs are charged to expense as incurred. The estimated useful lives of our property and equipment are as follows:
Internally developed software	2 years
Software implementation costs	Lesser of 3 years or contract term
Computers	2 years
Security systems	1 year
Furniture and fixtures	5 years
Leasehold improvements	Lesser of useful life or lease term
Office equipment	3 years
Leases
We determine if an arrangement is or contains a lease at inception or modification of the arrangement. An arrangement is or contains a lease if there are identified assets and the right to control the use of an identified asset is conveyed for a period in exchange for consideration. Control over the use of the identified assets means the lessee has both the right to obtain substantially all of the economic benefits from the use of the asset and the right to direct the use of the asset.
For leases for which we are the lessee, we recognize right-of-use assets and lease liabilities for all leases other than those with a term of 12 months or less as the Company has elected to apply the short-term lease recognition exemption. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term. Lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are classified and recognized at the commencement date of a lease. Lease liabilities are measured based on the present value of fixed lease payments over the lease term. Right-of-use assets consist of (i) initial measurement of the lease liability; (ii) lease payments made to the lessor at or before the commencement date less any lease incentives received; and (iii) initial direct costs incurred by the Company. Lease payments may vary because of changes in facts or circumstances occurring after the commencement, including changes in inflation indices. Variable lease payments are excluded

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
from the measurement of right-of-use assets and lease liabilities and are recognized in the period in which the obligation for those payments is incurred.
As the rates implicit on our leases for which we are the lessee are not readily determinable, we use our incremental borrowing rate based on information available at the commencement date in determining the present value of lease payments. When determining the incremental borrowing rate, we assess multiple variables such as lease term, collateral, economic conditions, and creditworthiness.
For operating leases, we recognize straight-line rent expense. For finance leases, we recognize interest expense associated with the lease liability and amortization expense associated with the right-of-use asset. For right-of-use assets held under finance leases and leasehold improvements, the estimated useful lives are limited to the shorter of the useful life of the asset or the term of the lease.
Our lease arrangements may include options to extend or early terminate a lease, which we do not include in expected lease terms unless they are reasonably certain to be exercised. The Company has lease arrangements with lease and non-lease components. As a lessee, the Company has elected to apply the practical expedient to combine lease and related non-lease components, for all classes of underlying assets, and shall account for the combined component as a lease component.
Occasionally, as a lessor, the Company enters into contracts accounted for as leases. As a lessor, the Company elected to apply the practical expedient to combine lease and non-lease components for all classes of underlying assets.
Internally Developed Software
For software we developed for internal use, the costs incurred in the preliminary stages of development are expensed as incurred. Once an application reaches the development stage, we capitalize direct costs incurred (including internal and external) to property and equipment. Maintenance and on-going operating costs of developed applications are expensed as incurred. Amortization expense is recognized on a straight-line basis into technology and development expense.
Goodwill
Goodwill represents the difference between the purchase price and the fair value of assets acquired and liabilities assumed in a business combination. Goodwill is not amortized. We have a single reporting unit and we review goodwill for impairment annually on the first day of third quarter and also if events or changes in circumstances indicate the occurrence of a triggering event. The Company reviews goodwill for impairment by initially considering qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill, as a basis for determining whether it is necessary to perform a quantitative analysis. If it is determined that it is more likely than not that the fair value of reporting unit is less than its carrying amount, a quantitative analysis is performed to identify goodwill impairment.
Intangible Assets
We recorded intangible assets with finite lives, including developed technology, customer relationships, trademarks, and non-competition agreements, as a result of acquisitions as well as internal development. Intangible assets are amortized based on their estimated economic lives, ranging from 2 to 5 years.
Impairment of Long-Lived Assets
Long-lived assets, such as property and equipment and definite-lived intangible assets, among other long-term assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, we first compare undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
group is not recoverable on an undiscounted cash flow basis, an impairment loss is recognized to the extent the carrying amount of the underlying asset exceeds its fair value. No impairment loss was recognized for the years ended December 31, 2019, 2018, and 2017.
Revenue Recognition
We generate revenue through home sales, along with other revenue from real estate services. Other revenue represents an insignificant portion of our total revenue.
We recognize revenue when we satisfy our performance obligations by transferring control of promised goods or services to our customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services.
Home sales revenue consists of selling residential real estate to customers. Revenue is recognized when title to and possession of the property has transferred to the customer and we have no continuing involvement with the property, which is generally upon close of escrow. The amount of revenue recognized for each home sale is equal to the sale price of the home net of any concessions. The Company generally provides a 90-day guarantee on home sales, subject to terms and conditions. Returns on home sales have been limited in our experience and we do not estimate for returns in recognizing revenue.
Other revenue consists primarily of title insurance facilitation revenue, closing and escrow services, real estate broker commissions, and gain (loss) on sale of mortgage loans. These real estate services are provided in conjunction with home sales, and revenue is recognized consistent with home sales revenue, generally upon close of escrow.
No customers generated 10% or more of our total revenue in the years ended December 31, 2019, 2018 or 2017.
Cost of Revenue
Cost of revenue includes the property purchase price, acquisition costs, direct costs to renovate or repair the home and real estate inventory valuation adjustments, if any. These costs are accumulated in real estate inventory during the property holding period and charged to cost of revenue under the specific identification method when the property is sold. Additionally, for our revenues other than home sales revenue, cost of revenue consists of any costs incurred in delivering the service including associated headcount expenses such as salaries, benefits, and stock-based compensation.
Sales, Marketing and Operations Expense
Sales, marketing and operations expense consists primarily of resale broker commissions, resale closing costs, holding costs related to real estate inventory including utilities, property taxes and maintenance, and expenses associated with product marketing, promotions and brand-building. Sales, marketing and operations expense includes any headcount expenses in support of sales, marketing, and real estate inventory operations such as salaries, benefits, and stock-based compensation. These costs are expensed as incurred.
Technology and Development
Technology and development expense consists primarily of amortization expense of capitalized software development costs in addition to headcount expenses, including salaries, benefits, and stock-based compensation for employees in the design, development, testing, maintenance and operation of our mobile applications, websites, tools and other applications that support our products.
Stock-Based Compensation
Stock-based compensation awards consist of stock options, restricted stock units (“RSUs”), and restricted common shares (“Restricted Shares”).

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
We use the Black-Scholes-Merton option-pricing model to determine the fair value as of the grant date for option awards. We recognize compensation expense for all option awards on a straight-line basis over the requisite service period of the awards, which is generally the option’s vesting period. These amounts are reduced by forfeitures as the forfeitures occur.
We determine the fair value of RSUs based on the valuation of our common stock as of the grant date. As our RSU awards typically have a performance condition, based on a liquidity event, as defined by the share agreement, as well as a service condition to vest, no compensation expense is recognized until the liquidity event has occurred. Subsequent to the occurrence of a liquidity event, compensation expense is recognized to the extent the requisite service period has been completed and compensation expense thereafter is recognized on a straight-line basis over the remaining requisite service period of the awards.
The fair value of the Restricted Shares is equal to the estimated fair value of our common stock on the grant date. We recognize compensation expense for the shares on a straight-line basis over the requisite service period of the awards. The fair value of these shares will be recognized into Common Stock and additional paid-in-capital as the shares vest.
Income Taxes
We record income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial statement and income tax basis of existing assets and liabilities. These differences are measured using the enacted statutory tax rates that are expected to apply to taxable income for the years in which differences are expected to reverse. We recognize the effect on deferred income taxes of a change in tax rates in income in the period that includes the enactment date.
We recognize deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.
We record uncertain tax positions on the basis of a two-step process whereby: (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority.
Consolidation of Variable Interest Entities
We are a variable interest holder in certain entities in which equity investors at risk do not have the characteristics of a controlling financial interest or where the entity does not have enough equity at risk to finance its activities without additional subordinated financial support from other parties; these entities are VIEs. Our variable interest arises from contractual, ownership or other monetary interest in the entity, which fluctuates based on the VIE’s economic performance. We consolidate a VIE if it is the primary beneficiary. We are the primary beneficiary if it has a controlling financial interest, which includes both the power to direct the activities that most significantly impact the economic performance of the VIE and a variable interest that potentially could be significant to the VIE. To determine whether a variable interest we hold could potentially be significant to the VIE, we consider both qualitative and quantitative factors regarding the nature, size and form of our involvement with the VIE. We assess whether or not we are the primary beneficiary of a VIE on an ongoing basis.
Recently Issued Accounting Standards
Recently Adopted Accounting Standards
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), and since that date has issued subsequent amendments to the initial guidance intended to clarify certain aspects of the

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
guidance and to provide certain practical expedients entities can elect upon adoption. ASC 842 introduces new requirements to increase transparency and comparability among organizations for leasing transactions for both lessees and lessors. The principle of ASC 842 is that a lessee will recognize assets and liabilities that arise from leases. Lessees need to recognize a right-of-use asset and a lease liability for all leases (other than leases that meet the definition of a short-term lease). The lease liability is equal to the present value of lease payments, and the right-of-use asset is equal to the lease liability, adjusted for other factors. For income statement purposes, ASC 842 requires leases to be classified as either operating or finance. Operating leases result in a straight-line expense pattern while finance leases result in a front-loaded expense pattern. Lessor accounting remains largely unchanged, other than certain targeted improvements intended to align lessor accounting with the lessee accounting model and with the updated revenue recognition guidance.
We adopted ASC 842 effective January 1, 2019 using the modified retrospective approach and elected to apply the new guidance at the adoption date without adjusting comparative periods presented. Comparative information has not been restated and will continue to be reported under accounting standards in effect for those periods. In adopting the new guidance, we elected to apply the package of transition practical expedients, which allows us not to reassess (1) whether any expired or existing contracts contain leases under the new definition of a lease; (2) lease classification for any expired or existing leases; and (3) whether previously capitalized initial direct costs would qualify for capitalization under ASC 842. In transition, we did not elect to apply the hindsight practical expedient, which permits entities to use hindsight in determining the lease term and assessing impairment of right-of-use assets.
Based on our lease portfolio as of January 1, 2019, we recorded on our consolidated balance sheet right of use assets of $14.7 million as well as operating lease liabilities of $15 million, and we removed existing prepaid and deferred rent balances of $0.6 million and $0.9 million, respectively. Adoption of the standard did not have a material impact on our consolidated statements of operations and cash flows.
Recently Issued Accounting Standards Not Yet Adopted
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which amends guidance on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities. The FASB also issued subsequent amendments to the initial guidance, ASU 2019-04, ASU 2019-05, ASU 2019-11, and ASU 2020-03 (collectively, “Topic 326”). The effective date and transition methodology for the amendments in Topic 326 are the same as in ASU 2016-13. For assets held at amortized cost basis, Topic 326 eliminates the probable initial recognition threshold in current GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net amount expected to be collected. For available-for-sale debt securities, credit losses should be measured in a manner similar to current GAAP, however Topic 326 requires that credit losses be presented as an allowance rather than as a write-down. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The standard is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years for public business entities that are SEC filers. We do not believe the adoption of this ASU will have a significant impact to our consolidated financial statements given the nature of our business and the composition of our marketable securities.
In August 2018, the FASB issued ASU 2018-15 Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40). ASU 2018-15 amends a customer’s accounting for implementation costs incurred in hosting arrangements. The guidance aligns the requirements for capitalizing implementation costs incurred in cloud computing arrangements with the requirements for capitalizing costs to develop or obtain internal-use software. This ASU is effective for annual reporting periods beginning after December 15, 2019 and early adoption is permitted. The Company does not expect a material impact from the adoption of this ASU with respect our consolidated financial statements as the Company expects to apply the prospective transition method.

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting Income Taxes (Topic 740). ASU 2019-12 eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. This guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the effect that the new guidance will have on its consolidated financial statements and disclosures.
2.
BUSINESS COMBINATIONS

OSN acquisition
On September 4, 2019, we acquired 100% of the outstanding equity of OS National LLC, including its consolidated subsidiaries (“OSN”). OSN, a company based in Duluth, Georgia, provides settlement, escrow, and title services to consumers, financial institutions, real estate investment trusts, private equity firms, mortgage servicers and institutional investors to facilitate residential and commercial real estate transactions. We acquired OSN with the intent of streamlining the home-buying process for our customers by integrating settlement and escrow services into our existing product offerings. The Company indirectly acquired OSN’s noncontrolling interest in the title companies originally formed as joint ventures between Opendoor and OSN for $4.9 million, which was recorded as an equity transaction. As a result of this business combination, we became more vertically integrated with the ability to offer our customers OSN products and create a more seamless home buying experience while reducing our cost structure with respect to real estate transactions.
The acquisition-date fair value of the consideration transferred consisted of the following (in thousands):
Cash consideration	$34,300
Equity consideration – common stock	6,700
Total consideration transferred	$41,000
Acquired intangible assets consist of trademarks and customer relationships valued at $5.1 million and $6.5 million, respectively. We amortize these acquired intangible assets over 5 years.
Open Listings acquisition
On September 10, 2018, we acquired 100% of the outstanding equity of Open Listings Co. (“Open Listings”). Open Listings, a Los Angeles based company, is an online platform that connects self-directed buyers with partner buying agents in an effort to reshape the home buying experience and deliver a lower buyer agent commission by refunding a portion of the agent commission to the buyer. We acquired Open Listings with the intent of integrating the Open Listings business model into our business of buying and selling homes. The Open Listings service product attached to our purchase and resale transactions offers us an opportunity to reduce our cost structure.
The acquisition-date fair value of the consideration transferred consisted of the following (in thousands):
Cash consideration	$9,370
Equity consideration	6,150
Total consideration transferred	$15,520
Acquired intangible assets consist of trademarks, non-competition agreements, customer relationships, and developed technology valued at $0.3 million, $0.1 million, $0.9 million, and $2.9 million, respectively. We amortize these acquired intangible assets over 2 years.

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
Pro forma financial information
The results of operations for OSN that have been included in our consolidated financial statements from the September 4, 2019 acquisition date through December 31, 2019 includes revenue of $12.8 million and net loss of $4.2 million. The results of operations for Open Listings that have been included in our consolidated financial statements from the September 10, 2018 acquisition date through December 31, 2018 includes revenue of $2.0 million and net loss of $2.3 million.
The following unaudited pro forma results of operations have been prepared as though the OSN acquisition was completed on January 1, 2018 and the Open Listings acquisition was completed on January 1, 2017 (in thousands). Pro forma amounts are based on the purchase price allocation of the acquisition and are not necessarily indicative of results that may be reported in the future. Non-recurring pro forma adjustments including acquisition-related costs directly attributable to the business combination transactions are included within the reported pro forma revenue and net loss.
	For Year Ended December 31,
(unaudited)	2019	2018	2017
Revenue	$4,763,716	$1,883,129	$713,293
Net loss	(340,667)	(231,865)	(86,244)

3.
REAL ESTATE INVENTORY

The following table presents the components of inventory, net of applicable real estate inventory valuation adjustments, as of the dates presented (in thousands):
	2019	2018
Work-in-process	$179,419	$231,186
Finished goods	1,132,950	1,130,610
Total real estate inventory	$1,312,369	$1,361,796

4.
CASH, CASH EQUIVALENTS, AND MARKETABLE SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of cash, cash equivalents, and marketable securities as of December 31, 2019 and 2018, are as follows (in thousands):
	December 31, 2019
	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value	Cash and Cash Equivalents	Marketable Securities
Cash	$366,358	$—	$—	$366,358	$366,358	$—
Money market funds	30,935	—	—	30,935	30,935	—
Commercial paper	19,997	1	(4)	19,994	7,038	12,956
Corporate debt	16,417	12	(1)	16,428	—	16,428
U.S. agency securities	749	—	—	749	749	—
U.S. Treasury	1,000	—	—	1,000	—	1,000
Asset-backed	12,482	12	(2)	12,492	—	12,492
Non-U.S. securities	700	—	—	700	—	700
Total	$448,638	$25	$(7)	$448,656	$405,080	$43,576

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
	December 31, 2018
	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value	Cash and Cash Equivalents	Marketable Securities
Cash	$2,020	$—	$—	$2,020	$2,020	$—
Money market funds	253,911	—	—	253,911	253,911	—
Commercial paper	6,635	—	—	6,635	4,192	2,443
Corporate debt	1,403	—	(1)	1,402	250	1,152
U.S. agency securities	5,456	1	—	5,457	1,995	3,462
U.S. Treasury	999	—	—	999	—	999
Asset-backed	950	—	(2)	948	—	948
Total	$271,374	$1	$(3)	$271,372	$262,368	$9,004
A summary of debt securities with unrealized losses aggregated by period of continuous unrealized loss is as follows (in thousands):
	Less than 12 Months		12 Months or Greater		Total
December 31, 2019	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Commercial paper	$15,059	$(4)	$—	$—	$15,059	$(4)
Corporate debt	3,166	(1)	—	—	3,166	(1)
Asset-backed	4,258	(2)	—	—	4,258	(2)
Non-U.S. securities	700	—	—	—	700	—
Total	$23,183	$(7)	$—	$—	$23,183	$(7)

	Less than 12 Months		12 Months or Greater		Total
December 31, 2018	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Commercial paper	$4,591	$—	$—	$—	$4,591	$—
Corporate debt	1,402	(1)	—	—	1,402	(1)
U.S. agency	999	—	—	—	999	—
Asset-backed	—	—	948	(2)	948	(2)
Total	$6,992	$(1)	$948	$(2)	$7,940	$(3)
The scheduled contractual maturities of debt securities as of December 31, 2019 are as follows (in thousands):
December 31, 2019	Fair Value	Within 1 Year	After 1 Year through 5 Years
Commercial paper	$19,994	$19,994	$—
Corporate debt	16,428	16,428	—
U.S. agency securities	749	749	—
U.S. Treasury	1,000	1,000	—
Asset-backed	12,492	—	12,492
Non-U.S. securities	700	700	—
Total	$51,363	$38,871	$12,492

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
5.
DERIVATIVE INSTRUMENTS

We use certain types of derivative instruments in the normal course of business and our use of derivatives includes interest rate caps to manage interest rate risk and embedded conversion options with respect to our convertible notes. Derivative transactions can be measured in terms of notional amount, but this amount is not recorded on the balance sheet and is not, when viewed in isolation, a meaningful measure of the risk profile of the instruments. The notional amount is generally not exchanged, but is used only as the basis on which interest and other payments are determined.
Interest Rate Caps
We use free-standing derivative instruments in the normal course of business as economic hedges to manage interest rate risks with respect to our variable senior revolving credit facilities. The interest rate caps are carried at fair value in Other current assets with changes in fair value included in Other income.
Embedded Conversion Options
In connection with our issuance of convertible notes in 2019 (the “Convertible Notes”), we bifurcated the embedded conversion features associated with the Convertible Notes. See Note 7 — Credit Facilities and Long-Term Debt for further information. The embedded conversion options are measured at fair value in accordance with the methodology described in Note 8 — Fair Value Disclosures and are presented in Derivative and warrant liabilities. The embedded conversion options did not change in fair value for the year ended December 31, 2019.
The following table presents the total notional amounts and fair values for our derivatives (in thousands):
	Notional Amount	Fair Value Derivatives
As of December 31, 2019		Asset	Liability
Interest rate caps	$100,000	$4	$—
Embedded conversion options	$180,252	$—	$41,697
	Notional Amount	Fair Value Derivatives
As of December 31, 2018		Asset	Liability
Interest rate caps	$366,700	$1,106	$—
The following table presents the net gains and losses recognized on derivatives within the respective line items in the statement of operations for the periods indicated (in thousands):
	For the Years Ended December 31,
	2019	2018	2017
Other income, net	$(773)	$420	$134

6.
VARIABLE INTEREST ENTITIES

We utilize VIEs in the normal course of business to support our financing needs (“Credit Facility Vehicles”) and to conduct our title business (“Title Companies”). We determine whether the Company is the primary beneficiary of a VIE at the time it becomes involved with the VIE and reconsider that conclusion on an on-going basis. See Note 1 — Description of Business and Accounting Policies for further discussion of our “Consolidation of Variable Interest Entities” policy.
Credit Facility Vehicles
We established certain special purpose entities (“SPEs”) for the purpose of financing our purchase and renovation of real estate inventory through the issuance of senior revolving credit facility debt and mezzanine

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
term debt. We are the primary beneficiary of the various VIEs within the credit facility structure and consolidate these VIEs. We are determined to be the primary beneficiary based on our power to direct the activities that most significantly impact the economic outcomes of the entities through our role in designing the entities and managing the real estate inventory purchased and sold by the entities. We have a potentially significant variable interest in the entities based upon the equity interest we hold in the VIEs.
Title Companies
In prior years, we established certain limited liability companies to hold and operate title insurance agencies, which enables Opendoor to obtain, and facilitate our customers in obtaining, title insurance in connection with home purchase and sale transactions. We have determined the Company is the primary beneficiary of the various VIEs based on its power to direct the activities that most significantly impact the economic outcomes of the entities through its role in design and ongoing activities. We have potentially significant variable interest in the entities based upon the equity interest we hold in the VIEs. In 2019, with our acquisition of OSN, the noncontrolling interest holder with respect to these title companies was acquired and all interests in the Title Companies are under common control with Opendoor; therefore, these entities are no longer determined to be VIEs as the equity holders as a group are under common control with respect to Opendoor, who possesses the power to direct the activities that most significantly impact the economic performance of the entities. See Note 2 — Busines Combinations for further discussion.
The following table summarizes the assets and liabilities related to the VIEs we consolidated as of December 31, 2019:
Credit Facility Vehicles
Assets
Cash and cash equivalents	$86,526
Restricted cash	268,368
Real estate inventory	1,312,194
Other(a)	25,793
Total assets	$1,692,881
Liabilities
Credit facilities	$1,264,913
Other(b)	14,983
Total liabilities	$1,279,896

(a)
Includes escrow receivable, other current assets, property and equipment, and other assets.

(b)
Includes accounts payable and other accrued liabilities and interest payable.

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
The following table summarizes the assets and liabilities related to the VIEs we consolidated as of December 31, 2018:
	Credit Facility Vehicles	Title Companies	Total
Assets
Cash and cash equivalents	$79	$—	$79
Restricted cash	127,798	6,737	134,535
Real estate inventory	1,360,236	—	1,360,236
Other(a)	19,431	1,368	20,799
Total assets	$1,507,544	$8,105	1,515,649
Liabilities
Credit facilities	$1,133,095	$—	$1,133,095
Other(b)	6,316	528	6,844
Total liabilities	$1,139,411	$528	$1,139,939

(a)
Includes escrow receivable, other current assets, property and equipment, and other assets.

(b)
Includes accounts payable and other accrued liabilities and interest payable.

The creditors of the VIEs generally do not have recourse to Opendoor Labs Inc.’s general credit solely by virtue of being creditors of the VIEs, with the exception of limited guarantees for credit facilities. See Note 7 — Credit Facilities and Long-Term Debt for further discussion of the recourse obligations with respect to the credit facility vehicles.
7.
CREDIT FACILITIES AND LONG-TERM DEBT

Non-Recourse Asset-backed Financing Facilities
We utilize limited recourse inventory financing facilities consisting of asset-backed senior revolving credit facilities and asset-backed mezzanine term debt facilities to provide financing for our real estate inventory purchases and renovation. We established certain special purpose entities (“SPEs”) for the purpose of financing our purchase and renovation of real estate inventory through borrowings under the SPEs’ issuance of senior revolving credit facilities and mezzanine term debt facilities, as applicable. Each SPE is a consolidated subsidiary of Opendoor and a separate legal entity. Neither the assets nor credit of any such SPE are generally available to satisfy the debts and other obligations of any other Opendoor entities, except to the extent other Opendoor entities are also a party to the financing arrangements. The credit facilities are secured by the assets and equity of one or more SPEs. Except for certain limited circumstances, these facilities are non-recourse to Opendoor. These SPEs are variable interest entities and Opendoor is determined to be the primary beneficiary based on its power to direct the activities that most significantly impact the economic outcomes of the entities through its role in designing the entities and managing the real estate inventory purchased and sold by the entities. The Company has potentially significant variable interest in the entities based upon the equity interest the Company holds in the VIEs.
Asset-backed Senior Revolving Credit Facilities
We classify the senior revolving credit facilities as current liabilities on the Company’s consolidated balance sheets as amounts drawn to acquire and renovate homes are required to be repaid as the related real estate inventory is sold, which we expect to be within 12 months. The following table summarizes certain

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
details related to our credit facilities outstanding as of December 31, 2019 and December 31, 2018 (in thousands, except interest rates):
As of December 31, 2019	Borrowing Capacity	Outstanding Amount	Weighted Average Interest Rate	End of Revolving Period	Final Maturity Date
Revolving Facility 2016-1	$39,346	$39,346	6.17%	August 22, 2019	March 20, 2020
Revolving Facility 2017-1	75,000	25,758	7.00%	March 1, 2020	9 months by property
Revolving Facility 2018-1	250,000	126,450	5.62%	July 11, 2020	July 11, 2020
Revolving Facility 2018-2	750,000	194,293	6.00%	September 4, 2020	September 4, 2020
Revolving Facility 2018-3	200,000	111,411	4.65%	June 20, 2020	December 20, 2020
Revolving Facility 2019-1	300,000	206,399	3.81%	June 5, 2021	June 5, 2021
Revolving Facility 2019-2	1,030,000	327,226	3.41%	July 8, 2021	July 7, 2022
Revolving Facility 2019-3	335,654	42,812	3.02%	August 20, 2021	August 19, 2022
Total	$2,980,000	$1,073,695

As of December 31, 2018	Outstanding Amount	Weighted Average Interest Rate
Revolving Facility 2016-1	$326,970	6.83%
Revolving Facility 2017-1	36,650	7.00%
Revolving Facility 2017-2	184,250	7.04%
Revolving Facility 2018-1	131,802	6.25%
Revolving Facility 2018-2	299,279	4.81%
Total	$978,951
As of December 31, 2019, we had multiple senior revolving credit facilities with various financial institutions with a total borrowing capacity of $2,980 million. Undrawn borrowing capacity amounts under the senior revolving credit facilities as reflected in the table above are in some cases not fully committed and any borrowings above the fully committed amounts are subject to the applicable lender’s discretion. As of December 31, 2019, the Company had fully committed borrowing capacity with respect to our senior revolving credit facilities of $2,710 million.
These facilities are typically structured with an initial 12 to 24 month revolving period during which time amounts can be borrowed, repaid and borrowed again. The borrowing capacity is generally available until the end of the applicable revolving period as reflected in the table above. Outstanding amounts drawn under each senior revolving credit facility are required to be repaid on the facility maturity date or earlier if accelerated due to an event of default or other mandatory repayment event. The final maturity dates and revolving period end dates reflected in the table above are inclusive of any extensions that are at the sole discretion of the Company. Our senior revolving credit facilities also have extensions that may also be subject to lender discretion that are not reflected in the table above.
Borrowings accrue interest at a rate based on a LIBOR reference rate plus a margin that varies by facility and we may also pay fees on certain unused portions of the committed borrowing capacity as defined in the respective credit agreements. Our senior revolving credit facility arrangements typically include upfront fees that may be paid at execution of the applicable agreements or be earned at execution and payable over time. These facilities are generally fully prepayable at any time without penalty other than customary LIBOR breakage costs.

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
These borrowings are collateralized by cash, equity in the real estate owning SPEs, and the real estate inventory funded by the relevant revolving credit facility. The lenders have legal recourse only to the real estate-owning SPE borrowers, certain SPE guarantors, and the assets securing the debt, and do not have general recourse to Opendoor Labs Inc. with limited exceptions.
The senior revolving credit facilities have aggregated borrowing bases, which increase or decrease based on the cost and value of the properties financed under a given facility and time that those properties are in our possession. When we resell a home, the proceeds are used to reduce the outstanding balance under the related revolving senior credit facility. The borrowing base for a given facility may be reduced as properties age beyond certain thresholds and any borrowing base deficiencies may be satisfied through contributions of additional properties or partial repayment of the facility.
Asset-backed Mezzanine Term Debt Facilities
We classify our mezzanine term debt facilities as long-term liabilities on the Company’s consolidated balance sheets because our borrowings under these facilities are generally not required to be repaid until the applicable final maturity date. These facilities are structurally and contractually subordinated to the related senior revolving credit facilities. The following table summarizes certain details related to our mezzanine term debt facilities as of December 31, 2019 (in thousands, except interest rates):
As of December 31, 2019	Borrowing Capacity	Outstanding Amount	Interest Rate	End of Draw Period	Final Maturity Date
Term Debt Facility 2016-M1	$300,000	$166,000	10.00%	October 31, 2022	April 30, 2024
Term Debt Facility 2019-M1	100,000	61,000	15.00%	August 15, 2023	February 15, 2025
Total	$400,000	$227,000
Issuance Costs, Net		(5,071)
Carrying Value		$221,929
As of December 31, 2019, we had $227 million in total principal outstanding under multiple mezzanine term debt facilities with various financial institutions. Undrawn amounts under the mezzanine term debt facilities of $173 million as reflected in the table above are fully committed and generally may be drawn at any time during the draw period; however, any amounts repaid reduce total borrowing capacity as repaid amounts are not available to be reborrowed. The final maturity dates as reflected in the table above are inclusive of any extensions at the sole discretion of the Company. Our mezzanine term debt facilities also have extensions that may also be subject to lender discretion that are not reflected in the table above.
Borrowings under a given term debt facility accrue interest at a fixed rate. Our mezzanine term debt facility arrangements may include upfront issuance costs that are capitalized as part of the facilities’ respective carrying values. These facilities are fully prepayable at any time but may be subject to certain prepayment penalties.
These borrowings are collateralized by cash and equity in certain holding companies that own our real estate owning SPEs. The lenders have legal recourse only to the applicable borrowers of the debt and their assets securing the debt and, with limited exceptions, do not have recourse to Opendoor Labs Inc.
The facilities have aggregated property borrowing bases, which increase or decrease based on the cost and the value of the properties financed under a given facility and time in our possession of those properties and the amount of cash collateral pledged by the relevant SPE borrower. The borrowing base for a given facility may be reduced as properties age beyond certain thresholds and any borrowing base deficiencies may be satisfied through contributions of additional properties or cash or through partial repayment of the facility.
Covenants
Our inventory financing facilities include customary representations and warranties, covenants and events of default. Financed properties are subject to customary eligibility criteria and concentration limits.

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
The terms of these facilities and related financing documents require Opendoor to comply with a number of customary financial and other covenants, such as maintaining certain levels of liquidity, tangible net worth or leverage (ratio of debt to equity). As of December 31, 2019, Opendoor was in compliance with all financial covenants and no event of default had occurred.
Convertible Notes
In July through November 2019, we issued Convertible Notes at par for a total of $178.2 million in proceeds, net of $0.5 million in debt issuance costs. The Convertible Notes have an initial maturity date of July 2026, which we can elect to extend by one year if a material financial market disruption (as defined in the notes) exists at initial maturity. The Convertible Notes accrue interest at a rate of 3% per annum, which is compounded semi-annually and payable by increasing the principal amounts of the Convertible Notes. The Convertible Notes are a hybrid instrument with several features that could accelerate the settlement of the Convertible Notes in such a way that the holder would receive a substantial premium on accrued principal and interest owed. We determined these features should be bifurcated and separately accounted for as a derivative and recorded its initial fair value of $41.7 million as a discount on the Convertible Notes’ face amount. Refer to Note 5 — Derivative Instruments for further information on the embedded conversion options and Note 8 — Fair Value Disclosures for the fair value methodology.
The debt discount is amortized to interest expense at an effective interest rate of 3.8%. We amortize the discount over the period until the initial maturity date of the respective note. The Convertible Notes are carried on the consolidated balance sheets at their original issuance value in addition to paid-in kind interest, net of unamortized debt discount and issuance costs.
Refer to Note 20 — Subsequent Events for further information on the Convertible Notes.
8.
FAIR VALUE DISCLOSURES

We use fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures.
Following is a discussion of the fair value hierarchy and the valuation methodologies used for assets and liabilities recorded at fair value on a recurring and nonrecurring basis and for estimating fair value for financial instruments not recorded at fair value.
Fair Value Hierarchy
Fair value measurements of assets and liabilities are categorized based on the following hierarchy:
Level 1 — Fair value determined based on quoted prices in active markets for identical assets or liabilities.
Level 2 — Fair value determined using significant observable inputs, such as quoted prices for similar assets or liabilities or quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, or inputs that are derived principally from or corroborated by observable market data, by correlation or other means.
Level 3 — Fair value determined using significant unobservable inputs, such as pricing models, discounted cash flows, or similar techniques.
Estimation of Fair Value
The following table summarizes the fair value measurement methodologies, including significant inputs and assumptions, and classification of our assets and liabilities.
Asset/Liability Class	Valuation Methodology, Inputs and Assumptions	Classification
Cash and cash equivalents	Carrying value is a reasonable estimate of fair value based on short-term nature of the instruments.	Estimated fair value classified as Level 1

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
Asset/Liability Class	Valuation Methodology, Inputs and Assumptions	Classification
Restricted cash	Carrying value is a reasonable estimate of fair value based on short-term nature of the instruments.	Estimated fair value classified as Level 1
Marketable securities	Prices obtained from third-party vendors that compile prices from various sources and often apply matrix pricing for similar securities when no price is observable.	Level 2 recurring fair value measurement
Other current assets
Interest rate caps	Prices obtained from derivative broker that compiles prices for identical or similar instruments, when available.	Level 2 recurring fair value measurement
Mortgage loans held for sale pledged under agreements to repurchase	Fair value is estimated based on observable market data including quoted market prices, deal price quotes, and sale commitments.	Level 2 recurring fair value measurement
Credit facilities and other secured borrowings
Credit facilities	Fair value is estimated using discounted cash flows based on current lending rates for similar credit facilities with similar terms and remaining time to maturity.	Carried at amortized cost. Estimated fair value classified as Level 2.
Loans sold under agreements to repurchase	Fair value is estimated using discounted cash flows based on current lending rates for similar asset-backed financing facilities with similar terms and remaining time to maturity.	Carried at amortized cost. Estimated fair value classified as Level 2.
Convertible notes	Fair value is estimated using discounted cash flows based on current lending rates for term notes with similar remaining time to maturity.	Carried at amortized cost. Estimated fair value classified as Level 2
Derivative and warrant liabilities
Warrant liabilities	Fair value is estimated using the Black-Scholes-Merton option pricing model with inputs and assumptions including the Company’s equity valuation, expected volatility, expected duration of the warrants, and associated risk-free rate.	Level 3 recurring fair value measurement
Embedded conversion options	Fair value is estimated using a lattice model incorporating the probabilities of various conversion scenarios with respect to timing and conversion features under the terms of the convertible notes.	Level 3 recurring fair value measurement

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
Assets and Liabilities Recorded at Fair Value on a Recurring Basis
The following tables present the levels of the fair value hierarchy for our assets measured at fair value on a recurring basis (in thousands).
	Fair Value as of December 31, 2019	Level 1	Level 2	Level 3
Marketable securities:
Corporate debt securities	$16,428	$—	$16,428	$—
Asset-backed securities	12,492	—	12,492	—
Commercial paper	12,956	—	12,956	—
Non-U.S. securities	700	—	700	—
U.S. Treasury securities	1,000	—	1,000	—
Other current assets:
Interest rate caps	4	—	4	—
Mortgage loans held for sale pledged under agreements to repurchase	2,116	—	2,116	—
Total assets	$45,696	$—	$45,696	$—
Derivative and warrant Liabilities:
Warrants	$4,538	$—	$—	$4,538
Embedded conversion options	41,697	—	—	41,697
Total liabilities	$46,235	$—	$—	$46,235

	Fair Value as of December 31, 2018	Level 1	Level 2	Level 3
Marketable securities:
Corporate debt securities	$1,152	$—	$1,152	$—
Asset-backed securities	948	—	948	—
Commercial paper	2,443	—	2,443	—
U.S. agency securities	3,462	—	3,462	—
U.S. Treasury securities	999	—	999	—
Other current assets:
Interest rate caps	1,106	—	1,106	—
Total assets	$10,110	$—	$10,110	$—
Derivative and warrant liabilities:
Warrants	$18,022	$—	$—	$18,022
Total liabilities	$18,022	$—	$—	$18,022
Fair Value of Financial Instruments
The following presents the carrying value, estimated fair value and the levels of the fair value hierarchy for our financial instruments other than assets and liabilities measured at fair value on a recurring basis (in thousands).

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
	As of December 31, 2019
	Carrying Value	Fair Value	Level 1	Level 2
Assets:
Cash and cash equivalents	$405,080	$405,080	$405,080	$—
Restricted cash	279,742	279,742	279,742	—
Liabilities:
Credit facilities and other secured borrowings	$1,296,054	$1,296,054	$—	$1,296,054
Convertible notes	140,096	180,252	—	180,252
	As of December 31, 2018
	Carrying Value	Fair Value	Level 1	Level 2
Assets:
Cash and cash equivalents	$262,368	$262,368	$262,368	$—
Restricted cash	143,403	143,403	143,403	—
Liabilities:
Credit facilities and other secured borrowings	$1,133,095	$1,133,095	$—	$1,133,095
The following table shows a reconciliation from the opening balances to the closing balances for Level 3 Fair values (in thousands):
	Warrants	Embedded Conversion Option
Balance as of December 31, 2017	$—	$—
Issuances	14,529	—
Net change in fair value (unrealized)	3,493	—
Balance as of December 31, 2018	18,022	—
Net change in fair value (unrealized)	(7,413)	—
Issuances	1,170	41,697
Exercise of warrants	(7,241)	—
Balance as of December 31, 2019	$4,538	$41,697
Warrant Liabilities
The Company has two different instruments within warrant liabilities, as discussed further in Note 15 — Warrants, the series D preferred warrants and a commitment to issue warrants. As of December 31, 2019, the unexercised series D preferred warrants comprised of warrants with an exercise price of $0.01 per share. As these series D preferred warrants are deep in the money, such that the intrinsic value approximates the option value, the key input in valuing these warrants with respect to the Black-Scholes-Merton model is the Company’s equity valuation.
One of the key inputs in valuing the Company’s commitment to issue warrants is timing to a qualifying liquidity event; this is because the warrant commitment arrangement is stipulated such that the Company no longer has an obligation to issue warrants in periods subsequent to a qualifying liquidity event. Another key input in valuing the Company’s commitment to issue warrants is the number of warrants to be issued, which can vary based on the range prescribed the agreement. The valuation of the commitment to issue warrants can vary significantly based on the timing to a qualifying liquidity event and the number of warrants to be issued.

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
As of December 31, 2018, in addition to the series D preferred warrants with an exercise price of $0.01 per share, the Company also had outstanding warrants with exercise price of $6.58 per share. With respect to the series D preferred warrants with an exercise price of $6.58 per share, the Black-Scholes-Merton inputs that most significantly impact the valuation of the warrants are the term and the Company’s equity valuation; these warrants are sensitive to term as an input because the warrants have a four year term subsequent to acceleration due to liquidity events or the Company’s sole discretion after August 17, 2019.
Embedded conversion options
Embedded conversion options, which are bifurcated embedded derivatives, originate from the convertible notes issued by the Company during 2019. See Note 7 — Credit Facilities and Long-Term Debt for further information. The fair value of the embedded conversion options is estimated using a lattice model incorporating the probabilities of various liquidity events which constituted conversion triggering events within the convertible notes. The key input to the valuation model is timing of possible liquidity events. Based on the structure of the convertible notes and that the Company has a redemption option, that if exercised sufficiently in advance of such conversion events, would allow the Company to redeem such notes, the Company valued the embedded conversion options with the assumption that the Company would preempt liquidity events by asserting its redemption option and thereby narrowing the valuation to terms of the redemption option. In addition to the 3% payment-in-kind interest, the redemption value of the convertible notes accretes with the passage of time. Between the end of the first year to the end of the seven year note term, accretion ranges from 5.9% to 79.6%. As such, the embedded conversion options are highly sensitive to the timing of liquidity events.
9.
PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2019 and 2018, consisted of the following (in thousands):
	2019	2018
Internally developed software	$33,765	$12,567
Software implementation costs	1,214	208
Computers	7,777	4,053
Security systems	4,927	3,235
Furniture and fixtures	2,843	1,547
Leasehold improvements	2,748	1,349
Office equipment	1,794	672
Total	55,068	23,631
Accumulated depreciation and amortization	(20,462)	(5,655)
Property and equipment – net	$34,606	$17,976
Depreciation and amortization expense of $15.0 million, $4.6 million, and $1.2 million was recorded for the years ended December 31, 2019, 2018 and 2017, respectively.
10.
LEASES

We lease office space throughout the United States under operating and short-term lease agreements. These lease agreements have terms not exceeding 11 years and some contain multi-year renewal options or early termination options that are not considered reasonably certain of exercise. We also lease equipment under immaterial finance lease agreements.
For the year ended December 31, 2019 operating lease cost was $11.7 million, variable lease cost was $0.8 million, short-term lease cost was $2.9 million, and sublease income was $1.3 million. During the years

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
ended December 31, 2018 and 2017, rent expense related to operating leases was $7.4 million and $3.5 million, respectively.
For the year ended December 31, 2019, cash paid for amounts included in the measurement of operating lease liabilities was $10.8 million. For the year ended December 31, 2019, right-of-use assets obtained in exchange for new or acquired operating lease liabilities was $57.9 million. For the year ended December 31, 2019, terminations of certain operating leases resulted in the reduction of right-of-use assets and lease liabilities of approximately $2.9 million. There were no other material lease modifications in the year ended December 31, 2019.
As of December 31, 2019, for operating leases, the weighted average lease term was 4.5 years, and the weighted average discount rate was 7.2%.
Maturity of operating lease liabilities as of December 31, 2019 are as follows (in thousands):
2020	$17,384
2021	15,149
2022	14,363
2023	13,922
2024	10,881
Thereafter	832
Total undiscounted future cash flows	$72,531
Less: Imputed interest	10,624
Total lease liabilities	$61,907
We have entered into certain long-term leases of real estate which have yet to commence as of December 31, 2019. These leases are due to commence in 2020, with varying lease terms ranging from 5 to 11 years, and total aggregate lease commitments of $67.3 million.
Future minimum payments under noncancelable operating leases with terms greater than one year as of December 31, 2018, are as follows (in thousands):
2019	$13,269
2020	15,832
2021	13,638
2022	13,267
2023	13,071
Total minimum payments	$69,077

11.
GOODWILL AND INTANGIBLE ASSETS

For the years ended December 31, 2019 and December 31, 2018, the carrying amount of goodwill increased by $21.5 million due to the acquisition of OSN and $9.4 million due to the acquisition of Open Listings, respectively (See Note 2 — Business Combination). No impairment of goodwill was identified for the years ended December 31, 2019 and 2018.

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
Intangible assets subject to amortization consisted of the follow as of December 31, 2019 and 2018, respectively(in thousands, except years):
As of December 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Useful Life (Years)
Developed technology	$2,921	$(1,879)	$1,042	2
Customer relationships	7,400	(990)	6,410	5
Trademarks	5,400	(631)	4,769	5
Non-competition agreements	100	(65)	35	2
Intangible assets – net	$15,821	$(3,565)	$12,256
As of December 31, 2018
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Useful Life (Years)
Developed technology	$2,900	$(423)	$2,477	2
Customer relationships	900	(131)	769	2
Trademarks	300	(44)	256	2
Non-competition agreements	100	(15)	85	2
Intangible assets – net	$4,200	$(613)	$3,587
We also have domain name intangible assets, which are not subject to amortization, with a carrying amount of $0.2 million as of both December 31, 2019 and 2018, respectively.
Amortization expense for intangible assets was $2.9 million, $0.6 million, and $0 for the years ended December 31, 2019, 2018 and 2017, respectively.
As of December 31, 2019, expected amortization of intangible assets for each of the five succeeding fiscal years and thereafter is as follows:
Fiscal Years	(In thousands)
2020	$3,730
2021	2,320
2022	2,320
2023	2,320
2024	1,566
Total	$12,256

12.
ACCOUNTS PAYABLE AND OTHER ACCRUED LIABILITIES

Accounts payable and accrued liabilities as of December 31, 2019 and 2018, consisted of the following (in thousands):

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
	2019	2018
Accrued expenses due to vendors	$16,342	$15,394
Accounts payable due to vendors	6,453	6,237
Accrued property and franchise taxes	5,739	5,487
Accrued payroll and other employee related expenses	3,328	2,366
Other	1,115	781
Total accounts payable and other accrued liabilities	$32,977	$30,265

13.
TEMPORARY EQUITY AND SHAREHOLDERS’ DEFICIT

During 2018 as part of a tender offer process approved by our board of directors, we repurchased 692,854, 290,939, 18,524, and 5,545,160 shares of Series A Convertible Preferred Stock (“Series A”), Series B Convertible Preferred Stock (“Series B”), Series D Convertible Preferred Stock (“Series D”), and Common Stock, respectively. The participants in this transaction included our preferred stock investors, employees, former employees, advisors, and two of our founders. The shares were repurchased at a price of $8.00 per share for a total purchase price of $52.4 million. The repurchase resulted in the recognition of $6.6 million of stock-based compensation expense for the excess of the repurchase price over the fair value of the common stock awards repurchased. On February 4, 2019, following the tender offer process and separately approved by the Board of Directors, we repurchased an additional 500,000 shares of common stock from an executive at a price of $8.00 per share for a total purchase price of $4.0 million. The repurchase resulted in the recognition of $590 thousand of stock-based compensation expense for the excess of the repurchase price over the fair value of the common stock awards repurchased.
Common Stock — No dividends other than those payable solely in Common Stock shall be paid on any Common Stock, unless and until (i) the dividends are paid on each outstanding share of Convertible Preferred Stock and (ii) a dividend is paid with respect to all outstanding shares of convertible Preferred Stock in an amount equal to or greater than the aggregate amount of dividends, which would be payable on each share of convertible Preferred Stock, if immediately prior to such payment on Common Stock, it had been converted into Common Stock.
Common Stock Reserved, as Converted — We have reserved shares of common stock, on an as-converted basis, for future issuance as follows (shares in thousands):
	December 31,
	2019	2018
Redeemable convertible preferred stock outstanding	194,384	167,841
Stock options issued and outstanding	22,633	26,330
RSUs issued and outstanding	14,070	564
Restricted shares of common stock	2,156	1,666
Early exercised stock options (unvested)	116	693
Warrants issued and outstanding	2,459	7,701
Future issuance of warrants	750	—
Shares available for future equity grants under 2014 Stock Plan	2,176	12,918
Total	238,744	217,713
Convertible Preferred Stock
All of our Preferred Stock is classified as temporary equity because the Preferred Stock is redeemable upon the occurrence of a Deemed Liquidation, which is not within our control. However, because a Deemed Liquidation event is currently not probable to occur, the Preferred Stock is currently not remeasured to its redemption value

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
In 2014 through 2019, we issued Series A, Series B, Series C Convertible Preferred Stock (“Series C”), Series C-1 Convertible Preferred Stock (“Series C-1”), Series D, Series D-1 Convertible Preferred Stock (“Series D-1”), Series E Convertible Preferred Stock (“Series E”), Series E-1 Convertible Preferred Stock (“Series E-1”), and Series E-2 Convertible Preferred Stock (“Series E-2”) (collectively, “Preferred Stock”).
In March and April 2018, we issued $20.0 million of convertible notes (the “2018 Notes”) to investors. The 2018 notes were issued with a maturity date two years from the issuance date at an interest rate of 7% per annum, which is payable on a quarterly basis; if we elected to not make cash interest payments, the interest would accrue at 10% per annum. The 2018 notes would convert to preferred shares of the company in a qualified equity financing event with a conversion price the lesser of: (i) 85% of the qualified financing price per share if converted within one year of issuance and 80% of the qualified financing price per share if converted thereafter and (ii) $2.080 billion divided by the number of outstanding shares of common stock immediately prior to the qualified financing (assuming conversion of all securities convertible into common stock except for the 2018 Notes).
In May through December 2018, we issued 73,940,269 shares of Series E at $9.58 per share to investors in exchange for $708.2 million. This was a qualified financing event as per the 2018 Notes agreement, and the full value of the convertible notes were converted into 2,486,560 shares of Series E-1 for 85% of the Series E price per share of $8.14. Accrued interest expense of $0.3 million was recorded up to conversion and was added to the value of the Series E-1 shares. We recognized a net loss associated with the bifurcated conversion options of $3.3 million with respect to the convertible notes and the subsequent conversion to Series E-1. We incurred approximately $1.4 million in Series E issuance costs, which is recorded as a discount to the carrying value of Series E.
In February through May 2019, we issued 21,222,829 shares of Series E-2 at $13.3288 per share to investors in exchange for $282.9 million. We incurred approximately $235.9 thousand in Series E-2 issuance costs, which is recorded as a discount to the carrying value of Series E-2. In 2019, we issued 5,320,038 shares of Series D as a result of warrants exercised. Refer to Note 15 — Warrants for further information.
Significant terms of the Preferred Stock are as follows:
Dividends
The holders of Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive, when declared by the board of directors, cash dividends at the rate of $0.0317, $0.1096, $0.3589, $0.2871, $0.5263, $0.4737, $0.7662, $0.6513, and $1.0663 per share for Series A, Series B, Series C, Series C-1, Series D, Series D-1, Series E, Series E-1, and Series E-2 Convertible Preferred Stock, respectively. Additionally, the Preferred Stock entitles the holders to participate in dividends with the holders of Common Stock on an as-converted basis. Such dividends shall be payable only if and when declared by the board of directors and shall be noncumulative.
Voting
The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stocks could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with our bylaws. The holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.
Conversion
The holder of each share of Preferred Stock has the option to convert each share of Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the original issue price by the conversion price applicable to such series of Preferred Stock. Each share of

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
Preferred Stock shall automatically be converted into shares of Common Stock at the conversion rate (i) with the approval, affirmative vote, written consent, or agreement of the holders of a majority of the then outstanding Preferred Stock (the “Requisite Preferred Majority”), voting together as a single class and on an as-converted basis, (with the exception that the Series C and Series C-1 shall not be converted without the approval of the holders of at least 60% of the then outstanding shares of Series C and Series C-1 (the “Requisite Series C Majority”), with the exception that the Series D and Series D-1 shall not be converted without the approval of at least two thirds of the then outstanding shares of Series D and Series D-1 (the “Requisite Series D Majority”), with the exception that the Series E and Series E-1 shall not be converted without the approval of a majority of then outstanding shares of Series E and Series E-1 (the “Requisite Series E Majority”), and with the exception that the Series E-2 Preferred Stock shall not be converted without the approval of a majority of the then outstanding shares of Series E-2 (the “Requisite Series E-2 Majority’)) or (ii) upon the effectiveness of a registration statement under the Securities Act of 1933, filed in connection with a firm commitment underwritten public offering of Common Stock with a price per share of at least $14.37 (as adjusted for stock dividends, combinations, or splits), and an aggregate offering price of not less than $50.0 million.
Liquidation Preference
In the event of any liquidation, change in control, dissolution, or winding up of our business (a “Liquidation Event” or “Deemed Liquidation”), the holders of Series E, Series E-1, or Series E-2 are entitled to receive, prior and in preference to any distribution of any of our assets to the holders of Series A, Series B, Series C, Series C-1, Series D, and Series D-1 and Common Stock by reason of their ownership thereof, an amount per share equal to (i) $9.5780 per share (as adjusted for stock splits, stock dividends, reclassification, and the like with respect to such series of Preferred Stock) with respect to each share of Series E , (ii) $8.1413 per share (as adjusted for stock splits, stock dividends, reclassification, and the like with respect to such series of Preferred Stock) with respect to each share of Series E-1, and (iii) $13.3288 per share (as adjusted for stock splits, stock dividends, reclassification, and the like with respect to such series of Preferred Stock) with respect to each share of Series E-2. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series E, Series E-1 and Series E-2 shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of our legally available for distribution shall be distributed ratably among the holders of Series E, Series E-1, and Series E-2 in proportion to the preferential amount each such holder is otherwise entitled to receive.
Upon completion of the distribution to Series E, Series E-1, and Series E-2, the holder of Series A, Series B, Series C, Series C-1, Series D, and Series D-1 are entitled to receive, prior and in preference to any distribution of any of the assets of our Company to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (i) $0.3957 per share (as adjusted for stock splits, stock dividends, reclassification, and the like with respect to such series of Preferred Stocks) with respect to each share of Series A, (ii) $1.3693 per share (as adjusted for stock splits, stock dividends, reclassification, and the like with respect to such series of Preferred Stock) with respect to each share of Series B, (iii) $4.4856 per share (as adjusted for stock splits, stock dividends, reclassification, and the like with respect to such series of Preferred Stock) with respect to each share of Series C plus any declared but unpaid dividends, (iv) $3.5885 per share (as adjusted for stock splits, stock dividends, reclassification, and the like with respect to such series of Preferred Stock) with respect to each share of Series C-1, (v) $6.5789 per share (as adjusted for stock splits, stock dividends, reclassification, and the like with respect to such series of Preferred Stock) with respect to each share of Series D, (vi) $5.9210 per share (as adjusted for stock splits, stock dividends, reclassification, and the like with respect to such series of Preferred Stock) with respect to each share of Series D-1. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Preferred Stocks shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of our Company legally available for distribution shall be distributed ratably among the holders of Series A, Series B, Series C, Series C-1, Series D, and Series D-1 in proportion to the preferential amount each such holder is otherwise entitled to receive. After payment of the liquidation amount, the remaining assets or property distributable upon such liquidation shall be divided pro rata among the holders of the Common Stock.

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
Redemption
The shares of Preferred Stocks are not redeemable at the option of the holder. Unless waived by the Requisite Preferred Majority, the Requisite Series C Majority, the Requisite Series D Majority, the Requisite Series E Majority, and the Requisite Series E-2 Majority, a liquidation event or a transaction in which 50% of our voting power is transferred, other than a bona fide equity financing, or a sale of substantially all of our assets would constitute a redemption event.
14.
SHARE-BASED AWARDS

Stock Plan
Our 2014 Stock Plan (the “Plan”), as amended and approved by the board of directors on December 9, 2018, allows us to grant options to purchase or directly issue 51,529,703 shares of Common Stock to employees, directors, and non-employees. We grant non-statutory stock options, incentive stock options, restricted stock, and restricted stock units (“RSUs”).
Option awards are generally granted with an exercise price equal to the fair value of our common stock at the date of grant. Options granted are exercisable over a maximum term of 10 years from the date of grant and generally vest over a period of four years. Incentive stock options granted to a 10% shareholder are exercisable over a maximum term of 5 years from the date of grant.
A summary of the stock option activity for the year ended December 31, 2019, is as follows:
	Number of Options (in thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Balance – December 31, 2018	26,330	$2.53	8.7	$113,031
Granted	3,661	5.56
Exercised	(1,928)	1.83
Forfeited	(5,256)	2.85
Expired	(174)	2.86
Balance – December 31, 2019	22,633	3.00	6.9	$110,481
Exercisable – December 31, 2019	10,870	2.17	6.0	$62,060
Aggregate intrinsic value represents the difference between the exercise price of the options and the estimated fair value of our common stock. The total intrinsic value of options exercised for the years ended December 31, 2019, 2018 and 2017, was $9.7 million, $39.2 million, and $1.8 million, respectively.
The weighted-average grant date fair value per option granted for the years ended December 31, 2019, 2018, and 2017 was $2.42, $1.80, and $0.8 respectively.
RSUs typically vest upon both a service-based requirement, generally over a four year period, and a performance condition. The performance condition is met by the completion of a Company liquidity event, which is defined as a change of control or the effective date of a registration statement of the Company filed under the securities act for the sale of the Company’s common stock. A merger transaction with a publicly traded special purpose acquisition company does not meet the definition of a liquidity event. If a participant terminates service, any portion of an RSU unit that has met the service-based requirement will remain outstanding and remain eligible to vest when the performance condition has been satisfied. The vesting requirements of the RSUs typically must be met before the seventh anniversary of the grant date before the units expire. The Company’s Board of Directors has the authority to amend the vesting terms of any outstanding RSU award.

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
A summary of the RSU activity for the year ended December 31, 2019, is as follows:
	Number of RSUs (in thousands)	Weighted- Average Grant-Date Fair Value
Unvested and outstanding – December 31, 2018	564	$4.88
Granted	13,901	6.87
Forfeited	(395)	6.71
Unvested and outstanding – December 31, 2019	14,070	$6.79
Vested and outstanding – December 31, 2019	—	—
Restricted Shares
We have granted Restricted Shares to certain continuing employees, primarily in connection with acquisitions. The Restricted Shares vest upon satisfaction of a service condition, which generally ranges from three to four years.
A summary of the Restricted Shares activity for the year ended December 31, 2019 is as follows:
	Number of Restricted Shares (In thousands)	Average Grant-Date Fair Value
Unvested – December 31, 2018	1,666	$4.88
Granted	1,263	6.94
Vested	(773)	5.18
Unvested – December 31, 2019	2,156	$5.98
Vested and outstanding – December 31, 2019	—	—
The total intrinsic value of Restricted Shares vested for the years ended December 31, 2019, 2018, and 2017 was $1.5 million, $0.1 million, and $0.3 million respectively.
Stock-based compensation expense
We recognized stock-based compensation expense in the statements of operations for the years ended December 31, 2019, 2018 and 2017, as follows (in thousands):
	2019	2018	2017
Stock options	$9,175	$7,526	$3,761
Excess of the repurchase price over the fair value of common stock awards repurchased	590	6,552	—
Vesting of restricted shares	3,431	896	—
Total stock-based compensation expense	$13,196	$14,974	$3,761
As of December 31, 2019, there was $29.2 million of unamortized stock-based compensation costs related to unvested stock options and Restricted Shares for which vesting is not contingent on a qualifying event. The unamortized compensation costs are expected to be recognized over a weighted-average period of approximately 2.6 years.
As of December 31, 2019, there was $95.6 million of unrecognized stock-based compensation costs relating to RSUs that vest upon satisfaction of a performance condition and a service condition. Of this amount, $9.3 million relates to awards for which the time-based vesting condition had been satisfied or partially satisfied on that date. No compensation cost is recorded for options that do not vest.

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
Valuation of options
The Black-Scholes Model used to value stock options incorporates the following assumptions:
Fair Value of Common Stock
The fair value of the Common Stock underlying the stock option awards was determined by the board of directors. Given the absence of a public trading market, the board of directors considered numerous objective and subjective factors to determine the fair value of our Common Stock at each meeting at which awards were approved. These factors included, but were not limited to (i) contemporaneous third-party valuations of Common Stock; (ii) the rights, preferences and privileges of convertible preferred stock relative to Common Stock; (iii) the lack of marketability of Common Stock; (iv) stage and development of our business; (v) general economic conditions and (vi) the likelihood of achieving a liquidity event, such as an IPO or sale, given prevailing market conditions.
Volatility
The expected stock price volatilities are estimated based on the historical and implied volatilities of comparable publicly traded companies as we do not have sufficient history of trading its Common Stock.
Risk-Free Interest Rate
The risk-free interest rates are based on U.S. Treasury yields in effect at the grant date for notes with comparable terms as the awards.
Expected Life
The expected term of options granted to employees is determined using the practical expedient method, which allows us to estimate the expected life as the midpoint between the requisite service period and the contractual term.
Dividend Yield
The expected dividend yield assumption is based on our current expectations about our anticipated dividend policy.
The range of assumptions used in the Black-Scholes Model for employee and non-employee stock options for 2019, 2018, and 2017 are as follows:
	2019 Range	2018 Range	2017 Range
Fair value	$6.82 – $6.94	$2.29 – $4.88	$1.64 – $2.59
Volatility	32% – 45%	32% – 34%	34% – 36%
Risk-free rate	1.63% – 2.34%	2.68% – 3.17%	2.02% – 2.42%
Expected life (in years)	5 – 7	5 – 7	7
Expected dividend	$—	$—	$—
Valuation of RSU’s and Restricted Stock
Given the absence of a public trading market, our Board of Directors considers numerous objective and subjective factors to determine the fair value of common stock at each meeting at which awards were approved. These factors include, but were not limited to, contemporaneous valuations of common stock performed by an independent valuation specialist; developments in the Company’s business and stage of development; the Company’s operational and financial performance and condition; issuances of preferred stock and the rights and preferences of preferred stock relative to common stock; current condition of capital markets and the likelihood of achieving a liquidity event, such as an initial public offering or sale of the

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
Company; and the lack of marketability of the Company’s common stock. For financial reporting purposes, the Company considers the amount of time between the valuation date and the grant date to determine whether to use the latest common stock valuation or a straight-line interpolation between the two valuation dates. The determination includes an evaluation of whether the subsequent valuation indicates that any significant change in valuation had occurred between the previous valuation and the grant date.
15.
WARRANTS

Warrants to Purchase Series D Preferred Stock
On June 12, 2018, we issued warrants to purchase 300,000 and 5,320,038 shares of Series D Preferred Stock at a price of $0.01 (“Penny Warrants”) and $6.58 per share (“Series D Warrants”), respectively. The Penny Warrants are exercisable, in whole or in part, upon issuance with exercise taking the form of payment of the full purchase price. The Series D Warrants are exercisable, in whole, upon issuance with the exercise taking the form of either payment of the purchase price or net exercise if the exercise is triggered upon certain events.
In October 2019, the Series D Warrants were exercised and we issued 5,320,038 shares of Series D in exchange for $35.0 million. As of December 31, 2019, there were no Series D Warrants outstanding.
As of December 31, 2019, the outstanding Penny Warrants provide the holder of the warrant the right to purchase 300,000 shares of Series D in exchange for proceeds of $3.0 thousand.
Commitment to Issue Warrants
In June 2018, we entered into a commitment to issue warrants (“Warrant Commitment.”). The Warrant Commitment obligates us to issue warrants on an annual basis until 2025 (“Issuance Date”). The number of warrants issued is calculated by dividing the Warrant Coverage Amount by the Warrant Coverage Price. On each Issuance Date, we determine the Warrant Coverage Amount.
Prior to an initial public offering, we will issue warrants for Series E stock. As of December 31, 2019, the Warrant Coverage Amount can range from $12.0 million to $34 million, in total, for all future Issuance Dates. The Warrant Coverage Price is the higher of the Series E original issuance price of $9.58 and the cash price paid per share for our preferred stock issued in the most recent qualified financing event prior to the corresponding Issuance Date.
If we participate in an initial public offering, we will issue warrants for the class of shares of common stock sold by the Company in its initial public offering. As of December 31, 2019, the Warrant Coverage Amount can range from $0.0 to $34.0 million, in total, for all future remaining Issuance Dates. The Warrant Coverage Price is the higher of the Warrant Coverage Price as determined prior to an initial public offering and the Issuance Date closing price of our stock on the securities exchange in which it is traded.
On the first Warrant Commitment Issuance date in June 2019, we issued warrants to purchase 75,025 shares of Series E at a price of $9.58 per share (“Series E Warrants”). The Series E Warrants are exercisable, in whole or in part, upon issuance with exercise taking the form of payment of the full purchase price. As of December 31, 2019, the outstanding Series E Warrants provide the holder of the warrant the right to purchase 75,025 shares of Series E in exchange for proceeds of $718.6 thousand.
The Penny Warrants, the Series D Warrants, the Warrant Commitment, and the Series E Warrants have been determined to be liabilities under ASC 480 as the underlying preferred shares have certain liquidation preferences in the event of a deemed liquidation. The outstanding Penny Warrants, the outstanding Series E Warrants, and the Warrant Commitment have a fair value measured in accordance with the methodology described in Note 8 — Fair Value Disclosures of $2.7 million, $288.9 thousand, and $1.5 million, respectively as of December 31, 2019. Changes in the fair value of our Series D or Series E would have no impact if the Penny Warrants or Series E Warrants, respectively, are settled through full payment.

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
We recorded an increase to the warrant fair value adjustments of $6.2 million and a decrease to the warrant fair value adjustments of negative $18.0 million in 2019 and 2018, respectively.
16.
INCOME TAXES

Income before income taxes consisted entirely of losses from domestic operations of $338.9 million, $239.6 million and $84.8 million for the calendar years ended December 31, 2019, December 31, 2018 and December 31, 2017, respectively.
For the years ended December 31, 2019, 2018, and 2017, we have not recorded any federal income tax expense or benefit due to the full valuation allowance. We incurred state income tax expense for the years ended December 31, 2019 and 2018 of $0.3 million and $0.4 million, respectively, and did not record any state income tax expense for the year ended December 31, 2017.
The following table summarizes the components of our income tax benefit for the periods presented (in thousands):
	Year Ended December 31,
	2019	2018	2017
Current income tax expense:
Federal	$—	$—	$—
State	252	377	—
Total current income tax expense	252	377	—
Deferred income tax benefit:
Federal	—	—	—
State	—	—	—
Total deferred income tax benefit	—	—	—
Income Tax Provision	$252	$377	$—
Effective Tax Rate
The following table presents a reconciliation of the federal statutory rates of 21% and 34% to our effective tax rate for the periods presented:
	Year Ended December 31,
	2019	2018	2017
Federal tax benefit at statutory rate	21.0%	21.0%	34.0%
State income taxes, net of federal benefit	3.2	2.6	2.9
Non-deductible expenses and other	(0.1)	(0.9)	(0.1)
Non-deductible warrant expenses	0.4	(1.6)	—
Share-based compensation	(0.4)	0.4	(0.8)
Change in federal tax rate	—	—	(21.1)
Change in valuation allowance, net	(25.2)	(22.6)	(16.0)
Research and development credits	1.0	0.9	1.1
Effective tax rate	(0.1)%	(0.2)%	(0.0)%
For 2019, 2018 and 2017, our effective tax rate differs from the amount computed by applying the statutory federal and state income tax rates to net loss before income tax, primarily as the result of state income taxes, R&D credits and changes in our valuation allowance.

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
Deferred Taxes
Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income taxes purposes. Significant components of our deferred tax assets and liabilities as of December 31, 2019 and 2018, are as follows (in thousands):
	2019	2018
Deferred tax assets:
Accrued and reserves	$4,231	$4,685
Inventory	15,181	15,419
Tax credits	10,880	5,334
Lease Liability	14,800	—
Net operating loss	149,141	66,427
Total gross deferred tax assets	194,233	91,865
Depreciation and amortization	(4,749)	(3,179)
Goodwill	(114)	—
Lease ROU Asset	(14,507)	—
Valuation allowance	(174,863)	(88,686)
Net deferred tax assets	$—	$—
The Company assesses the realizability of deferred tax assets based on the available evidence, including a history of taxable income and estimates of future taxable income. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that all or some portion of deferred tax assets will not be realized. Due to the losses the Company generated in the current and prior years, the Company believes it is not more likely than not that all of the deferred tax assets can be realized. Accordingly, the Company established and recorded a full valuation allowance on its net deferred tax assets of $174.9 million as of December 31, 2019 and a full valuation allowance on its net deferred tax assets of $88.7 million as of December 31, 2018. The valuation allowance increased by $86.2 million and $55.0 million for 2019 and 2018 respectively primarily as a result of current year losses.
As of December 31, 2019, the Company had federal and state net operating loss (“NOL”) carryforwards of $630.4 million and $421.0 million, respectively. For NOLs arising after December 31, 2017, the Tax Cuts and Jobs Act of 2017 limits a taxpayer’s ability to utilize NOL carryforwards to 80% of taxable income and can be carried forward indefinitely (carryback is generally prohibited). In the Company’s case this would apply to federal NOLs generated in 2018 and 2019 of $166.3 million and $347.5 million, respectively. NOLs generated in tax years beginning before January 1, 2018 will not be subject to the taxable income limitation and will continue to have a two-year carryback and twenty-year carryforward period. California NOLs have a carryover period of 20 taxable years following the year of the loss. Additionally, the Company has U.S. federal research tax credit carryforwards of $10.7 million that begin to expire in 2034. The Company also has state research tax credit carryforwards of $5.6 million that have an indefinite carryforward period.
Section 382 of the Internal Revenue Code (the “Code”) limits the use of net operating losses and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. Utilization of the net operating loss carryforwards are subject to various limitations due to the ownership change limitations provided by Internal Revenue Code (IRC) Section 382 and similar state provisions.

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
Unrecognized Tax Benefits
The following is a tabular reconciliation of the total amounts of unrecognized tax benefits (in thousands):
	Year Ended December 31,
	2019	2018	2017
Unrecognized tax benefits as of the beginning of the year	$2,433	$862	$—
Increases related to prior year tax provisions	383	197	332
Decrease related to prior year tax provisions	(247)	—	—
Increase related to current year tax provisions	2,464	1,374	530
Unrecognized tax benefits as of the end of the year	$5,033	$2,433	$862
Due to the full valuation allowance at December 31, 2019, current adjustments to the unrecognized tax benefit will have no impact on our effective income tax rate. $4.7 million would impact the effective tax rate if adjustments are made after the valuation allowance is released. We do not anticipate any significant change in our uncertain tax positions within 12 months of this reporting date.
The Company’s policy is to recognize interest and penalties associated with uncertain tax benefits as part of the income tax provision and include accrued interest and penalties with the related income tax liability on the Company’s consolidated balance sheets. To date, the Company has not recognized any interest and penalties in its consolidated statements of operations, nor has it accrued for or made payments for interest and penalties. We are subject to income tax in the U.S. and in various states. Due to the history of net operating losses, we are subject to U.S. federal, state and local examinations by tax authorities for all years since incorporation.
17.
RELATED PARTIES

One of the Preferred Stock investors holds more than a 10% interest in the Company and has one seat as a member of the board of directors and another seat as an observer of the board of directors.
In 2018, an executive early exercised their option to purchase 914,634 shares of unvested common stock at a price per share of $1.64 by issuing a promissory note to the Company for a total price of $1.5 million with an interest rate of 2.31% per annum.
The Warrant Commitment and the subsequent Series E Warrants were issued to a counterparty that has an equity interest in the Company and a seat on the Company’s board of directors. The board member has significant influence with respect to the counterparty to the Warrant Commitment. The issuance of the Warrant Commitment and Series E Warrants was in exchange for on-going advisory services that the entity provided to the Company. See Note 15 — Warrants for further information.
During 2019, we acquired OSN. See Note 2 — Business Combination for further information on the acquisition and the pro forma results of operations, reflecting OSN as if it had been acquired January 1, 2018. Prior to the acquisition, OSN conducted business with us as the noncontrolling member of our Title Companies. We paid the member title and due diligence fees in the member’s capacity as a title and escrow agent. Additionally, we paid the member management and administrative service fees, rent, and purchases of fixed assets in the member’s capacity as management and administrative service provider and lessor to the subsidiaries of OD Title Holdings and OD Title Sidecar.
18.
NET LOSS PER SHARE

We use the two-class method to calculate basic net loss per share and apply the more dilutive of the two-class method, treasury stock method or if-converted method to calculate diluted net loss per share. No dividends were declared or paid for the years ended December 31, 2019, 2018 or 2017. Undistributed earnings for each period are allocated to participating securities, including the Preferred Stock, based on the

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. As there is no contractual obligation for the Preferred Stock to share in losses, our basic net loss per share is computed by dividing the net loss attributable to common shareholders by the weighted-average shares of common stock outstanding during periods with undistributed losses.
The following table sets forth the computation of our basic and diluted net loss per share attributable to common shareholders for the years ended December 31, 2019, 2018, and 2017 (in thousands):
	For the Years Ended December 31,
	2019	2018	2017
Basic net loss per share:
Numerator:
Net loss	$(339,170)	$(239,929)	$(84,767)
Minus: Deemed dividend	—	$7,224	—
Minus: Net income attributable to noncontrolling interests	$1,847	$1,362	$62
Net loss attributable to common shareholders – basic	$(341,017)	$(248,515)	$(84,829)
Denominator:
Weighted average shares outstanding – basic and diluted	49,444	48,570	39,930
Basic and diluted net loss per share	$(6.90)	$(5.12)	$(2.12)
Diluted net loss per share:
Numerator:
Net loss	$(339,170)	$(239,929)	$(84,767)
Minus: Deemed dividend	—	$7,224	—
Minus: Net income attributable to noncontrolling interests	$1,847	$1,362	$62
Minus: Gain on liability-classified warrants	$8,132	—	—
Net loss attributable to common shareholders – diluted	$(349,149)	$(248,515)	$(84,829)
Denominator:
Weighted average shares outstanding – basic and diluted	49,444	48,570	39,930
Basic and diluted net loss per share – diluted	$(7.06)	$(5.12)	$(2.12)
There were no preferred dividends declared or accumulated for the period. In determining diluted EPS, the Company adjusted the numerator for fair value adjustments related to its Series D Preferred Warrants; however, the exercise of the warrants results in additional participating securities being issued and the Company assumed such participating securities did not convert into additional common stock as that is the most dilutive settlement assumption.
The Company has presented the Series E Warrants issued-to-date under the Warrant Commitment in the table below. Refer to Note 15 — Warrants for further information on the Warrant Commitment and Series E Warrants. During 2019, the Company issued Convertible Notes for a total of $178.2 million in proceeds. Refer to Note 7 — Credit Facilities and Long-Term Debt for the terms for the Convertible Notes. Additionally, the following securities were not included in the computation of diluted shares outstanding

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
because the effect would be anti-dilutive, or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period (in thousands):
	For the Years Ended December 31,
	2019	2018	2017
Common Stock Warrants	2,084	2,081	853
Series D Preferred Stock Warrants	300	5,620	—
Series E Preferred Stock Warrants	75	—	—
RSUs	14,070	564	—
Options	22,633	27,243	24,897
Unvested Shares from Early Exercise	116	693	1,611
Restricted Shares	2,281	1,851	997
Redeemable convertible preferred stock	194,384	167,841	92,417
Total anti-dilutive securities	235,943	205,893	120,775

19.
COMMITMENTS AND CONTINGENCIES

Purchase Commitments
As of December 31, 2019, we were in contract to purchase 2,639 homes for an aggregate purchase price of $616.1 million.
Legal Matters
From time to time, we may be subject to potential liability relating to the ownership and operations of our properties. Accruals are recorded when the outcome is probable and can be reasonably estimated.
There are various claims and lawsuits arising in the normal course of business pending against us, some of which seek damages and other relief which, if granted, may require future cash expenditures. Management does not believe that it is reasonably possible that the resolution of these matters would result in any liability that would materially affect our consolidated results of operations or financial condition. From time to time we receive inquiries and audit requests from various government agencies and fully cooperate with these requests. We do not have any material pending investigations or enforcement actions.
20.
SUBSEQUENT EVENTS

On January 23, 2020, we entered into a new mezzanine term debt facility, Term Debt Facility 2020 M-1, with $300 million in borrowing capacity, a 10% interest rate and a final maturity date of January 23, 2026.
On March 11, 2020, the World Health Organization characterized the outbreak of a novel strain of coronavirus (COVID-19) as a pandemic. Since that time, this outbreak has spread throughout the United States inclusive of the states in which we have operations. In response to the developments of COVID-19, we significantly reduced our acquisition of property inventory and paused making new offers to purchase homes from customers. We relaunched offers to purchase homes in Phoenix in May and continued to relaunch other markets in the subsequent weeks and months. We resumed operations across all of our markets by the end of August 2020. On April 15, 2020, we announced a workforce reduction of 600 employees. We provided post-employment benefits to impacted employees for a total cost of $11.3 million and incurred $1.1 million of costs related to the exiting of certain non-cancelable leases with no future benefits to the Company.
On April 6, 2020, we amended one of our existing mezzanine term debt facilities, Term Debt Facility 2016-M1, to decrease borrowing capacity by $151 million.

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
On June 1, 2020, we amended one of our existing senior revolving credit facilities, Revolving Facility 2018-3, to decrease the borrowing capacity by $100 million and extend the final maturity date to June 1, 2023.
On July 10, 2020 we amended one of our existing senior revolving credit facilities, Revolving Facility 2018-1, to extend the final maturity date to May 10, 2021.
On September 4, 2020, we amended one of our existing senior revolving credit facilities, Revolving Facility 2018-2, to extend the final maturity date to October 2, 2020 and on September 24, 2020, we extended the final maturity date to December 23, 2022.
On September 15, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Social Capital Hedosophia Corp. II (“SCH”) and Hestia Merger Sub Inc. (“Merger Sub”), a direct wholly owned subsidiary of SCH. Pursuant to the Merger Agreement, and subject to the approval of SCH’s shareholders and the Company’s shareholders, all of the equity interests in Opendoor will be converted into the right to receive 500 million shares of common stock of SCH. Upon consummation of the merger, Merger Sub will merge with and into Opendoor, the separate corporate existence of Merger Sub will cease and Opendoor will be the surviving corporation and a wholly owned subsidiary of SCH (the “Merger”). SCH shall immediately be renamed Opendoor Technologies Inc. The consummation of the Merger is subject to the satisfaction or waiver of certain closing conditions contained in the Merger Agreement.
As part of the Merger, Opendoor options will be converted into options to acquire shares of Opendoor Technologies Inc. Opendoor warrants exercisable prior to close of the Merger, will be converted into shares of Opendoor common stock prior to or concurrent with closing of the Merger and thereafter, exchanged for shares in Opendoor Technologies Inc. Any Opendoor warrants not exercised or exercisable at closing of the Transaction will be cancelled.
On September 14, 2020, the Company entered into a Convertible Notes Exchange Agreement (the “Exchange Agreement”) with the Convertible Note holders. Under the terms of the Exchange Agreement, the Convertible Note holders received rights to 13.3 million shares of the Company’s common stock (“Issuer Stock Rights”) upon the earlier of (i) immediately prior to the consummation of the Merger and (ii) March 13, 2021. The Issuer Stock Rights are received in full satisfaction of the outstanding principal and accrued interest on the Convertible Notes and such notes have been cancelled and of no further force or effect.
On January 6, 2020, the Company entered into an employment letter agreement with an executive, including an anticipated grant of 9,202,707 RSUs to the executive upon a listing event. The RSUs would vest upon the achievement of share price milestones and the executive’s continued employment. In August and September 2020, the Company’s board of directors and the majority of the Company’s preferred shareholders, respectively, approved an amendment and restatement of the letter agreement to clarify certain details regarding the terms of the anticipated grant. Under the amended and restated letter agreement, a listing event occurs if an initial public offering, direct listing of the Company’s common stock, or a merger with a special purpose acquisition company occurs before December 31, 2024.
In August and September 2020, the Company’s board of directors and the majority of the Company’s preferred shareholders, respectively, approved a grant of 2,160,000 RSUs to an executive. The RSUs, once granted, vest upon a four-year service-based requirement and a performance condition. The performance condition is met by the completion of a Company Listing Event.
On September 25, 2020, we amended one of our existing senior revolving credit facilities, Revolving Facility 2019-1, to extend the final maturity date to March 4, 2022.
On September 25, 2020, we amended one of our existing senior revolving credit facilities, Revolving Facility 2019-3, to increase borrowing capacity by $100 million and extend the final maturity date to August 21, 2023.

Opendoor Labs Inc.
Notes to Consolidated Financial Statements
As a result of the amendments and other events subsequent to December 31, 2019, borrowing capacity under our non-recourse asset-backed financing facilities has increased by $28 million, from $3,380 million at December 31, 2019 to $3,408 million, of which $1,948 million is fully committed. Through August 31, 2020, the Company’s senior revolving credit facilities had a weighted average interest rate of 3.68%.
On September 25, 2020, we exercised an option to early terminate the San Francisco headquarters lease, effective September 30, 2021. In exercising our early termination option, we incurred and paid $5.2 million in early termination fees. We are contractually obligated to pay rent through the remaining amended lease term in the amount of $10.5 million.
******

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.
Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of common stock and warrants being registered hereby.
Securities and Exchange Commission registration fee	$1,129,651.06
Accounting fees and expenses	$165,000
Legal fees and expenses	$200,000
Financial printing and miscellaneous expenses	$10,000
Total	$1,504,651.06

Item 14.
Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Additionally, our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Item 15.
Recent Sales of Unregistered Securities.

Since January 1, 2018, we have made sales of the following unregistered securities:
•
On April 27, 2020, we issued 6,133,333 private placement warrants to our Sponsor concurrently with the closing of our IPO; and

•
On December 18, 2020, we issued 60,005,000 shares of common stock to certain qualified institutional buyers and accredited investors that agreed to purchase such shares in connection with the Business Combination for aggregate consideration of $600,050,000.

We issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(a)(2) thereof.
Item 16.
Exhibits and Financial Statement Schedules.

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.
Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of September 15, 2020, by and among Social Capital Hedosophia Corp. II, Hestia Merger SubInc. and Opendoor Labs Inc. (incorporated by reference to Exhibit 2.1 to Amendment No. 1 to the Current Report on Form 8-K filed September 17, 2020).
3.2	Certificate of Incorporation of Opendoor Technologies Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed December 18, 2020).
3.3	By-Laws of Opendoor Technologies Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed December 18, 2020).
4.4	Warrant Agreement, dated April 27, 2020, between Social Capital Hedosophia Holdings
Corp. II. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed April 30, 2020).

Exhibit No.	Description
4.5	Specimen Common Stock Certificate of Opendoor Technologies Inc. (incorporated by reference to Exhibit 4.5 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-249302) filed November 6, 2020).
5.1	Opinion of Latham & Watkins LLP.
10.1	Sponsor Support Agreement, dated September 15, 2020, by and among SCH Sponsor II LLC, the Registrant, each officer and director of the Registrant and Opendoor Labs Inc. (incorporated by reference to Exhibit 10.2 to Amendment No. 1 to the Current Report on Form 8-K filed September 17, 2020).
10.2	Opendoor Holders Support Agreement, dated September 15, 2020, by and among the
Registrant, Opendoor Labs Inc. and certain stockholders of Opendoor Labs Inc. (incorporated by reference to Exhibit 10.3 to Amendment No. 1 to the Current Report on Form 8-Kfiled
September 17, 2020).
10.3	Form of Subscription Agreement, by and between the Registrant and the undersigned subscriber party thereto. (incorporated byreference to Exhibit 10.1 to Amendment No. 1 to the
Current Report on Form 8-K filed September 17, 2020).
10.4	Amended and Restated Registration Rights Agreement, by and among Opendoor Technologies Inc., SCH Sponsor II LLC, certain former stockholders of Opendoor Labs Inc., Cipora Herman, David Spillane and ChaChaCha SPAC B, LLC, Hedosophia Group Limited and 010118 Management, L.P. (incorporated by reference to Exhibit 10.14 to the Current Report on Form 8-K filed December 18, 2020).
10.5	Convertible Notes Exchange Agreement, dated as of September 14, 2020, by and among Opendoor Labs Inc. and the holders party thereto (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-4 (File No. 333-249302) filed October 5, 2020).
10.6	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed December 18, 2020).
10.7	Opendoor Labs Inc. 2014 Stock Plan (as amended) (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-4 (File No. 333-249302) filed October 5, 2020).
10.8	Form of Notice of Restricted Stock Unit Grant and RSU Terms and Conditions Under 2014 Stock Plan (incorporated by reference toExhibit 10.19 to the Registration Statement on Form S-4 (File No. 333-249302) filed October 5, 2020).
10.9	Form of Notice of Stock Option Grant and Stock Option Agreement under 2014 Stock Plan
(incorporated by reference to Exhibit 10.20 to Amendment No. 3 to the Registration Statement
on Form S-4 (File No. 333-249302) filed November 27, 2020).
10.10	Opendoor Technologies Inc. 2020 Incentive Award Plan (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed December 18, 2020).
10.11	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement Under 2020
Incentive Award Plan (incorporated by reference to Exhibit 10.3(a) to the Current Report on
Form 8-K filed December 18, 2020).
10.12	Opendoor Technologies Inc. 2020 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed December 18, 2020).
10.13	Amended and Restated Continued Employment Letter Agreement, dated as of September 14, 2020, by and between Opendoor Labs Inc. and Eric Wu (incorporated by reference to Exhibit 10.24 to Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-249302) filed November 27, 2020).
10.14	Offer Letter Agreement, dated as of July 22, 2019, by and between Opendoor Labs Inc. and Tom Willerer (as amended September 1,2020) (incorporated by reference to Exhibit 10.25 to Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-249302) filed November 27, 2020).

Exhibit No.	Description
10.15	Amendment to Offer Letter Agreement, entered into as of July 22, 2019, by and between Opendoor Labs Inc. and Tom Willerer, dated as of September 1, 2020 (incorporated by reference to Exhibit 10.26 to Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-249302) filed November 27, 2020).
10.16	Offer Letter Agreement, dated as of September 18, 2019, by and between Opendoor Labs Inc. and Julie Todaro (incorporated byreference to Exhibit 10.27 to Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-249302) filed November 27,2020).
10.17	Offer Letter Agreement, dated as of April 13, 2014, by and between Opendoor Labs Inc. and Ian Wong (as amended September 1, 2020) (incorporated by reference to Exhibit 10.28 to Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-249302) filed November 27, 2020).
10.18	Amendment to Offer Letter Agreement, entered into as of April 13, 2014, by and between Opendoor Labs Inc. and Ian Wong, dated as of September 1, 2020 (incorporated by reference to Exhibit 10.29 to Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-249302) filed November 27, 2020).
10.19	Offer Letter Agreement, dated as of July 10, 2017, by and between Opendoor Labs Inc. and Gautam Gupta (incorporated by reference to Exhibit 10.30 to Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-249302) filed November 27, 2020).
10.20	Offer Letter Agreement, dated as of January 9, 2017, by and between Opendoor Labs Inc. and Jason Child (incorporated by reference to Exhibit 10.31 to Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-249302) filed November 27, 2020).
10.21	Offer Letter Agreement, dated as of September 3, 2020, by and between Opendoor Labs Inc. and Carrie Wheeler (incorporated by reference to Exhibit 10.32 to Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-249302) filed November 27,2020).
10.22	Offer Letter Agreement, dated as of October 22, 2020, by and between Opendoor Labs Inc. and Andrew Low Ah Kee (incorporated byreference to Exhibit 10.12 to the registrant’s Form 8-K filed with the SEC on December 18, 2020).
10.23	Opendoor Technologies Inc. Non-Employee Director Compensation Policy (incorporated by reference to Exhibit 10.13 to the registrant’s Form 8-K filed with the SEC on December 18, 2020).
21.1	List of subsidiaries of Opendoor Technologies Inc. (incorporated by reference to Exhibit 21.1 to the registrant’s Form 8-K filed with the SEC on December 18, 2020).
23.1	Consent of Marcum LLP.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Latham & Watkins LLP (included as part of Exhibit 5.1).
24.1	Power of Attorney (included on signature page of the initial filing of this Registration Statement).
101.INS	XBRL Instance Document.
101.SCH	XBRL Taxonomy Extension Schema Document.
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

†
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 17.
Undertakings.

The undersigned registrant hereby undertakes:
(1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;
(2)   that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(4)   that, for the purpose of determining liability under the Securities Act to any purchaser:
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided,however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and
(5)   that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(a)   any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(b)   any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and
(d)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on December 30, 2020.
Opendoor Technologies Inc.
By:	/s/ Carrie Wheeler
	Name:	Carrie Wheeler
	Title:	Chief Financial Officer
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on December 30, 2020.
Signature	Title
* Eric Wu	Director and Chief Executive Officer (Principal Executive Officer)
/s/ Carrie Wheeler Carrie Wheeler	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* Adam Bain	Director
* Cipora Herman	Director
* Pueo Keffer	Director
* Glenn Solomon	Director
* Jason Kilar	Director
* Jonathan Jaffe	Director
By /s/ Carrie Wheeler Carrie Wheeler Attorney-in-fact